As filed with the U.S. Securities and Exchange Commission on November 15, 2024

Registration No. 333-[●]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

TRILLER GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	6282	33-1473901
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

7119 West Sunset Boulevard, Suite 782

Los Angeles, CA
310-893-5090
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Wing-Fai Ng

7119 West Sunset Boulevard, Suite 782

Los Angeles, CA

310-893-5090
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place, Central Hong Kong, SAR Telephone: (310) 728-5129	Ng Wing Fai Shu Pei Huang 7119 West Sunset Boulevard, Suite 782 Los Angeles, CA Telephone: 310-893-5090

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2024

TRILLER GROUP INC.

34,741,701 shares of common stock

This prospectus relates to the offer and sale from time to time by the selling securityholder named in this prospectus (the “Selling Securityholder”), or their permitted transferees, of up to 34,741,701 shares of common stock, $0.001 par value (“ILLR Shares” or “common stock”), of Triller Group Inc. (“our,” “we,” “us,” “ILLR,” the “Company” or the “Group”) (formerly AGBA Group Holding Limited (“AGBA”)), consisting of (i) up to 33,510, 000ILLR Shares issuable upon conversion of the convertible promissory notes in the principal amount up to $33.51 million issued to YA II PN, LTD, a Cayman Islands exempt limited partnership (“Yorkville”) and (ii) 1,431,561 ILLR Shares issuable upon exercise of the common warrant (the “Warrant”) issued to Yorkville on June 28, 2024. The ILLR Shares to which this prospectus relates have been or may be issued by us to the Selling Securityholder pursuant to an amended and restated standby equity purchase agreement, as amended on April 15, 2024, entered by and among AGBA, Triller Corp. (“Triller Corp.” or “Triller”), and the Selling Securityholder (the “A&R SEPA”) which was further amended and restated on June 28, 2024 (the “Second A&R SEPA”), from time to time after the date of this prospectus, upon the terms and subject to the conditions set forth in the Second A&R SEPA. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Stock by the Selling Securityholder. However, we may receive up to $500,000,000 aggregate gross proceeds from sales of Common Stock that we may elect to make to the Selling Securityholder pursuant to the Second A&R SEPA after the date of this prospectus. See “The Standby Equity Purchase Agreement” on page 147 of this prospectus for a description of the Second A&R SEPA and “Selling Securityholder” on page 149 of this prospectus for additional information regarding the Selling Securityholder.

The Selling Securityholder may sell or otherwise dispose of the Common Stock described in this prospectus in a number of different ways and at varying prices. The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of shares of our Common Stock by the Selling Securityholder and any discounts, commissions, or concessions received by the Selling Securityholder are deemed to be underwriting discounts and commissions under the Securities Act. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. We will pay the expenses incurred in registering under the Securities Act the offer and sale of the shares of Common Stock to which this prospectus relates by the Selling Securityholder, including our legal and accounting fees. See the sections “About this Prospectus” on page v and “Plan of Distribution” on page 150 of this prospectus for more information. No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our securities.

We are not a Hong Kong operating company; we are a British Virgin Islands holding company with operations conducted by our subsidiaries located in Hong Kong. Our business is centered in Hong Kong and does not have any operations in mainland China. Relevant organs of the PRC government have made recent statements or recently taken regulatory actions related to data security, anti-monopoly, and overseas listings of mainland China businesses. For example, in addition to the PRC Data Security Law and the Measures for Cybersecurity Review issued by the Cyberspace Administration of China which became effective on February 15, 2022 (the “Measures”), relevant PRC government agencies have recently taken anti-trust enforcement actions against certain mainland China-based businesses. The management of the Company understands that such enforcement actions were taken pursuant to the PRC Anti-Monopoly Law which applies to monopolistic activities in domestic economic activities in mainland China and monopolistic activities outside mainland China which eliminate or restrict market competition in mainland China. On February 17, 2023, the China Securities Regulatory Commission, or CSRC, released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, which came into effect on March 31, 2023. As a supplement to the Overseas Listing Trial Measures, on February 24, 2023, the CSRC, together with other authorities, jointly revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing, collectively with the Overseas Listing Trial Measures, the Overseas Listing Regulations, which came into effect on March 31, 2023. The Overseas Listing Regulations require that a PRC domestic enterprise seeking to issue and list its shares overseas shall complete the filing procedures with the CSRC, failing which we may be fined between RMB 1 million and RMB 10 million. Such overseas securities issuance and listing include direct and indirect issuance and listing. Where an enterprise, whose principal business activities are conducted in China, seeks to issue and list its shares in the name of an overseas entity, such practice is deemed as an indirect overseas issuance and listing in the meaning of the Overseas Listing Regulations.

While the Company currently does not have any operations in mainland China, there is no guarantee that the recent statements or regulatory actions by the relevant organs of the PRC government, including statements relating to the PRC Data Security Law, the PRC Personal Information Protection Law, Overseas Listing Regulations and VIEs as well as the anti-monopoly enforcement actions, will continue not to apply to the Company. Should such statements or regulatory actions apply to companies such as the Company or its subsidiaries in the future, it could have a material adverse impact on the business, financial condition, results of operations, and prospects of the Company, its ability to accept foreign investments, and its ability to offer or continue to offer securities to investors on a U.S. or other international securities exchange, any of which may, in turn, cause the value of the Company’s securities to significantly decline or become worthless.

Pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which shall be confined to laws relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong). Notwithstanding the foregoing, the PRC legal system is evolving rapidly, and PRC laws, regulations, and rules may change quickly with little advance notice. As many of these laws, rules, and regulations are relatively new, and because of the limited number of published decisions and the non-precedential nature of these decisions, the interpretation of these laws, rules, and regulations may be inconsistent and they may be subject to inconsistent enforcement. The PRC government has exercised and continues to exercise substantial control over many sectors of the PRC economy, including through regulation and/or state ownership. PRC government actions have had, and may continue to have, a significant effect on economic conditions in the PRC and also on the businesses which are subject to them. If certain PRC laws and regulations were to apply to the Company or its subsidiaries in the future, the application of such laws and regulations may have a material adverse impact on the business, financial condition, results of operations, and prospects of the Company, which, in turn, may cause the value of the Company’s securities to significantly decline or become worthless. For example, if the PRC Data Security Law were to apply to the Company’s Hong Kong-based businesses, the Company could become subject to data security and privacy obligations, including the need to conduct a national security review of data activities that may affect the national security of the PRC, and could be prohibited from providing data stored in Hong Kong to foreign judicial or law enforcement agencies without approval from relevant PRC regulatory authorities. Compliance with such or similar requirements could have a chilling effect on the business, financial condition and results of operations of the Company Therefore, without relying on a PRC counsel, the management of the Company believes that it and/or its subsidiaries are not required to obtain from Chinese authorities, including the CSRC and the Cyberspace Administration of China, to operate their business and to offer the securities being registered to foreign investors.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted into U.S. law on December 18, 2020. The HFCA Act states that if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the Public Company Accounting Oversight Board of the United States (the “PCAOB”) for three consecutive years beginning in 2021 (which in 2022 was reduced to two consecutive years by AHFCAA as further described below), the SEC shall prohibit its securities from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. On December 16, 2021, the United States Public Company Accounting Oversight Board, or PCAOB, issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong. Our auditor, WWC, P.C., headquartered in California, U.S.A., is an independent registered public accounting firm with the PCAOB and has been inspected by the PCAOB on a regular basis. The PCAOB currently has access to inspect the working papers of our auditor. Our auditor is not headquartered in China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. It is possible that the PCAOB may reassess its determinations in the future, and it could determine that it is still unable to inspect or investigate completely registered public accounting firms in mainland China and Hong Kong. On December 23, 2022 the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”) was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two. Whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed, without having to wait another year to reassess its determinations. In the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the determination so that we are subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act.

We are an “emerging growth company” under applicable federal securities laws and are subject to reduced public company reporting requirements.

Investing in our ordinary shares involves risks, including those set forth in the “Risk Factors” section of this prospectus beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November [__], 2024

i

INTRODUCTORY NOTE AND FREQUENTLY USED TERMS

Triller Group Inc. (“ILLR”, “Triller Group”, or the “Company”) (formerly AGBA Group Holding Limited (“AGBA”)) was incorporated in the State of Delaware on October 15, 2024, so as to redomicile AGBA’s legal jurisdiction from British Virgin Islands to the State of Delaware.

On October 15, 2024, the Company consummated the merger transaction (the “Merger”) with Triller Corp., a Delaware corporation (“Triller Corp.” or “Triller”), pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of August 30, 2024, as amended (the “Merger Agreement”), by and between AGBA, its wholly owned subsidiary AGBA Social Inc. (“Merger Sub”), Triller Corp. and Bobby Sarnevesht, as sole representative of the Triller Corp. stockholders.

The Company, through its subsidiaries, currently operates a wealth and health platform, and offers a wide range of financial service and products, covering life insurance, pensions, property-casualty insurance, stock brokerage, mutual funds and lending businesses in Hong Kong, which we refer as “AGBA Legacy Group.” ILLR is also engaged in financial technology business and financial investments, managing an ensemble of fintech investments and healthcare investment and operating a health and wealth management platform with a broad spectrum of services and value-added information in health, insurance, investments and social sharing.

Triller Corp. is a next generation, AI-powered, social media and live-streaming event platform for creators, pairing music culture with sports, fashion, entertainment, and influencers through a 360-degree view of content and technology, Triller Corp. uses proprietary AI technology to push and track content virally to affiliated and non-affiliated sites and networks, enabling them to reach millions of additional users. service. As of the closing of the Merger, Triller Corp. operates in this capacity as a wholly owned subsidiary of the Company.

Unless otherwise stated in this registration statement or unless the context requires otherwise, references in this registration statement to:

●	“Amended and Restated SEPA” means the Amended and Restated Standby Equity Purchase Agreement dated as of April 25, 2024, entered by Yorkville, AGBA, and Triller Corp.;

●	“B2B” means TAG International Limited, a BVI business company and wholly-owned subsidiary of the Company;

●	“B2BSub” means TAG Asset Partners Limited, a BVI business company and wholly-owned subsidiary of B2B;

●	“BVI” means the British Virgin Islands;

●	“BVI Companies Law” means the BVI Business Companies Act, 2004 (as amended from time to time);

●	“China,” “mainland China,” or the “PRC” means the People’s Republic of China;

●	“Convertible Notes” means the convertible notes issued to YA II PN, LTD, a Cayman Islands exempt limited partnership, pursuant to the Amended and Restated Standby Equity Purchase Agreement and the Second Amended and Restated SEPA;

●	“Convoy Global” means Convoy Global Holdings Limited, TAG’s ultimate parent company;

●	“COVID-19” means the novel coronavirus, SARS-CoV-2;

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

●	“fintech” means financial services technology;

●	“Fintech” means TAG Asia Capital Holdings Limited;

●	“Greater Bay Area” or “GBA” means the geographic region comprising Macau, Guangzhou, Shenzhen, and the surrounding area;

●	“HKCC” means Hong Kong Credit Corporation Limited;

●	“HKSub” means OnePlatform International Limited, a Hong Kong company and wholly-owned subsidiary of B2BSub;

●	“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“Hong Kong Dollars” or “HK$” means the lawful currency of Hong Kong;

●	“IPO” means the initial public offering of AGBA Acquisition Limited, completed on May 16, 2019;

●	“Legacy Group” means Convoy Global Holdings Limited and its subsidiaries and affiliates, which do not include AGBA or any of its subsidiaries, B2B, B2BSub, and HKSub;

●	“Nasdaq” means the Nasdaq Capital Market;

●	“OIP” means OnePlatform International Property Limited;

●	“OPH” means, as the context requires, OnePlatform Holdings Limited prior to the OPH Merger, and, B2B following the OPH Merger;

●	“OPH Merger” means the merger of OPH with and into HKSub, with HKSub as the surviving entity, which completed on August 11, 2022;

●	“PCAOB” means the Public Company Accounting Oversight Board of the United States;

●	“Private Placement Units” means private units held by the Sponsor, which were acquired by the Sponsor at the consummation of the IPO;

●	“Private Warrants” means warrants sold as part of the Private Placement Units at the consummation of the IPO;

●	“Public Warrants” means public warrants of the Company trading on Nasdaq;

●	“SEC” or “Securities and Exchange Commission” means the Securities and Exchange Commission of the United States;

●	“Second Amended and Restated SEPA” means the Second Amended and Restated Standby Equity Purchase Agreement dated as of June 28, 2024, entered by Yorkville, AGBA, and Triller Corp.;

●	“Securities Act” means the Securities Act of 1933, as amended;

●	“Sponsor” means AGBA Holding Limited;

●	“TAG” means TAG Holdings Limited;

●	“TAG Business” means, B2B and Fintech together, in each case including each such entity’s respective subsidiaries;

●	“ILLR Shares” means the common stock of the Company, US$0.001 par value per share;

●	“Transfer Agent” or “Continental” means Continental Stock Transfer & Trust Company;

●	“U.S. Dollars,” “USD,” and “US$” means the legal currency of the United States;

●	“U.S. GAAP” means the accounting principles generally accepted in the United States; and

●	“Yorkville” means YA II PN, LTD, a Cayman Islands exempt limited partnership.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on the expectations and beliefs of our management in light of historical results and trends, current conditions and potential future developments, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from forward-looking statements. These forward-looking statements include statements about our future performance and opportunities; benefits of the Business Combination; statements of the plans, strategies and objectives of management for future operations; and statements regarding future economic conditions or performance. Forward-looking statements may contain words such as “will be,” “will,” “expect,” “anticipate,” “continue,” “project,” “believe,” “plan,” “could,” “estimate,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “pursue,” “should,” “target” or similar expressions, and include the assumptions that underlie such statements.

The forward-looking statements are based on the current expectations of our management as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by us and the following:

●	expectations regarding our strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and our ability to invest in growth initiatives and pursue acquisition opportunities;

●	the outcome of any legal proceedings that may be instituted against us;

●	the risk that recent acquisitions or any proposed transactions disrupt our current plans and/or operations, including the risk that we do not complete any such proposed transactions or achieve the expected benefit from them;

●	the ability to recognize the anticipated benefits of recent acquisitions or any proposed transaction, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, and retain key employees;

●	costs related to being a public company, acquisitions, commercial collaborations and proposed transactions;

●	limited liquidity and trading of our common stock;

●	geopolitical risk and changes in applicable laws or regulations;

●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors;

●	risks relating to the uncertainty of our projected financial information;

●	risks related to the organic and inorganic growth of our business and the timing of expected business milestones;

●	risk that the COVID-19 pandemic, and local, state, federal and international responses to addressing the pandemic may have an adverse effect on our business operations, as well as our financial condition and results of operations;

●	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on our resources; and

●	the inability to maintain the listing of our common stock on Nasdaq.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning our business or other matters addressed in this prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholder may sell up to 34,741,701 ILLR Shares including (i) up to 33,510,000 ILLR Shares issuable upon conversion of the convertible promissory notes in the principal amount up to $33.51 million issued to YA II PN, LTD, a Cayman Islands exempt limited partnership (“Yorkville”) and (ii) 1,431,561 ILLR Shares issuable upon exercise of the common warrant (the “Warrant”) issued to Yorkville on June 28, 2024. We will not receive any proceeds from the sale of ILLR Shares by the Selling Securityholder.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any of the ILLR Shares, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

Neither we, nor the Selling Securityholder, has authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholder takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholder will not make an offer to sell the ILLR Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, is accurate only as of the date on the respective cover thereof. Our business, prospects, financial condition or results of operations may have changed since those dates. This prospectus contains, and any prospectus supplement or post-effective amendment may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable. Accordingly, investors should not place undue reliance on this information.

v

INDUSTRY AND MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in ILLR Shares and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in ILLR Shares, you should read the entire prospectus carefully, including “Risk Factors” and the financial statements of Triller Group and related notes thereto included elsewhere in this prospectus.

Our Company

Through TAG International Limited and TAG Asia Capital Limited, we currently operate in market-leading businesses: our Platform Business, Distribution Business, Healthcare Business, and Fintech Business.

Since 2019, we have implemented a strategy to expand and upgrade our long-standing broker-dealer business into a platform business and a distribution business. Today, we offer unique product and service offerings:

●	B2B: tech-enabled broker management platform for advisors (“Platform Business”); and

●	B2C: market leading portfolio of wealth and health products (“Distribution Business”).

We also have a market leadership in our healthcare business through our 4% stake in and a strategic partnership with HCMPS. It is one of the most reputed healthcare brands in Hong Kong. It has four self-operated medical centres and a network of over 700 healthcare service providers.

In addition, we are an established operator and successful investor in the finTech industry. We have carefully built out investment positions in FinTech, WealthTech and HealthTech businesses, applying lessons learned from our own distribution, platform and healthcare businesses.

Through our wholly owned subsidiary Triller Corp., we operate as a global, artificial intelligence (“AI”) powered technology platform (“Technology Platform”) that serves a broad constituency of Creators and Brands around the world. “Creators” include influencers, artists, athletes, other individuals and public figures that utilize or have utilized our Technology Platform to create and publish content. Numerous famous Creators use our Technology Platform, including influencers like Charli D’Amelio and Bryce Hall and music artists like The Weeknd. “Brands” are companies, products or product lines which are active on our Technology Platform and utilize or have utilized one or more of our products or services offered through our Technology Platform (“Direct Brands”), or companies, products or product lines whose associated data we track, report on and make available to our clients as part of one or more of our product offerings (“Tracked Brands,” and collectively with Direct Brands, “Brands”). Brands that have utilized or continue to utilize our platform include McDonalds, Pepsi, Walmart, L’Oréal, Puma, Charmin and Major League Baseball.

Alongside the Triller app (see “Triller’s Business – The Triller App”), Triller has dramatically expanded its portfolio of offerings through organic growth and strategic acquisitions becoming a diversified Technology Platform for the creation, distribution, measurement and monetization of digital, live and virtual content. It also produces content under its own and third-party Brands, including trendsetting music, sports, lifestyle, fashion and entertainment media that creates cultural moments, attracts users to Triller’s offerings and drives social interaction that serves as a cultural wellspring across digital society.

History

On November 14, 2022, AGBA Acquisition Limited, or AAL, a British Virgin Islands’ company and a special purpose acquisition company, consummated a series of transactions contemplated by the Business Combination Agreement (the “Business Combination Agreement”) entered by by and among AAL, AGBA Merger Sub I Limited, AGBA Merger Sub II Limited, TAG International Limited, TAG Asset Partners Limited, OnePlatform International Limited, OnePlatform Holdings Limited, TAG Asia Capital Holdings Limited, and TAG Holdings Limited (“TAG”) (the “Business Combination”).

Upon the closing of Business Combination: (i) AAL became, through an acquisition merger, the 100% owner of the issued and outstanding securities of each of TAG International Limited, TAG Asia Capital Holdings Limited, and their collective subsidiaries; (ii) the governing documents of AAL were amended and restated, becoming the Fifth Amended and Restated Memorandum and Articles of Association; (iii) the number of AAL’s authorized ordinary shares was increased from 100 million to 200 million, and (iv) AAL’s name changed from “AGBA Acquisition Limited” to “AGBA Group Inc.”

Triller Group Inc. (“ILLR”, “Triller Group”, or the “Company”) (formerly AGBA Group Holding Limited (“AGBA”)) was incorporated in the State of Delaware on October 15, 2024, so as to redomicile AGBA’s legal jurisdiction from British Virgin Islands to the State of Delaware.

On October 15, 2024, the Company consummated the merger transaction with Triller Corp., a Delaware corporation (“Triller Corp.” or “Triller”), pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of August 30, 2024, as amended (the “Merger Agreement”), by and between AGBA, its wholly owned subsidiary AGBA Social Inc. (“Merger Sub”), Triller Corp. and Bobby Sarnevesht, as sole representative of the Triller Corp. stockholders.

Current Operations

We currently operate five major businesses:

1.	Platform Business: we operate as a “financial supermarket” offering over 1,800 financial products to a large universe of retail and corporate customers.

2.	Distribution Business: our powerful financial advisor business is the largest in the market, it engages in the personal financial advisory business (including advising and sales of a full range of financial services products including long-term life insurance, savings and mortgages), with additional internal and external channels being developed and added.

3.	Healthcare Business: through our 4% stake in and a strategic partnership with HCMPS, operating as one of the largest healthcare management organizations in the Hong Kong and Macau region, with over 800 doctors in its network. Established in 1979, it is one of the most reputed healthcare brands in Hong Kong.

4.	Fintech Business: we have an ensemble of leading fintech assets and businesses in Europe and Hong Kong. In addition to financial gains, we also derive substantial knowledge transfers from our investee companies, supporting our development and growth of new business models.

5.	Triller AI Business: we are a global, artificial intelligence (“AI”) powered technology platform (“Technology Platform”) that serves a broad constituency of Creators and Brands around the world.

Permission or Approval from the PRC Government

We are not a Hong Kong operating company; we are a Delaware holding company with certain operations conducted by our subsidiaries located in Hong Kong. Certain of our business is centered in Hong Kong and does not have any operations in mainland China. Relevant organs of the PRC government have made recent statements or recently taken regulatory actions related to data security, anti-monopoly, and overseas listings of mainland China businesses. For example, in addition to the PRC Data Security Law and the Measures for Cybersecurity Review issued by the Cyberspace Administration of China which became effective on February 15, 2022 (the “Measures”), relevant PRC government agencies have recently taken anti-trust enforcement action against certain mainland China-based businesses. The management of the Company understands that such enforcement action was taken pursuant to the PRC Anti-Monopoly Law which applies to monopolistic activities in domestic economic activities in mainland China and monopolistic activities outside mainland China which eliminate or restrict market competition in mainland China. On February 17, 2023, the China Securities Regulatory Commission, or CSRC, released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, which came into effect on March 31, 2023. As a supplement to the Overseas Listing Trial Measures, on February 24, 2023, the CSRC, together with other authorities, jointly revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing, collectively with the Overseas Listing Trial Measures, the Overseas Listing Regulations, which came into effect on March 31, 2023. The Overseas Listing Regulations require that a PRC domestic enterprise seeking to issue and list its shares overseas shall complete the filing procedures with the CSRC, failing which we may be fined between RMB 1 million and RMB 10 million. Such overseas securities issuance and listing include direct and indirect issuance and listing. Where an enterprise, whose principal business activities are conducted in China, seeks to issue and list its shares in the name of an overseas entity, such practice is deemed as an indirect overseas issuance and listing in the meaning of the Overseas Listing Regulations.

While the Company currently does not have any operations in mainland China, there is no guarantee that the recent statements or regulatory actions by the relevant organs of the PRC government, including statements relating to the PRC Data Security Law, the PRC Personal Information Protection Law, Overseas Listing Regulations and VIEs as well as the anti-monopoly enforcement actions, will continue not to apply to the Company. Should such statements or regulatory actions apply to companies such as the Company or its subsidiaries in the future, it could have a material adverse impact on the business, financial condition, results of operations, and prospects of the Company, its ability to accept foreign investments, and its ability to offer or continue to offer securities to investors on a U.S. or other international securities exchange, any of which may, in turn, cause the value of the Company’s securities to significantly decline or become worthless.

Pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which shall be confined to laws relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong). Notwithstanding the foregoing, the PRC legal system is evolving rapidly, and PRC laws, regulations, and rules may change quickly with little advance notice. As many of these laws, rules, and regulations are relatively new, and because of the limited number of published decisions and the non-precedential nature of these decisions, the interpretation of these laws, rules, and regulations may be inconsistent and they may be subject to inconsistent enforcement. The PRC government has exercised and continues to exercise substantial control over many sectors of the PRC economy, including through regulation and/or state ownership. PRC government actions have had, and may continue to have, a significant effect on economic conditions in the PRC and also on the businesses which are subject to them. If certain PRC laws and regulations were to apply to the Company or its subsidiaries in the future, the application of such laws and regulations may have a material adverse impact on the business, financial condition, results of operations, and prospects of the Company, which, in turn, may cause the value of its securities to significantly decline or become worthless. For example, if the PRC Data Security Law were to apply to the Company’s Hong Kong-based businesses, the Company could become subject to data security and privacy obligations, including the need to conduct a national security review of data activities that may affect the national security of the PRC, and could be prohibited from providing data stored in Hong Kong to foreign judicial or law enforcement agencies without approval from relevant PRC regulatory authorities. Compliance with such or similar requirements could have a chilling effect on the business, financial condition and results of operations of the Company. Therefore, without relying on a PRC counsel, the management of the Company believes that it and/or its subsidiaries are not required to obtain from Chinese authorities, including the CSRC and the Cyberspace Administration of China, to operate their business and to offer the securities being registered to foreign investors.

Our Strategic Growth Plans

For the business of AGBA Legacy Group:

●	Overall Market Opportunities in the Greater Bay Area

●	Cross-Border Wealth Management Connect

●	Future expansion plan to China

●	Strategic Enablers to Capture GBA Opportunities

●	China B2B Partnership for Customer Acquisition

●	Service Centre for Customer and Partner Servicing

●	Creating an Ecosystem Empowered by Fintech

●	Hong Kong’s fintech Landscape

●	The Synergy to be Realized Leveraging on Existing Infrastructure and Partners

For the Triller Business:

●	Leverage Our Technology, Tools and Features to Continue to Attract and Engage Creators, Brands and Users and Build a Robust Ecosystem

●	Expand Our Experiential Offerings in Ways That Create Revenue Opportunities, Build Our Brand and Culture and Fuel Our Ecosystem

●	Invest in Adjacent High Growth Industry Segments

●	Emphasize Strategic Growth Through Mergers and Acquisitions on Our Technology Platform

●	Develop Innovative Marketing, Advertising and Commerce Products

Corporate Information

The following chart illustrates the Company’s stockholder ownership and corporate structure as of the date of this prospectus:

Our principal executive office is located at 7119 West Sunset Boulevard, Suite 782, Los Angeles, CA and our telephone number is 310-893-5090. We maintain a website at https://www.trillercorp.com/. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

Summary Risk Factors

Risk Factors Relating to Future Resales

●	Future sales of ILLR Shares, or the perception of future sales of ILLR Shares, could cause the market price of ILLR Shares to drop significantly, even if Triller’s business is doing well.

●	The Selling Securityholder can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return.

Risk Factors Relating to the Company’s Hong Kong Operations and Proximity to the PRC

●	The business, financial condition, results of operations, and prospects of the Company may be materially and adversely affected if certain laws and regulations of the PRC become applicable to the Company or its subsidiaries. The Company may be subject to the risks and uncertainties associated with the evolving laws and regulations in the PRC, their interpretation and implementation, and the legal and regulatory system in the PRC more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.

●	The PRC government exerts substantial influence, discretion, oversight, and control over the manner in which companies incorporated under the laws of PRC must conduct their business activities. The Company has offices in Hong Kong with no operations in mainland China; however, there can be no guarantee that the PRC government will not seek to intervene or influence the operations of its or its subsidiaries at any time.

●	The securities of the Company may be delisted or prohibited from being traded “over-the-counter” under the Holding Foreign Companies Accountable Act (as amended by the Accelerating Holding Foreign Companies Accountable Act) if the PCAOB were unable to fully inspect the company’s auditor.

●	Although not currently subject, the Company may become subject to the PRC laws and regulations regarding offerings that are conducted overseas and/or foreign investment in China-based issuers, and any failure to comply with applicable laws and obligations could have a material and adverse effect on the business, financial condition, results of operations, and prospects of the Company and may hinder its ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

●	Governments in the jurisdictions in which the Company operates or intends to operate may restrict or control to varying degrees the ability of foreign investors to invest in businesses located or operating in such jurisdictions.

●	The Company is subject to many of the economic and political risks associated with emerging markets, particularly China, due to its operations in Hong Kong. Adverse changes in Hong Kong’s or China’s economic, political, and social conditions as well as government policies could adversely affect the Company’s business and prospects.

●	The Company’s potential expansion of activities in China is subject to various risks.

●	The Company’s financial services revenues are highly dependent on macroeconomic conditions as well as Hong Kong, China, and global market conditions. Disruptions in the global financial markets and economic conditions could adversely affect the Company and its institutional clients and customers.

●	Recent litigation, increased SEC disclosure requirements and negative publicity surrounding China-based companies listed in the United States may result in increased regulatory scrutiny of the Company and negatively impact the trading price of its shares, which could have a material adverse effect upon its business, including its results of operations, financial condition, cash flows, and prospects.

●	Failure to comply with existing or future laws and regulations related to data protection or data security could lead to liabilities, administrative penalties, or other regulatory actions, which could negatively affect the Company’s operating results, business, and prospects.

●	The PRC may prevent the cash maintained by the Company in Hong Kong from leaving, or the PRC could restrict deployment of such cash for the Company’s business purposes or for the payment of dividends.

Risk Factors Relating to the Company’s Business

●	The technologies that the Company uses may contain undetected errors, which could result in customer dissatisfaction, damage to the Company’s reputation, or loss of customers.

●	We rely on our business relationships with product issuers and the success of those product issuers, and the future development depends, in part, on the growth of such product issuers and their continued collaboration.

●	The property agency segment of the Platform Business has historically operated on thin margins, which expose it to risk of non-profitability and recent trends have caused the segment to be loss-making.

●	The Company relies on its business relationships with product issuers and the success of those product issuers, and the Company’s future development depends, in part, on the growth of such product issuers and their continued collaboration with the Company.

●	A number of our business partners are commercial banks and other financial institutions that are highly regulated, and the tightening of laws, regulations, or standards in the financial services industry could harm its business.

●	Significant increases and decreases in the number of transactions by the Company’s clients can have a material negative effect on the Company’s profitability and its ability to efficiently process and settle transactions.

●	We operate in a variety of heavily regulated industries in Hong Kong and globally, which expose its business activities to risks of noncompliance with an increasing body of complex laws and regulations.

●	A number of the Company’s business partners are commercial banks and other financial institutions that are highly regulated, and the tightening of laws, regulations, or standards in the financial services industry could harm its business.

●	Significant increases and decreases in the number of transactions by the Company’s clients can have a material negative effect on the Company’s profitability and its ability to efficiently process and settle transactions.

●	We operate in a competitive and evolving industry; if the Company is unable to compete effectively, it may lose market share.

●	We are subject to evolving regulatory requirements, and failure to comply with these regulations or to adapt to regulatory changes could materially and adversely affect its operations, business, and prospects.

●	We may be adversely affected by the complexity, uncertainties, and changes in regulation of internet-related businesses and companies, and any lack of requisite approvals, licenses, or permits applicable to our business may have a material adverse effect on its business and results of operations.

●	Uncertainties in the interpretation and enforcement of Hong Kong laws and regulations could limit the legal protections available to us and our investors.

●	Triller has a limited operating history and experience fluctuations in its results of operations due to the nature of its business and a number of factors, which makes it difficult to forecast its revenue and evaluate its business and future prospects.

●	Triller has an unproven and evolving business model and the Company cannot provide any assurance that Triller will generate significant revenues or operating profit.

●	Triller has various financial obligations which have come due in the past six months and are coming due over the next twelve months and it may not be able to meet its cash obligations as those amounts come due.

●	The loss of a large customer could have an adverse effect on Triller’s business.

●	Non-compliance with the objective and subjective criteria for the Paycheck Protection Program (“PPP”) loan could have a material adverse effect on Triller’s business.

●	If the Company’s goodwill or intangible assets become impaired, the Company may be required to record an additional significant charge to earnings.

●	Triller is not in compliance with the payment obligations of a significant number of its significant music licensing agreements and agreements with other vendors and counterparties.

●	We may in the future be adversely affected by natural disasters, the physical effects of climate change, and other catastrophic events, and by man-made problems such as geo-political conflicts and events, including acts of war and terrorism, that could disrupt Triller’s business operations and adversely affect Triller’s financial condition and results of operations.

●	Unfavorable macroeconomic conditions, including those caused by inflation or reductions in customers’ spending, could limit Triller’s ability to grow its business and negatively affect its results of operations.

●	Triller’s financial performance in certain quarters and years may fluctuate and may not be indicative of, or comparable to, its financial performance in subsequent financial quarters or years due to economic conditions and operational factors.

●	Triller’s recent acquisitions have caused Triller to grow rapidly, and Triller will need to continue to make changes to operate at its current size and scale. Triller has in the past faced and may in the future face, difficulty in integrating the operations of the businesses acquired in its recent transactions, and Triller may never realize the anticipated benefits and cost synergies from all of these transactions. If Triller is unable to manage its current operations or any future growth effectively, its business could be adversely affected.

●	If the Company acquires, combines with or invests in other businesses, it will face risks inherent in such transactions.

●	Triller is involved in lawsuits and other litigation matters that are expensive and time consuming, and, if resolved adversely, could harm Triller’s business, financial condition, or results of operations.

●	Planned expansion of Triller’s operations into new products, services and technologies, including content categories, is inherently risky and may subject Triller to additional business, legal, financial and competitive risks.

●	Improper or illegal use of Triller’s Technology Platform could seriously harm Triller’s business and reputation.

●	Triller tracks certain performance metrics with internal tools and do not independently verify such metrics. Certain of Triller’s performance metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm Triller’s reputation and negatively affect its business.

●	If Triller’s efforts to attract Creators, users, consumers and Brands are not successful, Triller’s revenues will be adversely affected.

●	Use of social media by Triller’s Creators, Brands and users may materially and adversely affect Triller’s reputation or subject Triller to fines or other penalties.

●	Triller may not be successful in its efforts to further monetize its Technology Platform, which may harm Triller’s business.

●	If Triller is unable to maintain adequate content on its Technology Platform, its business may be harmed.

●	Triller’s success and revenue growth are dependent on adding new Creators, users, consumers and Brands, effectively educating and training Triller’s existing Creators and Brands on how to make full use of Triller’s Technology Platform and increasing usage of Triller’s Technology Platform by Triller’s consumers.

●	Triller generates substantially all of its revenue from Brands. If the content and services provided on Triller’s Technology Platform are not relevant to Brands, fail to attract new Brands or result in a loss of Brands using Triller’s Technology Platform, Triller’s growth may be adversely impacted.

Risk Factors Relating to Our Shares

●	Our share price has been, and could continue to be, volatile.

●	Stockholders could experience substantial dilution of their investment as a result of future sales of our equity, subsequent exercises of our outstanding warrants and options, or the future grant of equity by us.

●	Because we do not intend to pay cash dividends, our stockholders will benefit from an investment in our ordinary shares only if it appreciates in value.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

THE OFFERING

Issuer	Triller Group Inc.

Issuance of ILLR Shares

ILLR Shares to be issued upon exercise of all Warrants	1,431,561

ILLR Shares to be issued upon conversion of convertible notes	33,510,000

Resale of ILLR Shares	34,941,561

ILLR Shares offered by the Selling Securityholder	34,941,561

Use of proceeds

We will receive up to an aggregate of $8,116,950.87 if the Warrant is exercised if full for cash. If the market price for ILLR Shares does not increase above the per share exercise price of the Warrant, there is a small likelihood that any of the Warrant will be exercised. We expect to use the net proceeds from the exercise of the Warrant for general corporate purposes and to implement our business plan. We will not receive any proceeds from the sale of the ILLR Shares to be offered by the Selling Securityholder.

Liquidity

This offering involves the potential sale of up to 34,941,561 ILLR Shares, including (i) 33,510,000 ILLR Shares issuable upon conversion  of the convertible promissory notes in the principal amount up to $33.51 million issued to Yorkville and (ii) 1,431,561 ILLR Shares issuable upon exercise of the Warrant issued to Yorkville on June 28, 2024. Once this registration statement is effective and during such time as it remains effective, the Selling Securityholder will be permitted to sell the ILLR Shares. The resale, or expected or potential resale, of a substantial number of ILLR Shares in the public market could adversely affect the market price for ILLR Shares and make it more difficult for our other stockholders such as you to sell their ILLR Shares at times and prices that they feel are appropriate.

NASDAQ Capital Market symbols	Our common stock and warrants are listed on Nasdaq under the symbols “ILLR” and “ILLRW”, respectively.

TRILLER GROUP INC.
SUMMARY FINANCIAL INFORMATION

The data below as for the nine months ended September 30, 2024 and 2023 has been derived from the unaudited condensed consolidated financial statements of the Company, and for the years ended December 31, 2023 and 2022 has been derived from the audited consolidated financial statements of the Company for such years, which are included in this prospectus. The Company’s consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

The Company’s historical results are not necessarily indicative of results to be expected for any future period. The information is only a summary and should be read in conjunction with the Company’s consolidated financial statements and related notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below are not indicative of the future performance of the Company.

The following table represents the Company’s selected consolidated balance sheet data as of September 30, 2024, December 31, 2023 and 2022:

Selected Consolidated Balance Sheet Data:

		As of
	As of	December 31,
	September 30, 2024	2023	2022 (Restated)
	USD	USD	USD
Current assets	$52,073,215	$25,618,972	$55,756,165
Non-current assets	44,348,278	40,969,995	45,465,168
Total assets	96,421,493	66,588,967	101,221,333
Total liabilities	102,280,274	58,486,196	74,071,054
Total shareholders’ (deficit) equity	$(5,858,781)	$8,102,771	$27,150,279

The following table represents the Company’s selected consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2024 and 2023, and for the years ended December 31, 2023 and 2022:

Selected Consolidated Statements of Operations and Comprehensive Loss:

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2024	2023	2023	2022
	USD	USD	USD	USD
Operating revenues	$18,016,978	$41,651,114	$54,189,187	$31,080,227
Operating expenses	(43,800,471)	(77,970,571)	(98,034,509)	(59,431,324)
Loss from operations	(25,783,493)	(36,319,457)	(43,845,322)	(28,351,097)
Other (expenses) income, net	(2,967,442)	796,335	(5,074,159)	(16,044,933)
Income tax expense	(98,091)	(55,606)	(286,538)	(124,605)
Net loss	(28,849,026)	(35,578,728)	(49,206,019)	(44,520,635)
Other comprehensive income (loss)	70,909	(84,414)	(88,149)	(205,477)
Comprehensive loss	$(28,778,117)	$(35,663,142)	$(49,294,168)	$(44,726,112)

The following table represents the Company’s selected consolidated cash flow data for the nine months ended September 30, 2024 and 2023, and the years ended December 31, 2023 and 2022:

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2024	2023	2023	2022
	USD	USD	USD	USD
Net cash used in operating activities	$(20,742,386)	$(33,364,662)	$(42,282,159)	$(19,304,399)
Net cash provided by (used in) investing activities	2,579,956	4,687,096	10,791,765	(14,188,835)
Net cash provided by (used in) financing activities	18,254,228	(414,651)	(1,039,924)	12,135,441
Effect of exchange rate on cash and cash equivalents	(19,113)	(26,484)	(85,689)	(429,542)
Change in cash, cash equivalents and restricted cash	72,685	(29,118,701)	(32,616,007)	(21,787,335)
Cash, cash equivalents and restricted cash, beginning of period/year	18,678,065	51,294,072	51,294,072	73,081,407
Cash, cash equivalents and restricted cash, end of period/year	$18,750,750	$22,175,371	$18,678,065	$51,294,072

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risk Factors Relating to Future Resales

It is not possible to predict the actual number of shares we will sell under the SEPA to the Selling Securityholder, or the actual gross proceeds resulting from those sales.

On June 28, 2024, we entered into the Second A&R SEPA with the Selling Securityholder, pursuant to which the Company has the right to sell to Yorkville up to $500 million of common stock, subject to certain limitations and conditions set forth in the Second A&R SEPA, from time to time during the term of the A&R SEPA. Sales of the shares of Common Shares to Yorkville under the Second A&R SEPA, and the timing of any such sales, are at Triller’s option, and Triller is under no obligation to sell any shares of Common Shares to Yorkville under the Second A&R SEPA except in connection with notices that may be submitted by Yorkville, in certain circumstances as described below.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to the Selling Securityholder under the Second A&R SEPA. Generally, sales of our Common Stock, if any, to the Selling Securityholder under the Second A&R SEPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Securityholder all, some or none of the shares of our Common Stock that may be available for us to sell to the Selling Securityholder pursuant to the A&R SEPA.

Because the purchase price per share to be paid by the Selling Securityholder for the shares of Common Stock that we may elect to sell to the Selling Securityholder under the SEPA, if any, will fluctuate based on the market prices of our Common Stock prior to each advance made pursuant to the SEPA, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to the Selling Securityholder under the SEPA, the purchase price per share that the Selling Securityholder will pay for shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by the Selling Securityholder under the SEPA, if any.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the A&R SEPA, we will generally have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Securityholder. If and when we do elect to sell shares of our Common Stock to the Selling Securityholder pursuant to the SEPA, after the Selling Securityholder has acquired such shares, the Selling Securityholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Securityholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholder in this offering as a result of future sales made by us to the Selling Securityholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Securityholder under the A&R SEPA, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Securityholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Future sales of ILLR Shares, or the perception of future sales of ILLR Shares, could cause the market price of ILLR Shares to drop significantly, even if Triller’s business is doing well.

The sale of ILLR Shares in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of ILLR Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for a stockholder to sell equity securities in the future at a time and at a price that it deems appropriate.

We have agreed, at our expense, to prepare and file this registration statement with the SEC registering the resale of up to 34,741,701 ILLR Shares, which include (i) 33,510,000 ILLR Shares issuable upon conversion of the convertible promissory notes in the principal amount up to $33.51 million issued Yorkville and (ii) 1,431,561 ILLR Shares issuable upon exercise of the Warrant.

After it is effective and until such time that it is no longer effective, the registration statement will permit the resale of these shares. The resale, or expected or potential resale, of a substantial number of ILLR Shares in the public market could adversely affect the market price for ILLR Shares and make it more difficult for you to sell your ILLR Shares at times and prices that you feel are appropriate. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Furthermore, we expect that, because there will be a large number of shares registered pursuant to this registration statement, the Selling Securityholder will continue to offer the securities covered by this registration statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a registration statement may continue for an extended period of time.

As certain restrictions on resale end pursuant to the effectiveness of this registration statement, the market price of ILLR Shares could drop significantly if the Selling Securityholders sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for ILLR to raise additional funds through future offerings of ILLR Shares or other securities.

Risks Factors Relating to the Company’s Hong Kong Operations and Proximity to the PRC

The business, financial condition, results of operations, and prospects of the Company may be materially and adversely affected if certain laws and regulations of the PRC become applicable to the Company or its subsidiaries. the Company may be subject to the risks and uncertainties associated with the evolving laws and regulations in the PRC, their interpretation and implementation, and the legal and regulatory system in the PRC more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.

The Company currently does not have operations in mainland China. Although the Company and its subsidiaries do service Chinese clients, all sales of financial products offered by the TAG Business and its subsidiaries occur in Hong Kong. the Company does not sell any financial products in mainland China, and all of the TAG Business’s customer data is maintained outside of mainland China. Accordingly, none of the Company or its subsidiaries are regulated by any regulatory authorities in mainland China. Pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. While the National People’s Congress of the PRC has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law do not apply to Hong Kong-based businesses.

However, the laws and regulations in the PRC are evolving, and their enactment timetable, interpretation, and implementation involve significant uncertainties. To the extent that any PRC laws and regulations become applicable to the Company, the Company may be subject to the risks and uncertainties associated with the evolving laws and regulations of the PRC, their interpretation and implementation, and the legal and regulatory system in the PRC more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice. If certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future, were to become applicable to companies such as the Company or its subsidiaries in the future, the application of such laws and regulations may have a material adverse impact on the business, financial condition, results of operations, and prospects of the Company and its ability to offer securities to investors, any of which may, in turn, cause the value of ILLR’s securities to significantly decline or become worthless.

Relevant organs of the PRC government have made recent statements or recently taken regulatory actions related to data security, anti-monopoly, and overseas listings of mainland China businesses. For example, in addition to the PRC Data Security Law and the Measures for Cybersecurity Review issued by the Cyberspace Administration of China which became effective on February 15, 2022 (the “Measures”), relevant PRC government agencies have recently taken anti-trust enforcement action against certain mainland China-based businesses. The management of ILLR understands that such enforcement action was taken pursuant to the PRC Anti-Monopoly Law which applies to monopolistic activities in domestic economic activities in mainland China and monopolistic activities outside mainland China which eliminate or restrict market competition in mainland China. In addition, in July 2021, the PRC government provided new guidance on PRC-based companies raising capital outside of the PRC, including through arrangements called variable interest entities (“VIEs”). In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC.

While the Company currently does not have any operations in mainland China, there is no guarantee that the recent statements or regulatory actions by the relevant organs of the PRC government, including statements relating to the PRC Data Security Law, the PRC Personal Information Protection Law, and VIEs as well as the anti-monopoly enforcement actions will continue not to apply to the Company. Should such statements or regulatory actions apply to companies such as ILLR or its subsidiaries in the future, it could have a material adverse impact on the business, financial condition, results of operations, and prospects of ILLR, ILLR’s ability to accept foreign investments, and ILLR’s ability to offer or continue to offer securities to investors on a U.S. or other international securities exchange, any of which may, in turn, cause the value of ILLR’s securities to significantly decline or become worthless. ILLR cannot predict the extent of such impact if such events were to occur.

The Company may also become subject to the laws and regulations of the PRC to the extent that the TAG Business commences business and customer facing operations in mainland China as a result of any future partnership, acquisition, expansion, or organic growth.

The PRC government exerts substantial influence, discretion, oversight, and control over the manner in which companies incorporated under the laws of PRC must conduct their business activities. The Company has offices in Hong Kong and has no operations in mainland China; however, there can be no guarantee that the PRC government will not seek to intervene or influence the operations of its business or its subsidiaries at any time.

Because (i) the Company currently does not have operations in mainland China, (ii) all sales of financial products offered by the Company and its subsidiaries, including those to PRC citizens, occur in Hong Kong, and (iii) the TAG Business does not sell any financial products in mainland China, the PRC government currently does not directly govern the manner in which the Company conducts its business activities outside of mainland China. However, the PRC legal system is evolving quickly, and PRC laws, regulations, and rules may change quickly with little advance notice, including with respect to Hong Kong-based businesses. As a result, there can be no assurance that the Company will not be subject to direct influence or discretion over its business from organs of the PRC government in the future, due to changes in laws or other unforeseeable reasons or due to the Company’s expansion or acquisition of operations in or involving mainland China.

The PRC government has exercised and continues to exercise substantial control over many sectors of the PRC economy, including through regulation and/or state ownership. PRC government actions have had, and may continue to have, a significant effect on economic conditions in the PRC and the businesses which are subject to them. If the Company became subject to the direct intervention or influence of the PRC government at any time due to changes in laws or other unforeseeable reasons or as a result of the Company’s development, expansion, or acquisition of operations in the PRC, the Company may be required to make material changes in its operations, which may result in increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply, or both. The Company cannot be assured that the PRC government will not, in the future, release regulations or policies regarding other industries, which, if applicable to the Company or its subsidiaries, may adversely affect the business, financial condition and results of operations of the Company.

In addition, the various segments of the Company are regulated by a number of Hong Kong regulators, including, the Hong Kong Insurance Authority and the Mandatory Provident Fund Schemes Authority. PRC government influence or oversight over such Hong Kong regulators may have an indirect but material impact on the Company, including but not limited to with respect to capital requirements, its ability to operate certain businesses, its operations in certain jurisdictions (including the markets in which the Company or its subsidiaries may operate in the future) and/or the implementation of certain controls and procedures in relation to risk management or cybersecurity. Furthermore, the market prices and/or liquidity of the securities of the Company could be adversely affected as a result of anticipated negative impacts of any such government actions, as well as negative investor sentiment towards Hong Kong-based companies subject to direct PRC government oversight and regulation, regardless of actual operating performance. There can be no assurance or guarantee that the PRC government would not intervene in or influence the operations of the Company, directly or indirectly, at any time.

The securities of ILLR may be delisted or prohibited from being traded “over-the-counter” under the Holding Foreign Companies Accountable Act (as amended by the Accelerating Holding Foreign Companies Accountable Act) if the PCAOB were unable to fully inspect the company’s auditor.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted into U.S. law on December 18, 2020. The HFCA Act states that if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the Public Company Accounting Oversight Board of the United States (the “PCAOB”) for three consecutive years beginning in 2021, the SEC shall prohibit its securities from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. On December 16, 2021, the Public Company Accounting Oversight Board of the United States (the “PCAOB”) issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong.

On December 2, 2021, the SEC adopted final amendments implementing congressionally mandated submission and disclosure requirements of the HFCA Act. On December 23, 2022 the Accelerating Holding Foreign Companies Accountable Act (AHFCA Act) was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. As a result, the time period before the Company’s securities may be prohibited from trading or delisted has been reduced accordingly.

Lack of access to PCAOB inspections prevents the PCAOB from fully evaluating audits and quality control procedures of the accounting firms headquartered in mainland China or Hong Kong. As a result, investors in companies using such auditors may be deprived of the benefits of such PCAOB inspections. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed.

WWC, P.C. is headquartered in California and has been inspected by the PCAOB on a regular basis. The management of ILLR believes, therefore, that WWC, P.C. is not subject to the determinations announced by the PCAOB on December 16, 2021 with respect to PRC and Hong Kong-based auditors. WWC, P.C. is not included in the list of determinations announced by the PCAOB on December 21, 2021 in their HFCA Act Determination Report under PCAOB Rule 6100. On August 26, 2022, the China Securities Regulatory Commission, or CSRC, the Ministry of Finance of the PRC, and PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. However, uncertainties still exist whether this new framework will be fully complied with. If notwithstanding this new framework, the PCAOB was unable to fully inspect WWC, P.C. (or any other auditor of the Company) in the future, or if PRC or American authorities further regulate auditing work of Chinese or Hong Kong companies listed on the U.S. stock exchanges in a manner that would restrict WWC, P.C. (or any future auditor of the Company) from performing work in Hong Kong, ILLR may be required to change its auditor. Furthermore, there can be no assurance that the SEC, Nasdaq, or other regulatory authorities would not apply additional and more stringent criteria to ILLR in connection with audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of ILLR’s financial statements. The failure to comply with the requirement in the HFCA Act, as amended by the AHFCA Act, that the PCAOB be permitted to inspect the issuer’s public accounting firm within two years, would subject ILLR to consequences including the delisting of ILLR in the future if the PCAOB is unable to inspect ILLR’s accounting firm (whether WWC, P.C. or another firm) at such future time.

On December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”) was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two. Whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed, without having to wait another year to reassess its determinations. In the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the determination so that we are subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act. The recent developments would add uncertainties to our offering and we cannot assure you whether the national securities exchange we apply for listing or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditors’ audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit.

Although not currently subject, the Company may become subject to the PRC laws and regulations regarding offerings that are conducted overseas and/or foreign investment in China-based issuers, and any failure to comply with applicable laws and obligations could have a material and adverse effect on the business, financial condition, results of operations, and the Company’s prospects of the Company and may hinder ILLR’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Recently, the PRC government has initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On August 20, 2021, the 30 meeting of the Standing Committee of the 13 National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China”, or “PRC Personal Information Protection Law”, which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of China that is carried out outside of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyze or evaluate the behavior of natural persons within China, or (3) there are any other circumstances stipulated by related laws and administrative regulations.

On December 24, 2021, the China Securities Regulatory Commission (“CSRC”), together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations.

On December 28, 2021, the Cyberspace Administration of China (“CAC”) jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replaced the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operator (together with the operators of critical information infrastructure, the “CII Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

The Company or its subsidiaries may collect and store certain data (including certain personal information) from their clients, who may be PRC individuals, in connection with their business and operations and for “Know Your Customers” purposes (to combat money laundering). Given that (1) the Company and its subsidiaries are incorporated either in Hong Kong or the British Virgin Islands and are located in and conduct their operations in Hong Kong, (2) they have no subsidiary, VIE structure, nor any operations in mainland China, and (3) pursuant to the Basic Law, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong), the management of the Company does not currently expect the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law, or the Draft Overseas Listing Regulations to impact the operations of the TAG Business. As of date of this registration statement, the Company and its subsidiaries have conducted all sales activities in Hong Kong and in aggregate collected and stored personal information of less than one million users in the PRC, all of the data collected is stored in servers located in Hong Kong, and none of the Company or its subsidiaries have been informed by any PRC governmental authority of any requirement that it files for a cybersecurity review or a CSRC review. Accordingly, the management of the Company does not currently expect that the laws and regulations in the PRC on data security, data protection or cybersecurity apply to the Company or that the oversight of the CAC will be extended to the TAG Business’s operations in Hong Kong, because (i) the Company is not a “CII Operator” or a “Network Platform Operator” as defined under the relevant PRC cyberspace laws; (ii) the Company does not harm PRC national security, public interests, or the legitimate rights and interests of citizens or organizations of the PRC; (iii) the Company is not subject to PRC government cyberspace scrutiny; and (iv) the Company is compliant with PRC cyberspace laws that have been issued up to the date of this registration statement.

However, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will act, what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and whether any of these will apply to the Company, if at all. There can be no assurance that the Company will be able to comply in all respects with any PRC regulatory requirements that may become applicable to it in the future. For example, the Company’s current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. In the event of a failure to comply with any applicable regulations, the Company may become subject to the consequences of such non-compliance, including fines and other penalties, which, in turn, may have a material adverse effect on the business, operations, financial condition, and prospects of the Company and may hinder the ability of the Company to offer or continue to offer securities to investors. Such an impact could, in turn, cause the value of such securities to significantly decline or be worthless.

The Company is subject to many of the economic and political risks associated with emerging markets, particularly China, due to its operations in Hong Kong. Adverse changes in Hong Kong’s or China’s economic, political, and social conditions as well as government policies could adversely affect the Company’s business and prospects.

The Company currently conducts its business in Hong Kong and is considering options for expansion of its business in mainland China. Accordingly, the Company is subject to risks and uncertainties including fluctuations in mainland China’s GDP, unfavorable or unpredictable treatment in relation to tax matters, expropriation of private assets, exchange controls, restrictions affecting its ability to make cross-border transfer of funds, regulatory proceedings, inflation, currency fluctuations, or the absence of, or unexpected changes in, regulations and unforeseeable operational risks. In addition, the Company’s business, prospects, financial condition, and results of operations may be significantly influenced by political, economic, and social conditions in Hong Kong and China generally and by continued economic growth in China.

The Chinese economy differs from the economies of most developed jurisdictions (such as Hong Kong) in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. Although the PRC government has implemented measures that focus on accounting for market forces to effect economic reform and aimed at reducing the state ownership of productive assets and establishing improved corporate governance in business enterprises, a substantial portion of China’s productive assets are still owned by the government. In addition, the PRC government continues to play a significant role in regulating development through industrial policies. The PRC government also exercises significant control over China’s economic growth through its allocation of resources, control of payment of foreign currency-denominated obligations, monetary policy, and preferential treatment for particular industries or companies. Many of the economic reforms carried out by the PRC government are unprecedented or experimental and are expected to be refined and improved over time. This refining and adjustment process may not necessarily have a positive effect on the operations and business development of the Company. Other political, economic, and social factors may also lead to further adjustments of the reform measures. For example, the PRC government has in the past implemented a number of measures intended to curtail certain segments of the economy, including the real estate industry, which the government believed to be overheating. These actions, as well as other actions and policies of the PRC government, could cause a decrease in the overall level of economic activity in the PRC and, in turn, have an adverse impact on the business and financial condition of the Company.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures, which may benefit the overall Chinese economy, may have a negative effect on the TAG Business. For example, the Company’s financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, the PRC government has from time to time implemented certain measures, including interest rate changes, to control the pace of economic growth. These measures may cause decreased economic activity in China, as evidenced by the slowing of growth of the Chinese economy since 2012. In addition, COVID-19 had a severe and negative impact on the Chinese economy since the first quarter of 2020. Whether this will lead to a prolonged downturn in the Chinese economy is still unknown. In addition, any future escalation of the ongoing trade war between the United States and China, regional or national instability, the ongoing impact of the COVID-19 pandemic, or the armed conflict between Russia and Ukraine may negatively impact the growth of the Chinese economy. Any prolonged slowdown in the Chinese economy or adverse changes in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China and may reduce the demand for the Company’s services and solutions among potential Chinese customers and materially and adversely affect its business and results of operations.

National laws of the PRC do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III and so do not apply directly to Hong Kong. The laws and regulations in the PRC are evolving, and their enactment timetable, interpretation and implementation involve significant uncertainties. To the extent any PRC laws and regulations become applicable to the Company, it may be subject to the risks and uncertainties associated with the legal system in the PRC, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice. The TAG Business may also become subject to the laws and regulations of the PRC to the extent it commences business and customer facing operations in mainland China as a result of any future acquisition, expansion, or organic growth.

The Company’s potential expansion of activities in China is subject to various risks.

The Company and certain of its subsidiaries, as of the date of this registration statement, primarily operate in Hong Kong. The Company has been pursuing and will continue to pursue its growth strategy in China, particularly in the Greater Bay Area, comprising Macau, Guangzhou, Shenzhen, and the surrounding area. Currently, the Company does not have any Chinese operating entities and does not plan to use “variable interest entities,” or VIEs, in the future to conduct its operations. The management of the Company intends for such expansion to be conducted through customer referrals and partnerships, with its actual sales activities conducted in Hong Kong. For instance, the Company is currently in active discussions to establish a strategic partnership with a top asset manager (the “Potential Partner”) in China to provide offshore insurance solutions to its over 20 million customers. Accordingly, the management of the Company expects the main source of revenue from such expansion in China to be generated from referral income.

Notwithstanding, expansion of China-related activities may expose the Company to additional risks, including:

●	Changing global environment, including changes in U.S., Chinese, and international trade policies;

●	Challenges associated with relying on local partners in markets that are not as familiar to the Company, including joint venture partners to help the Company establish its business;

●	Difficulties managing operations in new regions, including complying with the various regulatory and legal requirements;

●	Different approval or licensing requirements;

●	Recruiting sufficient suitable personnel in new markets;

●	Challenges in providing services and solutions as well as support in these new markets;

●	Challenges in attracting business partners and customers;

●	Potential adverse tax consequences;

●	Foreign exchange losses;

●	Limited protection for intellectual property rights;

●	Inability to effectively enforce contractual or legal rights;

●	International travel restriction and temporary lock-down due to COVID-19; and

●	Local political, regulatory, and economic instability or wars, civil unrest, and terrorist incidents.

Moreover, changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on the Company’s growth plans. If the Company is unable to effectively avoid or mitigate these risks, its ability to grow its China-related business will be affected, which could have a material adverse effect on its business, financial condition, results of operations, and prospects.

As the Company further expands into the international market, it is increasingly subject to additional legal and regulatory compliance requirements, including local licensing and periodic reporting obligations. the Company may inadvertently fail to comply with local laws and regulations, and any such violation could subject the Company to regulatory penalties, such as revocation of licenses, which would in turn harm its brand, reputation, business operation and financial results. Although the Company has policies and procedures in place to enhance compliance with local laws and regulations, there can be no assurance that its employees, contractors, or agents will stay compliant with these policies and procedures.

The Company’s financial services revenues are highly dependent on macroeconomic conditions as well as Hong Kong, China, and global market conditions. Disruptions in the global financial markets and economic conditions could adversely affect the the Company and its institutional clients and customers.

Given the certain of its business operations concentrated in Hong Kong, the Company’s success depends largely on the health of the Hong Kong financial industry, which is affected by changes in general economic conditions beyond the the Company’s control. Economic factors such as increased interest rates, slow economic growth or recessionary conditions, changes in household debt levels, and increased unemployment or stagnant or declining wages affect the the Company’s customers’ income and thus their ability and willingness to take loans from the Company, invest with the Company, or engage with the Company’s other financial products. Domestic and global events affect all such macroeconomic conditions. Weak or a significant deterioration in economic conditions reduce the amount of disposable income both individual and institutional consumers have, which in turn reduces consumer spending and their willingness to engage with the the Company’s financial services. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time and could adversely affect the Company’s financial condition.

Changes in the condition of Hong Kong’s and China’s economies generally affect the demand and supply of financial products, which in turn will affect demand for the solutions that the Company provides. For example, a credit crisis, or prolonged downturn in the credit markets could severely affect the Company’s operating environment by, for example, causing a tightening in credit guidelines, limited liquidity, deterioration in credit performance, or increased foreclosures. Since a significant portion of the Company’s revenue is generated from transaction-based fees and commissions, a decrease in transaction volumes could cause a material decline in the Company’s revenues for the duration of such crisis.

Global economies could suffer dramatic downturns as the result of a deterioration in the credit markets and related financial crisis as well as a variety of other factors including, extreme volatility in security prices, diminished liquidity and credit availability, and ratings downgrades or declining valuations of certain investments. In past economic downturns, governments have taken unprecedented actions to address and rectify these extreme market and economic conditions, including by providing liquidity and stability to the financial markets. If these actions are not successful, the return of adverse economic conditions may significantly affect the businesses of the Company’s customers, which could in turn negatively affect the Company’s revenues.

In addition, there is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by central banks and financial authorities in some of the world’s leading economies, including the European Union, the United States, and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe, and Africa. There have also been concerns on the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes, and escalations in the trade tensions between the United States and China. Starting from 2018, changes in U.S. trade policies have occurred, including the imposition of tariffs. These types of developments, including a potential trade war, could have a material adverse impact on the Chinese economy and in turn on the Hong Kong economy. On January 31, 2020, the United Kingdom ceased to be a member of the European Union (commonly referred to as “Brexit”). The effects of Brexit on worldwide economic and market conditions remain uncertain. Brexit could adversely affect European and worldwide economic and market conditions and could contribute to instability in global financial and foreign exchange markets. Furthermore, protests in Hong Kong in 2019, political instability in the Korean Peninsula, a slump in commodity prices, uncertainty over interest rates in the United States, the outbreak and spread of the COVID-19 pandemic, and the armed conflict between Russia and Ukraine have also resulted in instability and volatility in the global financial markets. Recently, the global stock markets have experienced extreme volatility, in reaction to the outbreak of the conflict between Russia and Ukraine and governments’ responses thereto. It is unclear whether these challenges and uncertainties will be contained or resolved, and what effects they may have on the global political and economic conditions in the long term.

Recent litigation, increased SEC disclosure requirements and negative publicity surrounding China-based companies listed in the United States may result in increased regulatory scrutiny of the Company and negatively impact the trading price of its shares, which could have a material adverse effect upon its business, including its results of operations, financial condition, cash flows, and prospects.

The management of the Company believes that recent litigation, increased SEC disclosure requirements, and negative publicity surrounding companies with operations in China that are listed in the United States have negatively impacted stock prices for these companies. Various equity-based research organizations have published reports on China-based companies, after examining their corporate governance practices, related party transactions, sales practices, and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges, including the Nasdaq. In June 2021, SEC Chair Gary Gensler requested a “pause” in U.S. IPOs of Chinese companies to assess these issues. In August 2021, the SEC started to issue new disclosure requirements to companies operating in China and seeking to list on U.S. securities exchanges in order to boost investor awareness of the certain risks, including with respect to certain corporate structures of Chinese companies, such as VIEs and the risk of Chinese regulators intervening with company operations or data security policies.

As of the date of this registration statement, the Company and its subsidiaries have not entered into, and have no plans to enter into, any contractual arrangements with any VIEs in China. However, should the Company’s growth strategy involving China materialize and its current expansion plans materially change, the Company may be required to enter into contractual arrangements with VIEs, in which case the Company may become subject to risk associated with VIEs and come under increased scrutiny from U.S. securities regulators in light of such developments.

Any similar scrutiny of the Company, regardless of its merit (or lack thereof), could result in a diversion of management resources and energy, potential costs to defend against rumors, increased ongoing disclosure requirements, decreases and volatility in the trading price of shares, and increased directors and officers insurance premiums and could have a material adverse effect upon the company’s business, including results of operations, financial condition, cash flows, and prospects.

Failure to comply with existing or future laws and regulations related to data protection or data security could lead to liabilities, administrative penalties, or other regulatory actions, which could negatively affect the Company’s operating results, business, and prospects.

The regulatory framework for the collection, use, safeguarding, sharing, transfer and other processing of personal data worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Regulatory authorities in virtually every jurisdiction in which members of ILLR operate have implemented or are considering a number of legislative and regulatory proposals concerning personal data protection. The management of the Company has been monitoring the evolution of this area of law and intends to take steps to ensure compliance with laws applicable to the Company’s current operations in Hong Kong and potential future operations in China.

While the management of ILLR believes that ILLR is not currently subject to PRC laws relating to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data, ILLR may be subject to such laws in the future. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

The PRC may prevent the cash maintained by the Company in Hong Kong from leaving, or the PRC could restrict deployment of such cash for the Company’s business purposes or for the payment of dividends.

The Company does not have any business operations in mainland China or maintain any cash balances in mainland China. However, if the Company were to establish business operations or maintain cash balances in mainland China, it may become subject to the PRC government’s controls on the convertibility of Renminbi into foreign currencies and the remittance of currencies out of China to foreign entities or investors. Under the existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (“SAFE”) as long as certain procedural requirements related to foreign exchange control are met. Although generally the PRC government may not impose any restrictions on international payments or transfers on current account, the PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions, and there may also exist macro-prudential control in foreign exchange through position management or know-your-customer (KYC) policies. Approval from appropriate government authorities, including SAFE, the National Development and Reform Commission (NDRC) and the Ministry of Commerce may be required for certain transactions if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. Furthermore, foreign currency loans or capital contributions may be subject to statutory limits and registration with competent authorities.

The Hong Kong government has not issued similar laws or regulations for companies that are incorporated in or conduct businesses in Hong Kong. No cash is or is currently intended by the management of the Company to be held in the PRC by the Company or any of its subsidiaries. There is no regulatory restriction imposed by authorities in Hong Kong over the flow of funds among the Company and its subsidiaries, or on any distributions or dividends of the Company to its investors as of the date of this registration statement, and management of the Company does not expect there will be regulatory restrictions by authorities in Hong Kong.

The Basic Law is the constitutional document for Hong Kong. Under Article 112 of the Basic Law, no foreign exchange control policies shall be applied in Hong Kong. The Hong Kong dollar shall be freely convertible, and the Government of Hong Kong shall safeguard the free flow of capital within, into and out of the region. The power to amend the Basic Law lies in the National People’s Congress of the PRC and the ultimate power of interpretation of the Basic Law is vested in the Standing Committee of the National People’s Congress of the PRC. Therefore, the PRC has the power to cause a change in the Basic Law and cause capital controls to be imposed over Hong Kong. If the PRC were to do so, the PRC may also restrict the ability of the Company’s operating entities to remit currency maintained in Hong Kong offshore to pay dividends or make other payments, or otherwise to satisfy its foreign-currency-denominated obligations. In such case, relevant PRC governmental authorities may limit the ability of the Company to purchase foreign currencies in the future to settle transactions. As the PRC government may continue to strengthen its control over Hong Kong, this may limit the Company’s ability to utilize such currencies to fund its business activities outside of the PRC, or to pay dividends in foreign currencies.

Risks Factors Relating to the Company’s Business and Operations

The technologies that the Company uses may contain undetected errors, which could result in customer dissatisfaction, damage to the Company’s reputation, or loss of customers.

Some of the solutions that we offer are built on large stacks of data, requiring sophisticated and innovative technologies to address our operating needs, predict operating patterns, and help make decisions in terms of business strategies and implementation plans. We aim to make its operations and solutions more streamlined, automated, and cost-effective by using advanced technologies which are currently under development. We may encounter technical obstacles, and it may discover problems that prevent such technologies from operating properly, or at all, which could adversely affect our information infrastructure and other aspects of its business where such technologies are applied. If our solutions do not function reliably or fail to achieve its customers’ expectations for performance, we may lose existing customers or fail to attract new ones, which may damage its reputation and adversely affect its business, financial condition, and results of operations. Material performance problems, defects, or errors in our existing or new software, applications, and solutions may arise and may result from the interface between solutions and systems and data that it did not develop, the function of which is beyond its control, or defects and errors that were undetected in internal testing. These types of defects and errors, and any failure by us to identify and address them, could result in a loss of revenue or market share, diversion of development resources, harm to our reputation and increased service and maintenance costs. Defects or errors may discourage existing or potential customers from utilizing our solutions. Correcting these types of defects or errors could prove to be impossible or impracticable. The costs incurred in correcting any defects or errors may be substantial and could have a material adverse effect on our business, financial condition, and results of operations.

We rely on our business relationships with product issuers and the success of those product issuers, and the future development depends, in part, on the growth of such product issuers and their continued collaboration.

The Platform Business relies, in part, on financial products provided by certain banks, insurance companies, or other companies that offer financial products (product issuers). Our management team believes that establishment of business relationships with major product issuers such as MassMutual Asia Limited, Prudential Hong Kong Limited, and Zurich International Life Limited, which facilitates our ability to provide a wide variety of products to satisfy customers’ needs and enables it to negotiate favorable terms with such product issuers, to the benefit of its customers, contributes to its current success. The long-term business relationships that the Platform Business has established with major product issuers are formed on the basis of the terms of business, broker contracts, and/or conditions issued by the product issuer(s)  setting out the terms and conditions upon which product issuer(s) are prepared to accept business referred or introduced to them. However, there is no assurance that the Platform Business will succeed in maintaining existing and/or establishing new, strategic relationships with product issuers. If the Platform Business cannot maintain and/or establish such relationships, it and its subsidiaries’ access to similar financial products may be restricted, and their business, operations, and financial position may, in turn, be adversely affected.

The Platform Business’s future development depends, in part, on the growth of such product issuers, on their continued development of new financial products, and on their continued collaboration. Failure by such product issues to continue to sell new financial products may, in turn, limit our ability to offer such products to their customers. There can be no assurance that if any product issuer discontinued its business or ceased to collaborate with us could find replacement products on comparable terms, or at all. If the Platform Business cannot maintain its current pipeline of products from product issuers, it and its subsidiaries’ access to similar financial products may be restricted, and their business, operations, and financial position may, in turn, be adversely affected.

The property agency segment of the Platform Business has historically operated on thin margins, which expose it to risk of non-profitability and recent trends have caused the segment to be loss-making.

The property agency segment of the Platform Business, run by OnePlatform International Property Limited (“OIP”), has historically operated with thin profit margins. In accordance with its contracts with property developers and agreements with its own staff, commission income from OIP’s operations is dispersed broadly among both the consultancy force and salespersons, often equaling up to 50% of the commission. This significant split of commission income has historically resulted in marginal profit for OIP.

In recent years, the segment has been loss-making and was supported by intercompany loans. While our management intends to generate sufficient cash flows from the segment to repay such intercompany loans and create positive profit margins, there can be no assurance that the property agency segment of the Platform Business will be able to generate such cash flows now or in the future. Without a change in the commission sharing mechanism or optimization of the segment’s operating costs, the property agency segment’s ability to achieve additional profits may be limited. There can be no assurance that OIP will be able to achieve changes in commission sharing or optimization of operating costs to sufficient levels, or at all. In addition, given the competitive environment in which OIP operates, there also can be no guarantee that such changes would not create a loss of engagement with property developers and salespersons. Such disruptions to the property agency segment of the Platform Business could have negative effects on its business, financial condition, results of operations, and prospects.

The Company relies on third parties for various aspects of its business and the services and solutions that it offers. The Company’s business, results of operations, financial condition, and reputation may be materially and adversely affected if these third parties do not continue to maintain or expand their relationship with the Company, or if they fail to perform in accordance with the terms of their relevant contracts.

We rely on third parties for various aspects of its business and the solutions they offer. For example, we rely on computer hardware, software, and cloud services, internet and telecommunication services, and third-party supplied data. We expect to continue to rely on these third parties to supplement its capabilities for a significant period, if not indefinitely. Therefore, we need all of these parties to function in a flawless and timely manner in order to conduct its business. However, there can be no assurance that these third parties will provide their support properly or in a cost-effective manner or that the third party-supplied data we rely on will be complete, accurate, or reliable. In the event of problems with any of these third-party providers, transitioning to new providers may disrupt our business and increase costs.

If any of the third-party service providers fail to perform properly, there can be no assurance that we would be able to find suitable replacement suppliers on commercially reasonable terms on a timely basis, or at all. The third-party service providers may carry out their business in an inappropriate manner or in violation of regulations or laws. Any of such occurrences could diminish our ability to operate or damage its business reputation, or cause it regulatory or financial harm, any of which could negatively affect our business, financial condition, and results of operations.

A number of our business partners are commercial banks and other financial institutions that are highly regulated, and the tightening of laws, regulations, or standards in the financial services industry could harm its business.

A number of our business partners are commercial banks and other financial institutions that are highly regulated and must comply with complex and changing government regulations and industry standards, which are subject to significant changes, in the various jurisdictions in which they operate. Global, regional, or local regulatory developments, including those in respect of consumer protection, credit availability, risk management, and data privacy, could adversely affect our customers or otherwise result in a reduction in the volume and frequency of its business transactions.

Our financial institution partners must sometimes include restrictive provisions in their contracts with service providers, with respect to security and privacy, ongoing monitoring, risk management, and other limitations. These provisions may increase our costs, limit the scope of the solutions we offer, or otherwise restrict customer access. In addition, our customers may have less capacity or incentive to purchase solutions from us, may pass on their increased costs to us, or may cease to use certain of our solutions. As aspects of our business employ a broker-based model, any reduction of transactions by our partners may materially and adversely affect our business and results of operations.

As a result of such laws and regulations, certain of our business partners have had, or will have, to adjust their business practices in ways that reduce their use of our solutions, and these types of changes in response to regulatory developments may adversely affect our business, result of operations, and financial conditions.

Significant increases and decreases in the number of transactions by the Company’s clients can have a material negative effect on the Company’s profitability and its ability to efficiently process and settle transactions.

Significant volatility in the number of client transactions and rebalancing activity may result in operational problems such as a higher incidence of failures to deliver services and errors in processing transactions, and such volatility may also result in increased personnel and related processing costs. We may experience adverse effects on its profitability resulting from significant reductions in product sales and may encounter operational problems arising from unanticipated high transaction volume because we are not able to control such fluctuations.

In addition, significant transaction volume could result in inaccurate books and records, which would expose us to disciplinary action by governmental agencies and other relevant regulators.

We operate in a variety of heavily regulated industries in Hong Kong and globally, which expose its business activities to risks of noncompliance with an increasing body of complex laws and regulations.

Due to the heavily regulated nature of the industries in which we operate, primarily the insurance, Mandatory Provident Fund (“MPF”), asset management and money lending industries, we are required to comply with a wide array of Hong Kong laws and regulations that regulate, among other things, the manner in which they conduct their businesses, which of our operating entities can provide certain services, and the fees that they may charge. Governmental authorities and various Hong Kong agencies, including, among others, the Insurance Authority, the Mandatory Provident Fund Authority, the Securities and Futures Commission, and the Inland Revenue Department, have broad oversight and supervisory authority over us.

Because of the financial services that we offer and deliver, we engage in the relevant service must be licensed in Hong Kong as well as all relevant jurisdictions that require licensure and must comply with each such jurisdiction’s respective laws and regulations, as well as with judicial and administrative decisions applicable to it. Presently, in Hong Kong, we maintain Insurance Broker Licenses, HKSFC Licenses, and Money Lenders Licenses, in addition to their business registrations with the Hong Kong Companies Registry. In addition, these companies are currently subject to a variety of, and may in the future become subject to additional, laws that are continuously evolving and developing, including laws on advertising as well as privacy laws.

These licensing requirements and other regulations directly impact our business and require ongoing compliance, monitoring, and internal and external audits as they continue to evolve and may result in ever-increasing public scrutiny and escalating levels of enforcement and sanctions. Subsequent changes to data protection and privacy laws, for instance, could impact how we process personal information, and therefore limit the effectiveness of its products or services or its ability to operate or expand its business, including limiting strategic partnerships that may involve the sharing of personal information.

Both the scope of the laws and regulations and the intensity of the supervision to which we are subject have increased over time, in response to financial crises as well as other factors such as technological and market changes. Regulatory enforcement and fines have also increased across the financial services sector in Hong Kong and the other markets where we operate. Our management expects that its business will remain subject to extensive regulation and supervision. These regulatory changes could result in an increase in our regulatory compliance burden and associated costs and place restrictions on its operations. Our failure to comply with applicable licensing requirements and relevant laws and regulations could lead to, among other things:

●	loss of its licenses and approvals to engage in its businesses;

●	damage to its reputation in the industry;

●	governmental investigations and enforcement actions;

●	administrative fines and penalties and litigation;

●	civil and criminal liability, including class action lawsuits;

●	increased costs of doing business;

●	diminished ability to sell financial products;

●	inability to raise capital; and

●	inability to execute on its business strategy, including its growth plans.

As applicable licensing requirements and laws evolve, it may be more difficult for our management to identify these developments comprehensively, to interpret changes accurately, and to train our employees effectively with respect to these laws and regulations. These difficulties potentially increase our exposure to the risks of noncompliance with these licensing requirements, laws, and regulations, which could be detrimental to its business. In addition, a failure to adequately vet and supervise our clients, service providers and vendors, to the extent they are covered by such licensing requirements, laws, and regulations, may also have these negative results.

To resolve issues raised in examinations or other governmental actions, we or certain of our subsidiaries may be required to take various corrective actions, including changing certain business practices, making refunds or taking other actions that could be financially or competitively detrimental to it. Our management expects to continue to incur costs to comply with governmental regulations. In addition, certain legislative actions and judicial decisions can give rise to the initiation of lawsuits against us for activities that it has conducted in the past. We have been, and its management expects it to continue to be, subject to regulatory enforcement actions and private causes of action from time to time with respect to its compliance with applicable laws and regulations.

Although we have systems and procedures directed to comply with these legal and regulatory requirements, there can be no assurance that more restrictive laws and regulations will not be adopted in the future, or that governmental bodies or courts will not interpret existing laws or regulations in a more restrictive manner, which could render its current business practices non-compliant or which could make compliance more difficult or expensive. Any of these, or other, changes in laws or regulations could have a detrimental effect on us and its results of operations.

We are subject to evolving regulatory requirements, and failure to comply with these regulations or to adapt to regulatory changes could materially and adversely affect its operations, business, and prospects.

Many of our aspects, including brokerage and technology services to individual investors, banks, and insurance companies, insurance loss adjustment services, online publication services relating to financial product information, facilitating consumer lending products for banks and online small loan companies, managing and distributing various asset management products, and electronic certification services are subject to supervision and regulation by various governmental authorities in Hong Kong or in other jurisdictions where we operate. As we continue to expand its solutions and product offerings, the group may be subject to new and more complex regulatory requirements.

We are also required to comply with applicable laws and regulations in relevant jurisdictions to protect the privacy and security of its customers’ information. Legal and regulatory restrictions may delay, or possibly prevent, some of our solutions or services from being offered, which may have a material adverse effect on its business, financial condition, and results of operations. Violation of laws and regulations may also result in severe penalties, confiscation of illegal income, revocation of licenses and, under certain circumstances, criminal prosecution.

For example, the regulatory framework governing financial technology services is unclear and evolving. New laws or regulations may be promulgated, which could impose new requirements or prohibitions that render our current operations or technologies non-compliant. In addition, due to uncertainties and complexities of the regulatory environment, it cannot be assured that regulators will interpret laws and regulations the same way as we do, or that we will always be in full compliance with applicable laws and regulations. To remedy any violations, we may be required to modify its business models, solutions, and technologies in ways that render its solutions less appealing to potential customers. We may also become subject to fines or other penalties, or, if we determine that the requirements to operate in compliance are overly burdensome, it may elect to terminate potentially non-compliant operations. In each such case, our business, financial condition and results of operations may be materially and adversely affected.

We may be adversely affected by the complexity, uncertainties, and changes in regulation of internet-related businesses and companies, and any lack of requisite approvals, licenses, or permits applicable to our business may have a material adverse effect on its business and results of operations.

The Hong Kong government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

The interpretation and application of existing Hong Kong laws, regulations and policies, and possible new laws, regulations, or policies, including those relating to the internet industry, have created substantial uncertainties regarding the legality of existing and future foreign investments in, and our businesses and activities. There can be no assurance that we have obtained all the permits or licenses required for conducting its business or that it will be able to maintain or update its existing licenses or obtain new ones. If a government authority considers that we were operating without the proper approvals, licenses, or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of its business, it may levy fines, confiscate our income, revoke its business licenses, and/or require us to discontinue its relevant business or impose restrictions on the affected portion of its business. Any of these actions may have a material adverse effect on our business and results of operations.

Uncertainties in the interpretation and enforcement of Hong Kong laws and regulations could limit the legal protections available to us and our investors.

Hong Kong laws and regulations concerning the internet-related  and financial services industries are developing and evolving. Although we have taken measures to comply with the laws and regulations applicable to its business operations and to avoid conducting any non-compliant activities under these laws and regulations, governmental authorities may promulgate new laws and regulations regulating the internet-related and financial services industries. There can be no assurance that our operations would not be deemed to violate any such new laws or regulations. Moreover, developments in the internet-related industries and financial services industry may lead to changes in existing laws, regulations, and policies in Hong Kong, or in the interpretation and application of existing laws, regulations, and policies, which in turn may limit or restrict us and could materially and adversely affect its business and operations.

Triller has a limited operating history and experience fluctuations in its results of operations due to the nature of its business and a number of factors, which makes it difficult to forecast its revenue and evaluate its business and future prospects.

Triller’s ability to forecast its future results of operations and plan for and model future growth is limited. Triller has a limited operating history which makes it difficult to predict its results of operations. In addition, Triller’s results of operations may fluctuate from quarter to quarter as a result of the nature of its business and a number of factors, many of which are outside of Triller’s control and may be difficult to predict. For example, Triller hosts Events under its Bareknuckle Fighting Championships (“BKFC”) offerings which may lead to outsized revenue for one quarter compared to other quarters. Some additional factors that affect our results include, but are not limited to:

●	the level of demand for Triller’s Technology Platform and Events;

●	its ability to retain existing or add new Creators and Brands;

●	its ability to successfully integrate companies and assets it has acquired and in the future may acquire into its business;

●	the timing and success of new features, integrations, capabilities and enhancements by Triller to its products or by its competitors to their products;

●	changes in the competitive landscape of Triller’s market;

●	Triller’s ability to achieve widespread acceptance and use of its Technology Platform;

●	errors in Triller’s forecasting of the demand for its Triller app, Technology Platform offerings and Events, which could lead to lower revenue, increased costs or both;

●	the amount and timing of operating expenses and capital expenditures, as well as entry into operating leases, that Triller may incur to maintain and expand its business and operations and to remain competitive;

●	the timing of expenses and recognition of revenue;

●	security breaches, technical difficulties or interruptions to its Technology Platform resulting in service level agreement credits;

●	adverse litigation judgments, other dispute-related settlement payments or other litigation-related costs;

●	regulatory fines;

●	changes in, and continuing uncertainty in relation to, the legislative or regulatory environment;

●	legal and regulatory compliance costs in new and existing markets;

●	the number of new employees added and employee turnover;

●	the timing of the grant or vesting or settlement of equity awards to employees, directors or consultants;

●	the timing of the conversion of Triller’s outstanding convertible securities or when our outstanding debt may become due or payable;

●	the availability of content for licensing for use by Creators on its Technology Platform;

●	pricing pressure as a result of competition or otherwise;

●	costs and timing of expenses related to the acquisition of businesses, talent, technologies or intellectual property, including potentially significant amortization costs and possible write-downs; and

●	general economic conditions in either domestic or international markets, including geopolitical uncertainty and instability.

Any one or more of the factors above may result in significant fluctuations in Triller’s quarterly results of operations. You should not rely on Triller’s past results as an indicator of our future performance. The variability and unpredictability of Triller’s quarterly results of operations or other operating metrics could result in its failure to meet its expectations or those of analysts that cover it or investors with respect to revenue or other key metrics for a particular period. If Triller fails to meet or exceed such expectations for these or any other reasons, Triller could face costly lawsuits, including securities class action suits.

In addition, there has been historically a high failure rate among early-stage companies. Early-stage companies face a number of risks, including, among others, the ability to effectively implement a growth strategy, counter and respond to actions by competitors, maintain adequate control of expenses and achieve market acceptance. Triller’s future performance will depend upon a number of factors, including its ability to successfully implement, launch, and achieve market acceptance of its Technology Platform and offerings to anticipate and manage the risks associated therewith. Triller has encountered and expects to continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, such as the risks and uncertainties described herein. We cannot assure you that we will successfully address any of these factors, and our failure to do so could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Triller has an unproven and evolving business model and the Company cannot provide any assurance that Triller will generate significant revenues or operating profit.

Triller’s current business model is unproven and evolving and the scale and profit potential, if any, is unknown at this time. Management has spent significant time developing and refining its business model in an effort to increase revenue and gain market share. For example, in 2022, Triller refocused its business model in an effort to refine the ways in which it generates revenue, as it determined that, at that time, the Triller app would not be a revenue generating business model. Triller intends to further refine its revenue model, including through its plan to implement a program designed to utilize the Triller app in a manner that allows it to monetize its existing user base and through a proposed launch of a sales and marketing program, among others. To date Triller’s efforts to create a profitable business model have not succeeded and there is no guarantee that it will achieve scale or profitability. Triller is subject to all of the risks inherent in the creation of a new business. Its ability to achieve scale and profitability is dependent, among other things, the success of its refocus of its business in 2022 and recent proposed changes to its revenue model, its ability to retain or add new users, Creators and Brands to our Technology Platform, its ability to gain acceptance of our Technology Platform and on Triller’s ability to successfully integrate companies it has acquired and in the future may acquire into its business.

Triller has various financial obligations which have come due in the past six months and are coming due over the next twelve months and it may not be able to meet its cash obligations as those amounts come due.

Triller has various convertible financial obligations which have come due in the past six months and are coming due over the next twelve months, pursuant to which the holders thereof have the option to convert such obligations into equity securities of Triller or be paid in cash at maturity. In the event these holders do not choose to convert such obligations into equity securities in Triller and instead elect to receive cash in lieu of shares, Triller may not have sufficient cash on hand to satisfy these obligations or may be unable to meet its cash obligations as they become due, which would materially harm Triller’s financial condition and liquidity as well as its reputation.

The loss of a large customer could have an adverse effect on Triller’s business.

As of December 31, 2023, Triller had one customer that comprised approximately 11.5% of consolidated accounts receivable. As of December 31, 2022, Triller had no customers that comprised over 10% of consolidated accounts receivable. During the years ended December 31, 2023 and 2022, Triller had a single customer, All Elite Wrestling, a customer of TrillerTV, which accounted for approximately 19% and 16% of Triller’s consolidated revenue, respectively. Pursuant to Triller’s distribution agreement with All Elite Wrestling (“AEW”), TrillerTV holds a non-exclusive, non-transferable right to distribute certain audiovisual programs that are owned or controlled by AEW on TrillerTV’s distribution platform within the US and UK. In consideration for such rights and pursuant to Triller’s distribution agreement, TrillerTV pays AEW a fixed percentage of all net revenues generated through the distribution of such media (which usually occur through pay-per-view sales). In addition, the distribution agreement grants TrillerTV the right to distribute and sell certain of AEW’s branded wrestling programs as a monthly subscription service via Triller’s distribution platforms outside of the United States, United Kingdom and other territories in return for a fixed percentage of all revenue collected by TrillerTV in connection therewith. The distribution agreement automatically renews for successive one year periods and may be terminated by either party upon the delivery of 30 days’ notice.

Triller manages its exposure to credit risk by performing ongoing evaluation of its customers’ credit worthiness and the amount of credit extended to them. Customers of this size may divert management’s attention from other operational matters and pull resources from other areas of the business, resulting in potential loss of revenue from other customers. The loss of, or significant curtailment of purchases by, any one or more of Triller’s larger customers could have a material adverse effect on its operating results.

Non-compliance with the objective and subjective criteria for the Paycheck Protection Program (“PPP”) loan could have a material adverse effect on Triller’s business.

On April 10, 2020, Triller Inc. received a PPP Loan from First Choice Bank, in the aggregate amount of $1,556,000, pursuant to the Paycheck Protection Program (“PPP”) under Division A, Title I of the CARES Act, which was enacted March 27, 2020. The PPP Loan, which was in the form of a note dated April 10, 2020 issued by First Choice Bank, which matured on April 13, 2022, and bore interest at a rate of 1% per annum, payable monthly commencing on the fifth calendar day of the seventh month following the date of first disbursement. The PPP Loan permitted prepayment by Triller at any time prior to maturity with no prepayment penalties. Funds from the PPP Loan could only be used for payroll costs, any payment of interest on a covered mortgage obligation, any payment on a covered rent obligation, or any covered utility incurred during the 8-week period beginning on the date of first disbursement of this loan. Triller used the entire PPP Loan amount for what it considered to be qualifying expenses, under the current guidance as promulgated by the U.S. Small Business Administration (the “SBA”). Under the terms of the PPP, certain amounts of the PPP Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act. The PPP Loan was forgiven by the First Choice Bank on July 28, 2021, but is currently being reviewed by the SBA. On January 11, 2024, Triller received a request for a production of documents and information from the SBA.

In order to apply for the PPP Loan, Triller were required to certify, among other things, that the current economic uncertainty made the PPP Loan request necessary to support Triller’s ongoing operations. If the SBA determines that Triller were ineligible to receive the PPP Loan or determines that Triller did not comply with requirements after receiving the PPP Loan, Triller may be required to repay the PPP Loan in its entirety and/or be subject to additional penalties and adverse publicity, which could have a material adverse effect on Triller’s business, results of operations, and financial condition.

If the Company’s goodwill or intangible assets become impaired, the Company may be required to record an additional significant charge to earnings.

A significant decline in the Company’s expected future cash flows, a significant adverse change in the business climate, slower economic growth or a significant and sustained decline in the value of ILLR’s common stock, any or all of which could be materially impacted by many of the risk factors discussed herein, may necessitate ILLR’s taking charges in the future related to the impairment of its goodwill. Future regulatory actions could also have a material impact on assessments of goodwill for impairment. If ILLR were to conclude that a future write-down of its goodwill is necessary, ILLR would record the appropriate charge, which could have a material adverse effect on its results of operations. ILLR reviews its goodwill for impairment annually and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of goodwill may not be recoverable. If such goodwill or intangible assets are deemed to be impaired, an impairment loss equal to the amount by which the carrying amount exceeds the fair value of the assets would be recognized. Any impacts to ILLR’s business, including macroeconomic conditions such as rising interest rates and fluctuations in markets, could result in impairments and significant charges to earnings.

Triller is not in compliance with the payment obligations of a significant number of its significant music licensing agreements and agreements with other vendors and counterparties.

Triller is not in compliance with the payment obligations of a significant number of its contracts with certain of its counterparties, including with respect to its music licenses, as a result of its inability to make certain fee payments required pursuant to such agreements or its failure to make such payments on time. In addition to being behind on payments to music licensing counterparties, Triller is overdue on payments to other parties and vendors, including but not limited to those providing Triller with engineering, marketing and legal services. These amounts currently exceed Triller’s cash balance and Triller currently has obligations, that could impact its ability to obtain financing in the future. If Triller is not able to obtain sufficient financing to satisfy these obligations it may be unable to pay its obligations when they come due. Triller also has payments due to certain of its landlords at its rented facilities. This may further affect Triller’s ability to remain solvent and pay its obligations when they come due, including under existing litigation settlement obligations and new adverse judgments.

While Triller is currently working with its partners and counterparties and/or negotiating the terms of these various agreements, if Triller is unsuccessful in renegotiating these agreements or receiving waivers of the due date of payments required thereunder, its partners and vendors could terminate these agreements and require Triller to make these fee payments in their entirety. Further, if Triller’s music licensing partners terminate Triller’s agreements, it will also lose the right to include their content on Triller’s platform. Such counterparties have in the past and may in the future look to file litigation against Triller seeking such overdue payment, which could have an adverse effect on Triller’s business, financial condition, and results of operations.

We may in the future be adversely affected by natural disasters, the physical effects of climate change, and other catastrophic events, and by man-made problems such as geo-political conflicts and events, including acts of war and terrorism, that could disrupt Triller’s business operations and adversely affect Triller’s financial condition and results of operations.

We have been, and may in the future be, adversely affected by significant natural disasters, the physical effects of climate change, or other catastrophic events, such as the COVID-19 pandemic, earthquakes, blizzards, tsunamis, hurricanes, droughts, fires, or floods, or other catastrophic events, such as terrorism, the military conflict involving Russia and Ukraine and economic sanctions imposed on Russia, extended outages of critical utilities, power loss, telecommunications failure, or any critical resource shortages affecting us, Triller’s users or partners. In the event of a natural disaster or other catastrophic event, Triller and its third-party providers may be unable to continue operations, may endure system interruptions, any of which could result in reputational harm, delays in development or interruptions of Triller’s Technology Platform, breaches of data security, and loss of critical data, all of which could have an adverse effect on Triller’s business, financial condition, and results of operations.

In addition, although Triller is not directly impacted by the war between Russia and Ukraine, conflict in Ukraine has further disrupted trade, intensified problems in the global supply chain, and contributed to inflationary pressures. Financial markets around the world experienced volatility following the recent invasion of Ukraine by Russia. In response to the invasion, the United States, United Kingdom and EU, along with others, imposed significant new sanctions and export controls against Russia, Russian banks and certain Russian individuals and may implement additional sanctions or take further punitive actions in the future. The full economic and social impact of the sanctions imposed on Russia (as well as possible future punitive measures that may be implemented), as well as the counter measures imposed by Russia, in addition to the ongoing military conflict between Ukraine and Russia and related sanctions, which could conceivably expand into the surrounding region, remains uncertain; however, both the conflict and related sanctions have resulted and could continue to result in disruptions to trade, commerce, pricing stability, credit availability, supply chain continuity and reduced access to liquidity in both Europe and globally, and has introduced significant uncertainty into global markets. In particular, the ongoing Russia-Ukraine conflict and related sanctions has contributed to rapidly rising costs of living (driven largely by higher energy prices) in Europe and other advanced economies. Further, a weak or declining economy could strain Triller’s suppliers and manufacturers. As a result, Triller’s business and results of operations may be adversely affected by the ongoing conflict between Ukraine and Russia and related sanctions, particularly to the extent it escalates to involve additional countries, further economic sanctions or wider military conflict.

Generally, during times of war and other major conflicts, Triller, the third parties on which Triller relies, and Triller’s partners may be vulnerable to a heightened risk of cyberattacks, including retaliatory cyberattacks, that could seriously disrupt Triller’s business. Triller has experienced an increase in attempted cyberattacks on its products, systems, and networks, which Triller believes are related to the conflict. Triller may also face retaliatory attacks by governments, entities, or individuals who do not agree with its public expressions of support for Ukraine and its Ukrainian team members. Any such attack could cause disruption to Triller’s platform, systems, and networks, result in security breaches or data loss, damage Triller’s brand, or reduce demand for Triller’s services or advertising products. In addition, Triller may face significant costs (including legal and litigation costs) to prevent, correct, or remediate any such breaches. Triller may also be forced to expend additional resources monitoring its platform for evidence of disinformation or misuse in connection with the ongoing conflict.

Unfavorable macroeconomic conditions, including those caused by inflation or reductions in customers’ spending, could limit Triller’s ability to grow its business and negatively affect its results of operations.

Triller’s business is also impacted by macroeconomic factors. General business and economic conditions that could affect Triller’s business, financial condition or results of operations include fluctuations in economic growth, debt and equity capital markets, liquidity of the global financial markets, access to Triller’s liquidity within the U.S. banking system, the availability and cost of credit, investor and consumer confidence, and the strength of the economies in which Triller, its manufacturers and its suppliers operate. Triller’s products and services may be considered discretionary items for consumers. Factors affecting the level of consumer spending for such discretionary items include general economic conditions and other factors, such as consumer confidence in future economic conditions, recessionary forces, rising and fluctuating interest rates, the availability and cost of consumer credit, levels of unemployment and tax rates. In recent years, the United States and other significant economic markets have experienced cyclical downturns and worldwide economic conditions remain uncertain. As global economic conditions continue to be volatile or economic uncertainty remains, trends in consumer discretionary spending also remain unpredictable and subject to reductions and, therefore, Triller cannot be sure the extent to which Triller may be affected by recessionary conditions. Unfavorable economic conditions may lead consumers to delay or reduce purchases of Triller’s products and consumer demand for its products may not grow as Triller expects. Triller’s sensitivity to economic cycles and any related fluctuation in consumer demand for its products and services could materially adversely affect Triller’s business, financial condition, and results of operations. In addition, political instability or adverse political developments could harm Triller’s business, financial condition and results of operations.

In addition, market volatility, the high inflationary environment and economic uncertainty make it potentially very difficult for Triller’s customers, its Brands, Creators and Triller to accurately forecast and plan future business activities. During challenging economic times, Creators, Brands and users may have difficulty gaining timely access to sufficient credit or obtaining credit on reasonable terms and may face increased costs or other negative financial impacts, each of which could impair their ability to make timely payments to Triller and adversely affect Triller’s revenue. If that were to occur, Triller’s financial results could be harmed. Further, challenging economic conditions may impair the ability of Triller’s Creators, Brands and users partners to pay for the applications and services Triller offers, which may impact demand for its products. In addition, a weak or declining economy could also strain Triller’s suppliers and manufacturers, possibly resulting in supply disruption. Any of the foregoing could harm Triller’s business and Triller cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact Triller’s business.

Triller’s financial performance in certain quarters and years may fluctuate and may not be indicative of, or comparable to, its financial performance in subsequent financial quarters or years due to economic conditions and operational factors.

Triller’s business is impacted geopolitical events, the overall macro-economy, Brands’ marketing budgets and expenditures and other factors such as interest rates. For example, when Brands have higher marketing expenditures or budgets, which often correspond to broader economic factors, Triller benefits from these trends. In addition, Triller may generate less revenue during reporting periods that have fewer major public or civic engagement on social media, which would have otherwise generated marketing dollars, resulting in lower marketing spend by Brands. Triller’s intention is to continue to diversify its client base such that any one of these factors or events would have a less significant impact on its overall revenue and operating results. If Triller is unsuccessful in diversifying its client base, Triller would continue to be subject to significant fluctuation in its annual and quarterly results, and this may materially adversely affect Triller’s business, financial condition, and results of operations.

Triller’s recent acquisitions have caused Triller to grow rapidly, and Triller will need to continue to make changes to operate at its current size and scale. Triller has in the past faced and may in the future face, difficulty in integrating the operations of the businesses acquired in its recent transactions, and Triller may never realize the anticipated benefits and cost synergies from all of these transactions. If Triller is unable to manage its current operations or any future growth effectively, its business could be adversely affected.

Triller’s recent acquisitions have caused Triller to grow rapidly, and Triller may need to continue to make changes to operate at its current size and scale. If Triller fails to realize the anticipated benefits and cost synergies from its recent acquisitions, or if it experiences any unanticipated or unidentified effects in connection with these transactions, including write-offs of goodwill, accelerated amortization expenses of other intangible assets or any unanticipated disruptions with important third-party relationships, Triller’s business, financial condition and results of operations could be adversely affected. Moreover, Triller’s recent acquisitions involve risks and uncertainties including those associated with the integration of operations, financial reporting, technologies and personnel and the potential loss of key employees, customers or strategic partners. The integration of Triller’s acquired businesses has and will require significant time and resources. For example, Triller currently manually closes the books across its various subsidiaries and business units, and manually consolidate and roll up such subsidiary financials into Triller’s consolidated financial statements. Triller does not currently utilize a consolidated ERP system to manage the closing of Triller’s books or the roll up of financials into Triller’s consolidated financials. This process creates a risk of errors, is time intensive and costly. Triller may not be able to manage the integration of acquired businesses successfully or achieve the strategic, financial or operating objectives of the acquisition or integration, any of which could adversely affect Triller’s business, results of operations or the value of Triller’s acquisitions, and these acquisitions may not be accretive to its earnings and may negatively impact its results of operations. If Triller’s operations continue to grow, Triller will be required, among other things, to upgrade its information systems and other processes and to obtain more space for its expanding administrative support and other personnel. Triller’s continued growth could strain its resources, and Triller could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees. These difficulties could result in the erosion of Triller’s brand image and reputation and could have an adverse effect on its business, financial condition, and operating results.

If the Company acquires, combines with or invests in other businesses, it will face risks inherent in such transactions.

The Company has in the past considered and will continue, from time to time, to consider, opportunistic strategic or transformative transactions, which could involve acquisitions, combinations or dispositions of businesses or assets, or strategic alliances or joint ventures with companies engaged in music entertainment, entertainment or other businesses. Any such combination could be material, be difficult to implement, disrupt the Company’s business or change its business profile, focus or strategy significantly.

The Company entered into multiple strategic alliances in the past and later recognized related impairment losses on investments and goodwill. The Company may incur debts in the future upon an acquisition or suffer losses related to impairment of these investments. The Company will continue to examine the merits, risks and feasibility of potential transactions, and expect to explore additional acquisition opportunities in the future. Such examination and exploration efforts, and any related discussions with third parties, may or may not lead to future acquisitions and investments. The Company may not be able to complete acquiring or investing transactions that the Company initiates. The Company’s ability to grow through such acquisitions and investments will depend on many factors, including the availability of suitable acquisition candidates at an acceptable cost, the Company’s ability to reach agreement with acquisition candidates or investee companies on commercially reasonable terms, the availability of financing to complete transactions and the Company’s ability to obtain any required governmental approvals.

Any future transaction could involve numerous risks, including:

●	potential disruption of the Company’s ongoing business and distraction of management;

●	potential loss of Creators and Brands (e.g. musicians, athletes, and influencers);

●	difficulty integrating the acquired businesses or segregating assets to be disposed of;

●	exposure to unknown and/or contingent or other liabilities, including litigation arising in connection with the acquisition, disposition and/or against any businesses the Company may acquire;

●	reputational or other damages to the Company’s business as a result of a failure to consummate such a transaction for, among other reasons, failure to gain antitrust approval;

●	difficulty in realizing synergies between acquired businesses and the Company’s current businesses, including the Company’s ability to achieve the customer synergies that motivated the acquisition;

●	acquired businesses having different users or customers than the Company’s current businesses, including resulting increased administrative burdens and need for additional personnel; and

●	changing the Company’s business profile in ways that could have unintended consequences.

If the Company enters into significant transactions in the future, related accounting charges may affect its business, results of operations and financial condition, particularly in the case of any acquisitions. In addition, the financing of any significant acquisition may result in changes in the Company’s capital structure, including the incurrence of additional indebtedness, which may be substantial. Conversely, any material disposition could reduce the Company’s indebtedness or require the amendment or refinancing of the Company’s outstanding indebtedness or a portion thereof. the Company may not be successful in addressing these risks or any other problems encountered in connection with any strategic or transformative transactions. The Company cannot assure you that if it makes any future acquisitions, investments, strategic alliances or joint ventures or enter into any business combination that they will be completed in a timely manner, or at all, that they will be structured or financed in a way that will enhance the Company’s creditworthiness or that they will meet the Company’s strategic objectives or otherwise be successful. The Company also may not be successful in implementing appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these transactions. Failure to effectively manage any of these transactions could result in material increases in costs or reductions in expected revenues, or both. In addition, if any new business in which the Company invests or which it attempts to develop does not progress as planned, it may not recover the funds and resources the Company has expended and this could have a negative impact on the Company’s businesses or the Company’s company as a whole.

Triller is involved in lawsuits and other litigation matters that are expensive and time consuming, and, if resolved adversely, could harm Triller’s business, financial condition, or results of operations.

Triller is involved in numerous lawsuits, many of which claim statutory damages and/or seek significant changes to Triller’s business operations, and Triller anticipates that it will continue to be involved in numerous lawsuits in the future. Triller has faced, currently face, and will continue to face additional lawsuits based on claims related to, among other things, advertising, privacy, security, content intellectual property infringement, employment or performance of services, activities on Triller’s Technology Platform, consumer protection, or product performance or other claims related to the use of consumer hardware and software, music used on Triller’s platform or related to Triller’s acquisitions. For example, Triller is currently the subject of various litigation proceedings, including a class action lawsuit alleging unpaid wages for production workers, a lawsuit to collect all fees due by Universal Music Publishing Group amongst other claims, a class action against one of Triller’s subsidiaries over the use of consumer personal identifying information and a lawsuit by two social media influencers claiming they are entitled to equity based on services, some of which are entering mediation and/or settlement discussions.

There can be no assurances that a favorable final outcome will be obtained in all Triller’s cases, and defending any lawsuit is costly and can impose a significant burden on management and employees. Any litigation to which Triller is a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal or in payments of substantial monetary damages or fines, or Triller may decide to settle lawsuits on similarly unfavorable terms, which has occurred in the past and which could adversely affect Triller’s business, financial conditions, or results of operations.

If these lawsuits are not resolved in its favor, Triller would not have enough cash on hand to meet these obligations unless it is able to raise additional capital in an amount sufficient to satisfy them. This may affect Triller’s ability to remain solvent and pay its obligations when they come due, including under existing litigation settlement obligations and new litigation adverse judgments.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for Triller because technology companies have experienced significant stock price volatility in recent years. If Triller faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm Triller’s business.

Planned expansion of Triller’s operations into new products, services and technologies, including content categories, is inherently risky and may subject Triller to additional business, legal, financial and competitive risks.

Triller currently focus its operations on its AI powered Technology Platform, which provides content creation and distribution (Triller app, TrillerTV, Metaverz, Thuzio and Amplify.ai), fan engagement (Fangage, Julius and Amplify.ai) and targeted promotions and upsells (CrossHype) products and services across the digital platforms used by Triller’s Creators and Brands. Further expansion of Triller’s operations and its marketplace into additional products and services involves numerous risks and challenges, including potential new competition, increased capital requirements and increased marketing spend to achieve customer awareness of these new products and services. Growth into additional content, product and service areas may require changes to Triller’s existing business model and cost structure and modifications to its infrastructure and may expose Triller to new regulatory and legal risks, any of which may require expertise in areas in which Triller has little or no experience. There is no guarantee that Triller will be able to successfully expand its products and services into these areas.

Improper or illegal use of Triller’s Technology Platform could seriously harm Triller’s business and reputation.

Triller cannot be certain that the technologies that Triller has developed to repel spamming attacks will be able to eliminate all spam messages from its products. Spammers attempt to use Triller’s products to send targeted and untargeted spam messages to users, which may embarrass or annoy users and make Triller’s products less user friendly. Triller does not currently have procedures or processes in place to accurately estimate the number of bots or spammers on Triller’s Technology Platform, but are actively working to prevent bots and spammers from engaging on Triller’s platform. Triller’s actions to combat spam may also divert significant time and focus from improving its products. As a result of spamming activities, Triller’s users may use its products less or stop using them altogether, and result in continuing operational cost to Triller. Triller may also be subject to liability or claims related to such spamming activity.

Similarly, terrorists, criminals, and other bad actors may use Triller’s Technology Platform to promote their goals and encourage users to engage in terror and other illegal activities. Triller expects that as more people use its Technology Platform, these bad actors will increasingly seek to misuse Triller’s products. Although Triller invests resources to combat these activities, including by suspending or terminating accounts Triller believes are violating its Terms of Service, it expects these bad actors will continue to seek ways to act inappropriately and illegally on its Technology Platform. Combating these bad actors requires Triller’s teams to divert significant time and focus from improving its products. In addition, Triller may not be able to control or stop its Technology Platform from becoming the preferred application of use by these bad actors, which may become public knowledge and seriously harm Triller’s reputation or lead to lawsuits or attention from regulators. If these activities increase on Triller’s Technology Platform, Triller’s reputation, user growth and user engagement, and operational cost structure could be seriously harmed.

Triller tracks certain performance metrics with internal tools and do not independently verify such metrics. Certain of Triller’s performance metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm Triller’s reputation and negatively affect its business.

Triller calculate Consumer Accounts using internal company data that has not been independently verified. These numbers are based on what Triller believes to be reasonable calculations for the applicable period of measurement, but there are inherent challenges in measuring Consumer Accounts. For example, while Triller endeavors to accurately capture its Consumer Accounts, from time to time certain bot and/or duplicate accounts are created and appear on its Technology Platform which may impact the number of Consumer Accounts. As a result, Triller’s reported Consumer Accounts may include bot and duplicative accounts, thereby overstating Triller’s actual Consumer Accounts. While Triller has recently undergone a robust process to purge as many of the duplicate and bot accounts as practical given Triller’s resources and Triller regularly monitors and reviews these figures and have put in place controls designed to prevent bot users and or duplicates, there can be no assurance that these controls will be effective in eliminating all bot or duplicate accounts. The inclusion of duplicate and/or bot accounts in the Consumer Accounts reported at any given time may lead to an inaccurate assessment of the total number of Consumer Accounts on Triller’s Technology Platform. If Creators, Brands and users do not perceive Triller’s metrics to be accurate representations, or if Triller discovers material inaccuracies in its metrics, Triller’s reputation may be harmed and Creators, Brands and users may be less willing to utilize Triller’s Technology Platform or to allocate their budgets or resources to Triller’s products and services, which could negatively affect Triller’s business and operating results. In addition, if investors, analysts or customers do not believe Triller’s reported measures, such as Consumer Accounts, are sufficient or accurately reflect Triller’s business, Triller may receive negative publicity and its operating results may be adversely impacted.

If Triller’s efforts to attract Creators, users, consumers and Brands are not successful, Triller’s revenues will be adversely affected.

Triller generates revenue through Brands and consumers, with the majority of its revenue coming from Brands. To succeed, Triller must continue to attract and retain Creators, users and consumers who have traditionally engaged with internet and social media platforms such as Instagram, Snapchat and TikTok, as well as well as with video games, cable television, pay-per-view and video-on-demand services for entertainment. With additional Creators and consumers, Triller will attract more Brands which will improve its revenue. Triller’s ability to attract and retain Creators and users and consumers and have them regularly engage with Triller’s Technology Platform depends in part on Triller’s ability to consistently provide its Creators, users and consumers a high-quality experience. Triller must also continue to attract and retain influential Creators such as celebrities, athletes, journalists, sports leagues and teams, media outlets and Brands to leverage its Technology Platform to disseminate content and interact and transact with their followers, and users and consumers. Typically, Triller’s agreements with Creators may be terminated by Creators at any time. If Creators and consumers in either category do not perceive Triller’s products to be of high quality, if Triller introduces new products or features that are not favorably received by them or if Triller fails to introduce products and features that they desire, it may not be able to attract or retain Creators and users and consumers. Triller also cannot guarantee that it will be able to continue to identify these Creators in the future. Additionally, throughout Triller’s history, Creators from time to time have stopped participating on Triller’s Technology Platform and in Triller’s Events for any number of reasons, and Triller cannot guarantee that it will be able to retain current Creators. Additionally, many of Triller’s Creators users and consumers originate from word-of-mouth and referrals from existing Creators users and consumers. If Triller’s efforts to satisfy its existing Creators, users and consumers are not successful, Triller may not be able to attract new Creators, users and consumers, and as a result, it may fail to attract or retain Brands and its revenue may be affected adversely.

Triller’s success depends on its ability to attract Brands to its Technology Platform and provide users and consumers with engaging content, which in part depends on Creator contributed content. If Triller or Creators, including influential Creators, such as celebrities, athletes, journalists, sports leagues and teams, media outlets and Brands, do not continue to contribute engaging content to Triller’s Technology Platform, Triller’s consumer growth, retention and engagement may decline. That, in turn, may impair Triller’s ability to maintain good relationships with Brands that utilize Triller’s Technology Platform or attract new Brands, which may seriously harm Triller’s business and financial performance.

Use of social media by Triller’s Creators, Brands and users may materially and adversely affect Triller’s reputation or subject Triller to fines or other penalties.

Triller integrate third-party social media platforms into its Technology Platform. For example, in addition to Triller’s own content on its website and Triller app, Triller’s Creators can share content on social-media platforms such as Facebook, Instagram, TikTok and Twitter. As laws and regulations rapidly evolve to govern the use of these platforms and devices, the failure by us, Triller’s employees, Triller’s network of Creators, Triller’s Brands, Triller’s users or third parties acting at Triller’s direction to abide by applicable laws and regulations in the use of these platforms and devices or otherwise could subject Triller to regulatory investigations, class action lawsuits, liability, fines or other penalties and have a material adverse effect on Triller’s business, financial condition and results of operations.

In addition, any use of social media for marketing may increase the burden on Triller to monitor compliance of such materials, and increase the risk that such materials could contain problematic product or marketing claims in violation of applicable regulations. For example, in some cases, the Federal Trade Commission (“FTC”) has sought enforcement action where an endorsement has failed to clearly and conspicuously disclose a material relationship between an influencer and an advertiser. While Triller asks Creators to comply with FTC regulations and Triller’s guidelines, Triller does not regularly monitor what its Creators post, and if Triller were held responsible for the content of their posts, it could be forced to alter its practices, which could have material adverse effect on Triller’s business, financial condition, and results of operations.

Negative commentary regarding us, Triller’s products or Creators or Brands, Triller’s users and other third parties who are affiliated with Triller may also be posted on social media platforms and may be adverse to Triller’s reputation or business. Creators with whom Triller maintains relationships could engage in behavior or use their platform to communicate directly with Triller’s users and consumers in a manner that reflects poorly on Triller’s brand and may be attributed to Triller or otherwise adversely affect Triller. It is not possible to prevent such behavior, and the precautions Triller takes to detect this activity may not be effective in all cases. The harm may be immediate, without affording Triller an opportunity for redress or correction.

Triller may not be successful in its efforts to further monetize its Technology Platform, which may harm Triller’s business.

Triller’s Technology Platform generates revenue through Brands and consumers, with most of Triller’s revenue generated from Brands through revenue sharing and service fee arrangements. When Triller enables the consumption of content by individuals in the form of Triller branded live Events, Triller creates an ecosphere of content across its Technology Platform offerings and it also generates revenue in the form of live-event ticket sales, pay-per-view fees, subscriptions and merchandise sales. Triller’s partnerships with high-profile Creators and Brands enable Triller to host live Events that receive massive viewership. As such, Triller is seeking to expand its relationships with Brands, its Creator and consumer base and increase the number of hours that consumers spend on Triller’s Technology Platform and the volume of content that is published across and from Triller’s Technology Platform in an effort to create additional revenue opportunities. Triller has made, and are continuing to make, significant investments to enable users, Brands, Creators, and advertisers to create compelling content and deliver advertising to Triller’s users.

Triller’s ability to deliver more relevant content to its users and consumers and to increase its Technology Platform’s value to Brands and Creators depends on the collection of engagement data, which may be restricted or prevented by a number of factors. Consumers may decide to opt out or restrict some of Triller’s ability to collect personal data or to provide them with more relevant and sponsored content. Creators could refuse to allow Triller to collect data regarding engagement or refuse to implement mechanisms Triller requests to ensure compliance with Triller’s legal obligations or technical requirements in some instances. If these possible scenarios occur to a large enough extent, Triller may not be able to achieve its expected growth in revenue or gross profit. Triller may not be able to compete effectively or adapt to any such changes or trends, which would harm Triller’s ability to grow its advertising revenue and harm its business.

Further, Triller may not be successful in further monetizing its Technology Platform. Most of the revenue from Triller’s Technology Platform is generated from Brands through revenue sharing and service fee arrangements. Revenue share comes from advertising, premium content, Events, pay-per-view fees, subscription fees or merchandise sales that are transacted via Triller’s Technology Platform. As a result, Triller’s financial performance and ability to grow revenue could be seriously harmed if:

●	Triller does not expand or retain its relationships with Brands and Creators;

●	Triller’s reputation is harmed;

●	there is a decline in Triller’s available content or a decrease in the perceived quantity, quality, usefulness or relevance of the content provided by Triller and Triller’s Creators;

●	competitive developments result in Triller’s competitors possessing various competitive advantages, whether technological or otherwise;

●	Triller does not adjust to changes to the industry landscape;

●	Triller does not continue to invest in and strengthen Triller’s Technology Platform, including Triller’s suite of Creator offerings and Triller’s Events and Events-related services;

●	Triller fails to identify attractive opportunities to enhance existing businesses or grow its portfolio of assets;

●	Triller fails to continue to develop creative and entertaining programs and Events;

●	macroeconomic conditions, including changes in corporate spending and discretionary consumer spending, divert Brand and consumer expenditures away from the markets Triller serves; and

●	Triller fails to produce and/or distribute premier Events throughout the year, including BKFC and TrillerTV programming.

If Triller is unable to maintain adequate content on its Technology Platform, its business may be harmed.

Triller may fail to attract Creators that generate sufficient content hours on its Technology Platform and for its Brands. Triller’s business model depends on its ability to connect its Brands with content Creators. If Triller is unable to grow and maintain spend from its Brands, either through revenue sharing relationships or fee sharing arrangements, its results of operations may be harmed.

Triller operates in a highly competitive industry, and Triller competes for Brands with other social media outlets and streaming services, as well as traditional media, such as radio, broadcast, cable and satellite TV and satellite and internet radio. Triller may not be successful in maintaining or improving the number of its Brand partners who utilize Triller’s Technology Platform for advertising, premium content, Events, pay-per-view fees, subscription fees or merchandise sales that are transacted via Triller’s Technology Platform.

Triller’s competitors offer content and other platforms that may be more attractive to advertisers than Triller’s Technology Platform. If Triller is unable to increase its revenue by, among other things, continuing to improve its Technology Platform’s data to further optimize and measure its Brand partners’ campaigns, increase revenue from fee sharing arrangements or the completion of successful campaigns for its Brands, Triller’s business and its growth prospects may be harmed. Triller may not be able to compete effectively or adapt to any such changes or trends, which would harm its ability to grow its advertising revenue and harm its business.

Triller’s success and revenue growth are dependent on adding new Creators, users, consumers and Brands, effectively educating and training Triller’s existing Creators and Brands on how to make full use of Triller’s Technology Platform and increasing usage of Triller’s Technology Platform by Triller’s consumers.

Triller’s success is dependent on regularly adding new Creators and Brands and increasing Triller’s consumers’ usage of Triller’s platform and Triller faces competition from a variety of other domestic and foreign companies. Triller faces competition from alternative providers of the entertainment, content, live Events and sports industries. Triller’s contracts and relationships with Creators and Brands generally do not include long-term or exclusive obligations requiring them to use Triller’s platform or maintain or increase their use of Triller’s platform. Creators can also terminate their agreements with Triller for convenience.

Triller’s Creators and Brands typically have relationships with numerous providers and can use both Triller’s platform and those of Triller’s competitors without incurring significant costs or disruption. Triller’s Brands may also choose to decrease their use of revenue sharing and service fee arrangements. Accordingly, Triller must continually work to win new Brands and Creators and retain existing Brands and Creators, increase their usage of Triller’s platform and increase Triller’s users. Given the number of products on Triller’s Technology Platform, Triller may not be successful at educating and training Creators and Brands on how to use Triller’s platform and products in order for Triller’s Creators and Brands to get the most benefit from Triller’s Technology Platform and increase their usage. If these efforts are unsuccessful or Creators or Brands decide not to continue to maintain or increase their usage of Triller’s Technology Platform for any other reason, or if Triller fails to attract new Creators or Brands, Triller’s revenue could fail to grow or decline, which would materially and adversely harm Triller’s business, operating results and financial condition. Any increased competition, which may not be foreseeable, or Triller’s failure to adequately address any competitive factors, could result in reduced demand for its content, live Events, or brands, which could have an adverse effect on Triller’s business, financial condition, and results of operations. Triller cannot assure you that its Creators, Brands and consumers will continue to use and increase their spend on Triller’s platform or that it will be able to attract a sufficient number of new Creators, Brands, users and consumers to continue to grow Triller’s business and revenue. If Brands representing a significant portion of Triller’s business decide to materially reduce their use of Triller’s Technology Platform or cease using Triller’s Technology Platform altogether, Triller’s revenue could be significantly reduced, which could have a material adverse effect on Triller’s business, operating results and financial condition.

Triller generates substantially all of its revenue from Brands. If the content and services provided on Triller’s Technology Platform are not relevant to Brands, fail to attract new Brands or result in a loss of Brands using Triller’s Technology Platform, Triller’s growth may be adversely impacted.

Triller generates substantially all of its revenue from Brands through revenue sharing and service fee (including SaaS) arrangements. Revenue share comes from advertising, premium content, Events, pay-per-view fees, subscription fees or merchandise sales that are transacted via Triller’s Technology Platform. Service fees come from Brands that utilize Triller’s platform to reach consumers via a combination of campaign fees, sponsorship fees and transaction fees or SaaS fees, including monthly subscription fees. Even though Triller also generates revenue from consumers in the form of Creator-driven live-event ticket sales, pay-per-view fees, subscriptions and merchandise sales, Triller still expects to continue to generate substantially all its revenue from Brands for the foreseeable future.

Most Brands do not have long-term commitments with us, and Triller’s efforts to establish long-term commitments may not succeed. Because most Brands do not have long-term commitments with us, they may terminate their contracts and relationships with Triller and may instead pursue relationships with competitors. Since Triller does not have long-term contractual commitments with its Brand partners, maintaining and enhancing relationships with its Brand partners will require Triller to make substantial investments and these investments may not be successful.

The Brands with whom Triller partners vary from small businesses to well-known Fortune 500 companies. Due to Triller’s limited operating history, many Brands only recently started working with Triller’s Technology Platform solutions and spend a relatively small portion of their overall advertising budget with Triller In addition, some Brands may view some of Triller’s Technology Platform offerings as experimental and unproven or prefer certain of Triller’s products over others.

Furthermore, in April 2021, Apple issued an iOS update that imposes heightened restrictions on Triller’s access and use of user data by allowing users to more easily opt-out of tracking of activity across devices. Additionally, Google has announced that it will implement similar changes with respect to its Android operating system and major web browsers, like Firefox, Safari, and Chrome, have or plan to make similar changes as well. These changes have adversely affected Triller’s targeting, measurement, and optimization capabilities. This has resulted in, and in the future is likely to continue to result in, reduced demand for Triller’s Technology Platform products and could seriously harm Triller’s business. The longer-term impact of these changes on Triller’s industry, Triller’s competitors, Triller’s business, and the developers, partners, and advertisers within Triller’s community is uncertain, and depending on how Triller, its competitors, and the overall industry adjusts, and how Triller’s partners, advertisers, and users respond, Triller’s business could be seriously harmed. While Triller implements alternative solutions, Triller is subject to rules and standards set by the owners of such mobile operating systems which may be unclear, change, or be interpreted in a manner adverse to Triller and require Triller to halt or change Triller’s solutions, any of which could seriously harm Triller’s business.

Triller has made, and are continuing to make, investments to enable Creators and Brands to deliver relevant content to consumers on Triller’s Technology Platform. If Triller fails to continue to innovate and improve on its Technology Platform, its business may be harmed. New technologies, products and services are driving rapid changes in consumer behavior as consumers seek more control over when, where and how they consume content and access communications services. These technological advancements and changes in consumer behavior and/or Triller’s failure to effectively anticipate or adapt to such changes, could reduce Triller’s subscriber activations and increase Triller’s user churn rate, and could have a material adverse effect on Triller’s business, results of operations, financial condition and cash flow.

Moreover, Triller relies heavily on its ability to collect and disclose data and metrics to its Brands so Triller can attract new Brands and retain existing Brands. Any restriction or inability, whether by law, regulation, policy, or other reason, to collect and disclose data and metrics which Triller’s Brands find useful would impede Triller’s ability to attract and retain Brands. Regulators around the world are increasingly scrutinizing and regulating the collection, use, and sharing of personal data related to advertising, which could materially impact Triller’s revenue and seriously harm Triller’s business. For example, the European Union’s General Data Protection Regulation (“EU GDPR”) and the United Kingdom’s GDPR (“UK GDPR”) expanded the rights of individuals to control how their personal data is collected and processed, and placed restrictions on the use of personal data of younger minors. The processing of personal data for personalized advertising under EU GDPR and UK GDPR continues to be under increased scrutiny from European regulators, which includes ongoing regulatory action against large technology companies like Triller’s, the outcomes of which may be uncertain and subject to appeal. The upcoming European Digital Services Act (“DSA”) which will go into effect in late 2023 or early 2024, prohibits targeted advertising to minors based on the profiling of personal information in the European Union. Other European legislative proposals and present laws and regulations may also apply to Triller’s or Triller’s advertisers’ activities and require significant operational changes to Triller’s business. For example, it is anticipated that the ePrivacy Regulation and national implementing laws will replace the current national laws implementing the ePrivacy Directive, which could have a material impact on the availability of data Triller relies on to improve and personalize its products and features. Outside of Europe, other laws further regulate behavioral, interest-based, or targeted advertising, making certain online advertising activities more difficult and subject to additional scrutiny. For example, in the United States, the California Consumer Privacy Act (“CCPA”) and the California Privacy Rights Act of 2020 (“CPRA”) (operative January 2023), place additional requirements on the handling of personal data for us, Triller’s partners, and Triller’s advertisers, such as granting California residents the right to opt-out of a company’s sharing of personal data for certain advertising purposes in exchange for money or other valuable consideration. Other states are considering similar legislation. Moreover, individuals are also becoming increasingly aware of and resistant to the collection, use, and sharing of personal data in connection with advertising. Individuals are becoming more aware of options related to consent and other options to opt-out of such data processing, including through media attention about privacy and data protection.

Further, Triller may experience media, legislative, or regulatory scrutiny of its actions or decisions regarding user privacy, encryption, content, advertising and other issues, which may materially adversely affect Triller’s reputation and Triller’s relationship with its Brands.

Triller believes that a positive reputation concerning its Technology Platform is important in attracting and retaining Brands. In addition, Triller may fail to respond expeditiously or appropriately to objectionable practices by Creators users, or consumers, or to otherwise address user concerns or suffer reputational harm, which could erode confidence in Triller’s Brand partners. To the extent the content Triller produces, distribute or otherwise make available is perceived as low quality, offensive, harmful or otherwise not compelling to consumers and Brands, Triller’s ability to establish and maintain a positive reputation may be adversely impacted and Triller may lose Brand relationships or fail to attract new Brands to its business. Similarly, other companies with similar technologies and platforms may fail to respond expeditiously or appropriately to objectionable practices on their respective platforms and may not otherwise address concerns from users, family members of those users, or the broader public audience. If such other companies suffer public ridicule or reputational harm, such negative views could erode confidence in Triller’s Brand partners.

Triller’s user growth, engagement, and monetization on mobile devices depend upon effective operation with mobile operating systems, networks, technologies, products, and standards that Triller does not control.

There is no guarantee that popular mobile devices will continue to feature Triller’s products, or that mobile device users will continue to use Triller’s products rather than competing products. Triller is dependent on the interoperability of its products with popular mobile operating systems, networks, technologies, products, and standards that Triller does not control, such as the Android and iOS operating systems and mobile browsers. Changes, bugs, or technical issues in such systems, or changes in Triller’s relationships with mobile operating system partners, handset manufacturers, browser developers, or mobile carriers, or in the content or application of their terms of service or policies (which they have made in the past and continue to seek to implement) that degrade Triller’s products’ functionality, reduce or eliminate Triller’s ability to update or distribute its products, give preferential treatment to competitive products, limit its ability to deliver, target, or measure the effectiveness of ads, or charge fees related to the distribution of its products or its delivery of ads have in the past adversely affected, and could in the future adversely affect, the usage of its products and monetization on mobile devices. For example, Apple previously released an update to its Safari browser that limits the use of third-party cookies, which reduces Triller’s ability to provide the most relevant ads to its users and impacts monetization, and also released changes to iOS that limit its ability to target and measure ads effectively, while expanding their own advertising business. Triller expects that any similar changes to Apple’s, Google’s, or others’ browser or mobile platforms will further limit its ability to target and measure the effectiveness of ads and impact monetization. Additionally, in order to deliver high quality mobile products, it is important that Triller’s products work well with a range of mobile technologies, products, systems, networks, and standards that Triller does not control, and that Triller has good relationships with handset manufacturers, mobile carriers, and browser developers. Triller may not be successful in maintaining or developing relationships with key participants in the mobile ecosystem or in developing products that operate effectively with these technologies, products, systems, networks, or standards. In the event that it is more difficult for Triller’s users to access and use Triller’s products on their mobile devices, or if Triller’s users choose not to access or use Triller’s products on their mobile devices or use mobile products that do not offer access to Triller’s products, Triller’s user growth and user engagement could be harmed. From time to time, Triller may also take actions regarding the distribution of its products or the operation of its business based on what Triller believes to be in its long-term best interests. Such actions may adversely affect Triller’s users and Triller’s relationships with the operators of mobile operating systems, handset manufacturers, mobile carriers, browser developers, other business partners, or advertisers, and there is no assurance that these actions will result in the anticipated long-term benefits. In the event that Triller’s users are adversely affected by these actions or if Triller’s relationships with such third parties deteriorate, Triller’s user growth, engagement, and monetization could be adversely affected and Triller’s business could be harmed. Triller has in the past experienced challenges in operating with mobile operating systems, networks, technologies, products, and standards that Triller does not control, and any such occurrences in the future may negatively impact Triller’s user growth, engagement, and monetization on mobile devices, which may in turn materially and adversely affect Triller’s business and financial results.

Unfavorable media coverage has in the past and could in the future materially adversely affect Triller’s business, brand image or reputation.

Triller receives a high degree of media coverage. Unfavorable publicity and/or false media reports regarding us, Triller’s privacy practices, data security compromises or breaches, product changes, product quality, litigation or regulatory activity, including any intellectual property proceeding, or regarding the actions of Triller’s partners, Triller’s Creators, Triller’s Brands or consumers, Triller’s employees or other companies in Triller’s industry, has in the past and could in the future adversely affect Triller’s brand image or reputation. For example, there have been news articles discussing allegations against Triller for Triller’s nonpayment of fees, including articles discussing Triller’s litigation with Sony Music Entertainment and Universal Music Publishing Group, which may adversely affect Triller’s brand image or reputation. For more information, see discussion of the Sony Music Litigation under “Description of Triller’s Business—Legal Proceedings.”

If Triller fails to protect its brand image or reputation, Triller may experience material adverse effects to the size, demographics, engagement, and loyalty of Triller’s Creator and user base or Brand relationships, resulting in decreased revenue, fewer app installs (or increased app uninstalls), or slower user growth rates. In addition, if securities analysts or investors perceive any media coverage of us, or other companies with similar technologies and platforms, to be negative, the value of Triller’s Series A common stock (and, after the closing of the Merger, of Triller Common Stock) may be materially adversely affected. Any of the foregoing could materially adversely affect Triller’s business, financial condition and results of operations.

Triller’s market is competitive and dynamic. Triller faces and will continue to face significant competition for Creators, Brands and consumers, which could result in reduced profit margins and loss of market share.

Triller faces robust and rapidly evolving competition in all aspects of its business, including from companies that allow users to share and discover content and/or that enable Creators and Brands to use content platforms to reach customers, such as Apple, Alphabet (including Google and YouTube), Amazon, Snapchat, Facebook (including Instagram), ByteDance (including TikTok), ESPN+, BT Sport, Kayo Sports, Klaviyo and Showtime, among others.

Triller competes to attract, engage and retain users against current and potential competitors, both globally and in particular geographic regions where it operates. These competitive risks are heightened because some of Triller’s competitors have more extensive hardware, software, and service offerings, longer histories, larger user bases, increased brand recognition, more experience in the markets in which Triller competes and greater overall resources than Triller. These advantages enable them to devote more financial resources to technology, infrastructure, fulfillment and marketing, which in turn enables them to offer competitive services at little or no profit or even at a loss. For example, prominent, well-funded competitors like Apple, Google, and Amazon have a competitive advantage because they can leverage the substantially broader product offerings in their ecosystem to gain subscribers through bundled offers and to monetize users. Additionally, Triller’s current and future competitors have engaged and will continue to engage in mergers or acquisitions with each other to combine and leverage their broad audiences, content and capabilities.

Relatedly, Triller competes for users based on its presence and visibility as compared with other businesses and platforms that deliver audio and video content through the internet and connected devices. Triller faces significant competition for users from companies promoting their own digital content online or through application stores, including large, well-funded, and seasoned participants in the digital media market.

Triller also faces increasing competition because of new or emerging technologies and changes in market conditions. Triller’s current and future competitors have introduced, and may continue to introduce, new ways of consuming or engaging with content, such as ByteDance, that cause Triller’s users, especially the younger demographic, to switch to another product, which would negatively affect Triller’s user retention, growth, and engagement. As the market for on-demand video on the internet and mobile and connected devices increases, new competitors, business models and solutions are likely to emerge. Triller believes that companies with a combination of technical expertise, brand recognition, financial resources and digital media experience pose a significant threat of developing competing on-demand distribution technologies.

Additionally, Triller competes for a share of advertisers’ overall marketing budgets with other content providers on a variety of factors, including perceived return on investment, effectiveness and relevance of Triller’s advertising products and content offering, pricing structure, and ability to deliver large volumes or precise types of advertisements to targeted user demographic pools. Triller also competes for advertisers with a range of internet companies, including major internet portals, search engine companies, social media sites and mobile applications, as well as traditional advertising channels such as terrestrial radio and television.

Most of Triller’s competitors in this market have substantially greater financial and other resources, larger research and development staffs, and more experience and capabilities in developing, marketing and distributing products. Ongoing pricing pressure could result in significant price erosion, reduced profit margins and loss of market share, any of which could have a material adverse effect on Triller’s business, results of operations, financial position and liquidity. Large internet companies with strong brand recognition, such as TikTok, Facebook, Google, Amazon and Twitter, have significant numbers of sales personnel, substantial advertising inventory, proprietary advertising technology solutions and traffic that provide a significant competitive advantage and have a significant impact on pricing for reaching these user bases. Failure to compete successfully against Triller’s current or future competitors could result in the loss of current or potential advertisers, a reduced share of Triller’s advertisers’ overall marketing budget, the loss of existing or potential users, or diminished brand strength, which could adversely affect Triller’s pricing and margins, lower Triller’s revenue, increase Triller’s research and development and marketing expenses and prevent Triller from achieving or maintaining profitability.

Moreover, Triller competes with other forms of entertainment and leisure activities. While Triller monitors general market conditions, significant shifts in consumer demand that could materially alter public preferences for different forms of entertainment and leisure activities are difficult to predict. Failure to adequately identify and adapt to these competitive pressures could have a negative impact on Triller’s business.

Access to certain of Triller’s products depends on mobile app stores and other third parties such as data center service providers, hosted web service providers, internet transit providers and other communications systems service providers. If third parties such as the Apple App Store or Google Play Store adopt and enforce policies that limit, prohibit or eliminate Triller’s ability to distribute or update its applications through their stores, or increase the costs to do so, it could materially adversely affect Triller’s business, financial condition and results of operations.

Triller’s products and services mainly depend on mobile application stores and the continued services and performance of other third parties such as data center service providers, third party computer systems, internet transit providers, and other communications systems and service providers. Triller’s mobile applications are almost exclusively accessed through and depend on the Apple App Store and the Google Play Store. While Triller’s mobile applications are generally free to download from these stores, Triller offers its users the opportunity to purchase subscriptions and certain à la carte features through these applications. Triller determines the prices at which these subscriptions and features are sold, subject to approval by Apple or Google, as relevant. Purchases of these subscriptions and features via Triller’s mobile applications are mainly processed through the in-app payment systems provided by Apple and Google. Triller pays Apple and Google, as applicable, a meaningful share (up to 30%) of the revenue it receives from transactions processed through in-app payment systems (Google reduced its in-app purchase fees for subscription payments to 15% as of January 1, 2022). If the Apple App Store or the Google Play Store were to experience an outage, or if either decided to exit a market, many of Triller’s users may be unable to access Triller’s apps, which could materially adversely affect Triller’s business, financial condition and results of operations. Any deterioration in Triller’s relationships with these and other third-party suppliers, vendors, and business partners, or any adverse change in the terms and conditions governing these relationships, could have a negative impact on Triller’s business, financial condition, and results of operations.

Furthermore, application stores and other third party providers such as Apple and Google have broad discretion to make changes to their operating systems or payment services or change the manner in which their mobile operating systems function and their respective terms and conditions applicable to the distribution of Triller’s Technology Platform, including the amount of, and requirement to pay, certain fees associated with purchases required to be facilitated by such third parties through Triller’s applications, and to interpret their respective terms and conditions in ways that may limit, eliminate, or otherwise interfere with Triller’s products and services, Triller’s ability to distribute its Technology Platform through their stores, Triller’s ability to update its applications, including to make bug fixes or other feature updates or upgrades, the features Triller provides, the manner in which Triller markets its in-app products and services, its ability to access native functionality or other aspects of mobile devices, and its ability to access information about its users that they collect. There can be no assurance that Apple or Google, or any other similar third party, will not limit, delay, eliminate, or otherwise interfere with the distribution of Triller’s Technology Platform, or that Triller will not be limited or prohibited from using certain current or prospective distribution or marketing channels in the future. To the extent any of them do so, Triller’s business, financial condition and results of operations could be materially adversely affected.

In addition, the websites and apps of Triller’s competitors may rank higher than offerings from Triller’s Technology Platform and Triller’s Triller app in search engines and or app stores, and/or Triller’s application may be difficult to locate in device application stores, which could draw potential users away from Triller’s service and toward those of Triller’s competitors. Device application stores often offer users the ability to browse applications by various criteria, such as the number of downloads in a given time period, the length of time since an application was released or updated, or the category in which the application is placed. If Triller is unable to compete successfully for users against other digital media providers by maintaining and increasing its presence, ease of use, and visibility and the amount of content streamed on Triller’s Technology Platform may fail to increase or may decline and Triller’s subscription fees and advertising sales may suffer.

In operating its Technology Platform, Triller may fail to launch new products or features according to its timetable, and its new products or features may not be commercially successful.

In order for Triller’s integrated global platform to succeed over time, Triller will need to license, acquire or develop new products or features that can generate additional revenue and further diversify Triller’s revenue sources. A number of factors, including technical difficulties, government approvals and licenses of intellectual property rights required for launching new products, lack of sufficient development personnel and other resources, and adverse developments in Triller’s relationship with the licensors of Triller’s new licensed products could result in delay in launching Triller’s new products. Therefore, Triller cannot assure you that it will be able to meet its timetable for new launches.

Additionally, Triller’s operations and revenues are affected by consumer tastes and entertainment trends, including consumer use of Triller’s Technology Platform and other applications such as TikTok, Instagram, Facebook, Netflix and YouTube, and various other social media apps and short- and long- form streaming services, as well as the market demand for live sports and music Events, user-generated content generally, and internet-based Brand engagement, each of which are unpredictable and may be affected by changes in the economic, social, cultural and political climate or global issues such as the recent COVID-19 pandemic. Changes in consumers’ tastes or perceptions of Triller’s Technology Platform, content or business partners, whether as a result of the economic, social, cultural or political climate or otherwise, could adversely affect Triller’s operating results. Triller’s failure to avoid a negative perception among consumers or anticipate and respond to changes in consumer preferences, including in the form of content creation or distribution, could result in reduced demand for Triller’s services and content offerings or those of Triller’s partners and owned assets across Triller’s Technology Platform, which could have an adverse effect on Triller’s business, financial condition and results of operations.

There are many factors that may adversely affect the popularity of Triller’s new products. For example, Triller may fail to anticipate and adapt to future technical trends and new business models, fail to satisfy consumer preferences and requirements, fail to effectively plan and organize marketing and promotion activities, fail to effectively detect and prevent programming errors or defects in the products, and fail to operate Triller’s new products at acceptable costs. Triller cannot assure you that its new products will gain market acceptance and become commercially successful. If Triller is not able to license, develop or acquire additional digital entertainment products that are commercially successful, Triller’s future revenues and profitability may decline.

The use of Automatic Content Recognition (“ACR”) technology to collect viewing behavior data is emerging and may not be successful.

The utilization of viewing behavior data collected using ACR technology to inform digital advertising and content delivery is an emerging industry, and future demand and market acceptance for this type of data is uncertain. If the market for the use of this data does not develop or develops more slowly than Triller expects, or if Triller is unable to successfully develop and monetize its Brands, Creators, or offerings off of the viewing behavior data it collects, its growth prospects may be harmed.

Payment methods used on Triller’s Technology Platform subject Triller to third party payment processing-related risks.

Triller accepts payments from its users through a variety of methods, including online payments with credit cards and debit cards issued by major banks, payments made with gift cards processed by third-party providers and payment through third-party online payment platforms such as PayPal, Stripe, Afterpay, and Apple Pay. Triller also relies on third parties to provide payment processing services. For certain payment methods, including credit and debit cards, Triller pays interchange and other fees, which may increase over time and raise its operating costs and lower its profit margins. Triller may also be subject to fraud and other illegal activities in connection with the various payment methods Triller offers, including online payment options and gift cards. Transactions on Triller’s Technology Platform and mobile applications are “card-not-present” transactions, so they present a greater risk of fraud. Criminals are using increasingly sophisticated methods to engage in illegal activities such as unauthorized use of credit or debit cards and bank account information. Requirements relating to consumer authentication and fraud detection with respect to online sales are complex. Triller may ultimately be held liable for the unauthorized use of a cardholder’s card number in an illegal activity and be required by card issuers to pay charge-back fees. Charge-backs result not only in Triller’s loss of fees earned with respect to the payment, but also leave Triller liable for the underlying money transfer amount. If Triller’s charge-back rate becomes excessive, card associations also may require Triller to pay fines or refuse to process Triller’s transactions. In addition, Triller may be subject to additional fraud risk if third-party service providers or its employees fraudulently use consumer information for their own gain or facilitate the fraudulent use of such information. Overall, Triller may have little recourse if it processes a criminally fraudulent transaction.

Triller or a third party may experience a data security breach involving credit card information and when this occurs, affected cardholders will often cancel their credit cards. In the case of a breach experienced by a third party, the more sizable the third party’s customer base and the greater the number of credit card accounts impacted, the more likely it is that Triller’s users would be impacted by such a breach. To the extent Triller’s users are ever affected by such a breach experienced by Triller or a third party, affected users would need to be contacted to obtain new credit card information and process any pending transactions. It is likely that Triller would not be able to reach all affected users, and even if Triller could, some users’ new credit card information may not be obtained and some pending transactions may not be processed, which could materially adversely affect Triller’s business, financial condition and results of operations. Even if Triller’s users are not directly impacted by a given data security breach, they may lose confidence in the ability of service providers to protect their personal information generally, which could cause them to stop using their credit cards online and choose alternative payment methods that are not as convenient for Triller or restrict Triller’s ability to process payments without significant cost or user effort. Additionally, if Triller fails to adequately prevent fraudulent credit card transactions, it may face litigation, fines, governmental enforcement action, civil liability, diminished public perception of Triller’s security measures, significantly higher credit card-related costs and substantial remediation costs, or refusal by credit card processors to continue to process payments on Triller’s behalf, any of which could materially adversely affect Triller’s business, financial condition and results of operations.

Triller is subject to payment card association operating rules, certification requirements and various rules, regulations and requirements governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for Triller to comply. As Triller’s business changes, Triller may also be subject to different rules under existing standards, which may require new assessments that involve costs above what Triller currently pay for compliance. If Triller fails to comply with the rules or requirements of any provider of a payment method it accepts, or if the volume of fraud in Triller’s transactions limits or terminates Triller’s rights to use payment methods it currently accepts, or if a data breach occurs relating to Triller’s payment systems, among other things, Triller may be subject to fines and higher transaction fees and lose its ability to accept credit and debit card payments from its consumers, process electronic funds transfers or facilitate other types of online payments, and its reputation and its business, financial condition and results of operations could be materially and adversely affected.

The validity, enforceability and scope of protection of intellectual property in internet-related industries are evolving, and therefore, uncertain. Triller may have to engage in litigation or other legal proceedings to enforce and protect its intellectual property rights, which could result in substantial costs and diversion of its resources, and have a material adverse effect on its business, financial condition and results of operations.

Triller’s Technology Platform depends on the reliability of the network infrastructure and related services provided by itself and third parties, which is subject to physical, technological, security and other risks. Triller could suffer a loss of revenue and increased costs, exposure to significant liability, reputational harm and other serious negative consequences if Triller sustains damages, cyber-attacks or other data security breaches that disrupt its operations or result in the dissemination of proprietary or confidential information about Triller or its customers or other third parties.

The development and operation of Triller’s Technology Platform is subject to physical, technological, security and other risks which may result in interruption in service or reduced capacity. These risks include physical damage, power loss, telecommunications failure, capacity limitation, hardware or software failures or defects and breaches of physical and cybersecurity by computer viruses, system break-ins or otherwise. An increase in the volume of usage of Triller’s Technology Platform could strain the capacity of the software and hardware employed to prevent and identify such failures, breaches and attacks, which could result in slower response time or system failures. In particular, Triller’s industry has witnessed an increase in the number, intensity and sophistication of cybersecurity incidents caused by hackers and other malicious actors such as foreign governments, criminals, hacktivists, terrorists and insider threats. Hackers and other malicious actors may be able to penetrate Triller’s network security and misappropriate or compromise Triller’s confidential, sensitive, personal or proprietary information, or that of third parties, and engage in the unauthorized use or dissemination of such information. They may be able to create system disruptions, or cause shutdowns. Hackers and other malicious actors may be able to develop and deploy viruses, worms, ransomware and other malicious software programs that attack Triller’s products or otherwise exploit any security vulnerabilities of Triller’s systems. For example, in 2021 Triller experienced a dictionary attack that resulted in approximately 100 of its users’ accounts being taken over. In addition, sophisticated hardware and operating system software and applications that Triller procures from third parties may contain defects in design or manufacture, including “bugs,” cybersecurity vulnerabilities and other problems that could unexpectedly interfere with the operation or security of its systems. For example, in 2022, as a result of a bug introduced in the application, Triller estimated that potentially 504 accounts may have been compromised.

The occurrence of any of these events could result in interruptions, delays or cessation in service to users of Triller’s online services, which could have a material adverse effect on Triller’s business and results of operations. Triller may be required to expend significant capital or other resources to protect against the threat of security breaches and attacks or to alleviate problems caused by such actions, including the following:

●	expenses to rectify the consequences of the damage, security breach or cyber-attack;

●	liability for stolen assets or leaked information;

●	costs of repairing damage to Triller’s systems;

●	lost revenue and income resulting from any system downtime caused by such breach or attack;

●	loss of competitive advantage if Triller’s proprietary information is obtained by competitors as a result of such breach or attack;

●	increased costs of cyber security protection;

●	costs of incentives Triller may be required to offer to its customers or business partners to retain their business; and

●	damage to Triller’s reputation.

In addition, any compromise of security from a security breach or cyber-attack could deter customers or business partners from entering into transactions that involve providing confidential information to Triller. As a result, any compromise to the security of Triller’s systems could have a material adverse effect on its business, reputation, financial condition, and operating results.

While Triller has implemented industry-standard physical and cybersecurity measures, Triller’s network may still be vulnerable to unauthorized access, computer viruses, denial of service and other disruptive problems. Triller has experienced in the past, and may experience in the future, security breaches or attacks. There can be no assurance that any measures implemented will not be circumvented in the future.

Triller’s business is also vulnerable to delays or interruptions due to Triller’s reliance on infrastructure and related services provided by third parties. End-users of Triller’s offerings depend on Internet Service Providers (“ISPs”) and Triller’s system infrastructure for access to the internet games and services Triller offers. Some of these services have experienced service outages in the past and could experience service outages, delays and other difficulties due to system failures, stability or interruption. Triller may lose Creators or consumers as a result of delays or interruption in service, including delays or interruptions relating to high volumes of traffic or technological problems, which may prevent the use of Triller’s Technology Platform for a period of time and could materially adversely affect Triller’s business, revenues, results of operations and financial condition.

In addition to all of the foregoing, in the event that Triller’s service agreements are terminated or expire with network infrastructure providers, Triller could experience interruptions in access to Triller’s Technology Platform as well as significant delays and additional expense in arranging for or creating new facilities or re-architecting Triller’s Technology Platform for deployment on a different network infrastructure service provider, which would adversely affect Triller’s business, financial condition and results of operations.

Triller may experience losses due to subscriber fraud and theft of service.

Subscribers may in the future obtain access to the subscription services on Triller’s Technology Platform without paying for service by unlawfully using Triller’s authorization codes, engaging in otherwise illegal activity or by submitting fraudulent credit card information. To date, no material losses from unauthorized credit card transactions and theft of service have occurred. Triller has implemented anti-fraud procedures in order to control losses relating to these practices, but these procedures may not be adequate to effectively limit all of Triller’s exposure in the future from fraud. If Triller’s procedures are not effective, consumer fraud and theft of service could significantly decrease Triller’s revenue and have a material adverse effect on Triller’s business, financial condition and operating results.

If TV streaming develops more slowly than Triller expects, Triller’s operating results and growth prospects could be harmed.

TV streaming is a continuously evolving, making it difficult to evaluate the prospects for Triller’s TV streaming offerings. The level of demand and market acceptance for Triller’s streaming offerings are subject to a high degree of uncertainty. Triller believes that the growth and success of its streaming offerings, such as Triller TV, and BKFC, will depend on the availability of quality content, the quality and reliability of new devices and technology and the cost for subscribers relative to other sources of content. These technologies, products and content offerings continue to emerge and evolve. Users, Creators or Brands may find TV streaming platforms to be less attractive than traditional TV, which would harm Triller’s business. If new technologies render the TV streaming market obsolete or Triller is unable to successfully compete with current and new competitors and technologies, its business may be harmed. The future growth of Triller’s business depends in part on the growth of TV streaming advertising, and on advertisers increasing spend on such advertising.

Changes to Triller’s existing products and apps, or the introduction of new products and brand names that Triller develops, could fail to attract or retain Creators users, consumers or Brand partners, or generate revenue and profits.

Triller’s ability to retain, increase and engage its Creators, consumers or Brand partners and to increase its revenue depends heavily on its ability to continue to evolve its Technology Platform and to create successful new products and develop new brands for Triller, both independently and in conjunction with developers or other third parties. Triller may introduce significant changes to its existing products, or acquire or introduce new and unproven third-party products, and product extensions, including using technologies with which Triller has little or no prior development or operating experience. Triller has also invested, and expect to continue to invest, significant resources in growing its products to support increasing usage as well as new lines of business, new products, new product extensions and other initiatives to generate revenue. For example, Triller acquired Julius, which operates a marketplace that connects Brands with Creators with whom they may desire to partner. There is no guarantee that investing in new lines of business, new products, new product extensions and other initiatives will succeed. If Triller’s new or enhanced brands, products or product extensions fail to engage users, marketers, or developers, or if Triller’s business plans are unsuccessful, Triller may fail to attract or retain users or to generate sufficient revenue, operating margin or other value to justify its investments, and its business may be materially adversely affected.

Triller may also introduce new products, features or terms of service or policies, and seek to find new, effective ways to show its community new and existing products and alert them to events and meaningful opportunities to connect, that users do not like, which may negatively affect its reputation and usage of the offerings on its Technology Platform. New products may provide temporary increases in engagement that may ultimately fail to attract and retain users such that they may not produce the long-term benefits that Triller expects.

Triller’s ability to introduce new features, capabilities and enhancements is dependent on adequate research and development resources. If Triller does not adequately fund its research and development efforts, or if its research and development investments do not translate into material enhancements to us, it may not be able to compete effectively and its business, results of operations and financial condition may be harmed.

To remain competitive, Triller must continue to develop new features, capabilities and enhancements to its Technology Platform, including all of its services and technology offerings. This is particularly true as Triller further expands and diversifies its capabilities to address additional markets. Maintaining adequate research and development resources, such as the appropriate personnel and development technology, to meet the demands of the market is essential. The development of new features, services, or products for Triller’s Technology Platform depends on a number of factors, including Triller’s ability to:

●	spend its development budget efficiently or effectively on commercially successful and innovative technologies;

●	realize the expected benefits of its strategy;

●	develop products that are competitive in relation to its competitors;

●	develop technology in a timely and cost-effective manner;

●	anticipate user, Creator and Brand demand for an offering Triller is developing; and

●	fund and recoup costs incurred.

If Triller is unable to develop features and capabilities internally due to certain constraints, such as employee turnover, lack of management ability or a lack of other research and development resources, which may be exacerbated by Triller’s current negative working capital and low cash balance, Triller’s business will be harmed. Moreover, research and development projects can be technically challenging and expensive. The nature of these research and development cycles may cause Triller to experience delays between the time Triller incurs expenses associated with research and development and the time it is able to offer compelling features, capabilities, and enhancements and generate revenue, if any, from such investment. Additionally, anticipated demand for a feature, integration, capability or enhancement Triller is developing could decrease after the development cycle has commenced, and Triller would nonetheless be unable to avoid substantial costs associated with the development of any such feature, integration, capability or enhancement. If Triller expends a significant amount of resources on research and development and its efforts do not lead to the successful introduction or improvement of features, integrations and capabilities that are competitive, it would harm its business, results of operations, and financial condition.

Further, many of Triller’s competitors expend a considerably greater amount of funds on their respective research and development programs, and those that do not may be acquired by larger companies that would allocate greater resources to Triller’s competitors’ research and development programs. Triller’s failure to maintain adequate research and development resources or to compete effectively with the research and development programs of Triller’s competitors would give an advantage to such competitors and may harm Triller’s business, results of operations, and financial condition.

In 2021, Triller launched subscription packages to bring its collection of virtual and live Events and other content in its library to paid subscribers. Triller’s assessments are based on prior experience and market competition and may not be accurate and Triller could be underpricing or overpricing its subscription services, which may require Triller to continue to adjust its pricing packages and incorrect pricing could result in harm to its business. Furthermore, subscriber price sensitivity may vary by location, and as Triller expands into different countries, its pricing packages may not enable Triller to compete effectively in these countries. In addition, if Triller’s Technology Platform or services change, then Triller may need to, or Triller may choose to, revise its pricing. Such changes to Triller’s pricing model or its ability to efficiently price its Brand services offerings, digital and in-person event tickets, or content library could harm its business.

Triller must increase the scale and efficiency of its technology infrastructure to support its growth.

Triller’s technology must scale to process the potential increased usage of its Technology Platform. Triller must continue to increase the capacity of its Technology Platform to support its high-volume strategy, to cope with increased data volumes, increased use by Creators, Brands and users and an increasing variety of advertising formats and platforms, and to maintain a stable service infrastructure and reliable service delivery. To the extent Triller is unable, for cost or other reasons, to effectively increase the capacity of its Technology Platform or support emerging advertising formats or services preferred by users, consumers, Creators and Brands, its revenue will suffer. Triller expects to continue to invest in its Technology Platform to meet increasing demand. Such investment may negatively affect its profitability and results of operations.

If there are interruptions or performance problems associated with the technology or infrastructure of Triller’s Technology Platform, including interruptions that impact Triller’s third-party service providers, users may experience service outages, new users may be reluctant to adopt Triller’s product offerings, users may leave Triller’s Technology Platform, and Triller’s reputation could be harmed.

Triller’s business and continued growth rely, in part, on the ability of existing and potential users to access Triller’s Technology Platform without interruption or degradation of performance. Triller’s products and systems rely on software and hardware that is highly technical and complex, and depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. Triller has in the past and may in the future experience disruptions, outages, and other performance problems with its technology due to factors such as infrastructure changes, introductions of new functionalities, human or software errors, capacity constraints, or attacks by malicious third parties.

Despite internal testing, particularly when first introduced or when new versions or enhancements are released, Triller’s software may contain serious errors or defects, security vulnerabilities, or software bugs that are difficult to detect and correct, which Triller may be unable to successfully correct in a timely manner or at all. In some instances, Triller may not be able to identify the cause or causes of these performance problems immediately or in short order. Triller may not be able to maintain the level of service uptime and performance required by customers, especially during peak usage times and as Triller’s user traffic and number of integrations increase. If Triller’s Technology Platform is unavailable or if users are unable to access these platforms within a reasonable amount of time (especially during live Events), or at all, Triller’s business would be harmed. Since users rely on Triller’s Technology Platform to create and share social media content and experience live event and other programming, any outage would negatively impact Triller’s brand, reputation and customer satisfaction, and could give rise to legal liability under Triller’s service level agreements with paid customers.

Moreover, Triller depends on services from various third parties to maintain its infrastructure, including cloud-based infrastructure services. Triller currently hosts its Technology Platform primarily using Amazon Web Services (“AWS”) and Google. Triller’s operations depend on protecting the virtual cloud infrastructure hosted in AWS and Google by maintaining its configuration, architecture, features and interconnection specifications, as well as the information stored in these virtual data centers and which third-party internet service providers transmit. If a service provider fails to provide sufficient capacity to support Triller or otherwise experiences service outages, such failure could interrupt access to Triller’s Technology Platform by users and organizations, which could adversely affect their perception of Triller’s reliability and Triller’s revenue. Any disruptions in these services, including as a result of actions outside of Triller’s control, would significantly impact the continued performance of Triller’s Technology Platform. A prolonged AWS service disruption affecting Triller’s Technology Platform would negatively impact Triller’s ability to serve its consumers and partners, and could damage its reputation with current and potential consumers and partners, expose Triller to liability, cause Triller to lose consumers or partners or otherwise harm Triller’s business. Triller may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the AWS services Triller use.

In the future, these services may not be available to Triller on commercially reasonable terms, or at all. Any loss of the right to use any of these services could result in Triller’s decreased functionality until equivalent technology is either developed by Triller or, if available from another provider, is identified, obtained, and integrated into Triller’s infrastructure. Triller may also be unable to effectively address capacity constraints, upgrade its systems as needed, and continually develop its technology and network architecture to accommodate actual and anticipated changes in technology.

Triller’s Technology Platform, services and technologies are vulnerable to malicious attacks and security breaches. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives and expertise, including organized criminal groups, and others. For example, in 2021 Triller experienced a dictionary attack that resulted in approximately 100 of its users’ accounts being taken over and, in 2022, as a result of a bug introduced in the application, Triller estimated that potentially 504 accounts may have been compromised. The techniques used to breach security safeguards evolve rapidly, and they may be difficult to detect for an extended period of time, and the measures Triller takes to safeguard its technology may not adequately prevent such incidents.

While Triller has taken steps to protect its confidential and personal information and that of its users and other business relationships and have invested in information technology, there can be no assurance that Triller’s efforts will prevent service interruptions or security breaches in Triller’s systems or the unauthorized or inadvertent wrongful use or disclosure of such confidential information. Such incidents could adversely affect Triller’s business operations, reputation, and client relationships. Any such breach would require Triller to expend significant resources to mitigate the breach of security and to address matters related to any such breach, including the payment of fines. Although Triller maintains an insurance policy that covers data security, privacy liability, and cyber-attacks, Triller’s insurance may not be adequate to cover losses arising from breaches or attacks on Triller’s systems. Triller also may be required to notify regulators about any actual or perceived personal data breach as well as the individuals who are affected by the incident within strict time periods.

Triller is also in the process of integrating the technology of its acquired companies. The resulting size and diversity of Triller’s technology systems, as well as the systems of third-party vendors with whom Triller contracts, increase the vulnerability of such systems to breakdowns and security breaches. In addition, Triller relies on technology at live Events, the failure or unavailability of which, for any significant period of time, could affect Triller’s business, Triller’s reputation and the success of Triller’s live Events. Triller also relies on technology to provide its digital offerings, live streaming and virtual Events, which may be vulnerable to hacking, denial of service attacks, human error and other unanticipated problems or events that could result in interruptions in Triller’s service and unauthorized access to, or alteration of, the content and data contained on Triller’s systems and those of Triller’s third- party vendors. Any significant interruption or failure of the technology upon which Triller relies, or any significant breach of security, could result in decreased performance and increased operating costs, adversely affecting Triller’s business, financial condition and results of operations. Implementation of changes in Triller’s technology may cost more or take longer than originally expected and may require more testing than initially anticipated. Any failure to update and enhance Triller’s technology in a timely and cost-effective manner could materially adversely affect Triller’s users’ experience with Triller’s various products and thereby negatively impact the demand for Triller’s products, and could increase Triller’s costs, either of which could materially adversely affect Triller’s business, financial condition and results of operations. Implementation of changes in Triller’s technology may cost more or take longer than originally expected and may require more testing than initially anticipated. Any failure to update and enhance Triller’s technology in a timely and cost-effective manner could materially adversely affect Triller’s users’ experience with Triller’s various products and thereby negatively impact the demand for Triller’s products, and could increase Triller’s costs, either of which could materially adversely affect Triller’s business, financial condition and results of operations.

In addition, the delivery of Triller’s products and services through Triller’s Technology Platform presents the potential for further vulnerabilities. For instance, Triller may be subject to boycotts, spam, spyware, ransomware, phishing and social engineering, viruses, worms, malware, DDOS attacks, password attacks, man-in-the-middle attacks, cybersquatting, impersonation of employees or officers, abuse of comments and message boards, fake reviews, doxing and swatting. While Triller has internal policies in place to protect against these vulnerabilities, Triller can make no assurances that it will not be adversely affected should one of these events occur. Additionally, there is an increased risk that Triller may experience cybersecurity-related events and other security challenges, as a result of its hybrid and remote employees and service providers working from non-corporate-managed networks.

Furthermore, Triller’s future success will depend on its ability to adapt to emerging technologies such as tokenization, new authentication technologies, such as blockchain technologies, artificial intelligence, machine learning, virtual and augmented reality, and cloud technologies. Additionally, Triller’s efforts to adapt to emerging technologies may not always be successful and Triller may not make appropriate investments in new technologies, which could materially adversely affect its business, financial condition and results of operations. For example, the use of AI and ML is becoming increasingly prevalent in Triller’s industry, and, although Triller intends to continue developing its Technology Platform’s AI and ML capabilities to meet the needs of its customers, Triller may be unable to accurately or efficiently integrate machine learning and artificial intelligence features or functionalities of the quality or type sought by Triller’s customers or offered by Triller’s competitors. These development efforts may also require significant engineering, sales, and marketing resources, all of which could require significant capital and management investment. If Triller is unable to enhance its Technology Platform and product offerings to keep pace with rapid technological and regulatory change, or if new technologies, including AI and ML solutions, emerge that are able to deliver competitive products at aggressive or alternative prices, more efficiently, more conveniently or more securely than Triller’s Technology Platform, demand for Triller’s Technology Platform and product offerings may decline, and Triller’s business, financial condition, and results of operations may be adversely affected.

Any of the above circumstances or events may adversely impact the user experience, harm Triller’s reputation, cause organizations to terminate Triller’s agreements, impair Triller’s ability to obtain license renewals from organizations, impair Triller’s ability to grow its user base, subject Triller to financial penalties and otherwise harm Triller’s business, results of operations and financial condition.

If Triller is unable to ensure that its Technology Platform interoperates with a variety of software applications that are developed by others, including its partners, Triller may become less competitive and its results of operations may be harmed.

Triller’s Technology Platform must integrate with a variety of network, hardware, and software platforms, and Triller needs to continuously modify and enhance the platform to adapt to changes in hardware, software, networking, browser, and database technologies. In particular, Triller has developed its Technology Platform to be able to integrate with third-party applications, including the applications of its competitors as well as its partners, through the interaction of APIs. In general, Triller relies on the providers of such software systems to allow Triller access to their APIs to enable these integrations. Triller is typically subject to standard terms and conditions that govern the distribution, operation, and fees of such third-party systems and platforms which are subject to modification by such providers from time to time. Triller’s business may be harmed if any provider of such platforms or systems:

●	discontinues or limits Triller’s access to its software or APIs;

●	modifies its terms of service or other policies, including fees charged to, or other restrictions on Triller or other application developers;

●	changes how information is accessed by Triller or Triller’s users;

●	establishes more favorable relationships with one or more of Triller’s competitors; or

●	develops or otherwise favors its own competitive offerings over Triller’s.

Third-party services and products are constantly evolving, and Triller may not be able to modify its Technology Platform apps to ensure their compatibility with that of other third parties following development changes. In addition, some of Triller’s competitors may be able to disrupt the operation or compatibility of Triller’s Technology Platform on or with their products or services or exert strong business influence on Triller’s ability to operate and terms upon which Triller do so. Should any of Triller’s competitors modify their products, standards or terms in a manner that degrades the functionality of Triller’s Technology Platform or gives preferential treatment to competitive products or services, whether to enhance their competitive position or for any other reason, the interoperability of Triller’s Technology Platform with these products could decrease and Triller’s business, results of operations, and financial condition could be harmed. If Triller is not permitted or able to integrate with these and other third-party applications in the future, demand for Triller’s Technology Platform would be harmed and Triller’s business, results of operations, and financial condition would be harmed.

Triller has created mobile versions of its websites and the various offerings that comprise its Technology Platform to respond to the increasing number of people who access Triller’s products and services through mobile devices. If these mobile applications and websites do not perform well, Triller’s business may suffer. Triller is also dependent on third-party application stores (such as those managed by Apple and Google) that may prevent Triller from timely updating its product offerings, building new features, integrations, and capabilities, or charging for access. Certain of these third parties are now, and others may in the future become, competitors of us, and could stop allowing or supporting access to the platform or the apps that comprise the platform through their products, could allow access to the platform or such apps only at an unsustainable cost, or could make changes to the terms of access in order to make Triller’s Technology Platform and applications less desirable or harder to access, for competitive reasons. In addition, Triller’s Technology Platform and applications interoperate with servers, mobile devices, and software applications predominantly through the use of protocols, many of which are created and maintained by third parties. Triller therefore depends on the interoperability of its applications with such third-party services, mobile devices, and mobile operating systems, as well as cloud-enabled hardware, software, networking, browsers, database technologies, and protocols that Triller does not control. Any changes in such technologies that degrade the functionality of Triller’s apps or give preferential treatment to competitive services could adversely affect adoption and usage of Triller’s apps. Also, Triller may not be successful in developing or maintaining relationships with key participants in the mobile industry or in ensuring that Triller’s apps operate effectively with a range of operating systems, networks, devices, browsers, protocols and standards. If Triller is unable to effectively anticipate and manage these risks, or if it is difficult for users to access and use Triller’s apps, Triller’s business, results of operations and financial condition may be harmed.

Triller relies on software and services from other parties. Defects in, or the loss of access to, software or services from third parties could increase Triller’s costs and adversely affect the quality of Triller’s business.

Triller relies on technologies from third parties, such as AWS and Google, to operate critical functions of its business, including cloud infrastructure services and customer relationship management services. Triller’s business would be disrupted if any of the third-party software or services Triller utilizes and relies upon, such as AWS and Google, or functional equivalents thereof, were unavailable due to extended outages or interruptions, or because they are no longer available on commercially reasonable terms or prices. In each case, Triller would be required to either seek licenses to software or services from other parties and redesign the Triller app or certain aspects of Triller’s Technology Platform to function with such software or services or develop these components itself, which would result in increased costs and could result in delays in launches and releases of new features, integrations, capabilities or enhancements until equivalent technology can be identified, licensed, or developed, and integrated into the Triller app. Furthermore, Triller might be forced to limit the features available in its Technology Platform. These delays and feature limitations, if they occur, could harm Triller’s business, results of operations, and financial condition.

Triller incorporates software and services from third parties into its Technology Platform, and its inability to maintain rights to such software and services would harm its business and results of operations.

Triller licenses patents, software, technology and procure services from third parties that it incorporates into or integrate with its Technology Platform. Some of the foregoing licenses and services are material and important to the functionality and operation of Triller’s Technology Platform and would be difficult to replace. For example, Triller licenses music and video editing technology from a third party licensor which is a material component of its Technology Platform. Some of Triller’s agreements with its licensors provide for a limited term. Although Triller has taken steps to protect its rights in certain technology, and identify alternatives where applicable, if Triller is unable to continue to license any of this intellectual property for any reason, its ability to develop and sell access to its Technology Platform containing such technology could be harmed. Similarly, if Triller is unable to license necessary intellectual property from third parties now, or in the future, on commercially reasonable terms or at all, Triller may be forced to acquire or develop alternative technology, which Triller may be unable to do in a commercially feasible manner, or at all, and Triller may be required to use alternative technology of lower quality or performance standards, which would adversely affect Triller’s business, financial condition and results of operations.

Triller also cannot be certain that its licensors are not infringing the intellectual property rights of third parties or that its licensors have sufficient rights to the licensed intellectual property in all jurisdictions in which Triller may sell access to its Technology Platform. In addition, many licenses are non-exclusive, and therefore Triller’s competitors may have access to the same technology licensed to Triller.

Certain of Triller’s products contain third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict Triller’s ability to sell its products.

Certain of Triller’s products contain components that are licensed under so-called “open source,” “free” or other similar licenses. Open source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. Triller currently combines its proprietary software with open source software, but not in a manner that Triller believes requires the release of the source code of its proprietary software to the public. Triller does not plan to integrate its proprietary software with open source software in ways that would require the release of the source code of its proprietary software to the public. Although Triller has certain processes in place to monitor and manage its use of open source software to avoid subjecting its platform to conditions Triller does not intend, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on Triller’s ability to provide or distribute Triller’s platform.

Triller’s use and distribution of open source software may entail greater risks than use of third-party commercial software. Open source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. In addition, if Triller combines its proprietary software with open source software in a certain manner, Triller could, under certain open source licenses, be required to release to the public or remove the source code of Triller’s proprietary software. Triller may also face claims alleging noncompliance with open source license terms or infringement or misappropriation of proprietary software. These claims could result in litigation, require Triller to purchase a costly license or remove the software. In addition, if the license terms for open source software that Triller uses change, it may be forced to re-engineer its solutions, incur additional costs or discontinue the sale of its offerings if re-engineering could not be accomplished on a timely basis or at all. Although Triller monitors its use of open source software to avoid subjecting its offerings to unintended conditions, Triller cannot assure you that its processes for monitoring and managing its use of open source software in its platform will be effective and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on its ability to commercialize its offerings. Triller cannot guarantee that it has incorporated open source software in its software in a manner that will not subject Triller to liability or in a manner that is consistent with its current policies and procedures.

The failure to maintain or renew Triller’s agreements with producers or distributors of free, freemium and pay-per-view content could adversely impact Triller’s business.

Triller enters into long-term contracts for both the acquisition and the distribution of media content, including contracts for the acquisition of content rights for sporting events and other programs. As these contracts expire, Triller must renew or renegotiate the contracts, and if Triller is unable to renew them on acceptable terms, Triller may lose content rights or distribution rights. Even if these contracts are renewed, the cost of obtaining content rights may increase (or increase at faster rates than Triller’s historical experience). Moreover, Triller’s ability to renew these contracts on favorable terms may be affected by consolidation in the market for content distribution and the entrance of new participants in the market for distribution of content on digital platforms. With respect to the acquisition of content rights, particularly sports content rights, the impact of these long-term contracts on Triller’s results over the term of the contracts depends on a number of factors, including the strength of advertising markets, subscription levels and rates for content, effectiveness of marketing efforts and the size of viewer audiences. There can be no assurance that revenues from content based on these rights will exceed the cost of the rights plus the other costs of producing and distributing the content.

Triller’s ability to provide its subscribers with content also depends on content providers and other rights holders licensing rights, including distribution rights, to such content and certain related elements thereof, such as the public performance of music contained within the content Triller distributes. The license periods and the terms and conditions of such licenses vary, and Triller is currently operating outside the terms of some of its current licenses. If the content providers and other rights holders are not or are no longer willing or able to license Triller content upon terms acceptable to us, Triller’s ability to stream content to its subscribers may be adversely affected and/or its costs could increase. Because of these provisions as well as other actions Triller may take, content available through its service can be withdrawn on short notice. As competition increases, Triller has seen the cost of certain programming increase.

Triller’s business depends on its ability to send consumer engagement messages, including emails, SMS, and mobile and web notifications, and any significant disruption in service with Triller’s third-party providers or on mobile operating systems could result in a loss of customers or less effective consumer-brand engagement, which could harm Triller’s business, financial condition, and results of operations.

Triller’s brand, reputation, and ability to attract new customers depend on the reliable performance of Triller’s technology infrastructure and content delivery. Triller’s Technology Platform engages with consumers through emails, SMS and push notifications, and Triller depends on third-party services for delivery of such notifications. Any incident broadly affecting the interaction of third-party devices with Triller’s platform, including any delays or interruptions in these services that could cause delays to emails, SMS, or mobile and web notifications, could adversely affect Triller’s business. Similarly, cybersecurity events could result in a disruption to such third-party’s services, including regulatory investigations, reputational damage, and a loss of sales and customers, which could in turn impact Triller’s business. A prolonged disruption, cybersecurity event or any other negative event affecting a third-party service could lead to customer dissatisfaction and could in turn damage Triller’s reputation with current and potential customers, result in a breach under Triller’s agreements with its customers, and cause Triller to lose customers or otherwise harm its business, financial condition, and results of operations.

Triller depends in part on mobile operating systems and their respective infrastructures to send notifications through various applications that utilize its platform. As new email, mobile devices, and mobile and web platforms are released, existing email, mobile devices, and platforms may cease to support Triller’s platform or effectively roll out updates to Triller’s customers’ applications. Any changes in these systems or platforms that negatively impact the functionality of Triller’s platform could adversely affect Triller’s ability to interact with consumers in a timely and effective fashion, which could adversely affect Triller’s ability to retain and attract new customers. The parties that control the operating systems for mobile devices and mobile, web, and email platforms have no obligation to test the interoperability of new mobile devices or platforms with Triller’s platform, and third parties may produce new products that are incompatible with or not optimal for the operation of Triller’s platform. Additionally, in order to deliver high-quality consumer engagement, Triller needs to ensure that its platform is designed to work effectively with a range of mobile technologies, systems, networks, and standards. If consumers choose to use products or platforms that do not support Triller’s platform, or if Triller does not ensure its platform can work effectively with such products or platforms, Triller’s business and growth could be harmed. Triller also may not be successful in developing or maintaining relationships with key participants in the email or mobile industries that permit such interoperability. If Triller is unable to adapt to changes in popular operating systems and platforms, it expects that its customer retention and customer growth would be adversely affected.

Triller’s business may be adversely affected if Triller’s access to music rights is limited or delayed. The concentration of control of content by major music licensors means that even one entity, or a small number of entities working together, may unilaterally affect Triller’s access to music and other content. Triller depends upon third-party licenses for the use of music on Triller’s platform and in Triller’s content. An adverse change to, loss of, or claim that Triller does not hold necessary licenses may have an adverse effect on its business, operating results, and financial condition.

Music is an important element of the overall content that Triller makes available on the Triller app. Triller relies on licensors that hold rights to sound recordings and musical compositions, over whom Triller has no control, for the music related content Triller makes available on the Triller app. To secure the rights to use music in Triller’s content and on the Triller app, Triller enters into agreements to obtain licenses from rights holders such as performing rights organizations, record labels, music publishers, collecting societies, artists and songwriters, and other copyright owners (or their agents). Triller pays royalties to such parties or their agents around the world. Triller cannot guarantee that these parties will always choose to license to Triller.

The process of obtaining licenses involves identifying and negotiating with many rights holders, some of whom are unknown, or difficult to identify, or for whom Triller may have conflicting ownership information, and implicates a myriad of complex and evolving legal issues across many jurisdictions, including open questions of law as to when and whether particular licenses are needed with respect to the use of musical compositions and sound recordings.

The music industry is highly concentrated, which means that one or a small number of entities may, on their own, take actions that adversely affect Triller’s business. For example, the music rights licensed to Triller under Triller’s agreements with major record labels and major publishing companies are necessary for Triller to exploit the majority of music consumed on the Triller app. Triller’s business may be adversely affected if Triller’s access to music is limited or delayed, or if any of the various rights to such music are no longer licensed to us, if Triller’s relationships deteriorate with one or more of these rights holders, or if they choose not to license to Triller for any other reason. Rights holders also may attempt to take advantage of their market power by seeking onerous financial terms from Triller. Triller may elect not to renew certain agreements with rights holders for any number of reasons, or Triller may decide to explore different licensing schemes or economic structures with certain or all rights holders. Artists and/or songwriters may object and may exert public or private pressure on rights holders to discontinue or to modify license terms, or Triller may elect to discontinue use of an artist or songwriter’s catalog based on a number of factors, including actual or perceived reputational damage. Additionally, there is a risk that aspiring rights holders, their agents, or legislative or regulatory bodies will create or attempt to create new rights that could require Triller to enter into new license agreements with, and pay royalties to, newly defined groups of rights holders, some of which may be difficult or impossible to identify.

Even if Triller is able to secure music rights from record labels, music publishers and other copyright owners, artists and/or artist groups may object and may exert public or private pressure on third parties to discontinue licensing rights to us, hold back content from us, or increase royalty rates. As a result, Triller’s ability to continue to license rights to music is subject to convincing a broad range of stakeholders of the value and quality of Triller’s service. In addition, Triller’s music licenses from record labels, music publishers and other copyright owners may not contemplate some of the features and content that Triller may wish to add to its service, or new service offerings or revenue models that Triller may wish to launch. To the extent that Triller is unable to license or continue to license a large amount of music rights or the music rights related to the music written or performed by certain popular artists, Triller’s business, operating results, and financial condition could be materially harmed.

With respect to musical compositions, in addition to obtaining the synchronization, distribution and reproduction rights, Triller also needs to obtain public performance or communication to the public rights, and this needs to be accomplished on a territory basis. At times, while Triller may hold sufficient license rights for certain music in a territory such as the United States, it may be difficult to obtain the license for the same music rights from the applicable rights holders outside of such territory.

In the United States, public performance rights are typically obtained separately through intermediaries known as performing rights organizations (“PROs”) which (a) issue blanket licenses with copyright users for the public performance of musical compositions in their repertory, (b) collect royalties under those licenses, and (c) distribute such royalties to copyright owners. Triller has, or are in some instances in the process of obtaining licenses, for public performance of musical compositions in the United States, Canada, Mexico, Europe and other territories, through local collecting societies representing songwriters and publishers, and from certain publishers directly, or a combination thereof. The royalty rates available to Triller from the PROs today may not be available to Triller in the future. The royalty rates under licenses provided by American Society of Composers, Authors and Publishers (“ASCAP”) and Broadcast Music Inc. (“BMI”) currently are governed by consent decrees, which were issued by the U.S. Department of Justice in an effort to curb anti-competitive conduct. Removal of or changes to the terms or interpretation of these agreements could affect Triller’s ability to obtain licenses from these PROs on current and/or otherwise favorable terms, which could harm Triller’s business, operating results, and financial condition.

In other parts of the world, including in Canada and Europe, Triller has or are in some instances in the process of obtaining licenses for public performance of musical compositions through local collecting societies representing songwriters and publishers, and from certain publishers directly, or a combination thereof. Given the licensing landscape in other territories for public performance rights, Triller cannot guarantee that it will be able to finalize and enter into licensing agreements in such territories, or that Triller’s licenses with collecting societies and Triller’s direct licenses with publishers provide full coverage for all of the musical compositions it uses in its service in the countries in which it operates, or that Triller may enter in the future. Publishers, songwriters, and other rights holders who choose not to be represented by major or independent publishing companies or collecting societies have, and could in the future, adversely impact Triller’s ability to secure licensing arrangements in connection with musical compositions that such rights holders own or control, and could increase the risk of liability for copyright infringement.

Although Triller expends significant resources to seek to comply with applicable contractual, statutory, regulatory, and judicial frameworks, it cannot guarantee that it currently holds, or will always hold, every necessary right to use all of the music that is used on Triller’s service now or that may be used in Triller’s products and services in the future, and Triller cannot assure you that Triller is not infringing or violating any third-party intellectual property rights, or that Triller will not do so in the future. These challenges, and others concerning the licensing of music on Triller’s platform, may subject Triller to significant liability for copyright infringement, breach of contract, or other claims.

Triller is a party to many music license agreements that are complex and impose numerous obligations upon Triller that may make it difficult to operate Triller’s business, and a breach, or perceived breach, of such agreements could adversely affect Triller’s business, operating results, and financial condition.

Triller’s license agreements are complex and impose numerous obligations on us, including obligations to, among other things:

●	calculate and make payments based on complex royalty structures, which requires tracking usage of content in Triller’s service that may have inaccurate or incomplete metadata necessary for such calculation;

●	provide periodic reports in specified formats on the exploitation of the content;

●	represent that Triller will obtain all necessary licenses and consents and pay all associated fees, royalties, and other amounts due for the licensing of sound recordings and musical compositions;

●	comply with certain marketing and advertising restrictions;

●	grant the licensor the right to audit Triller’s compliance with the terms of such agreements; and

●	comply with certain security and technical specifications.

Certain of Triller’s license agreements may also contain minimum guarantees or require that Triller makes minimum guarantee or advance payments, which are not always tied to Triller’s number of users or stream counts for music used in Triller’s service. Accordingly, Triller’s ability to achieve and sustain profitability and operating leverage in part depends on Triller’s ability to increase its revenue through increased sales of subscriptions on terms that maintain an adequate gross margin. Triller’s license agreements that contain minimum guarantees typically have terms of between one and three years, but Triller’s users may cancel their subscriptions at any time. Triller relies on estimates to forecast whether such minimum guarantees and advances against royalties could be recouped against Triller’s actual content costs incurred over the term of the license agreement. To the extent that Triller’s estimates underperform relative to Triller’s expectations, and Triller’s content costs do not exceed such minimum guarantees and advance payments, Triller’s margins may be adversely affected.

Some of Triller’s license agreements may also include so-called “most-favored nations” provisions, which require that certain terms (including material financial terms) are no less favorable than those provided to any similarly situated licensor. If agreements are amended or new agreements are entered into on more favorable terms, these most-favored nations provisions could cause Triller’s payment or other obligations to escalate substantially. Additionally, some of Triller’s license agreements require consent to undertake new business initiatives utilizing the licensed content (e.g., alternative distribution models), and without such consent, Triller’s ability to undertake new business initiatives may be limited and Triller’s competitive position could be impacted.

If Triller breaches any obligations in any of its license agreements, or if it uses content in ways that are found to exceed the scope of such agreements, Triller could be subject to monetary penalties or claims of infringement, and its rights under such agreements could be terminated. Furthermore, certain of Triller’s licenses are currently expired by their terms, and Triller is relying on ordinary course of dealing extensions with such licensors. Additionally, Triller is not current on payments under all of its licenses, which may increase the risk of litigation with certain of its licensors. Triller also runs the risk of such licensors making copyright infringement claims against us, which could have a material adverse effect on Triller’s business, financial condition, and operating results.

In the past, Triller has entered into agreements that required Triller to make substantial payments to licensors to resolve instances of past use at the same time that Triller enters into go-forward licenses. These agreements may also include most-favored nations provisions. If triggered, these most favored nations provisions could cause Triller’s payments or other obligations under those agreements to escalate substantially. If Triller needs to enter into additional similar agreements in the future, it could have a material adverse effect on its business, financial condition, and operating results.

Triller faces risks, such as unforeseen costs and potential liability, in connection with content Triller produces, licenses, and distributes through Triller’s Technology Platform.

As a producer and distributor of content, Triller faces potential liability for negligence, copyright and trademark infringement, claims for violation of the right of publicity or privacy, or other claims based on the nature and content of materials that Triller produces, license, and distribute, such as content from its live Events. Triller also may face potential liability for content used in promoting its Technology Platform and Events, including marketing materials or its community-related content. Triller may decide to remove content from its Technology Platform, not to place certain content on its Technology Platforms, or to discontinue or alter its production of certain types of content if Triller believes such content might not be well received by its consumers and partners or could be damaging to its brand and business.

To the extent Triller does not accurately anticipate costs or mitigate risks, including for content that it obtains but ultimately does not appear on or is removed from its Technology Platforms, or if Triller become liable for content it produces, licenses or distributes, its business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability could harm its business and reputation. Triller may not be indemnified against claims or costs of these types and Triller cannot guarantee that it is adequately insured to indemnify Triller for all liability that may be imposed on Triller.

Triller’s ability to generate revenue from discretionary consumer and corporate spending on entertainment and sports events, such as ticket sales, corporate sponsorships and advertising, is subject to many factors, including many that are beyond Triller’s control, such as general macroeconomic conditions and catastrophic events.

Triller’s business depends on discretionary consumer and corporate spending. Many factors related to discretionary consumer and corporate spending, including economic conditions affecting disposable consumer income such as inflation, including the current persistent inflationary environment, unemployment levels, fuel prices and prices for other goods and services, interest rates, including the current environment of rapidly rising interest rates, changes in tax rates, tax laws that impact companies or individuals, and inflation can significantly impact Triller’s operating results. Declines in advertising, sponsorship and other Brand partnership revenue can also be caused by the economic prospects of specific advertisers or industries, by increased competition for the leisure time of audiences and audience fragmentation, by the growing use of new technologies causing advertisers to alter their spending priorities based on these or other factors. In addition, Brands’ willingness to purchase advertising or to sponsor Triller’s live Events may be adversely affected by lower audience ratings for Triller’s programming content. While consumer and corporate spending may decline at any time for reasons beyond Triller’s control, such as economic recessions or other economic conditions, natural disasters, severe weather, pandemics such as the COVID-19 pandemic, wars, acts of terrorism, power loss, telecommunications failure or other catastrophic events, the risks associated with Triller’s businesses become more acute in periods of a slowing economy or recession, which may be accompanied by reductions in corporate sponsorship and advertising and decreases in attendance at live entertainment and sports events, among other things. There can be no assurance that consumer and corporate spending will not be adversely impacted by current economic conditions, or by any future deterioration in economic conditions, thereby possibly impacting Triller’s operating results and growth. A prolonged period of reduced consumer or corporate spending, as occurred during the COVID-19 pandemic, could have an adverse effect on Triller’s business, financial condition and results of operations.

Owning and managing certain Events for which Triller sells media and sponsorship rights and ticketing exposes Triller to greater financial risk than market participants who are not vertically integrated. If the live Events that Triller owns and manages are not financially successful, Triller’s business could be adversely affected.

Triller acts as a principal by owning and managing certain live Events for which it sells media and sponsorship rights and ticketing, such as BKFC. Organizing and operating a live event involves significant financial risks as Triller bears all or most event costs, including a significant amount of up-front costs. In addition, Triller typically books its live Events many months in advance of holding the event and often agree to pay various third parties fixed guaranteed amounts prior to receiving any related revenue. Accordingly, if a planned event fails to occur or there is any disruption in Triller’s ability to live stream or otherwise distribute an event, whether as a result of technical difficulties or otherwise, Triller could lose a substantial amount of these up-front costs, fail to generate anticipated revenue and be forced to issue refunds for media and sponsorship rights, advertising fees, and ticket sales. There can be no assurance that Triller will not suffer financial harm or adverse impacts to its business operations if Triller is required to cancel and/or reschedule any live Events. Triller could be compelled to cancel or postpone all or part of an event for many reasons, including poor weather, issues with obtaining permits or government regulation or performers failing to participate, as well as operational challenges caused by extraordinary incidents such as terrorist or other security incidents, mass-casualty incidents, natural disasters, public health concerns including pandemics such as the recent COVID-19 pandemic or similar events. Such incidents have been shown to cause a nationwide disruption of commercial and leisure activities. For example, in 2021 and 2022 Triller had to cancel a total of four Events due to key participants contracting COVID-19. These cancelations resulted in Triller’s being unable to recoup or avoid payment for various nonrefundable expenses Triller had paid and/or incurred in connection with such Events. Triller often has cancellation insurance policies in place to cover a portion of its losses if it is compelled to cancel an event, but its coverage may not be sufficient and is subject to deductibles. If the live Events that Triller owns and manages are not financially successful, it could suffer an adverse effect on its business, financial condition and results of operations.

The failure to continue creating and partnering with those who create popular live events and pay-per-view programming could adversely impact Triller’s business.

The creation, marketing and distribution of Triller’s media entertainment programming, including Triller’s pay-per-view and digital live Events, is critical to Triller’s business and to Triller’s ability to generate revenues. A failure to continue developing or partnering with those who develop creative and entertaining programs and events would likely lead to a decline in the popularity of Triller’s brand of entertainment and would adversely affect Triller’s ability to generate revenues and could have a material adverse effect on Triller’s business, operating results and financial condition.

Triller may pay upfront expenses when planning live Events, entering into exclusive agreements for video series, or licensing rights to distribute and publicly perform music, and if these arrangements do not perform as Triller expects, its business, results of operations and financial condition may be harmed.

Triller may pay one-time, upfront non-recoupable or recoupable signing fees or advances to certain entertainers (e.g. musicians, athletes, and influencers) or event venues in order to produce high-quality live and virtual entertainment, or gain exclusive ticketing or streaming video rights. Triller may also pay upfront fees for access to song catalogs by music labels. If the party does not comply with the terms of the contract or perform an event, such fees are refundable to Triller. Triller pay these upfront fees based on the expectations to generate revenue on ticket sales, sponsorships, advertising and on-demand payments by users. Triller makes the decision to make these payments based on its assessment of the past success of the entertainers, past event data, and other financial information. Triller includes commercial and legal protections in its contracts that include upfront fees, such as requiring certain performance obligations, to mitigate the financial risk of making these payments. However, live and virtual Events may vary greatly from year-to-year and from event to event as a result of external factors, including event planning and budgeting commitments as well as other competing events, streaming platform commitments, etc. If Triller’s assumptions and expectations prove wrong, or a counterparty defaults, resulting in an unsuccessful event, Triller’s return on these signing fees will not be realized and Triller’s business and results of operations will be harmed.

Further, Triller has in the past, and may in the future, face legal claims from Creators or vendors who did not receive advanced payout payments, which may harm Triller’s business, results of operation and financial condition. Triller has in the past, and may in the future, also face legal claims from Creators who did not meet contractual minimums or other contractual provisions to receive payments, which may harm Triller’s business, results of operation or financial condition.

Participants and spectators in connection with Triller’s live entertainment and sports Events are subject to potential injuries and accidents, which could subject Triller to personal injury or other claims and increase Triller’s expenses (for which Triller’s insurance may not provide adequate coverage), as well as reduce attendance at Triller’s live entertainment and sports Events, causing a decrease in Triller’s revenue.

Triller holds numerous live Events each year. This schedule exposes Triller’s performers, athletes and Triller’s employees who are involved in the production of those Events to the risk of travel and performance-related accidents, the consequences of which are not fully covered by insurance. The physical nature of Triller’s Events exposes Triller’s performers and athletes to the risk of serious injury or death. There are inherent risks to participants and spectators involved with producing, attending or participating in live entertainment and sports events including the risk of an actual or threatened terrorist act, fire, explosion, protests, riots, and other safety or security issues, any one of which could result in injury or death to attendees and/or damage to the facilities at which such an event is hosted. Injuries and accidents may occur from time to time in the future, which could subject Triller to substantial claims and liabilities for injuries. Incidents in connection with Triller’s entertainment and sports Events at any of Triller’s venues or venues that Triller rents could also result in claims, reducing operating income or reducing attendance at Triller’s Events, causing a decrease in Triller’s revenues. There can be no assurance that the insurance Triller maintains will be adequate to cover any potential losses. The physical nature of many of Triller’s live sports Events exposes the athletes that participate to the risk of serious injury or death. For example, participants in BKFC do not wear any padding or gloves, which may result in increased numbers of injuries, including, among others, maxillofacial fractures and dental avulsions. These injuries could also include concussions or more serious injuries, and many sports leagues and organizations have been sued by athletes over alleged long-term neurocognitive impairment arising from concussions. Although the participants in certain of Triller’s live sports Events, as independent contractors, are responsible for maintaining their own health, disability and life insurance, Triller may seek coverage under its accident insurance policies or its general liability insurance policies, for injuries that athletes incur while competing. To the extent such injuries are not covered by its policies, Triller may self-insure medical costs for athletes for such injuries. Liability to Triller resulting from any death or serious injury, including concussions, sustained by athletes while competing, could adversely affect its business, financial condition, and operating results.

Triller’s live Events will entail other risks inherent in public live events, including air and land travel interruption or accidents, the spread of illness, injuries resulting from building problems, equipment malfunction, terrorism or other violence, local labor strikes and other “force majeure” type events. If an event Triller hosts or in which Triller participates experiences an internet or power outage, the event may be delayed or canceled, and Triller’s reputation may be harmed. These circumstances could result in personal injuries or deaths, including to Triller’s employees and contractors, canceled Events and other disruptions to Triller’s business or result in liability to third parties. Triller cannot guarantee its insurance policies will provide Triller coverage for these incidents or that any coverage Triller obtain will be adequate to cover its liabilities. Moreover, if there were a public perception that the safety or security measures are inadequate at the Events Triller hosts, whether or not that is the case, it could result in reputational damage and a decline in future attendance at Events hosted by Triller. In addition, Triller streams a number of live Events every year, and if an event Triller hosts or participates in experiences an internet or power outage, the event may be delayed or canceled, and Triller’s reputation may be harmed and Triller may incur additional financial expense. The occurrence of any of these circumstances could adversely affect Triller’s business, financial condition, and results of operations.

A decline in the popularity of Triller’s brand of sports entertainment, including as a result of changes in the social and political climate, could adversely affect Triller’s business.

Triller’s operations are affected by consumer tastes and entertainment trends, which are unpredictable and subject to change and may be affected by changes in the social and political climate. Some of live event programming is created to evoke a passionate response from consumers. For example, BKFC live Events may be negatively perceived by some parts of the public and negative events or publicity related to such Events may result in a decline in the popularity of such events.

A determination that independent contractors are employees could expose Triller to various liabilities and additional costs.

In certain states, notably California and New York, legislative changes have been enacted or are contemplated that draw into question Triller’s ability to treat performers and athletes as independent contractors in those states. The impact of these initiatives on Triller is unknown. If Triller is required to reclassify independent contractors as employees, Triller may incur additional costs and taxes which could adversely affect Triller’s business, financial condition, and results of operations.

Regulations that govern the status and classification of independent contractors are subject to changes and divergent interpretations by various authorities, which can create uncertainty and unpredictability for Triller. For example, in 2020 California passed a worker classification statute (“AB 5”), which effectively narrowed the definition of an independent contractor by requiring hiring entities to use a stricter test to determine a given worker’s classification. In addition, AB 5 places the burden of proof for classifying workers as independent contractors on hiring entities and provides enforcement powers to the state and certain cities. Legislative proposals concerning worker classification are being considered by various other states, including New York and New Jersey. Additionally, any requirement to reclassify independent contractors as employees may require Triller to significantly alter Triller’s existing business model or operations, including suspending or ceasing operations in impacted jurisdictions, increase Triller’s costs and impact Triller’s ability to add new talent and grow Triller’s business. For instance, existing talent may decide not to partner with Triller and new talent may not join given the loss of flexibility under an employment model. Any of the foregoing could have an adverse impact on Triller’s business, financial condition, and results of operations and Triller’s ability to achieve or maintain profitability. If ultimately required, worker’s compensation insurance for Triller’s talent or other aspects of their treatment as employees in those states could add expense to, or otherwise alter, Triller’s operations, which could affect Triller’s business, financial condition and/or results of operations. Liability to Triller resulting from any death or serious injury sustained by one of Triller’s performers or athletes while performing could adversely affect Triller’s business, financial condition and operating results.

The Company’s insurance may not be adequate.

Triller plans to hold numerous live Events each year. This schedule exposes Triller’s performers and Triller’s employees who are involved in the production of those Events to the risk of travel and performance-related accidents, the consequences of which may not be fully covered by insurance. The physical nature of the Company’s Events exposes the Company’s performers to the risk of serious injury or death. Although the Company has general liability insurance and umbrella insurance policies, and although the Company’s performers are responsible for obtaining their own health, disability and life insurance, the Company cannot assure you that the consequences of any accident or injury will be fully covered by insurance. the Company’s liability resulting from any accident or injury not covered by the Company’s insurance could have a material adverse effect on the Company’s business, operating results and financial condition.

Triller may be prohibited from promoting and conducting Triller’s live Events if it does not comply with applicable regulations.

In various states in the United States, athletic commissions and other applicable regulatory agencies require Triller to comply with their regulations, which may include obtaining promoters licenses, performers licenses, medical licenses and/or event permits in order for Triller to promote and conduct Triller’s live events. In the event that Triller fails to comply with the regulations of a particular jurisdiction, Triller may be prohibited from promoting and conducting live events in that jurisdiction. The inability to present Triller’s live Events over an extended period of time or in a number of jurisdictions could have a material adverse effect on Triller’s business, operating results and financial condition.

Labor disputes, whether involving Triller’s own employees or sports leagues, creative talent or broadcast partners may disrupt Triller’s operations and adversely affect Triller’s results of operations.

Some of the performers and vendors Triller uses for its live Events and content production, including music and athletic talent and production crews, may be covered by collective bargaining agreements or works councils. If the parties Triller has contracts with are unable to reach agreements with labor unions before the expiration of their collective bargaining agreements, the individuals who were covered by those agreements may have a right to strike or take other actions that could adversely affect Triller. Moreover, many collective bargaining agreements are industry-wide agreements, and Triller lacks control over the negotiations and terms of the agreements. A labor dispute involving Triller’s contracted parties may result in work stoppages or disrupt Triller’s operations and reduce Triller’s revenue, and resolution of disputes may increase Triller’s costs.

Labor disputes in sports leagues or associations could have an adverse impact on Triller’s business, financial condition and results of operations. In addition, any labor disputes that occur in any sports league or association for which Triller has the rights to broadcast live games or events may preclude Triller from airing or otherwise distributing scheduled games or events, which could have a negative effect on Triller’s business, financial condition and results of operations.

The sales cycle for live events programming varies and may negatively affect Triller’s ability to prepare accurate financial forecasts.

The sales cycle related to Triller’s live Events programming and the related revenue streams, which typically ranges from a single week to multiple months, may also cause Triller to experience a delay between increasing operating expenses and the generation of corresponding revenue, if any. Accordingly, Triller may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that Triller does not receive as a result of delays arising from these factors, and Triller’s results of operations in future reporting periods may be below the expectations of investors. If Triller does not address these risks successfully, Triller’s results of operations could differ materially from Triller’s estimates and forecasts or the expectations of investors, causing Triller’s business to suffer.

Triller has no assurance that the substantial time and money spent on its sales efforts will generate significant revenue. If conditions in the marketplace, generally or with specific Brands, Creators or consumers, change negatively, it is possible that Triller will be unable to recover any of these expenses. Triller’s sales efforts involve educating Triller’s Brands, Creators or consumers about the use, technical capabilities and benefits of Triller’s Technology Platform. Some of Triller’s Brands, Creators or consumers undertake an evaluation process that frequently involves not only Triller’s Technology Platform but also the offerings of Triller’s competitors. As a result, it is difficult to predict when Triller will obtain new Brands, Creators or consumers and begin generating revenue from these new Brands, Creators or consumers. Even if Triller’s sales efforts result in obtaining a new Brand, Creator or user, it may not sufficiently justify the expenses incurred to acquire the Brand, Creator or user and the related training support. As a result, Triller may not be able to add Brands, Creators or consumers, or generate revenue, as quickly as Triller may expect, which could harm Triller’s growth prospects.

A significant slowdown in the growth of AI and AI-related markets could affect Triller’s business and earnings. Even if the market does grow, there is a possibility that Triller may not be able to grow at a similar pace.

AI and AI-related markets are still in their infancy in comparison to other widely used software types, it is unclear whether AI and AI-related markets will continue to grow. The success of Triller’s Technology Platform will depend on the willingness of Creators and Brands to increase their use of AI. If Creators and Brands do not perceive the benefits of AI products and services, then AI and AI-related markets could experience a significant slowdown in growth, which would diminish the market for Triller’s Technology Platform and have a negative effect on Triller’s business, operating results, and financial condition. Additionally, if market growth falls short of Triller’s expectations Triller may not be able to adjust its Technology Platform quickly enough to maintain and grow its operations. Even if AI-related markets do grow, Triller may not be able to adjust its spending quickly enough to keep pace or grow at a similar or steady pace with such growth, and Triller may misjudge market and business trends, which would harm its business, operating results, and financial condition.

AI services and products developed by Triller may become obsolete due to fast growing technological innovations or the entry of competitors with more financial and brand power.

AI is a fast growing industry and Triller must successfully adapt and manage technological advances in AI and AI-related markets, as well as effectively compete with the emergence of additional competitors in the industry in order to maintain and grow Triller’s AI business and AI services. Thus, the success of Triller’s AI services and business depends in large part on Triller’s ability to keep pace with rapid technological changes in the development and implementation of AI products and services. For example, the development of groundbreaking technological innovations in AI, or innovations that would render AI obsolete, would harm Triller’s AI related business and make Triller’s AI services less durable. Further, the entry of competitors into the AI market that have more financial and brand power, could cause Triller’s share of the market to be significantly reduced thereby negatively affecting Triller’s business, operating results, and financial condition. For example, both Google and Microsoft have announced near term AI products and services. Any one of which may be a direct competitor with Triller’s Amplify conversation AI services. There is a risk that these or other competitors could cause significant disruptions to Triller’s AI business model, and that Triller will be unprepared to compete effectively.

Failure to attract and retain additional qualified personnel could prevent the Company from executing the Company’s business strategy and growth plans.

To execute the Company’s business strategy, the Company must attract and retain highly qualified personnel, including in the areas of AI and ML. Competition for executive officers, software developers, compliance and risk management personnel and other key employees in the Company’s industry and location is intense. The Company competes with many other companies for software developers with high levels of experience in designing, developing, and managing cloud-based software, as well as for skilled legal and compliance and risk operations professionals. Many of the companies with which the Company competes for experienced personnel have greater resources than the Company does and can frequently offer such personnel substantially greater compensation than the Company can offer. If the Company fails to identify, attract, develop and integrate new personnel, or fail to retain and motivate its current personnel, its growth prospects would be adversely affected.

The information that Triller’s AI learns may include highly confidential information. In the unlikely event of a leakage of such confidential information, Triller’s credibility may be negatively impacted, which may affect Triller’s business, operating results, and financial condition.

Triller’s AI may come to learn sensitive and confidential information. When accumulating such information the risks of a data breach or inadvertent disclosure of such information is of paramount concern. The information Triller’s AI obtains may become released due to a hack or data breach by third-parties as well as accidently released by Triller. Any unauthorized disclosure of such information could damage Triller’s reputation, interrupt Triller’s operations, and may result in a violation of applicable laws. If such information is released, it could cause Creators and Brands to not trust Triller’s AI services and reduce the number of customers Triller attracts. Further, if such a leak were to occur Triller may also have to cease its AI operations to install additional security measures to prevent the further occurrence of leaks, which may be time consuming and expensive. Accordingly, if there is a leak of sensitive or confidential information by Triller’s AI, whether as a result of third-parties, or caused by us, it would seriously harm Triller’s business, operating results, and financial condition.

Use of new and emerging AI applications, such as genAI content creation, may require additional investment and costs, and pose risks to Triller’s business and could subject Triller to legal liability.

Uncertainty around new and emerging AI applications, such as genAI content creation, may require additional investment in the development of proprietary datasets and ML models, development of new approaches and processes to provide attribution or remuneration to content creators and building systems that enable creatives to have greater control over the use of their work in the development of AI, which may be costly and could impact Triller’s profit margin. Developing, testing, and deploying AI systems may also increase the cost profile of Triller’s offerings due to the nature of the computing costs involved in such systems.

Triller may use generative AI tools in its business. GenAI is a broad label describing any type of AI that can produce new text, images, video, or audio clips. Technically, this type of AI learns patterns from training data and generates new, unique outputs with similar properties. GenAI tools producing content which can be indistinguishable from that generated by humans is a relatively novel development, with benefits, risks, and liabilities still unknown. Recent decisions of the U.S. Copyright Office suggest that Triller would not be able to claim copyright ownership in any source code, text, images, or other materials, which Triller develops through use of genAI tools, and the availability of such protections in other countries is unclear. As a result, Triller could have no remedy if third parties reused those same materials, or similar materials also generated by AI tools. Triller also face risks to any confidential or proprietary information of the Company which it may include in any prompts or inputs into any genAI tools, as the providers of the genAI tools may use these inputs or prompts to further train the tools. Not all providers offer an option to opt-out of such usage, and, even where Triller does opt-out, it cannot guarantee that the opt-out will be fully effective. In addition, Triller has little or no insight into the third-party content and materials used to train these genAI tools, or the extent of the original works which remain in the outputs. As a result, Triller may face claims from third parties claiming infringement of their intellectual property rights, or mandatory compliance with open source software or other license terms, with respect to software, or other materials or content Triller believed to be available for use, and not subject to license terms or other third party proprietary rights. Triller could also be subject to claims from the providers of the genAI tools, if Triller uses any of the generated materials in a manner inconsistent with their terms of use. Any of these claims could result in legal proceedings and could require Triller to purchase a costly license, comply with the requirement of open source software license terms, or limit or cease using the implicated software, or other materials or content unless and until Triller can re-engineer such software, materials, or content to avoid infringement or change the use of, or remove, the implicated third party materials, which could reduce or eliminate the value of its technologies and services. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a material adverse effect on Triller’s business, results of operations, financial condition, and future prospects.

Triller may be unable to protect its patents, trademarks and other intellectual property rights, and others may allege that Triller infringes upon their intellectual property rights.

Triller has invested significant resources in brands associated with its business such as “Triller,” “Triller Fight Club,” “TrillerFest,” and “TrillerTV” in an attempt to obtain and protect its public recognition. These brands are essential to Triller’s success and competitive position. Triller has also invested significant resources in the premium content that it produces.

Triller’s intellectual property portfolio primarily consists of patents, patent applications, copyrights, registered and unregistered trademarks, trademark applications, domain names, know-how, and trade secrets. Triller’s trademarks and other intellectual property rights are critical to Triller’s success and Triller’s competitive position. Triller’s intellectual property rights may be challenged and invalidated by third parties and may not be strong enough to provide meaningful commercial competitive advantage. While Triller has been issued patents and have additional patent applications pending, there can be no assurance that Triller’s issued patents will not be limited in scope or invalidated, or that Triller’s patent applications will result in issued patents. Triller has not registered its intellectual property in all jurisdictions in which it operates or has plans to operate. If Triller fails to maintain its intellectual property, its competitors might be able to enter the market, which would harm its business.

Moreover, a portion of Triller’s intellectual property has been acquired from one or more third parties. While Triller has conducted diligence with respect to such acquisitions, because Triller did not participate in the development or prosecution of much of the acquired intellectual property, Triller cannot guarantee that its diligence efforts identified and/or remedied all issues related to such intellectual property, including potential ownership errors, potential errors during prosecution of such intellectual property, and potential encumbrances or issues arising through the acquisition that could limit Triller’s ability to enforce such intellectual property rights.

Further, policing unauthorized use and other violations of Triller’s intellectual property is difficult, particularly given Triller’s international scope, so Triller is susceptible to others infringing, diluting or misappropriating its intellectual property rights. If Triller is unable to maintain and protect its intellectual property rights adequately, Triller may lose an important advantage in the markets in which it competes. In particular, the laws of certain foreign countries do not protect intellectual property rights in the same manner as do the laws of the United States and, accordingly, Triller’s intellectual property is at greater risk in those countries even where Triller takes steps to protect such intellectual property. For example, some license provisions protecting against unauthorized use, copying, transfer, and disclosure of Triller’s products, or certain aspects of Triller’s Technology Platform or products may be unenforceable under the laws of certain jurisdictions. Further, competitors, foreign governments, foreign government-backed actors, criminals, or other third parties may gain unauthorized access to Triller’s proprietary information and technology. Additionally, certain unauthorized use of Triller’s intellectual property may go undetected, or Triller may face legal or practical barriers to enforcing its legal rights even where unauthorized use is detected. Triller has not actively monitored trademark filings by third parties. The disclosure to, or independent development by, a competitor of any of Triller’s trade secrets, know-how or other technology not protected by a patent or other intellectual property system could materially reduce or eliminate any competitive advantage that Triller may have over such competitor. Additionally, failure to comply with applicable procedural, documentary, fee payment, foreign filing license and other similar requirements with the United States Patent and Trademark Office and various similar foreign governmental agencies could result in abandonment or lapse of the affected patent, trademark or application. Accordingly, despite Triller’s efforts, Triller may be unable to prevent third parties from infringing upon, misappropriating or designing around Triller’s technology and intellectual property or claiming that Triller infringes upon or misappropriate their technology and intellectual property.

The confidentiality and invention agreements Triller has entered into to protect its intellectual property rights may not have been properly entered into on every occasion with the applicable counterparty, and Triller cannot predict whether these agreements will be adequate to prevent infringement or misappropriation of these rights or be sufficient to ensure ownership of these rights, and such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated. Further, Triller may not have entered into such agreements with all relevant parties. If Triller failed to enter into one of these agreements, or if the assignment language is found to be insufficient under applicable laws, it may not have effectively granted ownership of certain technology or other intellectual property to Triller. In such an event, there would be a risk that the applicable counterparty would not be available to (or would not be willing to) assist Triller in perfecting its ownership of the technology or intellectual property, or the counterparty may even assert ownership rights against Triller and make claims for fees, damages, or equitable relief with respect to such technology or intellectual property, which may have an adverse effect on Triller’s ability to utilize, perfect, or protect Triller’s proprietary rights over such technology and intellectual property. Such agreements may also be breached and trade secrets or confidential information may be willfully or unintentionally disclosed, including by employees who may leave Triller’s company and join Triller’s competitors, or Triller’s competitors or other parties may learn of the information in some other way. Any such infringement of Triller’s intellectual property rights would also likely result in Triller’s commitment of time and resources to protect these rights. Triller has engaged, and continue to engage, in litigation with parties that claim or misuse some of its intellectual property. Triller is involved in certain pending lawsuits relating primarily to the ownership of certain intellectual property rights. Similarly, Triller may infringe on others’ intellectual property rights. One or more adverse judgments with respect to these intellectual property rights could have a material adverse effect on Triller’s business, operating results and financial condition.

From time to time, in the ordinary course of Triller’s business, Triller has been and may become involved in administrative processes, including re-examination, inter partes review, interference, derivation opposition and/or cancellation proceedings with respect to some of Triller’s intellectual property or third-party intellectual property. Any such proceedings or other litigation or dispute involving the scope or enforceability of Triller’s intellectual property rights or any allegation that Triller infringes, misappropriate or dilute upon the intellectual property rights of others, regardless of the merit of these claims, could be costly and time-consuming and have in the past and may in the future lead to loss or narrowing of Triller’s intellectual property. If any infringement or other intellectual property claim made against Triller by any third party is successful, if Triller is required to indemnify a third party with respect to a claim, or if Triller is required to, or decide to, cease use of a brand or technology, rebrand or obtain non-infringing intellectual property (such as through a license), it could result in harm to Triller’s competitive position, delay introductions of enhancements to Triller’s platform, result in Triller’s substituting inferior or more costly technologies into Triller’s platform, or harm Triller’s reputation and brand, and could adversely affect Triller’s business and financial condition. Triller expects that the occurrence of infringement claims is likely to grow as the market for Triller’s Technology Platform and Events grows and as Triller introduces new and updated products and offerings. Accordingly, Triller’s exposure to damages resulting from infringement claims could increase and this could further exhaust Triller’s financial and management resources.

Through new and existing legal and illegal distribution channels, consumers have increasing options to access entertainment video. Piracy, in particular, threatens to damage Triller’s business. Furthermore, in light of the compelling consumer proposition, piracy services are subject to rapid global growth. Triller’s streaming video solutions are directly threatened by the availability and use of pirated alternatives. The value that streaming services are willing to pay for content that Triller develops may be reduced if piracy prevents these services from realizing adequate revenues on these acquisitions.

Lastly, in the event of a bankruptcy, Triller’s intellectual property licenses could be affected in numerous ways. A bankruptcy could result in Triller losing intellectual property rights. In particular, the United States Bankruptcy Code definition of intellectual property only includes trade secrets, patents and patent applications, copyrights, and mask works and does not include trademarks so in the event of Triller’s bankruptcy, Triller could lose rights to its trademarks.

Triller has been, and in the future may be, sued by third parties for alleged infringement of their proprietary rights.

There is considerable patent and other intellectual property development activity in Triller’s market, and litigation, based on allegations of infringement or other violations of intellectual property, is frequent in the music and social media industries. However, Triller may not be aware if Triller’s Technology Platform or technology is infringing, misappropriating, or otherwise violating third-party intellectual property rights, and such third parties may bring claims alleging such infringement, misappropriation, or violation. Because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover Triller’s Technology Platform or technology and there is also a risk that Triller could adopt a technology without knowledge of a pending patent application, which technology would infringe a third-party patent once that patent is issued. Furthermore, it is common for individuals and groups to purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like Triller’s. Triller’s patent portfolio may provide little or no deterrence in a litigation with such non-practicing entities or other adverse patent owners that have no relevant solution revenue as Triller would not be able to assert its patents against such entities or individuals.

Triller’s use of third-party content, including music content, software, and other intellectual property rights may be subject to claims of infringement or misappropriation. Triller cannot guarantee that its internally developed or acquired technologies and content do not or will not infringe the intellectual property rights of others. From time to time, Triller’s competitors or other third parties have in the past and may in the future claim that Triller is infringing upon or misappropriating their intellectual property rights, and Triller may be found to be infringing upon such rights. For example, in 2023 Triller settled litigation brought by Sony Music Entertainment, Sony Music Entertainment US Latin LLC, Arista Records LLC, Provident Label Group LLC, Records Label, LLC, and Zomba Recording LLC (collectively, “Sony Music”), alleging claims for breach of contract relating to an agreement permitting the use of Sony Music’s content in user-created videos, copyright infringement, contributory copyright infringement, and vicarious copyright infringement (the “Sony Music Lawsuit”) and were recently sued again by Sony Music for breach of the settlement agreement.

Many potential litigants, including some of Triller’s competitors and patent-holding companies, have the ability to dedicate substantial resources to assert their intellectual property rights and to defend claims that may be brought against them. Claims or litigation have caused in the past and could in the future cause Triller to incur significant expenses and, if successfully asserted against us, could require that Triller pays substantial damages or ongoing royalty payments, prevent Triller from offering its Technology Platform or services or using certain technologies, force Triller to implement expensive work-arounds, or impose other unfavorable terms. In addition, Triller may be required to license additional technology from third parties to develop and market new platform features, which may not be on commercially reasonable terms, or at all, and would adversely affect Triller’s ability to compete. Any license or settlement entered into as the result of claims or litigation may not provide Triller with sufficient rights to practice Triller’s Technology Platform. Triller has in the past and may in the future enter into patent license agreements as a result of third-party patent assertions. In the event that Triller does not comply with the requirements of a patent license agreement or fail to make required payments, Triller may be subject to breach of contract claims, which may subject Triller to monetary damages and loss of rights under the license agreement. Triller expects that the occurrence of infringement claims is likely to grow as the market for Triller’s Technology Platform and Events grows and as Triller introduces new and updated products and offerings. Accordingly, Triller’s exposure to damages resulting from infringement claims could increase and this could further exhaust Triller’s financial and management resources. Further, during the course of any litigation, Triller may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements as negative, the value of ILLR Shares may decline. Even if intellectual property claims do not result in litigation or are resolved in Triller’s favor, these claims, and the time and resources necessary to resolve them, could divert the resources of Triller’s management and require significant expenditures. Any of the foregoing could prevent Triller from competing effectively and could have an adverse effect on Triller’s business, financial condition, and operating results.

Moreover, Triller’s agreements with certain partners and certain vendors include indemnification provisions under which Triller agrees to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement pertaining to Triller’s products and technology. Some of these indemnity agreements provide for uncapped liability and some indemnity provisions survive termination or expiration of the applicable agreement. Any claim of infringement by a third party, even one without merit, whether against Triller or for which Triller is required to provide indemnification, could cause Triller to incur substantial costs defending against the claim, could distract Triller’s management from Triller’s business, and could require Triller to cease use of such intellectual property. Further, because of the substantial amount of discovery required in connection with intellectual property litigation, Triller risks compromising Triller’s confidential information during this type of litigation. Any dispute with a partner or vendor with respect to these intellectual property indemnification obligations could have adverse effects on Triller’s relationship with that counterparty and other potential partners or vendors, and harm Triller’s business and operating results. Triller may be required to make substantial payments for legal fees, settlement fees, damages, royalties, or other fees in connection with a claimant securing a judgment against us, Triller may be subject to an injunction or other restrictions that cause Triller to cease selling subscriptions to Triller’s platform, Triller may be subject to an injunction or other restrictions that cause Triller to rebrand or otherwise cease using certain trademarks in specified jurisdictions, or Triller may be required to redesign any allegedly infringing portion of Triller’s platform or Triller may agree to a settlement that prevents Triller from distributing Triller’s platform or a portion thereof, any of which could adversely affect Triller’s business, financial condition and results of operations. In addition, Triller’s insurance may not be adequate to indemnify Triller for all liability that may be imposed, or otherwise protect Triller from liabilities or damages, and any such coverage may not continue to be available to Triller on acceptable terms or at all.

Triller may incur significant expenses to protect its intellectual property rights, and if Triller is unable to adequately protect its intellectual property rights, its competitive position could be harmed.

Triller regards its copyrights, service marks, trademarks, trade secrets, patents and other intellectual property as critical to its success. Triller relies on a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements, and other contractual provisions to protect Triller’s proprietary software, trade secrets and similar intellectual property. Triller has patents, copyrights and trademarks in certain jurisdictions and may apply for further trademark and copyright registrations and additional patents, which may provide such protection in relevant jurisdictions. However, Triller cannot assure you that its efforts will prove to be sufficient or that third parties will not infringe upon or misappropriate its proprietary rights. Unauthorized use of the intellectual property, whether owned by or licensed to us, could adversely affect Triller’s business and reputation.

Triller may be subject to disputes or liabilities associated with content made available on its products and services.

Triller provides various products and services that enable Brands and Creators and other users to make content available on its service. For example, Creators or users can record and distribute their content and can upload profile images. These may subject Triller to claims of intellectual property infringement by third parties if such Brands and Creators or users do not obtain the appropriate authorizations from rights holders. In addition to intellectual property infringement, Triller has faced and will continue to face other claims relating to content that is published or made available through its products and services. These may include claims related to defamation, rights of publicity and privacy, and online safety. For example, Triller is dependent on those who provide content on its service complying with the terms and conditions of any license agreements with us, its end user license agreements, or commercial agreements Triller may enter into with certain Brands and Creators or users, which prohibit providing content that infringes the intellectual property or proprietary rights of third parties or is otherwise legally actionable pursuant to privacy and/or publicity rights, and other applicable laws, rules, and regulations. However, Triller cannot guarantee that the Brands and Creators and users who provide content on its service will comply with their obligations, and any failure of Brands and Creators and users to do so may materially impact Triller’s business, operating results, and financial condition.

Triller and other intermediate online service providers rely primarily on two sets of laws in the U.S., to shield Triller from legal liability with respect to user activity, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the advertisements posted, or the content provided by Brands, Creators or users. The Digital Millennium Copyright Act (“DMCA”) provides service providers a safe harbor from monetary damages for copyright infringement claims, provided that service providers comply with various requirements designed to stop or discourage infringement on their platforms by their users. Section 230 of the Communications Decency Act (“CDA”) protects providers of an interactive computer service from liability with respect to most types of content, including defamatory information, provided over their service by others, including users. Both the DMCA safe harbor and Section 230 of the CDA face regular calls for revision, including without limitation in a number of CDA reform bills currently being considered by legislators. Furthermore, recent litigation involving cloud hosting companies has created uncertainty with respect to the applicability of DMCA protections to companies that host substantial amounts of user content. For these reasons and others, now or in the future, the DMCA, CDA, and similar provisions may be interpreted as not applying to Triller or may provide Triller with incomplete or insufficient protection from claims. Changes in any such laws that shield Triller from liability could materially harm Triller’s business, operating results, and financial condition. In many, but not all, territories outside of the United States there are laws similar to the DMCA which exempt Triller from copyright infringement liability that may arise due to hosting user-uploaded materials. In some countries, particularly in Europe and the APAC region, these laws are being readjusted and new -at times burdensome -constraints are being imposed onto service providers. Although Triller has invested and continue to invest in systems and resources, which are intended to ensure that Triller is compliant with the requirements of U.S. and international laws relating to, among other things, materials that infringe on copyrights and contain other objectionable content, Triller’s systems may not be sufficient or Triller may unintentionally err and fail to comply with these laws and regulations which could expose Triller to claims, judgments, monetary liabilities and other remedies, and to limitations on Triller’s business practices which could materially adversely affect Triller’s business and financial results. For example, Triller entered into a settlement agreement relating to a lawsuit for copyright infringement whereby Triller agreed to pay Wixen $10.0 million in scheduled payments through September 2024 and approximately $5.5 million remains due. Triller currently do not have sufficient cash on hand to satisfy this obligation which could result in penalties under the settlement agreement. Although Triller does not currently have cash on hand to satisfy this obligation, it has access to certain facilities which it believes will help satisfy this obligation, including the up to $200.0 million available from the Sabeera Convertible Promissory Notes, of which Triller has drawn $0.7 million to date. Triller anticipates utilizing approximately $25.0 million available to Triller under the Sabeera Convertible Promissory Notes. In addition, Triller has entered into a $500.0 million SEPA with Yorkville which may provide further liquidity and working capital support, if applicable conditions are met. On April 25, 2024, Triller entered into an agreement with Yorkville and AGBA to amend and restate the SEPA (the “Amended SEPA”), and on June 28, 2024, AGBA and Triller entered into the Second A&R SEPA with Yorkville. Triller believes that it will be able to satisfy all current and future commitments under the Wixen Settlement due to its access to liquidity and capital lines. However, if Triller is not able to obtain sufficient financing to satisfy these obligations it will have a material adverse effect on its business and Triller may have to limit operations in a manner inconsistent with its development and growth plans.

Given the large volume of content that various third parties make available on Triller’s Technology Platform, it is challenging for Triller to accurately verify the legitimacy of such content and review or moderate such content to ensure that it is otherwise in compliance with Triller’s policies, so inappropriate content may be posted or activities executed before Triller is able to take protective action, which could subject Triller to legal liability. Even if Triller complies with legal obligations to remove or disable content, Triller may continue to allow use of its products or services by individuals or entities who others find hostile, offensive, or inappropriate. The activities or content of Triller’s Creators, Brands or users may lead Triller to experience adverse political, business and reputational consequences, especially if such use is high profile. Conversely, actions Triller takes in response to the activities of Triller’s Creators, Brands or users, up to and including banning them from using Triller’s products, services, or properties, may harm Triller’s brand and reputation. In addition to liability based on Triller’s activities in the United States, Triller may also be deemed subject to laws in other countries that may not have the same protections or that may impose more onerous obligations on us, which may impose additional liability or expense on us, including additional theories of intermediary liability.

In addition, Brands may not wish to associate with certain types of content and if Triller cannot reliably exclude their ads from certain types of content, Triller’s business relationships may also be negatively impacted. If Triller fails to build and maintain an effective system to moderate the content on Triller’s Technology Platform, Triller’s users, Creators, or Brands may lose trust in us, Triller’s reputation may be impaired, and Triller’s business may be adversely affected.

Triller is subject to governmental regulation and other legal obligations, particularly related to privacy, data protection and information security, and Triller’s actual or perceived failure to comply with such obligations could harm Triller’s business, including regulatory investigations or actions; litigation; fines and penalties; disruptions of Triller’s business operations; reputational harm; loss of revenue or profits; and other adverse business consequences.

Since Triller processes personal information and other sensitive data such as confidential business data, trade secrets, and intellectual property, from and about Triller’s Creators, Brands, users, employees, service providers, and other third parties, Triller is subject to general business regulations and laws, as well as regulations and laws specific to the internet, which may include laws and regulations related to user privacy, data protection, information security, consumer protection, payment processing, taxation, intellectual property, electronic contracts, internet access and content restrictions. Triller’s handling of data is subject to a variety of laws and regulations, including regulation by various government agencies, including the FTC, and various state, local and foreign regulators. The U.S. federal and various state and foreign governments have adopted or proposed limitations on the collection, distribution, use and storage of personal data of individuals. Any failure or perceived failure by Triller to comply with privacy or security laws, policies, legal obligations or industry standards or any security incident that results in the unauthorized disclosure, release or transfer of personal data or other user data may result in governmental enforcement actions, litigation, fines and penalties and/or adverse publicity, and could cause Triller’s users to lose trust in us, which could have an adverse effect on Triller’s reputation and business. Triller cannot guarantee that it has been or will be fully compliant in every jurisdiction. Litigation and regulatory proceedings are inherently uncertain, and the laws and regulations governing issues such as privacy, payment processing, taxation and consumer protection related to the internet continue to develop.

As Triller’s service and others like Triller gain traction in international markets, governments are increasingly looking to introduce new or extend legacy regulations to these services. Laws and regulations concerning privacy, data protection and information security are evolving, and changes to such laws and regulations could require Triller to change features of Triller’s services, which may in turn reduce demand for Triller’s services. Triller’s failure to comply with federal, state and international data privacy laws and regulations could harm Triller’s ability to successfully operate Triller’s business and pursue Triller’s business goals. For example, the CCPA, among other things, requires covered companies to provide disclosures to California consumers and afford such consumers the ability to opt-out of sales of personal data.

Additionally, broad consumer privacy laws have been enacted in a number of states including California. Colorado, Connecticut, Iowa, Utah and Virginia. For example, the Montana legislature voted to ban TikTok on April 14, 2023. Governor Greg Gianforte signed Senate Bill 419, which prohibits mobile application stores from offering TikTok within the state. The bill also makes it illegal for TikTok to operate within the state. It is not yet fully clear how these laws will be enforced and how certain of their requirements will be interpreted. The effects of these laws are potentially significant and may require Triller to modify Triller’s data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply and increase Triller’s potential exposure to regulatory enforcement and/or litigation.

The CCPA has prompted a number of proposals for new federal and state-level privacy legislation. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies. At the federal level, there is a significant and potentially transformative bipartisan bill being debated.

Other federal and state laws restrict the use and protect the privacy and security of personally identifiable information. For example, according to the FTC, failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act, 15 U.S.C. § 45(a). The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business and the cost of available tools to improve security and reduce vulnerabilities. In recent years, the FTC has paid increased attention to privacy and data security matters, and Triller expects them to continue to do so in the future.

The privacy of children’s personal data collected online is also becoming increasingly scrutinized both in the United States and internationally. For example, the United Kingdom’s Age Appropriate Design Code (“AADC”) and incoming Online Safety Bill, focuses on online safety and protection of children’s privacy online. A similar law, the California’s Age-Appropriate Design Code Act (“CAADCA”) was signed into law in California and goes into effect on July 1, 2024. The CAADCA implements into law certain principles taken from the AADC, among other things, and imposes substantial new obligations upon companies. Passage of the CAADCA and similar laws may further complicate compliance efforts and may increase legal risk and compliance costs for Triller and Triller’s third party partners. In the U.S., Triller may have obligations on the federal level under the Children’s Online Privacy Protection Act (“COPPA”). Despite Triller’s efforts, no assurances can be given that the measures Triller has taken to address COPPA requirements will be sufficient to completely avoid allegations of COPPA violations, any of which could expose Triller to significant liability, penalties, reputational harm and loss of revenue, among other things. Additionally, new laws and regulations are being considered in various jurisdictions to require the monitoring of user content or the verification of users’ identities and age such as a comprehensive new measure just signed into law in Utah.

In addition, many foreign jurisdictions in which Triller does business, including the European Union and other jurisdictions have laws and regulations dealing with the collection and use of personal data obtained from their residents, which are more restrictive in certain respects than those in the U.S. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of personal data that identifies or may be used to identify an individual. Triller may be required to modify its policies, procedures, and data processing measures in order to address requirements under these or other privacy, data protection, or cyber security regimes, and may face claims, litigation, investigations, or other proceedings regarding them and may incur related liabilities, expenses, costs, and operational losses.

Within the European Union, legislators adopted the EU GDPR, which became effective in May 2018, and which imposes heightened obligations and risk upon Triller’s business and which may substantially increase the penalties to which Triller could be subject in the event of any non-compliance. Under the EU GDPR, parties are either controllers, which are decision-makers that exercise overall control over the purposes and means of data processing, whether alone or jointly with one or more other persons, or processors, who act on behalf of, and only on the instructions of, the relevant controller. In the provision of Triller’s services to its users, Triller generally acts as a controller, which imposes significant compliance obligations on Triller under the EU GDPR. If Triller fails to satisfy these obligations, it may be subject to investigation or administrative fines from supervisory authorities or subject to individual claims that Triller failed to comply with the applicable provisions of EU GDPR. In addition, further to the United Kingdom’s exit from the European Union on January 31, 2020, the EU GDPR ceased to apply in the United Kingdom at the end of the transition period on December 31, 2020. In addition, Triller is also subject to data protection laws in the United Kingdom. The UK GDPR and the UK Data Protection Act 2018 set out the United Kingdom’s data protection regime, which is independent from but aligned to the European Union’s data protection regime. Non-compliance with the EU GDPR, or UK GDPR, may result in monetary penalties of up to €20 million (or £17.5 million under UK GDPR) or 4% of worldwide annual turnover, whichever is higher. Further, a wide variety of other potential enforcement powers are available to competent supervisory authorities in respect of potential and suspected violations of the EU GDPR, or UK GDPR, including audit and inspection rights, and powers to order temporary or permanent bans on all or some processing activities. The EU GDPR and UK GDPR also confer a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the EU GDPR and UK GDPR.

The EU GDPR also provides that European Economic Area (“EEA”) Member States may make their own further laws and regulations to introduce additional requirements (for example, related to the processing of “special categories of personal data,” as well as personal data related to criminal offenses or convictions) which adds to the complexity of processing personal data in or from the EEA or the United Kingdom. This may lead to greater divergence in the law that applies to the processing of personal data across the EEA and/or United Kingdom, compliance with which could limit Triller’s ability to collect and process data in the context of Triller’s EEA and/or United Kingdom operations, and/or could cause Triller’s compliance costs to increase, ultimately having an adverse impact on Triller’s business and harming Triller’s business and financial condition.

The EU GDPR also regulates cross-border transfers of personal data and requires transferee countries to have protections equivalent to protections available in the EU. The EU GDPR imposes strict rules on the transfer of personal data to countries outside the EEA, Switzerland or the United Kingdom, including the United States, in respect of which the European Commission or the United Kingdom government has not issued a so-called “adequacy decision” or “adequacy regulation” (known as “third countries”), unless the parties to the transfer have implemented specific safeguards to protect the transferred personal data. This includes putting in place the European Commission’s Standard Contractual Clauses (“SCCs”) for transfers outside of the EEA and a similar transfer mechanism for transfers of personal data outside of the United Kingdom, the International Data Transfer Agreement or Addendum (“IDTA”). Under both the EU GDPR and the UK GDPR, exporters are also required to assess the risk of the data transfer on a case-by-case basis, including conducting an analysis of the laws in the destination country. The SCCs had to be in place by December 27, 2022, whereas the IDTA must be implemented in all existing contracts by March 21, 2024. Finalizing the implementation of the updated SCCs and IDTA, and conducting the required risk assessments, may continue to necessitate significant contractual overhaul of Triller’s data transfer arrangements with users, sub-processors and vendors. On June 28, 2021, the European Commission published its decision recognizing the United Kingdom as having adequate laws to the protect the rights and freedoms of data subjects such that personal data may transfer to from the EU to the United Kingdom without an approved transfer mechanism. The decision is effective for four years and its continuing effect is dependent on United Kingdom and regulation on data privacy not diverging materially from the EU GDPR. The United Kingdom Government also confirmed that data transfers to the EU remain free flowing.

In addition, other European data protection laws require that affirmative opt-in consent is procured to the placement of cookies and similar tracking technologies on users’ devices (other than those that are “strictly necessary” to provide services requested by the user), including those used for analytics, personalization of experiences and advertising. These requirements may increase Triller’s exposure to regulatory enforcement actions, increase Triller’s compliance costs and reduce demand for Triller’s products. A new regulation proposed in the EU, which would apply across the EEA, known as the ePrivacy Regulation, if and when enacted, may further restrict the use of cookies and other online tracking technologies on which Triller’s products rely, as well as increase restrictions on the types of direct marketing campaigns that Triller’s platform enables. The final version of the ePrivacy Directive is likely to introduce regulatory enforcement powers akin to those available to supervisory authorities under the EU GDPR, including significant administrative fines and other penalties for non-compliance. Given the delay in finalizing the ePrivacy Regulation, certain regulators have issued guidance on the requirement to seek strict opt-in consent to all non-essential cookies and similar technologies and the requirement to increase the standard of transparency relating to use of cookies and similar technologies. Triller is likely to need to invest significantly in compliance with these types of new legislation in order to attract and maintain users in the EEA.

The global regulatory framework governing the collection, processing, storage, use and sharing of certain information, particularly financial and other personal data, is rapidly evolving and is likely to continue to be subject to uncertainty and varying interpretations. The proliferation of privacy and data protection laws has heightened risks and uncertainties concerning cross-border transfers of personal data and other data, which could impose significant compliance costs and expenses on Triller’s business, increase Triller’s potential exposure to regulatory enforcement and/or litigation, and have a negative effect on Triller’s existing business and on Triller’s ability to attract and retain new users.

Triller publicly posts documentation regarding its practices concerning the collection, processing, use and disclosure of data. Although Triller endeavors to comply with its published policies and documentation, it may at times fail to do so or be alleged to have failed to do so. Any failure or perceived failure by Triller to comply with Triller’s privacy policies or any applicable privacy, security or data protection, information security or consumer-protection related laws, regulations, orders or industry standards could expose Triller to costly litigation, significant awards, fines or judgments, civil and/or criminal penalties or negative publicity, and could materially and adversely affect Triller’s business, financial condition and results of operations. The publication of Triller’s privacy policy and other documentation that provide promises and assurances about privacy and security can subject Triller to potential state and federal action if they are found to be deceptive, unfair, or misrepresentative of Triller’s actual practices, which could, individually or in the aggregate, materially and adversely affect Triller’s business, financial condition and results of operations.

Triller may in the future be, subject to enforcement actions, investigations, litigation, or other inquiries regarding Triller’s data privacy and security practices. Additionally, advocacy organizations have also filed complaints with data protection authorities against advertising technology companies, arguing that certain of these companies’ practices do not comply with the EU GDPR and/or the UK GDPR. It is possible that investigations or enforcement actions will involve Triller’s practices or practices similar to Triller’s. If Triller’s privacy or data security measures fail to comply with current or future laws and regulations, Triller may be subject to claims, legal proceedings or other actions by individuals or governmental authorities based on privacy or data protection regulations and Triller’s commitments to users or others, as well as negative publicity and a potential loss of business. Moreover, if future laws and regulations limit Triller’s ability to process personal data, Triller’s costs could increase, and Triller’s business, results of operations and financial condition could be harmed. In addition, privacy advocates and industry groups have regularly proposed, and may propose in the future, self-regulatory standards with which Triller must legally comply or that contractually apply to Triller. If Triller fails to follow these security standards even if no user information is compromised, it may incur significant fines, negative publicity and reputational damage or experience a significant increase in costs.

Because the interpretation and application of privacy and data protection laws, regulations and standards are uncertain and quickly changing, it is possible that these obligations may be interpreted and applied in manners that are, or are asserted to be, inconsistent with Triller’s practices. Preparing for and complying with these obligations requires significant resources. Further, adaptation of the digital advertising marketplace requires increasingly significant collaboration between participants in the market, such as content Creators, Brands and marketers. Failure of the industry to adapt to changes in data privacy and security obligations and user response to such changes could negatively impact inventory, data, and demand. Triller cannot control or predict the pace or effectiveness of such adaptation, and Triller cannot predict the impact such changes may have on its business. In addition, it may be necessary for Triller to fundamentally change its business activities, information technologies, systems, and practices, and to those of any third parties that process personal information on Triller’s behalf.

Although Triller endeavors to comply with all applicable data privacy and security obligations, Triller may at times fail or be perceived to have failed to do so. For example, Triller’s subsidiary, TrillerTV, is party to a class action over its use of consumer personal identifying information from Facebook. Moreover, despite Triller’s efforts, Triller’s customers, personnel or third parties upon whom Triller relies may fail to comply with such obligations, which could negatively impact Triller’s business operations and compliance posture. For example, any failure by a third-party processor to comply with applicable law, regulations, or contractual obligations could result in adverse effects, including inability to operate Triller’s business and proceedings against Triller by governmental entities or others. Any inability, or perceived inability, to address or comply with applicable data privacy or security obligations could result in significant consequences, including, but not limited to, government enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar); litigation (including class-related claims); additional reporting requirements and/or oversight; bans on processing personal information; and orders to destroy or not use personal information. Any of these events could have a material adverse effect on Triller’s reputation, business, or financial condition, including but not limited to: loss of customers; additional costs and liabilities; damage Triller’s reputation; reduction in sales and demand for Triller’s platform; and harm Triller’s business.

Moreover, as internet commerce and advertising continues to evolve, increasing regulation by federal, state and foreign regulatory authorities becomes more likely. For example, California’s Automatic Renewal Law requires companies to adhere to enhanced disclosure requirements when entering into automatically renewing contracts with consumers. Other states have enacted similar laws in recent years. As a result, a wave of consumer class action lawsuits has been brought against companies that offer online products and services on a subscription or recurring basis. Any failure, or perceived failure, by Triller to comply with any of these laws or regulations could result in damage to Triller’s reputation, lost business, and proceedings or actions against Triller by governmental entities or others, which could impact Triller’s operating results. As Triller improves its TV streaming platform, Triller may also be subject to new laws and regulations specific to such technologies.

If Triller fails to retain existing users or add new users, or if Triller’s users decrease their level of engagement with Triller’s products, Triller’s revenue, financial results, and business may be significantly harmed.

The size of Triller’s user base and Triller’s users’ level of engagement across Triller’s products are critical to Triller’s success. Triller’s financial performance has been and will continue to be significantly determined by Triller’s success in adding, retaining, and engaging active users of Triller’s products that deliver ad impressions. Triller has experienced, and expect to continue to experience, fluctuations and declines in the size of Triller’s active user base in one or more markets from time to time, particularly in markets where Triller has achieved higher penetration rates. User growth and engagement are also impacted by a number of other factors, including competitive products and services, such as TikTok, that have reduced some users’ engagement with Triller’s products and services, as well as global and regional business, macroeconomic, and geopolitical conditions. For example, the COVID-19 pandemic led to increases and decreases in the size and engagement of Triller’s active user base from period to period at different points during the pandemic, and the resulting effects from the COVID-19 pandemic may continue to have a varied impact on the size and engagement of Triller’s active user base in the future. Any future declines in the size of Triller’s active user base may adversely impact Triller’s ability to deliver ad impressions and, in turn, Triller’s financial performance.

If people do not perceive Triller’s products to be useful, reliable, and trustworthy, Triller may not be able to attract or retain users or otherwise maintain or increase the frequency and duration of their engagement. A number of other social networking companies that achieved early popularity have since seen their active user bases or levels of engagement decline, in some cases precipitously. There is no guarantee that Triller will not experience a similar erosion of Triller’s active user base or engagement levels. Triller’s user engagement patterns have changed over time, and user engagement can be difficult to measure, particularly as Triller introduces new and different products and services. Any number of factors can negatively affect user retention, growth, and engagement, including if:

●	Triller’s products are subject to increased regulatory scrutiny or approvals, including from international privacy regulators (particularly in the EEA/UK), or there are changes in Triller’s products that are mandated or prompted by legislation, regulatory authorities, executive actions, or litigation, including settlements or consent decrees, that adversely affect the user experience;

●	Triller is unable to offer a number of its most significant products and services, including Facebook and Instagram, in Europe, or are otherwise limited in Triller’s business operations, as a result of European regulators, courts, or legislative bodies determining that Triller’s reliance on Standard Contractual Clauses (“SCCs”) or other legal bases Triller relies upon to transfer user data from the European Union to the United States is invalid; and

●	there is decreased engagement with Triller’s products, or failure to accept Triller’s terms of service, as part of privacy-focused changes that Triller has implemented or may implement in the future, whether voluntarily, in connection with the EU GDPR and/or the UK GDPR, the European Union’s ePrivacy Directive, CPRA, or other laws, regulations, or regulatory actions, or otherwise.

From time to time, certain of these factors have negatively affected user retention, growth, and engagement to varying degrees. If Triller is unable to maintain or increase its user base and user engagement, particularly for its significant revenue-generating Technology Platform, its revenue and financial results may be adversely affected. Any significant decrease in user retention, growth, or engagement could render its products less attractive to users, marketers, and developers, which is likely to have a material and adverse impact on its ability to deliver ad impressions and, accordingly, its revenue, business, financial condition, and results of operations. As the size of Triller’s active user base fluctuates in one or more markets from time to time, Triller will become increasingly dependent on its ability to maintain or increase levels of user engagement and monetization in order to grow revenue.

Existing federal, state, and foreign laws regulate the senders of commercial emails and text messages and changes in privacy laws could adversely affect Triller’s ability to provide its services and could impact its results from operations or result in costs and fines.

Triller may use a variety of direct marketing techniques to promote its business, including email marketing, telemarketing and marketing conducted via SMS and MMS messages. In the United States, these activities are regulated by laws such as the Controlling the Assault of Non-Solicited Pornography and Marketing (“CAN-SPAM”) Act of 2003, the Telephone Consumer Protection Act (“TCPA”) and various state laws and regulations governing telephone solicitation and text message marketing.

The CAN-SPAM Act, among other things, obligates the sender of commercial emails to provide recipients with the ability to opt out of receiving future commercial emails from the sender. The ability of message recipients to opt out of receiving commercial emails may minimize the effectiveness of Triller’s marketing efforts. In addition, certain foreign jurisdictions, such as Australia, Canada, the United Kingdom, and the European Union, have enacted laws that regulate sending email, and some of these laws are more restrictive than U.S. laws. For example, some foreign laws prohibit sending commercial email unless the recipient has provided the sender advance consent to receive such email, or in other words has “opted-in”. A requirement that recipients opt into, or the ability of recipients to opt out of, receiving commercial emails may minimize the effectiveness of Triller’s marketing efforts. Any failure by Triller to comply fully with the CAN-SPAM Act or other laws governing Triller’s commercial email programs may subject Triller to substantial fines and penalties.

Similarly, the TCPA is a U.S. federal statute that protects consumers from unwanted telephone calls, faxes and text messages. TCPA violations can result in significant financial penalties for businesses including civil forfeiture penalties or criminal fines imposed by the Federal Communications Commission (“FCC”) and statutory damages liability through consumer lawsuits brought by private plaintiffs or public enforcement actions brought by state attorneys general or other consumer protection authorities.

Numerous class-action suits under federal and state laws have been filed in recent years against companies that conduct telemarketing and texting campaigns, with many resulting in multi-million-dollar judgments or settlements. While Triller strives to comply with all laws applicable to its marketing operations, courts, the FCC, and other enforcement authorities may disagree with Triller’s interpretations of such laws and subject Triller to penalties, statutory damages and other liability for noncompliance. Determination by a court or regulatory agency that Triller’s operations violate the TCPA or other marketing laws could require Triller to terminate some portions of Triller’s business, and could have material adverse effect on Triller’s business, operating results, and financial condition. Even an unsuccessful legal challenge of Triller’s marketing activities could result in adverse publicity and could require a costly response from Triller.

Moreover, many states have enacted telemarketing and text message marketing laws and regulations that are even more proscriptive than the TCPA and that pose additional litigation and regulatory enforcement risks. For example, Florida, Washington, and Oklahoma have enacted statutes that are in many respects more restrictive than the TCPA. Other U.S. states may pass similar (or possibly more burdensome) laws in the future that may erode Triller’s ability to effectively market Triller’s services via telephone solicitation or text messaging and expose Triller to currently unforeseen liability. The TCPA and other laws governing Triller’s marketing activities are also subject to frequent amendment, as well as to reinterpretation by courts and regulators, and any future amendments or interpretations could adversely affect the continuing effectiveness of Triller’s marketing efforts and could force changes in Triller’s marketing strategies. Triller may not be able to respond to such developments with adequate alternative marketing strategies and, as result, any such developments could have an adverse effect on Triller’s business, operating results, and financial condition.

If Triller’s or Triller’s users’ security measures are compromised or unauthorized access to Triller’s data (including that of Triller’s users or other sensitive or confidential information) is otherwise obtained, Triller’s Technology Platform may be perceived as not being secure, Triller’s users may be harmed and may curtail or cease their use of Triller’s Technology Platform, Triller’s reputation may be damaged and Triller may incur significant liabilities.

Triller’s operations involve the storage and transmission of data of users of Triller’s platform, including personally identifiable information and sensitive information of the company. Security incidents could result in unauthorized access to, loss of or unauthorized disclosure of this information, litigation, indemnity obligations and other possible liabilities, as well as negative publicity, which could damage Triller’s reputation, impair Triller’s sales and harm Triller’s users and Triller’s business.

Triller’s products and services involve the collection, storage, processing, and transmission of a large amount of data. Cyber-attacks and other malicious internet-based activity continue to increase generally, and platforms that maintain data such as the data Triller maintains have been targeted by such attacks. If Triller’s security measures are compromised as a result of third-party action, employee or user error, malfeasance, stolen or fraudulently obtained log-in credentials or otherwise, Triller’s reputation could be damaged, Triller’s business may be harmed and Triller could incur significant liability. If third parties with whom Triller works, such as vendors or developers, violate applicable laws, Triller’s security policies or Triller’s acceptable use policy, such violations may also put Triller’s users’ information at risk and could in turn have an adverse effect on Triller’s business. In addition, if the security measures of Triller’s users are compromised, even without any actual compromise of Triller’s own systems, Triller may face negative publicity or reputational harm if Triller’s users or anyone else incorrectly attributes the blame for such security breaches to Triller or Triller’s systems. Triller may be unable to anticipate or prevent techniques used to obtain unauthorized access or to sabotage systems because they change frequently and generally are not detected until after an incident has occurred. As Triller increases its user base and its brand becomes more widely known and recognized, Triller may become more of a target for third parties seeking to compromise its security systems or gain unauthorized access to its users’ data. Any failure to prevent or mitigate security breaches and improper access to or disclosure of Triller’s data or user data, including personal information, content, or payment information from users, or information from marketers, could result in the loss, modification, disclosure, destruction, or other misuse of such data, which could harm Triller’s business and reputation and diminish Triller’s competitive position. In addition, computer malware, viruses, social engineering (such as spear phishing attacks), scraping, and general hacking continue to be prevalent in Triller’s industry, have occurred on Triller’s systems in the past, and will occur on Triller’s systems in the future.

Cyber-attacks, denial-of-service attacks, ransomware attacks, business email compromises, computer malware, viruses, and social engineering (including phishing) are prevalent in Triller’s industry. Triller’s internal computer systems and those of Triller’s current and any future strategic collaborators, vendors, and other contractors or consultants are vulnerable to damage from cyber-attacks, computer viruses, unauthorized access, natural disasters, cybersecurity threats, terrorism, war and telecommunication and electrical failures. Cyber incidents have been increasing in sophistication and frequency and can include third parties gaining access to employee or user data using stolen or inferred credentials, computer malware, viruses, spamming, phishing attacks, ransomware, card skimming code, and other deliberate attacks and attempts to gain unauthorized access. The techniques used to sabotage or to obtain unauthorized access to Triller’s Technology Platform, systems, networks, or physical facilities in which data is stored or through which data is transmitted change frequently, and Triller may be unable to implement adequate preventative measures or stop security breaches while they are occurring. Because the techniques used by computer programmers who may attempt to penetrate and sabotage Triller’s network security or Triller’s website change frequently and may not be recognized until launched against a target, Triller may be unable to anticipate these techniques. Additionally, during the recent COVID-19 pandemic, and potentially beyond as remote work and resource access expand, there is an increased risk that Triller may experience cybersecurity-related events such as COVID-19 themed phishing attacks, exploitation of any cybersecurity flaws that may exist, an increase in the number cybersecurity threats or attacks, and other security challenges as a result of most of Triller’s employees and Triller’s service providers continuing to work remotely from non-corporate managed networks. Triller has previously been, and may in the future become, the target of cyber-attacks by third parties seeking unauthorized access to Triller’s or Triller’s users’ data or to disrupt Triller’s operations or ability to provide Triller’s services.

Triller also relies on third-party service providers and technologies to operate critical business systems to process confidential and personal information in a variety of contexts. In addition, some of Triller’s developers or other partners, such as those that help Triller measure the effectiveness of ads, may receive or store information provided by Triller or by Triller’s users through mobile or web applications integrated with Triller’s products. Triller provides limited information to such third parties based on the scope of services provided to Triller. Triller’s ability to monitor these third parties’ cybersecurity practices is limited. These third-party providers and technologies may not have adequate measures in place, and could experience or cause a security incident that compromises the confidentiality, integrity or availability of the systems or technologies they provide to Triller or the information they process on Triller’s behalf. While Triller has taken steps designed to protect the proprietary, regulated, sensitive, confidential and personal information in Triller’s control, Triller’s security measures or those of the third parties on which Triller relies may not be effective against current or future security risks and threats. If these third parties or developers fail to adopt or adhere to adequate data security practices, or in the event of a breach of their networks, Triller’s data or Triller’s users’ data may be improperly accessed, used, or disclosed. Additionally, Triller does not currently maintain company-wide policies and procedures with respect to such risks, instead relying on Triller’s individual business units to implement the appropriate policies and procedures that each such business unit believes necessary. Such approach may be less effective than implementing global policies across all business units.

If Triller or one of Triller’s trusted third parties were to experience a cyberattack leading to interruptions in Triller’s operations, it could result in a material disruption of Triller’s development programs and Triller’s business operations, whether due to a loss of Triller’s trade secrets or other proprietary information or other disruptions. Moreover, enforcing a claim that a party illegally disclosed or misappropriated a trade secret are difficult, expensive, time-consuming, and the outcome is unpredictable. In addition, effective trade secret protection may not be available in every country in which Triller’s products are available or where Triller has employees or independent contractors as some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of Triller’s trade secrets were to be disclosed to or independently developed by a competitor or other third party, Triller’s competitive position would be materially and adversely harmed. These cyber-attacks could be carried out by threat actors of all types (including but not limited to nation states, organized crime, other criminal enterprises, individual actors and/or advanced persistent threat groups). In addition, Triller may experience intrusions on Triller’s physical premises by any of these threat actors. To the extent that any disruption or security breach were to result in a loss of, or damage to, Triller’s data or applications, or inappropriate disclosure of confidential or proprietary information, Triller could incur liability and Triller’s competitive position could be harmed. Any breach, loss, or compromise of personal data may also subject Triller to civil fines and penalties, or claims for damages either under the EU GDPR and relevant member state law in the European Union, other foreign laws, and other relevant state and federal privacy laws in the United States.

Many governments have enacted laws requiring companies to notify individuals of data security incidents or unauthorized transfers involving certain types of personal data Security compromises experienced by Triller’s competitors, by Triller’s users or by Triller may lead to public disclosures, which may lead to widespread negative publicity. For example, in July 2023, the SEC adopted rules requiring registrants to disclose material cybersecurity incidents they experience and to disclose on an annual basis material information regarding their cybersecurity risk management, strategy, and governance. Any security compromise in Triller’s industry, whether actual or perceived, could harm Triller’s reputation, erode user confidence in the effectiveness of Triller’s security measures, negatively impact Triller’s ability to attract new users, cause existing users to elect not to renew their subscriptions or subject Triller to third-party lawsuits, regulatory fines or other action or liability, which could materially and adversely affect Triller’s business and operating results.

There can be no assurance that any limitations of liability provisions in Triller’s contracts for a security breach would be enforceable or adequate or would otherwise protect Triller from any such liabilities or damages with respect to any particular claim. Triller also cannot be sure that Triller’s existing general liability insurance coverage and coverage for errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against Triller that exceed available insurance coverage, or the occurrence of changes in Triller’s insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on Triller’s business, financial condition and operating results.

For example, Triller’s subsidiary, TrillerTV, is party to a class action over its use of consumer personal identifying information from Facebook. Any such inquiries could subject Triller to substantial fines and costs, require Triller to change Triller’s business practices, divert resources and the attention of management from Triller’s business, or adversely affect Triller’s business.

Triller faces uncertainties associated with international markets.

Triller’s production of live Events overseas subjects Triller to the risks involved in foreign travel, local regulations, including regulations requiring Triller to obtain visas for Triller’s performers, and political instability inherent in varying degrees in those markets. In addition, the licensing of Triller’s television and branded merchandise in international markets exposes Triller to some degree of currency risk. These risks could adversely affect Triller’s operating results and impair Triller’s ability to pursue Triller’s business strategy as it relates to international markets.

As a result of Triller’s operations in international markets, Triller is subject to risks associated with the legislative, judicial, accounting, taxation, regulatory, political and economic risks and conditions specific to such markets.

Triller provides its Technology Platform in certain jurisdictions abroad through brands and businesses that it owns and operates, including Asia, Latin America, Europe and Africa, and Triller expect to continue to expand its international presence. Triller faces, and expect to continue to face, additional risks in the case of its existing and future international operations, including:

●	political instability, adverse changes in diplomatic relations and unfavorable economic conditions in the markets in which Triller has international operations or into which Triller may expand;

●	more restrictive or otherwise unfavorable government regulation of the entertainment and sports industry, which could result in increased compliance costs or otherwise restrict the manner in which Triller provides services and the amount of related fees charged for such services;

●	limitations on the enforcement of intellectual property rights;

●	enhanced difficulties of integrating any foreign acquisitions;

●	enhanced difficulties in reviewing content on Triller’s Technology Platform;

●	limitations on the ability of foreign subsidiaries to repatriate profits or otherwise remit earnings;

●	adverse tax consequences;

●	fluctuations in currency exchange rates and compliance with currency controls;

●	less sophisticated legal systems in some foreign countries, which could impair Triller’s ability to enforce Triller’s contractual rights in those countries;

●	limitations on technology infrastructure;

●	variability in venue security standards and accepted practices; and

●	difficulties in managing operations due to distance, language and cultural differences, including issues associated with (i) business practices and customs that are common in certain foreign countries but might be prohibited by U.S. law and Triller’s internal policies and procedures and (ii) management and operational systems and infrastructures, including internal financial control and reporting systems and functions, staffing and managing of foreign operations, which Triller might not be able to do effectively or on a cost-efficient basis.

Failure to expand internationally and manage the complexity of international operations could harm Triller’s business, financial condition, and results of operations. In addition, Triller may be subject to additional liabilities associated with the content on its Technology Platform due to content regulation which may vary based on its international operations.

Additionally, if Triller fails to adequately prevent fraudulent credit card transactions, it may face litigation, fines, governmental enforcement action, civil liability, diminished public perception of Triller’s security measures, significantly higher credit card-related costs and substantial remediation costs, or refusal by credit card processors to continue to process payments on Triller’s behalf, any of which could materially adversely affect Triller’s business, financial condition and results of operations.

Triller is subject to extensive U.S. and foreign government regulations, and Triller’s failure to comply with these regulations could adversely affect its business.

Triller’s operations are subject to federal, state and local laws, statutes, rules, regulations, policies, and procedures in the United States and around the world, which are subject to change at any time, governing matters such as:

●	licensing, permitting and zoning requirements for operation of Triller’s offices, locations, venues and other facilities;

●	health, safety and sanitation requirements;

●	the service of food and alcoholic beverages;

●	working conditions, labor, minimum wage and hour, harassment and discrimination, and other labor and employment laws and regulations;

●	compliance with the U.S. Americans with Disabilities Act of 1990;

●	compliance with applicable antitrust and fair competition laws;

●	compliance with applicable international trade controls, such as import, export control, and economic and trade sanctions laws and regulations, that may limit or restrict Triller’s ability to do business with specific individuals or entities or in specific countries or territories;

●	compliance with anti-corruption laws, anti-money laundering and countering terrorist financing rules, currency control regulations, and statutes prohibiting tax evasion and the aiding or abetting of tax evasion;

●	marketing activities;

●	licensing laws for athlete agents;

●	licensing laws for the promotion and operation of boxing events;

●	environmental protection regulations;

●	compliance with current and future privacy and data protection laws imposing requirements for the processing and protection of personal or sensitive information, including the EU GDPR and the EU e-Privacy Regulation;

●	compliance with cybersecurity laws imposing country-specific requirements relating to information systems and network design, security, operations, and use;

●	tax laws; and

●	imposition by foreign countries of trade restrictions, restrictions on the manner in which content is currently licensed and distributed, ownership restrictions, or currency exchange controls.

Noncompliance with these laws could subject Triller to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, reputational harm, adverse media coverage and other collateral consequences. Multiple or repeated failures by Triller to comply with these laws and regulations could result in increased fines or proceedings against Triller. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if Triller do not prevail in any possible civil or criminal litigation, Triller’s business, results of operations and financial condition could be materially harmed. In addition, responding to any such enforcement or similar action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and any imposed sanctions could further harm Triller’s business, results of operations, and financial condition. There can be no assurance that a law or regulation will not be interpreted or enforced in a manner contrary to Triller’s current understanding. In addition, the promulgation of new laws, rules and regulations could restrict or unfavorably impact Triller’s business, which could decrease demand for Triller’s services, reduce revenue, increase costs or subject it to additional liabilities. For example, some legislatures have proposed laws in the past that would impose potential liability on Triller and other promoters and producers of live events for incidents that occur at Triller’s Events, particularly relating to drugs and alcohol or the spread of COVID-19.

In the United States and certain foreign jurisdictions, Triller may have direct and indirect interactions with government agencies and state-affiliated entities in the ordinary course of Triller’s business. In particular, athletic commissions and other applicable regulatory agencies require Triller to obtain licenses for promoters, medical clearances, licenses for athletes, or permits for Events in order for Triller to promote and conduct Triller’s live Events and productions. In the event that Triller fails to comply with the regulations of a particular jurisdiction, including the laws and regulations that apply to dealings with or involving government agencies, state-affiliated entities and their officials (such as anti-corruption laws), whether through Triller’s acts or omissions or those of third parties, Triller may be prohibited from promoting and conducting Triller’s live Events and productions in the relevant jurisdictions or become subject to investigations or enforcement actions. Instances of noncompliance with applicable laws may result in the imposition of fines or other penalties, including the inability to present Triller’s live Events and productions in the relevant jurisdictions, which could lead to a decline in revenue streams or have other adverse effects on Triller’s business, financial condition, and results of operations.

Triller is required to comply with export control and economic and trade sanctions laws imposed by the United States or by other jurisdictions where Triller has operations, maintain personnel or otherwise do business, which may restrict Triller’s transactions in certain markets, and with certain customers, business partners, and other persons and entities. As a result, Triller is not permitted to, directly or indirectly (including through a third-party intermediary), procure goods, services or technology from, or engage in transactions with, individuals and entities that are the target of applicable sanctions. Triller is also required to conduct Triller’s business in compliance with applicable export control requirements, including those that apply to the development and distribution of software, technology and other items. Triller’s products have in the past, and could in the future be, provided inadvertently in violation of such laws. Any violation of export control or sanctions laws could result in fines, other civil and criminal sanctions against Triller or Triller’s employees, prohibitions on the conduct of Triller’s business (e.g., loss of export privileges, debarment from doing business with International Development Banks and similar organizations), and damage to Triller’s reputation, which could have an adverse effect on Triller’s business, financial condition, and results of operations.

Triller is subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject Triller to criminal penalties or significant fines and harm Triller’s business and reputation.

Triller is subject to anti-corruption and anti-bribery and similar laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, U.S. Travel Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”), as amended, and other anti-corruption, anti-bribery and anti-money laundering laws in countries in which Triller conducts activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly and prohibit companies and their employees and agents from promising, authorizing, making, or offering improper payments or any other thing of value to government officials and others in the private sector. As Triller increases its international sales and business, which may include increased interactions with officials and employees of government agencies or state-owned or -affiliated entities, Triller’s risks under these laws may increase. Noncompliance with these laws could subject Triller to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, adverse media coverage, and other consequences. Any investigations, actions or sanctions could harm Triller’s business, results of operations, and financial condition.

In addition, in the future Triller may use third parties to sell access to its products and services and conduct business on Triller’s behalf outside the United States. Triller or such future third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or -affiliated entities, and Triller can be held liable for the corrupt or other illegal activities of such future third-party intermediaries, as well as Triller’s employees, representatives, contractors, partners, and agents, even if Triller does not explicitly authorize such activities. Triller has implemented an anti-corruption compliance program but cannot assure you that all of its employees and agents, as well as those companies to which Triller outsources certain of its business operations, will not take actions in violation of its policies and applicable law, for which Triller may be ultimately held responsible. Any violation of the FCPA, other applicable anti-corruption laws, or applicable anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, any of which could have a materially adverse effect on Triller’s reputation, business, results of operations, and prospects.

The Company may be unsuccessful in its strategic acquisitions and investments, and the Company may pursue acquisitions and investments for its strategic value in spite of the risk of lack of profitability.

The Company faces significant uncertainty in connection with acquisitions and investments. To the extent the Company chooses to pursue certain investment or acquisition strategies, the Company may be unable to identify suitable targets for these deals, or to make these deals on favorable terms. If the Company identifies suitable acquisition candidates, investments or strategic partners, its ability to realize a return on the resources expended pursuing such deals, and to successfully implement or enter into them will depend on a variety of factors, including its ability to obtain financing on acceptable terms, requisite government approvals, as well as the factors discussed below. Additionally, the Company may decide to make or enter into acquisitions or investments with the understanding that such acquisitions or investments will not be profitable, but may be of strategic value to Triller. Triller’s current and future acquisitions, investments, including existing investments accounted for under the equity method may also require that the Company makes additional capital investments in the future, which would divert resources from other areas of the Company’s business. The Company cannot provide assurances that the anticipated strategic benefits of these deals will be realized in the long-term or at all.

The Company may fail to identify or assess the magnitude of certain liabilities, shortcomings or other circumstances prior to acquiring a company, making an investment or entering into a strategic business agreement and, as such, may not obtain sufficient warranties, indemnities, insurance or other protections. This could result in unexpected litigation or regulatory exposure, unfavorable accounting treatment, unexpected increases in taxes, a loss of anticipated tax benefits, or other adverse effects on the Company’s business, operating results or financial condition. Additionally, some warranties and indemnities may give rise to unexpected and significant liabilities. Future acquisitions and strategic business arrangements that The Company may pursue could result in dilutive issuances of equity securities and the incurrence of future debt.

Triller’s international sales and operations, including Triller’s planned business development activities outside of the United States, subject Triller to additional risks and challenges that can adversely affect Triller’s business, results of operations and financial condition.

As part of its growth strategy, Triller expects to continue to expand its international operations, which may include opening additional offices in new jurisdictions and providing its Technology Platform in additional languages and on-boarding new Creators, Brands and users outside the United States. Any new markets or countries into which Triller attempts to sell subscriptions to its Technology Platform or other products may not be receptive to its business development activities. Triller currently has sales personnel and sales and customer and product support operations in the United States, Canada, Bulgaria, the Netherlands, France, the United Kingdom, India and Mexico. Triller believes that its ability to attract new customers to its Technology Platform and to convince existing customers to renew or expand their use of Triller’s Technology Platform is directly correlated to the level of engagement Triller achieves with its customers in their home countries. To the extent that Triller is unable to effectively engage with non-U.S. customers, Triller may be unable to effectively grow in international markets.

Triller’s international operations also subject Triller to a variety of additional risks and challenges, including:

●	increased management, travel, infrastructure and legal compliance costs associated with having operations and developing Triller’s business in multiple jurisdictions;

●	providing Triller’s Unified-CXM platform and operating Triller’s business across a significant distance, in different languages, among different cultures and time zones, including the potential need to modify Triller’s Unified-CXM platform and products to ensure that they are culturally appropriate and relevant in different countries;

●	compliance with non-U.S. data privacy, protection and security laws, rules and regulations, including data localization requirements, and the risks and costs of non-compliance;

●	legislative changes that may impose fines or other penalties for failure to comply with certain content removal, law enforcement cooperation and disclosure obligations;

●	longer payment cycles and difficulties enforcing agreements, collecting accounts receivable or satisfying revenue recognition criteria, especially in emerging markets;

●	hiring, training, motivating and retaining highly-qualified personnel, while maintaining Triller’s corporate culture;

●	increased financial accounting and reporting burdens and complexities;

●	longer sales cycle and more time required to educate enterprises on the benefits of Triller’s Technology Platform outside of the United States;

●	requirements or preferences for domestic products;

●	limitations on Triller’s ability to sell Triller’s Technology Platform and for Triller’s solution to be effective in non-U.S. markets that have different cultural norms and related business practices that de-emphasize the importance of positive customer and employee experiences;

●	differing technical standards, existing or future regulatory and certification requirements and required features and functionality;

●	orders restricting or blocking Triller’s services in particular geographies, or other government-imposed remedies as a result of content hosted on Triller’s services. For example, legislation in Germany and India has resulted in the past, and may result in the future, in the imposition of fines or other penalties for failure to comply with certain content removal, law enforcement cooperation, and disclosure obligations;

●	political and economic conditions and uncertainty in each country or region in which Triller operates and general economic and political conditions and uncertainty around the world;

●	changes in a specific country’s or region’s political or economic conditions, including in the United Kingdom as a result of the United Kingdom exiting the European Union;

●	compliance with laws and regulations for non-U.S. operations, including anti-bribery laws, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on Triller’s ability to sell Triller’s Technology Platform and develop Triller’s business in certain non-U.S. markets, and the risks and costs of non-compliance;

●	heightened risks of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact Triller’s financial condition and result in restatements of Triller’s consolidated financial statements;

●	fluctuations in currency exchange rates and related effects on Triller’s results of operations;

●	difficulties in repatriating or transferring funds from or converting currencies in certain countries;

●	communication and integration problems related to entering new markets with different languages, cultures and political systems;

●	new and different sources of competition;

●	differing labor standards, including restrictions related to, and the increased cost of, terminating employees in some countries;

●	the need for localized subscription agreements;

●	the need for localized language support and difficulties associated with delivering support, training and documentation in languages other than English;

●	increased reliance on channel partners;

●	reduced protection for intellectual property rights in certain non-U.S. countries and practical difficulties of obtaining, maintaining, protecting and enforcing such rights abroad; and

●	compliance with the laws of numerous foreign taxing jurisdictions, including withholding tax obligations, and overlapping of different tax regimes.

Any of these risks and challenges could adversely affect Triller’s operations, reduce Triller’s revenue or increase Triller’s operating costs, each of which could adversely affect Triller’s ability to expand Triller’s business outside of the United States and thereby Triller’s business more generally, as well as Triller’s results of operations, financial condition and growth prospects.

Global political uncertainty also poses risks of volatility in global markets, which could negatively affect Triller’s operations and financial results. Changes in U.S. policy regarding foreign trade or manufacturing may create negative sentiment about the U.S. among non-U.S. dealers, end customers, employees or prospective employees, all of which could adversely affect Triller’s business, sales, hiring and employee retention.

Compliance with laws and regulations applicable to Triller’s international operations substantially increases Triller’s cost of doing business. Triller may be unable to keep current with changes in government requirements as they change from time to time. Failure to comply with these regulations could have adverse effects on Triller’s business. In many foreign countries it is common for others to engage in business practices that are prohibited by Triller’s internal policies and procedures or U.S. or other regulations applicable to Triller. Although Triller has implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that Triller’s employees, contractors, partners and agents will comply with these laws and policies. Violations of laws or Triller’s policies by Triller’s employees, contractors, partners or agents could result in delays in revenue recognition, financial reporting misstatements, enforcement actions, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions, other collateral consequences and increased costs, including the costs associated with defending against such actions, or the prohibition of the importation or exportation of Triller’s Technology Platform and related services, each of which could adversely affect Triller’s business, results of operations and financial condition.

Existing and future laws and evolving attitudes about data privacy and security may impair Triller’s ability to collect, use, and maintain data points of sufficient type or quantity to develop and train Triller’s artificial intelligence algorithms.

Jurisdictions outside of the United States, the EU, and the UK also are passing more stringent data privacy and security laws, rules and regulations with which Triller may be obligated to comply. For example, Brazil’s General Data Protection Law (Lei Geral de Proteção de Dados Pessoais) (“LGPD”) (Law No. 13,709/2018), China’s Personal Information Protection Law (“PIPL”), and Japan’s Protection of Personal Information (“APPI”), impose strict requirements for processing personal data.

Triller continues to see jurisdictions imposing data localization laws, which require personal data, or certain subcategories of personal data, to be stored in the jurisdiction of origin. Specifically, Russia, China and India have passed or are in the process of passing laws that impose more stringent requirements on data privacy and which have, amongst other things, more stringent data localization requirements. These regulations may inhibit Triller’s ability to expand into those markets or prohibit Triller from continuing to offer services and/or collaborate with partners in those markets without significant additional costs.

In addition to Triller’s legal obligations, Triller’s contractual obligations relating to data privacy and security have become increasingly stringent due to changes in data privacy and security and the expansion of Triller’s service offerings. Certain data privacy and security laws, such as the EU GDPR and the CCPA, require Triller’s customers to impose specific contractual restrictions on their service providers.

Apart from government activity and Triller’s customer contracts, privacy advocacy and other industry groups have established or may establish new self-regulatory standards that may place additional burdens on Triller’s ability to provide Triller’s services globally. Triller’s customers expect Triller to meet voluntary certification and other standards established by third parties, such as TRUSTe, the American Institute for Certified Public Accountants, or the International Standards Organization. If Triller is unable to maintain these certifications or meet these standards, it could adversely affect Triller’s ability to provide Triller’s solutions to certain customers and could harm Triller’s business. Business partners and other third parties with a strong influence on how consumers interact with Triller’s products, such as Apple, Google, Facebook and Mozilla, may create new privacy controls or restrictions on their products and platforms, limiting the effectiveness of Triller’s services.

With laws, rules, regulations and other obligations relating to data privacy and security imposing new and stringent obligations, and with substantial uncertainty over the interpretation and application of these and other obligations, Triller may face challenges in addressing their requirements and making necessary changes to Triller’s policies and practices, and may incur significant costs and expenses in an effort to do so. Additionally, if the third parties Triller work with, such as Triller’s vendors or third-party service providers, violate applicable laws, rules or regulations or Triller’s policies, such violations also may put Triller’s or Triller’s customers’ data at risk and could in turn have an adverse effect on Triller’s business. Any failure or perceived failure by Triller or Triller’s third-party service providers to comply with Triller’s applicable internal and external policies or notices relating to data privacy or security, Triller’s contractual or other obligations to customers or other third parties, or any of Triller’s other legal obligations relating to data privacy or security, may result in governmental investigations or inquiries (which have occurred in the past and may occur in the future), enforcement actions, litigation, disputes or other claims, indemnification requests, restrictions on providing Triller’s services, claims or public statements against Triller by privacy advocacy groups or others, adverse press and widespread negative publicity, reputational damage, significant liability or fines and the loss of the trust of Triller’s customers, any of which could have a material adverse effect on Triller’s business, results of operations and financial condition.

The costs of compliance with, and other burdens imposed by, laws, rules, regulations and other obligations relating to data privacy and security applicable to the businesses of Triller’s customers may adversely affect Triller’s customers’ ability and willingness to use, collect, manage, disclose, handle, store, transmit and otherwise process information from their employees, customers and partners, which could limit the use, effectiveness and adoption of Triller’s Technology Platform and reduce overall demand. Furthermore, the uncertain and shifting regulatory environment and trust climate may cause concerns regarding data privacy and may cause Triller’s customers or Triller’s customers’ customers to resist providing the data necessary to allow Triller’s customers to use Triller’s services effectively. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption, effectiveness or use of Triller’s applications.

Unfavorable outcomes in legal proceedings may adversely affect Triller’s business and operating results.

Triller’s results may be affected by the outcome of pending and future litigation. Unfavorable rulings in Triller’s legal proceedings could result in material liability to Triller or have a negative impact on Triller’s business, results of operations, financial condition, reputation, or relations with Triller’s employees or third parties. The outcome of litigation, including class action lawsuits, is difficult to assess or quantify. Plaintiffs in class action lawsuits may seek recovery of very large or indeterminate amounts and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. This may affect Triller’s ability to remain solvent and pay Triller’s obligations when they come due, including under existing litigation settlement obligations and new adverse judgments. If Triller is unable to resolve any such matters favorably, Triller’s business, operating results, and financial condition may be adversely affected.

In addition, Triller is currently, and from time to time in the future may be, subject to various other claims, investigations, legal and administrative cases and proceedings (whether civil or criminal), or lawsuits by governmental agencies, or claims by Triller’s current or former employees or private parties. If the results of these investigations, proceedings, claims or suits are unfavorable to Triller or if Triller is unable to successfully defend against third-party lawsuits, Triller may be required to pay monetary damages or may be subject to fines, penalties, injunctions, or other censure that could have an adverse effect on Triller’s business, financial condition, and results of operations. Even if Triller adequately addresses the issues raised by an investigation or proceeding or successfully defend a third-party lawsuit or counter claim, Triller may have to devote significant financial and management resources to address these issues, which could have an adverse effect on Triller’s business, results of operations, and financial condition.

The Company may be subject to liability claims if it breaches its contracts.

is the Company subject to numerous obligations in its contracts with its business partners. Despite the procedures, systems and internal controls the Company has implemented to comply with its contracts, it has breached commitments in the past and may breach these commitments in the future, whether through a weakness in these procedures, systems, and internal controls, inability or difficulty complying with commitments, whether due to lack of resources or capabilities or otherwise, negligence, or the willful act of an employee or contractor. The Company’s insurance policies, including errors and omissions insurance, may be inadequate to compensate it for the potentially significant losses that may result from claims arising from breaches of the Company’s contracts, disruptions in Triller’s services, failures or disruptions to Triller’s infrastructure, catastrophic events and disasters or otherwise.

In addition, such insurance may not be available to the Company in the future on economically reasonable terms, or at all. Further, Triller’s insurance may not cover all claims made against the Company and defending a suit, regardless of its merit, could be costly and divert management’s attention. For example, judgment has recently been entered against the Company following litigation regarding payment of fees with Universal Music Publishing Group.

The market and sectors in which the Company participates are competitive and rapidly evolving, and if it does not compete effectively with established companies as well as new market entrants Triller’s business, results of operations, and financial condition could be harmed.

Triller’s business model is a new category of integrating entertainment and social media with technology in a rapidly evolving market that is intensely competitive, fragmented, and subject to rapidly changing technology, shifting customer needs, new market entrants, and frequent introductions of new products and services. Moreover, the Company expects competition to increase in the future from established competitors and new market entrants, including established technology and major media companies who have not previously entered the market. Triller’s other competitors fall into the following categories: live sports events and pay-per-view programming, such as WWE and UFC; web content programming platforms, such as Netflix; and social media companies with social video features, such as Instagram, Facebook, Snapchat and TikTok. With the introduction of new technologies, the evolution of Triller’s business, and new market entrants, the Company expects competition to intensify in the future. Established companies may not only develop their own live events programming platforms and social video sharing technology, but also acquire or establish product integration, distribution, or other cooperative relationships with Triller’s current competitors. For example, while the Company currently partners with entertainment and media companies, they may develop and introduce products that directly or indirectly compete with the Company. New competitors or alliances among competitors may emerge and rapidly acquire significant market share due to factors such as greater brand name recognition, a larger existing user and/or customer base, superior product offerings, a larger or more effective sales organization, and significantly greater financial, technical, marketing, and other resources and experience. In addition, with the recent increase in large merger and acquisition transactions in the entertainment, social media and technology industry, there is a greater likelihood that the Company will compete with other large entertainment and media companies in the future. The Company expects this trend to continue as companies attempt to strengthen or maintain their market positions in an evolving industry. Companies resulting from these possible consolidations may create more compelling product offerings and be able to offer more attractive pricing options, making it more difficult for the Company to compete effectively.

Many of Triller’s existing competitors have, and some of Triller’s potential competitors could have, substantial competitive advantages such as greater brand name recognition and longer operating histories, larger sales and marketing budgets and resources, broader distribution, and established relationships with vendors, partners, and customers, greater customer experience resources, greater resources to make acquisitions, lower labor, and development costs, larger and more mature intellectual property portfolios, and substantially greater financial, technical and other resources. Such competitors with greater financial and operating resources may be able to respond more quickly and effectively than the Company can to new or changing opportunities, technologies, standards, or customer requirements.

In addition, some of Triller’s larger competitors have substantially broader product offerings and leverage their relationships based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from using the Company.

Conditions in Triller’s market could also change rapidly and significantly as a result of technological advancements, partnering by Triller’s competitors or continuing market consolidation, and it is uncertain how Triller’s market will evolve. New start-up companies that innovate and large competitors that are making significant investments in research and development may develop similar or superior products and technologies that compete with the Company. These competitive pressures in Triller’s market or Triller’s failure to compete effectively may result in price reductions, fewer customers, reduced revenue, gross profit, and gross margins, increased net losses, and loss of market share. Any failure to meet and address these factors could harm Triller’s business, results of operations, and financial condition.

Certain metrics and estimates of market opportunity included in this registration statement may prove to be inaccurate.

This registration statement includes certain internal estimates of the market for Triller’s Technology Platform and other opportunities. Market opportunity estimates, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates, forecasts and other forward-looking information in this registration statement relating to the size of Triller’s target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market Triller estimates may not materialize for many years, if ever, and even if the markets in which it competes meet the size estimates in this registration statement, Triller’s business could fail to grow at similar rates, if at all. In addition, certain of the metrics, including Total Consumer Accounts, Number of Brands and Number of Creators, included in this registration statement are based on data Triller collects and obtain from third party APIs and Triller is not able to independently verify the data underlying such metrics or determine if the datapoints in such metrics represent users. Triller currently does not have systems or processes in place to accurately measure the amount of potential duplicative accounts on a continuous basis, although Triller has in the recent past undertaken a robust process to purge as many of the duplicate and bot accounts as practical be given Triller’s resources. Although Triller is responsible for the disclosure provided in this registration statement and believe such third-party information is reliable, Triller has not independently verified any such third-party information. As such, the metrics Triller includes in this registration statement may prove to not be accurate.

Triller’s Technology Platform and products are dependent on APIs built and owned by third parties, including social media networks, and if Triller loses access to data provided by such APIs or the terms and conditions on which it obtains such access become less favorable, Triller’s business could suffer.

Triller’s Technology Platform and products depend on the ability to access and integrate with third-party APIs. In particular, Triller has developed its products to integrate with certain social media network APIs and the third-party applications of other parties. Generally, APIs and the data Triller receives from the APIs are written and controlled by the application provider. Any changes or modifications to the APIs or the data provided could negatively impact the functionality of, or require Triller to make changes to, Triller’s platform and products, which would need to occur quickly to avoid interruptions in service for Triller’s customers.

To date, Triller has not relied on negotiated agreements to govern Triller’s relationships with most data providers and, in general, it relies on publicly available APIs. As a result, in many cases, Triller is subject to the standard terms and conditions for application developers of such providers, which govern the distribution, operation and fees of such integrations, and which are subject to change by such providers from time to time. Triller’s business, cash flows or results of operations may be harmed if any third party provider changes, limits or discontinues Triller’s access to its APIs and data, modifies its terms of service or other policies, including fees charged or restrictions on Triller or application developers, changes or limits how Triller can use information and other data collected through the APIs; or experiences disruptions of its technology, services or business generally.

Risk Factors Relating to Our Shares

Our share price has been, and could continue to be volatile.

There has been significant volatility in the market price and trading volume of equity securities, which may be unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations could negatively affect the market price of our stock. The market price and volume of our ordinary shares could fluctuate, and in the past has fluctuated, more dramatically than the stock market in general. Stockholders may not be able to resell their shares at or above the price they paid for them due to fluctuations in the market price of our stock caused by changes in our operating performance or prospects or other factors. Some factors, in addition to the other risk factors identified above, that could have a significant effect on our stock market price include, but are not limited to, the following:

●	actual or anticipated fluctuations in our operating results or future prospects;

●	our announcements or our competitors’ announcements of new services;

●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

●	strategic actions by us or our competitors, such as acquisitions or restructurings;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	changes in accounting standards, policies, guidance, interpretations, or principles;

●	changes in our growth rates or our competitors’ growth rates;

●	developments regarding our patents or proprietary rights or those of our competitors;

●	our inability to raise additional capital as needed;

●	concerns or allegations as to the safety or efficacy of our products;

●	changes in financial markets or general economic conditions;

●	sales of shares by us or members of our management team, our significantstockholders, or certain institutionalstockholders; and

●	changes in stock market analyst recommendations or earnings estimates regarding our stock, other comparable companies or our industry generally.

Because we do not intend to pay cash dividends, our stockholders will benefit from an investment in our common stock only if it appreciates in value.

We intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our ordinary shares will depend entirely upon any future share price appreciation. There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which our stockholders purchased their shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our ordinary shares will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of the Company or fail to regularly publish reports on the Company, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

USE OF PROCEEDS

All of the shares of our Common Stock offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its own respective account. We will not receive any of the direct proceeds from these sales. However, we expect to receive proceeds under the SEPA from sales of Common Stock that we may elect to make to the Selling Securityholder pursuant to the SEPA, if any, from time to time in our discretion. See the section of this prospectus titled “Plan of Distribution” elsewhere in this prospectus for more information.

We currently expect to use any net proceeds we receive under the SEPA primarily for working capital. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present agreements to enter into any acquisitions or investments. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds and could utilize the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our securities.

DIVIDEND POLICY

We have not declared or paid dividends to stockholders since inception and do not plan to pay cash dividends in the foreseeable future. We currently intend to retain earnings, if any, to finance our growth.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE COMPANY

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to help you understand the results of operations and financial condition of AGBA for the three and nine months ended September 30, 2024 and 2023 and the years ended December 31, 2023 and 2022 (the “Covered Periods”).

Overview

AGBA is a leading one-stop financial supermarket based in Hong Kong servicing over 400,000 individual and corporate customers. AGBA offers the broadest set of financial services and healthcare products in the Guangdong-Hong Kong-Macao Greater Bay Area (GBA) through a tech-led ecosystem, enabling clients to unlock the choices that best suit their needs.

During the Covered Periods,  the Company has operated four major areas of businesses, comprising of:

1.	Distribution Business: AGBA’s powerful financial advisor business is the largest in the market, it engages in the personal financial advisory business (including advising and sales of a full range of financial services products including long-term life insurance, savings and mortgages), with additional internal and external channels being developed and added.

2.	Platform Business: AGBA operates as a “financial supermarket” offering over 1,800 financial products to a large universe of retail and corporate customers.

3.	Healthcare Business: Through AGBA’s 4% stake in and a strategic partnership with HCMPS, operating as one of the largest healthcare management organizations in the Hong Kong and Macau region, with over 800 doctors in its network. Established in 1979, it is one of the most reputed healthcare brands in Hong Kong.

4.	Fintech Business: AGBA has an ensemble of leading FinTech assets and businesses in Europe and Hong Kong. In addition to financial gains, AGBA also derives substantial knowledge transfers from its investee companies, supporting the development and growth of AGBA’s new business models.

Distribution Business

The Distribution Business comprises a variety of captive financial services distribution channels. We have built a market leading financial advisors distribution channel in Hong Kong. We have also built other distribution channels alongside our market leading financial advisors business.

Our combined captive distribution channels enable us to directly access one of the largest pools of customers accessible to independent financial services providers in Hong Kong.

Channel	Description
Financial Advisors Business (“FA Business”)	“Focus” is engaged in the distribution of life insurance, asset management, property-casualty and Mandatory Provident Fund products through its teams of independent financial advisors (brokers).

Alternative Distribution Business	A collection of distribution channels, including salaried financial planners targeting HNWI, development teams pursuing corporate partnerships and incubating financial advisor teams.

Our largest distribution channel is the FA Business, operating under the brand name Focus. With its large salesforce of financial advisors, “Focus” provides a wide range of financial products and independent advisory services to individual and corporate customers, primarily in connection with life insurance products. Our FA Business has been the clear market leader in the insurance brokerage industry in Hong Kong for decades, building up a large and highly productive salesforce. As of September 30, 2024, there were around 562 financial advisors at “Focus”, organized into 10 sales teams. Each team is led by a “tree head”, responsible for managing the financial advisors within their teams.

In addition to the FA Business, we continued to expand our distribution footprint with the establishment and expansion of a number of additional distribution channels, collectively known as our Alternative Distribution Business. These distribution channels are targeted at specific customer segments and/or capturing specific distribution opportunities.

During 2024, we continued to make significant investments into developing and expanding our financial advisors salesforce, broadening and deepening the product range, as well as upgrading the supporting infrastructure. Our infrastructure not only supports the financial consultants in engaging with their customers, it also provides extensive operational support in relation to the processing of transactions, associated payment flows, as well as after-sales services. Building our infrastructure required substantial investments into technological, operational and financial systems, as well as the development of comprehensive operational and support teams (operations support, customer services, payments, etc.). Since many of the financial products offered to our customers are regulated, on top of the various operational requirements, we have built significant internal capabilities in the areas of risk and internal control, as well as legal and compliance to ensure an appropriate level of regulatory compliance and supervision.

As a result of our efforts to expand our distribution capabilities and improve our supporting infrastructure, we have successfully developed these inter-related strategic assets:

●	Vast customer base in Hong Kong and growing customer base in Mainland China.

●	State-of-the-art supporting infrastructure.

●	Relationships with and access to a broad range of leading global financial product providers.

●	Deep market knowledge and understanding.

●	Highly productive and well-trained salesforce.

We will continue to capitalize on these core strategic assets and match them with the emerging opportunities in our three core industries (life insurance, wealth management and healthcare).

For the nine months ended September 30, 2024, the Company made $15.2 million from commission in the Distribution Business. The revenue attributed to the Company during 2024 only captured an insignificant portion of the revenues actually generated by the financial advisors currently associated with Focus.

We will continue to widen our distribution footprint and actively explore further opportunities to develop partnerships and generate customer leads on the ground in Mainland China, as well as refining our abilities to service our customer base. We expect sales volumes to return to the levels previously recorded, prior to the pandemic period, especially with the re-opening of the Mainland border and the ongoing integration of Hong Kong into the Greater Bay area.

Platform Business

The Platform business, through OPH and its subsidiaries, is a one-stop financial supermarket with a breadth of products and services that is unrivaled in Hong Kong sourced from leading global product providers.

The Platform Business was set up to take advantage of the decades-long experience we built up in supporting the largest financial advisors salesforce in Hong Kong. We were already servicing a large pool of customers and in the process, built up a wide library of world class financial products and constructed a state-of-the-art technological and operational infrastructure.

The Platform Business now operates this full-service platform under its “OnePlatform” brand and has opened it up to banks, other financial institutions, family offices, brokers, and individual independent financial advisors that are looking for support in advising and serving their retail clients.

Our technology-enabled Platform Business offers a wide range of financial products, covering life insurance, pensions, property-casualty insurance, stock brokerage, mutual funds, money lending and real estate agency.

In addition to its unrivaled product-shelf, the Platform Business offers digital-enabled sales management and support solutions, business operations support, comprehensive customer services, and training support.

Currently, our platform financial services and investment products mainly comprise mutual fund distributions, portfolio management, money lending, insurance and Mandatory Provident Fund (MPF) products, and international real estate referral and brokerage services.

The OnePlatform brand currently covers 80 insurance providers selling 1,183 products, and 53 asset management fund houses with over 1,141 products.

Fintech Business

The Fintech Business has collected an ensemble of valuable fintech assets in its investment portfolio. Fintech Business’ management team has strived to establish the business as a leading name in the fintech investment sector.

Core Fintech investments held under the Fintech Business as of September 30, 2024 include:

1.	An investment in Tandem Money Limited, a UK digital bank.

2.	An investment in CurrencyFair Limited, a B2B and B2C payments company.

3.	An investment in Oscar Health Inc., a US direct-to-consumer digital health insurer.

4.	An investment in Goxip Inc., a fashion media platform based in Hong Kong.

	Carrying amount in US$ thousands (1)
	September 30, 2024	December 31, 2023
Tandem Money Limited	17,751	16,880
CurrencyFair Limited	5,887	5,827
Oscar Health Inc.(2)	—	—
Goxip Inc.	306	342
LC Healthcare Fund I, L.P.(3)	—	2,152

Notes:

(1)	Carrying amount represents Fintech’s attributable interest in the investment portfolio asset.

(2)	The Company partially sold 993,108 shares of Oscar Health Inc. on Nasdaq Stock Exchange with an average current market price of $4.01 per share in 2023.

(3)	On February 5, 2024, the Company sold all of its equity interest in LC Healthcare Fund I, L.P. to an independent third party for a purchase price of $2.15 million.

Healthcare Business

We currently hold a 4% equity stake in HCMPS, one of the leading healthcare management organizations in Hong Kong.

Founded in 1979 and currently operating under the Dr. Jones Fok & Associates Medical Scheme Management Limited (“JFA”) brand, JFA is one of the most reputed healthcare brands in Hong Kong. It has four self-operated medical centres and a network of over 700 healthcare service providers – providing healthcare schemes for more than 500 corporate clients with over 300,000 scheme members. JFA’s clients include blue chip companies from various industry and leading insurers. Apart from Hong Kong, JFA is the largest operator in Macau with around 70 clinics.

JFA operates a city-wide medical network that includes 340 general practitioners (“GP”), 11 laboratories and imaging centers, 273 specialist doctors, 25 physiotherapy centers, 12 Chinese medicine practitioner clinics, all based in Hong Kong, and 69 GP clinics in Macau. Over 380,000 out-patient and in-patient visits are recorded annually through HCMPS’s medical network. JFA offers its patients a full range of medical services, including general services, specialist services, physiotherapy, Chinese medicine, dental, vaccination, X-ray, laboratories and imaging services.

We believe that the future of healthcare is in “Smart Health” – technology that offers improved patient-care management and leverages data as the new tool for solving complex healthcare challenges with reduced operating costs. We will focus on technology/digitalization and consumerization of healthcare to create an ecosystem empowering customers to proactively manage their health and well-being and to improve their access to healthcare at a lower cost – with connectivity across the care continuum. We believe that JFA has the captive customer base, infrastructure and product/service offerings to optimize customer experience to further grab market share.

We are currently working to transform JFA into the best medical care institution in Asia by 2025, redefining industry standards in the Greater Bay Area and offering market-leading customer care and best-in-class infrastructure empowered by data analytics.

Key Factors Affecting Our Results of Operations and Future Performance

We believe that our financial performance has been, and in the foreseeable future will continue to be, primarily driven by multiple factors as described below, each of which presents growth opportunities for our business. These factors also pose important challenges that we must successfully address in order to sustain our growth and improve our results of operations. Our ability to successfully address these challenges is subject to various risks and uncertainties.

Key Components of Results of Operations

Currently, we are operating the below business segments and generating operating revenue streams as follows:

Segments	Operating Revenues from Major Business Activities
Distribution Business	-	Facilitating the placement of insurance, investment, real estate and other financial products and services to our customers, through licensed brokers, in exchange for initial and ongoing commissions received from product providers, including insurance companies, fund houses and other product specialists.

Platform Business	-	Providing access to financial products and services to licensed brokers.

	-	Providing operational support for the submission and processing of product applications.

	-	Providing supporting tools for commission calculations, customer engagement, sales team management, customer conversion, etc.

	-	Providing training resources and materials.

	-	Facilitating the placement of investment products for the fund and/or product provider, in exchange for the fund management services

	-	Providing the lending services whereby the Company makes secured and/or unsecured loans to creditworthy customers

	-	Solicitation of real estate sales for the developers, in exchange for commissions

Fintech Business	-	Managing an ensemble of fintech investments

Healthcare Business	-	Managing healthcare investment

All of the Company’s revenues were generated in Hong Kong.

Operating Revenue and Other Loss

We have disaggregated our operating revenue from contracts with customers into categories based on the nature of the revenue, as well as other losses from our investment portfolio. The following table presents the revenue streams by segments, with the presentation of revenue categories presented on the consolidated statements of operations for the periods/years indicated:

	For the three months ended September 30, 2024
	Distribution Business	Platform Business
	Insurance brokerage service	Asset management service	Money lending service	Real estate agency service	Total
Interest income:
Loans	$—	$—	$60,282	$—	$60,282

Non-interest income:
Commissions	4,701,151	83,674	—	—	4,784,825
Recurring asset management service fees	—	594,819	—	—	594,819

Total	$4,701,151	$678,493	$60,282	$—	$5,439,926

	For the three months ended September 30, 2023
	Distribution Business	Platform Business
	Insurance brokerage service	Asset management service	Money lending service	Real estate agency service	Total
Interest income:
Loans	$—	$—	$41,472	$—	$41,472

Non-interest income:
Commissions	11,875,830	292,933	—	14	12,168,777
Recurring asset management service fees	—	996,252	—	—	996,252

Total	$11,875,830	$1,289,185	$41,472	$14	$13,206,501

	For the nine months ended September 30, 2024
	Distribution Business	Platform Business
	Insurance brokerage service	Asset management service	Money lending service	Real estate agency service	Total
Interest income:
Loans	$—	$—	$123,468	$—	$123,468

Non-interest income:
Commissions	15,211,065	449,983	—	—	15,661,048
Recurring asset management service fees	—	2,232,462	—	—	2,232,462

Total	$15,211,065	$2,682,445	$123,468	$—	$18,016,978

	For the nine months ended September 30, 2023
	Distribution Business	Platform Business
	Insurance brokerage service	Asset management service	Money lending service	Real estate agency service	Total
Interest income:
Loans	$—	$—	$117,805	$—	$117,805

Non-interest income:
Commissions	37,569,257	894,655	—	43,548	38,507,460
Recurring asset management service fees	—	3,025,849	—	—	3,025,849

Total	$37,569,257	$3,920,504	$117,805	$43,548	$41,651,114

	For the year ended December 31, 2023
	Distribution Business	Platform Business	Fintech Business	Healthcare Business	Total

Interest income:
Loans	$—	$157,190	$—	$—	$157,190

Non-interest incomes:
Commissions	48,886,928	1,182,008	—	—	50,068,936
Recurring asset management service fees	—	3,963,061	—	—	3,963,061

Total revenues	$48,886,928	$5,302,259	$—	$—	$54,189,187

Investment loss, net	$—	$—	$(6,878,869)	$—	$(6,878,869)

	For the year ended December 31, 2022
	Distribution Business	Platform Business	Fintech Business	Healthcare Business	Total

Interest income:
Loans	$—	$176,175	$—	$—	$176,175

Non-interest incomes:
Commissions	24,610,309	1,951,382	—	—	26,561,691
Recurring asset management service fees	—	4,342,361	—	—	4,342,361

Total revenues	$24,610,309	$6,469,918	$—	$—	$31,080,227

Investment loss, net	$—	$—	$(8,937,431)	$—	$(8,937,431)

Operating Costs

Commission Expense

Commission expense represents the portion of premiums from insurance or investment products retained by financial consultants, pursuant to the terms of their respective contracts. Commission rates vary by market due to local practice, competition and regulations. Commissions fluctuate directly in relation to sales volume.

Sales and Marketing Expense

Sales and Marketing Expense primarily consists of personnel-related costs attributable to our sales and marketing personnel, marketing expense for brand promotion and spending on marketing programs to launch the insurance and investments products distributed by consultants.

Technology Expense

Technology expense primarily includes personnel-related costs attributable to our IT team, technology contractors, server facilities expenses, telecommunications expenses, software and hardware expenses to support and maintain the Platform Business infrastructure.

Personnel and Benefit Expense

Personnel and benefit expense primarily consists of personnel-related costs and benefits, stock-based compensation costs for employees in our executive, accounting and finance, project management, corporate development, office administration, legal and human resources functions.

Legal and Professional Fees

Legal and Professional fees primarily consist of certain professional consulting services in legal, audit, accounting and taxation, and others.

Other General and Administrative Expenses

Other general and administrative expenses primarily consist of rent and facilities expenses allocated based upon total direct costs, as well as, general corporate costs and allocated overhead expenses.

We expect that our general and administrative expenses will continue to increase in future periods, primarily due to increased headcount to support anticipated growth in our Distribution and Platform Businesses, and due to incremental costs associated with operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a securities exchange and costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC and stock exchange listing standards, public relations, insurance and professional services.

Results of Operations

Comparison of the Three Months Ended September 30, 2024 and 2023:

The following tables set forth our results of operations for the periods presented in U.S. dollars (in thousands):

	Three months ended September 30,
	2024	2023	Variance
	(US$ in thousands)		$	%
Revenues:
Interest income:
Loans	$60	$41	19	46.34
Total interest income	60	41	19	46.34
Non-interest income:
Commissions	4,785	12,169	(7,384)	(60.68)
Recurring asset management service fees	349	752	(403)	(53.59)
Recurring asset management service fees, related party	246	245	1	0.41
Total non-interest income	5,380	13,166	(7,786)	(59.14)
Total revenues	5,440	13,207	(7,767)	(58.81)
Operating expenses:
Interest expense	(1,148)	(393)	755	192.11
Commission expense	(1,934)	(8,916)	(6,982)	(78.31)
Sales and marketing expense	(93)	(754)	(661)	(87.67)
Research and development expense	(401)	(741)	(340)	(45.88)
Personnel and benefit expense	(6,827)	(7,764)	(937)	(12.07)
Legal and professional fee	(2,594)	(3,453)	(859)	(24.88)
Legal and professional fee, related party	(250)	(78)	172	220.51
Office and operating fee, related party	(1,088)	(1,317)	(229)	(17.39)
Provision for allowance for expected credit losses	(135)	(328)	(193)	(58.84)
Other general and administrative expenses	(1,153)	(806)	347	43.05
Total operating expenses	(15,623)	(24,550)	(8,927)	(36.36)
Loss from operations	(10,183)	(11,343)	(1,160)	(10.23)
Other income (expense):
Interest income	302	17	285	1,676.47
Foreign exchange gain (loss), net	1,105	(864)	1,969	227.89
Investment loss, net	—	(793)	(793)	(100.00)
Change in fair value of warrant liabilities	(632)	1	(633)	(63,300.00)
Rental income	—	79	(79)	(100.00)
Sundry income	26	38	(12)	(31.58)
Total other income (expense), net	801	(1,522)	2,323	152.63
Loss before income taxes	(9,382)	(12,865)	(3,483)	(27.07)
Income tax expense	(37)	(56)	(19)	(33.93)
NET LOSS	$(9,419)	$(12,921)	(3,502)	(27.10)

Revenue

The following table summarizes the major operating revenues for the three months ended September 30, 2024 and 2023:

	Three months ended September 30,
	2024	2023	Variance
	(US$ in thousands)		$	%
Business segment
Distribution Business	$4,701	$11,876	(7,175)	(60.42)
Platform Business	739	1,331	(592)	(44.48)
Fintech Business	—	—	—	—
Healthcare Business	—	—	—	—
TOTAL	$5,440	$13,207	(7,767)	(58.81)

Distribution Business

The Distribution Business contributed 86.42% and 89.92% of the total revenue for the three months ended September 30, 2024 and 2023, respectively. Income from the Distribution Business mainly related to commissions earned, which decreased by US$7.2 million, or 60.42%, from US$11.9 million in 2023 to US$4.7 million in 2024. The decrease in revenue primarily attributed from the economic recession and outward migration in Hong Kong. The largest segment of the Distribution Business is our FA Business, operated under the “Focus” brand name.

Summarized revenue breakdown by product and type of contracts:

	Three months ended September 30,
	2024	2023	Variance
	(US$ in thousands)		$	%
By product:
Life insurance	$3,921	$11,147	(7,226)	(64.82)
Property-casualty insurance	639	467	172	36.83
Mandatory provident fund and related revenues	141	262	(121)	(46.18)
	4,701	11,876	(7,175)	(60.42)

By the type of contracts:
- New and or current year	4,701	11,496	(6,795)	(59.11)
- Recurring	—	380	(380)	(100.00)
TOTAL	$4,701	$11,876	(7,175)	(60.42)

Platform Business

The Platform Business contributed 13.58% and 10.08% of the total revenue for the three months ended September 30, 2024 and 2023, respectively.

	Three months ended September 30,
	2024	2023	Variance
	(US$ in thousands)		$	%
Commission	$84	$293	(209)	(71.33)
Recurring service fees	595	996	(401)	(40.26)
Loans	60	42	18	42.86
TOTAL	$739	$1,331	(592)	(44.48)

Operating Expenses

Interest Expense

Interest expense increased by US$0.8 million for the three months ended September 30, 2024, as compared to the three months ended September 30, 2023. The increase was mainly attributed to the interest expense and amortization of the debt discount on convertible notes payable.

Commission Expense

	Three months ended September 30,
	2024	2023	Variance
	(US$ in thousands)		$	%
Business segment
Distribution Business	$1,843	$8,593	(6,750)	(78.55)
Platform Business	91	323	(232)	(71.83)
Fintech Business	—	—	—	—
Healthcare Business	—	—	—	—
TOTAL	$1,934	$8,916	(6,982)	(78.31)

The Distribution Business contributed 95.29% and 96.38% of the total commission expense for the three months ended September 30, 2024 and 2023, respectively. Commission expense for the Distribution Business decreased by US$6.8 million, or 78.55%, from US$8.6 million in 2023 to US$1.8 million in 2024. As a result of the decrease in revenue associated with the Distribution Business, commission expense decreased correspondingly.

Sales and Marketing Expense

Sales and marketing expense decreased by US$0.7 million or 87.67% for the three months ended September 30, 2024, as compared to the three months ended September 30, 2023. The decrease in sales and marketing expense is mainly attributed to lower spending associated with “AGBA” corporate branding and associated product campaigns for celebrating the successful listing.

Research and Development Expense

Research and development expense decreased by US$0.3 million or 45.88% for the three months ended September 30, 2024, as compared to the three months ended September 30, 2023. The slight decrease was primarily due to decreased in headcounts.

Personnel and Benefit Expense

	Three months ended September 30,
	2024	2023	Variance
	(US$ in thousands)		$	%
Personnel and benefit	$3,517	$6,446	(2,929)	(45.44)
Share-based compensation to employees	3,310	1,318	1,992	151.14
TOTAL	$6,827	$7,764	(937)	(12.07)

Personnel and benefit cost decreased by US$1.0 million for the three months ended September 30, 2024, as compared to the three months ended September 30, 2023. The decrease was primarily attributable to the reduction of headcounts during the period.

Share-based compensation for employees increased by US$2.0 million for the three months ended September 30, 2024, as compared to the three months ended September 30, 2023. The increase was primarily due to the issuance of common stocks to our independent directors under the 2024 Equity Incentive Plan and issuance of common stocks to our officers and employees to compensate for their contributions of services and performance, offset by the decrease in the amortization of the fair value of the restricted share units due to the vested and forfeited shares in 2024. The fair value of the restricted share units is recognized over the period based on the derived service period (usually the vesting period), on a straight-line basis.

Legal and Professional Fees

	Three months ended September 30,
	2024	2023	Variance
	(US$ in thousands)		$	%
Legal and professional fee	$1,915	$1,301	614	47.19
Legal and professional fee, related party	250	78	172	220.51
Consulting fees (share-based related)	679	2,152	(1,473)	(68.45)
TOTAL	$2,844	$3,531	(687)	(19.46)

Legal and professional fees in aggregate decreased by US$0.7 million, or 19.46%, for the three months ended September 30, 2024, as compared to the three months ended September 30, 2023. The decrease was primarily attributed to the decrease in the consulting fees incurred during the period, which settled by the issuance of our common stocks.

Legal and professional fees, related party of $0.3 million for the three months ended September 30, 2024 represented the advisory service fee paid to a related company which owned by the Chairman of the Company.

Consulting fees under share-based compensation for the three months ended September 30, 2024 was mainly related to the corporate strategic consultancy, intelligence technology consultancy, and business marketing service rendered by certain third party consultants, equal to 5,349,582 shares of common stock at the market price ranging from US$0.339 to US$2.5111 per share.

Other General and Administrative Expense

	Three months ended September 30,
	2024	2023	Variance
	(US$ in thousands)		$	%
Depreciation on property and equipment	$23	$23	—	—
Depreciation on right-of-use assets	467	446	21	4.71
Financial data subscription expense	67	155	(88)	(56.77)
Interest expense on lease liabilities	173	199	(26)	(13.07)
Building management fee and utilities	247	166	81	48.80
Overseas travelling expense	52	129	(77)	(59.69)
Other operating expenses	124	(312)	436	139.74
TOTAL	$1,153	$806	347	43.05

Total other general and administrative expenses increased US$0.3 million, or 43.05%, for the three months ended September 30, 2024, as compared to the three months ended September 30, 2023. The net increase was mainly due to the increase in building management fee and utilities of US$0.08 million and other operating expenses of US$0.4 million, offset by the decrease in depreciation on right-of-use assets of US$0.09 million, and overseas travelling expense of US$0.08 million. The depreciation on right-of-use assets and the interest expense on lease liabilities were mainly attributed to the commercial operating lease entered with an independent third party for the use of an office premises in Hong Kong. The lease has original terms exceeding one year, but not more than three years with an option to renew for a further term of three years.

Loss from Operations

Loss from operations decreased by US$1.2 million, or 10.23%, for the three months ended September 30, 2024, as compared to the three months ended September 30, 2023. The decrease was mainly attributable to the decrease in operating expenses of US$8.9 million, offset by the decrease in revenues of $7.8 million.

Other Income (Expense), net

Interest Income

Interest income increased by US$0.3 million for the three months ended September 30, 2024.

Foreign Exchange Gain (Loss), net

Foreign exchange gain (loss), net mainly represented the unrealized net foreign exchange gain (loss) from the translation of long-term investments which are mostly denominated in Sterling. The net foreign exchange gain increased by US$2.0 million or 227.89% for the three months ended September 30, 2024, as compared to the net foreign exchange loss for the three months ended September 30, 2023, due to the continuous strong Sterling exchange rate.

Investment Loss, Net

Investment loss decreased by US$0.8 million, or 100.00%, for the three months ended September 30, 2024, as compared to the three months ended September 30, 2023, mainly because of the decrease in unrealized loss in non-marketable equity securities of US$1.0 million, and decrease in dividend income of US$0.2 million.

Change in Fair Value of Warrant Liabilities

We classified the Private Warrants, Warrant – Class A, and Common Warrants as liabilities at their fair value and adjust them to fair value at each reporting period. These warrant liabilities are subject to re-measurement of each balance sheet date until exercised. For the three months ended September 30, 2024 and 2023, we recognized the change in fair value in aggregate of $0.6 million and nil in our condensed consolidated statements of operations and comprehensive loss.

Net Loss

Net loss decreased by US$3.5 million, or 27.10% for the three months ended September 30, 2024, as compared to three months ended September 30, 2023, primarily due to the decrease in operating expense of US$8.9 million, offset by the decrease in total revenues of US$7.8 million and increase in other income of US$2.3 million.

Nine months ended September 30, 2024 vs nine months ended September 30, 2023

	Nine months ended September 30,
	2024	2023	Variance
	(US$ in thousands)		$	%
Revenues:
Interest income:
Loans	$123	$118	5	4.24
Total interest income	123	118	5	4.24
Non-interest income:
Commissions	15,661	38,507	(22,846)	(59.33)
Recurring asset management service fees	1,503	2,301	(798)	(34.68)
Recurring asset management service fees, related party	730	725	5	0.69
Total non-interest income	17,894	41,533	(23,639)	(56.92)
Total revenues	18,017	41,651	(23,634)	(56.74)
Operating expenses:
Interest expense	(1,723)	(806)	917	113.77
Commission expense	(7,697)	(28,196)	(20,499)	(72.70)
Sales and marketing expense	(606)	(3,125)	(2,519)	(80.61)
Research and development expense	(1,354)	(2,678)	(1,324)	(49.44)
Personnel and benefit expense	(18,364)	(22,672)	(4,308)	(19.00)
Legal and professional fee	(4,707)	(12,423)	(7,716)	(62.11)
Legal and professional fee, related party	(750)	(78)	672	861.54
Office and operating fee, related party	(3,281)	(5,089)	(1,808)	(35.53)
Provision for allowance for expected credit losses	(1,878)	(661)	1,217	184.12
Other general and administrative expenses	(3,441)	(2,242)	1,199	53.48
Total operating expenses	(43,801)	(77,970)	(34,169)	(43.82)
Loss from operations	(25,784)	(36,319)	(10,535)	(29.01)
Other income (expense):
Interest income	390	385	5	1.30
Foreign exchange gain, net	826	41	785	1,914.63
Investment (loss) income, net	(37)	489	(526)	(107.57)
Change in fair value of warrant liabilities	(4,281)	3	(4,284)	(142,800.00)
Change in fair value of forward share purchase liability	—	(82)	(82)	(100.00)
Loss on settlement of forward share purchase agreement	—	(379)	(379)	(100.00)
Rental income	14	217	(203)	(93.55)
Sundry income	121	122	(1)	(0.82)
Total other (expense) income, net	(2,967)	796	(3,763)	(472.74)
Loss before income taxes	(28,751)	(35,523)	(6,772)	(19.06)
Income tax expense	(98)	(56)	42	75.00
NET LOSS	$(28,849)	$(35,579)	(6,730)	(18.92)

Revenue

The following table summarizes the major operating revenues for the nine months ended September 30, 2024 and 2023:

	Nine months ended September 30,
	2024	2023	Variance
	(US$ in thousands)		$	%
Business segment
Distribution Business	$15,211	$37,569	(22,358)	(59.51)
Platform Business	2,806	4,082	(1,276)	(31.26)
Fintech Business	—	—	—	—
Healthcare Business	—	—	—	—
TOTAL	$18,017	$41,651	(23,634)	(56.74)

Distribution Business

The Distribution Business contributed 84.43% and 90.20% of the total revenue for the nine months ended September 30, 2024 and 2023, respectively. Income from the Distribution Business mainly related to commissions earned, which significantly decreased by US$22.4 million, or 59.51%, from US$37.6 million in 2023 to US$15.2 million in 2024. The largest segment of the Distribution Business is our FA Business, operated under the “Focus” brand name. The decrease in revenue primarily attributed from the economic recession and outward migration in Hong Kong.

Summarized revenue breakdown by product and type of contracts:

	Nine months ended September 30,
	2024	2023	Variance
	(US$ in thousands)		$	%
By product:
Life insurance	$13,811	$35,286	(21,475)	(60.86)
Property-casualty insurance	1,034	1,523	(489)	(32.11)
Mandatory provident fund and related revenues	366	760	(394)	(51.84)
	15,211	37,569	(22,358)	(59.51)

By the type of contracts:
- New and or current year	15,130	36,944	(21,814)	(59.05)
- Recurring	81	625	(544)	(87.04)
TOTAL	$15,211	$37,569	(22,358)	(59.51)

Platform Business

The Platform Business contributed 15.57% and 9.80% of the total revenue for the nine months ended September 30, 2024 and 2023, respectively.

	Nine months ended September 30,
	2024	2023	Variance
	(US$ in thousands)		$	%
Commission	$450	$938	(488)	(52.03)
Recurring service fees	2,233	3,026	(793)	(26.21)
Loans	123	118	(5)	(4.24)
TOTAL	$2,806	$4,082	(1,276)	(31.26)

Operating Expenses

Commission Expense

	Nine months ended September 30,
	2024	2023	Variance
	(US$ in thousands)		$	%
Business segment
Distribution Business	$7,124	$27,133	(20,009)	(73.74)
Platform Business	573	1,063	(490)	(46.10)
Fintech Business	—	—	—	—
Healthcare Business	—	—	—	—
TOTAL	$7,697	$28,196	(20,499)	(72.70)

The Distribution Business contributed 92.56% and 96.23% of the total commission expense for the nine months ended September 30, 2024 and 2023, respectively. Commission expense for the Distribution Business decreased by US$20.0 million, or 73.74%, from US$27.1 million in 2023 to US$7.1 million in 2024. As a result of the decrease in revenue associated with the Distribution Business, commission expense decreased correspondingly.

Sales and Marketing Expense

Sales and Marketing expense decreased by US$2.5 million or 80.61%, from US$3.1 million in 2023 to US$0.6 million in 2024. The decrease in sales and marketing expense is mainly attributed to lower spending associated with “AGBA” corporate branding and associated product campaigns for celebrating the successful listing.

Research and Development Expense

Research and development expense decreased by US$1.3 million or 49.44%, from US$2.7 million in 2023 to US$1.4 million in 2024. The decrease was primarily due to decreased in headcounts.

Personnel and Benefit Expense

	Nine months ended September 30,
	2024	2023	Variance
	(US$ in thousands)		$	%
Personnel and benefit	$12,987	$18,719	(5,732)	(30.62)
Share-based compensation to employees	5,377	3,953	1,424	36.02
TOTAL	$18,364	$22,672	(4,308)	(19.00)

Personnel and benefit cost decreased by US$4.3 million for the nine months ended September 30, 2024, as compared to the nine months ended September 30, 2023. The decrease was primarily due to the decrease in headcounts in both Platform Business and Distribution Business.

Share-based compensation for employees increased by US$1.4 million for the nine months ended September 30, 2024, as compared to the nine months ended September 30, 2023. The increase was primarily due to the issuance of common stocks to our independent directors under the 2024 Equity Incentive Plan and issuance of common stocks to our officers and employees to compensate for their contributions of services and performance, offset by the decrease in the amortization of the fair value of the restricted share units due to the vested and forfeited shares in 2024. The fair value of the restricted share units is recognized over the period based on the derived service period (usually the vesting period), on a straight-line basis.

Legal and Professional Fees

	Nine months ended September 30,
	2024	2023	Variance
	(US$ in thousands)		$	%
Legal and professional fees	$3,612	$4,396	(784)	(17.83)
Legal and professional fees, related party	750	78	672	861.54
Consulting fees (share-based related)	1,095	8,027	(6,932)	(86.36)
TOTAL	$5,457	$12,501	(7,044)	(56.35)

Legal and professional fees in aggregate decreased by US$7.0 million, or 56.35%, for the nine months ended September 30, 2024, as compared to the nine months ended September 30, 2023. The decrease was primarily attributed to the decrease in the consulting fees incurred during the period, which settled by the issuance of our common stocks.

Legal and professional fees, related party of $0.8 million for the nine months ended September 30, 2024 represented the advisory service fee paid to a related company which owned by the Chairman of the Company.

Consulting fees under share-based compensation for the nine months ended September 30, 2024 was mainly related to the corporate strategic consultancy, intelligence technology consultancy, and business marketing service rendered by certain third party consultants, equal to 6,078,488 shares of common stock at the market price ranging from US$0.339 to US$2.5111 per share.

Other General and Administrative Expenses

	Nine months ended September 30,
	2024	2023	Variance
	(US$ in thousands)		$	%
Depreciation on property and equipment	$69	$238	(169)	(71.01)
Depreciation on right-of-use assets	1,386	594	792	133.33
Financial data subscription expense	254	294	(40)	(13.61)
Interest expense on lease liabilities	542	266	276	103.76
Building management fee and utilities	749	633	116	18.33
Overseas travelling expense	256	350	(94)	(26.86)
Other operating expenses	185	(133)	318	239.10
TOTAL	$3,441	$2,242	1,199	53.48

Total other general and administrative expenses increased by US$1.2 million, or 53.48%, for the nine months ended September 30, 2024, as compared to the nine months ended September 30, 2023. The net increase was mainly due to the increase in depreciation on right-of-use assets of US$0.8 million, interest expense on lease liabilities of US$0.3 million, building management fee and utilities of US$0.1 million, and other operating expenses of $0.3 million, offset by the decrease in depreciation on property and equipment of US$0.2 million. The depreciation on right-of-use assets and the interest expense on lease liabilities were mainly attributed to the commercial operating lease entered with an independent third party for the use of an office premises in Hong Kong. The lease has original terms exceeding one year, but not more than three years with an option to renew for a further term of three years.

Loss from Operations

Loss from operations decreased by US$10.5 million, or 29.01%, for the nine months ended September 30, 2024, as compared to the nine months ended September 30, 2023. The decrease was mainly attributable to the significant decrease in operating expenses of $34.2 million, offset by decrease in revenues of $23.6 million.

Other Income (Expense), net

Foreign Exchange Gain, net

Foreign exchange gain, net mainly represented the unrealized net foreign exchange gain from the translation of long-term investments which are mostly denominated in Sterling. The net foreign exchange gain increased by US$0.8 million or 1,914.63% for the nine months ended September 30, 2024, as compared to the net foreign exchange gain for the nine months ended September 30, 2023, due to continuous strong Sterling exchange rate.

Investment (Loss) Income, Net

	Nine months ended September 30,
	2024	2023	Variance
	(US$ in thousands)		$	%
Realized gain in marketable equity securities	$1	$1,543	(1,542)	(99.94)
Unrealized loss in non-marketable equity securities	(38)	(2,458)	(2,420)	(98.45)
Dividend income	—	1,404	(1,404)	(100.00)
TOTAL	$(37)	$489	(526)	(107.57)

Investment loss decreased by US$0.5 million, or 107.57%, for the nine months ended September 30, 2024, as compared to the investment income for the nine months ended September 30, 2023, mainly because of the decrease in realized gain in marketable equity securities of US$1.5 million, decrease in dividend income of US$1.4 million, and offset by the decrease in unrealized loss in non-marketable equity securities of US$2.4 million. The decrease in realized gain in marketable equity securities and dividend income was mainly due to the disposal of long-term investments.

Change in Fair Value of Warrant Liabilities

We classified the SPAC Private Warrants, Warrant – Class A, and Common Warrants as liabilities at their fair value and adjust them to fair value at each reporting period. These warrant liabilities are subject to re-measurement of each balance sheet date until exercised. For the nine months ended September 30, 2024 and 2023, we recognized the change in fair value in aggregate of $(4.3) million and $0.003 million, respectively in our condensed consolidated statements of operations and comprehensive loss.

Rental Income

Rental income was earned from the leasing of our owned office premises. For the nine months ended September 30, 2024, the rental income decreased by US$0.2 million, or 93.55%, as compared to the nine months ended September 30, 2023 was resulted from the sale of one of the office premises in 2023.

Income Tax Expense

Income tax expense increased by US$0.04 million for the nine months ended September 30, 2024, as compared to the nine months ended September 30, 2023, primarily attributable to the provision of income tax during the period.

Net Loss

Net loss decreased by US$6.7 million, or 18.92% for the nine months ended September 30, 2024, as compared to nine months ended September 30, 2024, primarily due to the decrease in operating expenses of US$34.2 million, offset by the decrease in revenue of $23.6 million and other expense, net of US$3.8 million.

Comparison of the Years Ended December 31, 2023 and 2022:

The following tables set forth our results of operations for the years presented in U.S. dollars (in thousands):

	Years ended December 31,
	2023	2022	Variance
	(US$ in thousands)		$	%
Revenues:
Interest income:
Loans	$157	$176	(19)	(10.80)
Total interest income	157	176	(19)	(10.80)
Non-interest income:
Commissions	50,069	26,562	23,507	88.50
Recurring asset management service fees	2,993	3,372	(379)	(11.24)
Recurring asset management service fees, related party	970	970	—	—
Total non-interest income	54,032	30,904	23,128	74.84
Total revenues	54,189	31,080	23,109	74.35
Operating expenses:
Interest expense	(784)	(141)	643	456.03
Commission expense	(37,288)	(18,823)	18,465	98.10
Sales and marketing expense	(3,709)	(11,142)	(7,433)	(66.71)
Technology expense	(4,557)	(1,209)	3,348	276.92
Personnel and benefit expense	(27,218)	(21,928)	5,290	24.12
Legal and professional fees	(13,601)	(1,266)	12,335	974.33
Legal and professional fees, related party	(333)	—	333	N/A
Allowance for expected credit losses on financial instruments	(1,077)	(16)	1,061	6,631.25
Other general and administrative expenses	(9,467)	(4,906)	4,561	92.97
Total operating expenses	(98,034)	(59,431)	38,603	64.95
Loss from operations	(43,845)	(28,351)	15,494	54.65
Other income (expense):
Interest income	384	99	285	287.88
Foreign exchange gain (loss), net	909	(2,643)	3,552	134.39
Investment loss, net	(6,879)	(8,937)	(2,058)	(23.03)
Change in fair value of warrant liabilities	5	9	(4)	(44.44)
Change in fair value of forward share purchase liability	(82)	(5,393)	(5,311)	(98.48)
Loss on settlement of forward share purchase liability	(379)	—	(379)	N/A
Gain on disposal of property and equipment	665	—	665	N/A
Rental income	239	315	(76)	(24.13)
Sundry income	64	505	(441)	(87.33)
Total other expense, net	(5,074)	(16,045)	(10,971)	(68.38)
Loss before income taxes	(48,919)	(44,396)	4,523	10.19
Income tax expense	(287)	(125)	162	129.60
NET LOSS	$(49,206)	$(44,521)	4,685	10.52

Revenue

The following table summarizes the major operating revenues from the year ended December 31, 2023, as compared to the corresponding year ended December 31, 2022:

	Years ended December 31,
	2023	2022	Variance
	(US$ in thousands)		$	%
Business segment
Distribution Business	$48,887	$24,610	24,277	98.65
Platform Business	5,302	6,470	(1,168)	(18.05)
Fintech Business	—	—	—	—
Healthcare Business	—	—	—	—
TOTAL	$54,189	$31,080	23,109	74.35

Distribution Business

The Distribution Business contributed 90.22% and 79.18% of the total revenue for the years ended December 31, 2023 and 2022, respectively. Income from the Distribution Business mainly related to commissions earned, which significantly increased by US$24.3 million, or 98.65%, from US$24.6 million in 2022 to US$48.9 million in 2023. The largest segment of the Distribution Business is our FA Business, operated under the “Focus” brand name.

Summarized revenue breakdown by product and type of contracts:

	Years ended December 31,
	2023	2022	Variance
	(US$ in thousands)		$	%
By product:
Life insurance	$46,174	$23,849	22,325	93.61
Property-casualty insurance	1,796	205	1,591	776.10
Mandatory provident fund and related revenues	917	556	361	64.93
	$48,887	$24,610	24,277	98.65

By the type of contracts:
– New and or current year	$48,661	$23,597	25,064	106.22
– Recurring	226	1,013	(787)	(77.69)
	$48,887	$24,610	24,277	98.65

Platform Business

The Platform Business contributed 9.78% and 20.82% of the total revenue for the years ended December 31, 2023 and 2022, respectively.

	Years ended December 31,
	2023	2022	Variance
	(US$ in thousands)		$	%
Commissions	$1,182	$1,951	(769)	(39.42)
Recurring asset management service fees	3,963	4,343	(380)	(8.75)
Loans	157	176	(19)	(10.80)
TOTAL	$5,302	$6,470	(1,168)	(18.05)

Operating Expenses

Interest Expense

Interest expense increased by US$0.6 million for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The increase was mainly attributed to the increase in short-term borrowings during the year.

Commission Expense

	Years ended December 31,
	2023	2022	Variance
	(US$ in thousands)		$	%
Distribution Business	$35,885	$16,840	19,045	113.09
Platform Business	1,403	1,983	(580)	(29.25)
Fintech Business	—	—	—	—
Healthcare Business	—	—	—	—
TOTAL	$37,288	$18,823	18,465	98.10

The Distribution Business contributed 96.24% and 89.47% of the total commission expense for the years ended December 31, 2023 and 2022, respectively. Commission expense for the Distribution Business increased by US$19.0 million, or 113.09%, from US$16.8 million in 2022 to US$35.9 million in 2023. As a result of the increase in revenue associated with the Distribution Business, commission expense significantly increased.

Sales and Marketing Expense

Sales and marketing expense decreased by US$7.4 million for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The decrease in sales and marketing expense is mainly attributed to lower spending associated with “AGBA” corporate branding and associated product campaigns for celebrating the successful listing in last year.

Technology Expense

Technology expense increased by US$3.3 million for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The increase was primarily due to increased headcount to support anticipated growth in the business and platform expansion and the purchase of software system.

Personnel and Benefit Expense

	Years ended December 31,
	2023	2022	Variance
	(US$ in thousands)		$	%
Personnel and benefit	$23,926	$19,839	4,087	20.60
Compensation to employees (share-based related)	3,292	2,089	1,203	57.59
TOTAL	$27,218	$21,928	5,290	24.12

Personnel and benefit cost increased by US$4.1 million for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The increase was primarily due to the increased headcount to support the continuing growth of the Platform Business and Distribution Business.

Share-based compensation for employees increased by US$1.2 million for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The increase was primarily due to the settlement of accrued salaries to certain directors and employees of the Company and the amortization of the fair value of the restricted share units. The fair value of the restricted share units is recognized over the period based on the derived service period (usually the vesting period), on a straight-line basis.

Legal and Professional Fees

	Years ended December 31,
	2023	2022	Variance
	(US$ in thousands)		$	%
Legal and other professional fees	$5,090	$1,266	3,824	302.05
Consulting fees (share-based related)	8,511	—	8,511	N/A
TOTAL	$13,601	$1,266	12,335	974.33

Legal and professional fees increased by US$12.3 million, or 974.33%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The increase was primarily attributed to the increase in the US legal counsel fees and the consulting fees incurred during the year.

Consulting fees under share-based compensation for the year ended December 31, 2023 was mainly related to the corporate strategic consultancy and business marketing service rendered by certain third party consultants, equal to 4,900,000 ordinary shares at the market price ranging from US$0.417 to US$2.158 per share.

Legal and Professional Fees, Related Party

Legal and professional fees, related party increased by US$0.3 million for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The increase was primarily from the advisory services rendered by a related company which owned by the Chairman of the Company.

Allowance For Expected Credit Losses on Financial Instruments

In accordance with Accounting Standards Codification (“ASC”) Topic 326 “Credit Losses – Measurement of Credit Losses on Financial Instruments” (ASC Topic 326), the Company utilizes the current expected credit losses (“CECL”) model to determine an allowance that reflects its best estimate of the expected credit losses on accounts receivable, loans receivable, notes receivable, and deposits, prepayments and others receivable which is recorded as a liability to offset the receivables. For the years ended December 31, 2023 and 2022, the aggregated allowance for expected credit losses on accounts receivable, loans receivable, notes receivable, and other receivables was US$1.1 million and US$0.02 million, respectively.

Other General and Administrative Expense

	Years ended December 31,
	2023	2022	Variance
	(US$ in thousands)		$	%
Depreciation	$1,307	$393	914	232.57
Financial data subscription expense	499	532	(33)	(6.20)
Office rental and operating fees	6,330	3,190	3,140	98.43
Other operating expenses	1,331	791	540	68.27
TOTAL	$9,467	$4,906	4,561	92.97

Total other general and administrative expenses increased by US$4.6 million, or 92.97%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The net increase was mainly due to the increase in depreciation of US$0.9 million, and office rental and operating fees of US$3.1 million. Upon the consummation of Business Combination, the post-combination entity has expensed more as a listed company, with a significant increase in the office rental and operating fees increased were primarily attributed to the office and administrative expenses pay to the holding company for the use of office premises in Trust Tower and Hopewell Centre, including building management fees, government rates and rent, office rent, lease-related interest, and depreciation actually incurred by the holding company, with the increased occupancy from business expansion.

Loss from Operations

Loss from operations increased by US$15.5 million, or 54.65%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022. The increase was mainly attributable to the increase in operating expenses of US$38.6 million.

Other Income (Expense), net

Interest Income

Interest income increased by US$0.3 million for the year ended December 31, 2023.

Foreign Exchange Gain (Loss), net

Foreign exchange gain (loss), net mainly represented the unrealized net foreign exchange gain (loss) from the translation of long-term investments which are mostly denominated in Sterling. The net foreign exchange gain increased by US$3.6 million or 134.39% for the year ended December 31, 2023, as compared to the net foreign exchange loss for the year ended December 31, 2022, due to the stronger Sterling exchange rate.

Investment (Loss) Income, Net

	Years ended December 31,
	2023	2022	Variance
	(US$ in thousands)		$	%
Unrealized loss in marketable equity securities	$—	$(5,331)	(5,331)	(100.00)
Realized gain from sale of marketable equity securities	1,544	—	1,544	N/A
Unrealized gain in non-marketable equity securities	—	2,137	(2,137)	(100.00)
Unrealized loss in non-marketable equity securities	(10,093)	(6,898)	(3,195)	(46.32)
Dividend income	1,670	1,155	515	44.59
TOTAL	$(6,879)	$(8,937)	(2,058)	(23.03)

Investment loss decreased by US$2.1 million, or 23.03%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022, mainly as a result of the increase in realized gain from sale of marketable equity securities of $1.5 million, increase in dividend income of US$0.5 million, decrease in unrealized loss in marketable equity securities of US$5.3 million, decrease in unrealized gain in non-marketable equity securities of US$2.1 million, offset by increase in unrealized loss in non-marketable equity securities of US$3.2 million for the year ended December 31, 2023.

Loss on settlement of forward share purchase liability

Loss on settlement of forward share purchase agreement was resulted from the early termination of the Meteora Backstop Agreement on June 29, 2023. For the year ended December 31, 2023, the loss on settlement of forward share purchase agreement was $0.4 million recognized in the consolidated statements of operations and comprehensive loss.

Gain on disposal of property and equipment

Gain on disposal of property and equipment was resulted from the sale of office premises to an independent third party on July 20, 2023. For the year ended December 31, 2023, the gain on disposal of property and equipment was $0.7 million recognized in the consolidated statements of operations and comprehensive loss.

Rental Income

Rental income was earned from the leasing of our owned office premises. For the year ended December 31, 2023, the rental income decreased by US$0.08 million, or 24.13%, as compared to the year ended December 31, 2022 was resulted from the sale of one of the office premises during the year.

Income Tax Expense

Income tax expense increased by US$0.2 million, or 129.60%, for the year ended December 31, 2023, as compared to the year ended December 31, 2022, primarily attributable to the provision of income tax for the year.

Net Loss

Net loss increased by US$4.7 million, or 10.52% for the year ended December 31, 2023, as compared to December 31, 2022, primarily due to the increase in operating expenses of US$38.6 million, offset by the increase in revenues of US$23.1 million and decrease in other expense, net of US$11.0 million.

Liquidity and Capital Resources

Sources of Liquidity

AGBA has a history of operating losses and negative cash flow. For the nine months ended September 30, 2024, we reported a net loss of US$28.8 million and reported a negative operating cash flow of US$20.7 million. As of September 30, 2024, AGBA’s cash balance was US$5.1 million for working capital use. The management of AGBA estimates that currently available cash will not be able to provide sufficient funds to meet the planned obligations for the next 12 months.

AGBA’s ability to continue as a going concern is dependent on our ability to successfully implement its plans. AGBA’s management believes that it will be able to continue to grow its revenue base and control expenditures. In parallel, ILLR continually monitors its capital structure and operating plans and evaluates various potential funding alternatives that may be needed in order to finance our business development activities, and operating expenses. ILLR is continuing its plan to further grow and expand operations and seek sources of capital to pay the contractual obligations as they come due. To access capital to fund operations or provide growth capital, we will need to raise capital in one or more debt and/or equity offerings. Although there is no assurance that, if needed, we will be able to pursue these fundraising initiatives and have access to the capital markets going forward. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Future Liquidity

On a recurring basis, the primary future cash needs of AGBA will be focused on operating activities, working capital, capital expenditures, investment, regulatory and compliance costs. The ability of AGBA to fund these needs will depend, in part, on its ability to generate or raise cash in the future, which is subject to general economic, financial, competitive, regulatory, and other factors that are beyond its control.

The ability to fund AGBA’s operating needs will depend on its future ability to continue to generate positive cash flow from operations and raise capital in the capital markets. AGBA’s management believe that it will meet known or reasonably likely future cash requirements through the combination of cash flows from operating activities, available cash balances, and external borrowings and fund raising. AGBA’s management expects that the primary cash requirements in 2024 will be to fund capital expenditures for (i) expansion of the Distribution Business and (ii) Platform Business.

If AGBA’s sources of liquidity need to be augmented, additional cash requirements would likely need to be financed through the issuance of debt or equity securities; however, there can be no assurances that we will be able to obtain additional debt or equity financing on acceptable terms, or at all, in the future.

AGBA expects that operating losses could continue into the foreseeable future as it continues to invest in growing its businesses. Based upon AGBA’s current operating plans, the management believes that cash and equivalents will not be able to provide sufficient funds to its operations for at least the next 12 months from the date of its consolidated financial statements. However, these forecasts involve risks and uncertainties, and actual results could vary materially. Our management has based this estimate on assumptions that may prove to be wrong, and we could deplete our capital resources sooner than we expect. See “— Liquidity and Going Concern” below.

AGBA’s future capital requirements may vary materially from those currently planned and will depend on many factors, including our rate of revenues growth, the timing and extent of spending on sales and marketing, the expansion of sales and marketing activities, the timing of new product introductions, market acceptance of our brand, and overall economic conditions. We may also seek additional capital to fund our operations, including through the sale of equity or debt financings. To the extent that we raise additional capital through the future sale of equity, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations.

Cash Flows

Comparison of the nine months ended September 30, 2024 and 2023

As of September 30, 2024, AGBA had cash and cash equivalents totaling $5.1 million, and $13.7 million in restricted cash.

As of December 31, 2023, AGBA had cash and cash equivalents totaling $1.9 million, and $16.8 million in restricted cash.

The following table summarizes our cash flows for the periods presented:

	Nine months ended September 30,
	2024	2023
	(US$ in thousands)
Net cash used in operating activities	$(20,742)	$(33,365)
Net cash provided by investing activities	2,580	4,687
Net cash provided by (used in) financing activities	18,254	(415)
Effect on exchange rate change on cash and cash equivalents	(19)	(26)
Net change in cash, cash equivalents and restricted cash	73	(29,119)
Cash, cash equivalents and restricted cash, at the beginning	18,678	51,294
Cash, cash equivalents and restricted cash, at the end	$18,751	$22,175
Representing as:
Cash and cash equivalents	$5,093	$1,622
Restricted cash – fund held in escrow	13,658	20,553
	$18,751	$22,175

The following table sets forth a summary of our working capital:

	September 30, 2024	December 31, 2023	Variance
	(US$ in thousands)		$	%
Total Current Assets	$52,073	$25,619	26,454	103.26
Total Current Liabilities	92,562	47,840	44,722	93.48
Working Capital Deficit	$(40,489)	$(22,221)	18,268	82.21

Working Capital Deficit

The working capital deficit as of September 30, 2024 and December 31, 2023 was amounted to approximately US$40.5 million and US$22.2 million, respectively, an increase of US$18.3 million or 82.21%. The increase was mainly attributed to the issuance of convertible promissory note payable of $32.5 million and warrant liabilities of $4.3 million, offset by the receivable from Triller LLC of $28.3 million and deposit, prepayments, and other receivables, net of $1.8 million.

Cash Flows from Operating Activities

Net cash used in operating activities was US$20.7 million and US$33.4 million for the nine months ended September 30, 2024 and 2023, respectively.

Net cash used in operating activities for the nine months ended September 30, 2024 was primarily the result of the net loss of US$28.8 million, deposits, prepayments, and others receivable of US$0.6 million, decrease in accounts payable and accrued liabilities of US$2.3 million, decrease in escrow liabilities of US$3.2 million, decrease in lease liabilities of US$1.5 million and decrease in income tax payable of US$0.1 million. These amounts were partially offset by the decrease in accounts receivable of US$0.7 million, loans receivable of US$0.05 million, and non-cash adjustments consisting of share-based compensation expense of US$6.4 million, non-cash lease expense of US$1.9 million, depreciation of property and equipment of US$0.07 million, interest income on loans receivable of US$0.1 million, interest income on promissory note receivables of US$0.4 million, interest expense on convertible promissory notes payable of $1.1 million, interest expense on borrowings of $0.6 million, net foreign exchange gain of US$0.8 million, provision for allowance for expected credit losses of US$1.9 million, and change in fair value of warrant liabilities of US$4.3 million.

Net cash used in operating activities for the nine months ended September 30, 2023 was primarily the result of the net loss of US$35.6 million, an increase in accounts receivable of US$0.6 million, increase in deposits, prepayments, and others receivable of US$2.9 million, decrease in escrow liabilities ofUS$8.9 million, decrease in lease liabilities of US$0.6 million and decrease in income tax payable of US$0.1 million. These amounts were partially offset by the decrease in loans receivable of US$0.1 million, increase in accounts payable and accrued liabilities of US$5.5 million, and non-cash adjustments consisting of share-based compensation expense ofUS$12.0million, non-cash lease expense of US$0.9 million, depreciation of property and equipment of US$0.2 million, interest income on loans receivable of US$0.1 million, interest income on notes receivable of US$0.02 million, net foreign exchange gain of US$0.04 million, net investment income of US$0.5 million, allowance for credit losses on financial instruments of US$0.7 million, loss on settlement of forward share purchase agreement of US$0.4 million and reversal of annual bonus accrued in prior year of US$3.8 million.

Cash Flows from Investing Activities

Net cash provided by investing activities for the nine months ended September 30, 2024 of US$2.6 million was primarily due to proceeds from sale of long-term investments of US$2.2 million and proceeds from sale of convertible notes receivable of US$0.4 million.

Net cash provided by investing activities for the nine months ended September 30, 2023 of US$4.7 million was primarily due to proceeds from sale of investments of US$4.0 million, dividend received from long-term investments of US$1.4 million, offset by the purchase of notes receivable of US$0.6million and purchase of property and equipment of US$0.1 million.

Cash Flows from Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2024 of US$18.3 million was primarily due to advances from the holding company of US$15.6 million, proceeds from convertible promissory note payable of US$23.4 million, offset by repayments of borrowings of US$0.8 million and issuance of promissory notes to Triller LLC of US$20.0 million.

Net cash used in financing activities for the nine months ended September 30, 2023 of US$0.4 million was primarily due to advances from holding company of US$6.3 million, proceeds from borrowings of US$7.2 million, offset by the settlement of forward share purchase agreement of US$14.0 million.

Comparison of the years ended December 31, 2023 and 2022

The following table summarizes our cash flows for the years presented:

	Years ended December 31,
	2023	2022
	(US$ in thousands)
Net cash used in operating activities	$(42,282)	$(19,304)
Net cash provided by (used in) investing activities	10,792	(14,189)
Net cash (used in) provided by financing activities	(1,040)	12,135
Effect on exchange rate change on cash and cash equivalents	(86)	(429)
Net change in cash, cash equivalents and restricted cash	(32,616)	(21,787)
Cash, cash equivalents and restricted cash, at the beginning	51,294	73,081
Cash, cash equivalents and restricted cash, at the end	$18,678	$51,294
Representing as:-
Cash and cash equivalents	$1,861	$6,450
Restricted cash – forward share purchase agreement	—	15,356
Restricted cash – fund held in escrow	16,817	29,488
	$18,678	$51,294

The following table sets forth a summary of our working capital:

	As of December 31,
	2023	2022	Variance
	(US$ in thousands)		$	%
Total Current Assets	$25,619	$55,756	(30,137)	(54.05)
Total Current Liabilities	47,840	74,021	(26,181)	(35.37)
Working Deficit	$(22,221)	$(18,265)	3,956	21.66

Working Deficit

The working deficit as of December 31, 2023 amounted to approximately US$22.22 million, as compared to approximately US$18.27 million at December 31, 2022, an increase of US$3.96 million or 21.66%.

Cash Flows from Operating Activities

Net cash used in operating activities was US$42.28 million for the year ended December 31, 2023, as compared to net cash used in operating activities of US$19.30 million for the year ended December 31, 2022.

Net cash used in operating activities for the year ended December 31, 2023 was primarily the result of the net loss of US$49.21 million, an increase in accounts receivable of US$1.19 million, increase in deposits, prepayments, and others receivable of US$2.50 million, decrease in escrow liabilities of US$12.67 million, and decrease in lease liabilities of US$1.13 million. These amounts were partially offset by the increase in accounts payable and accrued liabilities of US$6.89 million, increase in income tax payable of US$0.54 million, and non-cash adjustments consisting of share-based compensation expense of US$11.24 million, non-cash lease expense of US$1.50 million, depreciation of property and equipment of US$0.26 million, interest income on notes receivable of US$0.03 million, interest expense on borrowings of US$0.78 million, net foreign exchange gain of US$0.91 million, net investment loss of US$6.88 million, allowance for expected credit losses on financial instruments of US$1.08 million, gain on disposal of property and equipment of US$0.66 million, loss on settlement of forward share purchase agreement of US$0.38 million, and reversal of over-accruals in prior year of US$3.60 million.

Net cash used in operating activities for the year ended December 31, 2022 was primarily the result of a net loss of US$44.52 million, a decrease in loans receivable of US$2.32 million, and an increase in accounts payable and accrued liabilities of US$10.88 million. These amounts were partially offset by the increase in accounts receivable of US$1.95 million, deposits, prepayments, and other receivable of US$0.20 million, decrease in escrow liabilities of US$5.00 million, income tax payable of US$0.28 million, unrealized investment loss of US$8.94 million, net foreign exchange loss of US$2.64 million, share based compensation of US$2.09 million, change in fair value of forward share purchase liability of US$5.39 million and depreciation of property and equipment of US$0.39 million.

Cash Flows from Investing Activities

Net cash provided by investing activities for the year ended December 31, 2023 of US$10.79 million was primarily due to proceeds from sale of investments of US$3.98 million, dividend received from long-term investments of US$1.67 million, proceeds from sale of property and equipment of US$6.13 million, offset by the purchase of notes receivable of US$0.59 million, purchase of long-term investments of US$0.29 million, and purchase of property and equipment of US$0.10 million.

Net cash used in investing activities for the year ended December 31, 2022 of US$14.19 million was primarily due to proceeds from sale of investments of US$1.85 million, and dividend received from long-term investments of $1.15 million, offset by the addition in long-term investments of US$16.23 million, and the purchase of property and equipment of US$0.97 million.

Cash Flows from Financing Activities

Net cash used in financing activities for the year ended December 31, 2023 of US$1.04 million was primarily due to advances from the holding company of US$9.34 million, proceeds from borrowings of US$7.75 million, proceeds from private placement of US$1.85 million, offset by the settlement of forward share purchase agreement of US$13.95 million, and repayments of borrowings of US$6.03 million.

Net cash provided by financing activities for the year ended December 31, 2022 of US$12.14 million was primarily due to advances from the stockholder of US$9.75 million, proceeds from borrowings of US$4.46 million, cash proceeds from reverse recapitalization of US$15.36 million, offset by the dividend distribution of US$17.44 million to the stockholder that occurred in early 2022.

Liquidity and Going Concern

Our unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. The management of the Company estimates that currently available cash will not be able to provide sufficient funds to meet the Company’s planned obligations for the next 12 months from the date that these unaudited condensed consolidated financial statements were made available to be issued.

For the nine months ended September 30, 2024, we reported a net loss of approximately US$28.8 million. With a significant decrease in our revenues, described in the paragraph below, we had an accumulated deficit of approximately US$94.5 million as of September 30, 2024.

Coupled with the economic recession in Hong Kong, we reported a sales decline with total revenue of approximately US$18.1 million for the nine months ended September 30, 2024 (nine months ended September 30, 2023: US$41.7 million) and resulting with an operating loss of approximately US$25.8 million (nine months ended September 30, 2023: US$36.3 million). We expect to continue our business growth, while closely monitoring our future spending.

Our ability to continue as a going concern is dependent on the management’s ability to successfully implement its plans. Our management team believes that we will be able to continue to grow our revenue base and control our expenditures. In parallel, our management team will continually monitor our capital structure and operating plans and evaluate various potential funding alternatives that may be needed in order to finance our business development activities, general and administrative expenses and growth strategy.

We intend to raise additional capital through various debt and equity offerings, but there can be no assurance that these funds will be available on terms acceptable, or will be sufficient to enable us to fully complete its development activities or sustain operations. If we are unable to raise sufficient additional funds, we will have to develop and implement a plan to further extend payables, reduce overhead, or scale back our current business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Material Cash Requirements

We reported a net loss during the nine months ended September 30, 2024. However, we expect to generate profitable operating results within the foreseeable future, after a full recovery from the anti-pandemic policy in Hong Kong and getting access to the collective sales capabilities force of the sale channels associated with our distribution business. Our management expects sales volumes to return to levels previously recorded at the predecessor company prior to the pandemic, especially with the re-opening of the Mainland border and the ongoing integration of Hong Kong into the Greater Bay area. As a result, management expects our net cash position to expand in 2024 and to be in excess of 2023. As of September 30, 2024, we had an accumulated deficit of US$94.5 million. Our material cash requirements are highly dependent upon additional financial support associated with our its business operations for the next 12 – 18 months.

Capital Commitments

Sale and Purchase Agreement — Pursuant to the agreement dated April 5, 2023, entered with Sony Life Singapore Pte. Ltd. (“SLS”), an independent third party, the Company is committed to purchase 100% equity interest in Sony Life Financial Advisers Pte. Ltd. for a cash consideration of SGD2,500,000 (equivalent to $1,882,000). On December 28, 2023, the Company and SLS entered into a second supplementary agreement to extend the closing date of the transaction from December 31, 2023 to March 31, 2024. On March 29, 2024, the Company and SLS entered into a third supplementary agreement to extend the closing date of the transaction from March 31, 2024 to May 9, 2024. Pursuant to the third supplementary agreement, the Company paid SGD250,000 (equivalent to $188,200) to SLS as the partial payment to cash consideration on April 12, 2024. On May 9, 2024, the Company and SLS entered into a fourth supplementary agreement to extend the closing date of the transaction from May 9, 2024 to May 20, 2024. On June 18, 2024, the Company and SLS entered into a fifth supplementary agreement to extend the closing date of the transaction from May 20, 2024 to July 31, 2024. Pursuant to the fifth supplementary agreement, the Company paid an aggregate of SGD150,000 (equivalent to $112,920) as the extension fee and indemnification fee in July 2024. On September 25, 2024, the Company and SLS entered into a sixth supplementary agreement to extend the closing date of the transaction from July 31, 2024 to October 31, 2024. Up to the date of the unaudited condensed consolidated financial statements available to be issued, further extension on the closing date of the transaction is under negotiation between SLS and the Company.

Off-Balance Sheet Arrangements

AGBA is not party to any off-balance sheet transactions. AGBA has no guarantees or obligations other than those which arise out of normal business operations.

AGBA has not engaged in any off-balance sheet financial arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, net revenue or expenses, results of operations, liquidity, capital expenditures, or capital resources.

Critical Accounting Policies, Judgements and Estimates

AGBA’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and the related disclosures in the consolidated financial statements and accompanying footnotes. certain accounting policies are deemed “critical,” as they require our management’s highest degree of judgment, estimates and assumptions. While AGBA’s management believes its judgments, estimates and assumptions are reasonable, they are based on information presently available and actual results may differ significantly from those estimates under different assumptions and conditions.

●	Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the years presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for expected credit losses, notes receivable, share-based compensation, warrant liabilities, forward share purchase liability, provision for contingent liabilities, revenue recognition, leases, income tax provision, deferred taxes and uncertain tax position, and allocation of expenses from the holding company.

The inputs into the management’s judgments and estimates consider the economic implications of COVID-19 on the Company’s critical and significant accounting estimates. Actual results could differ from these estimates.

●	Long-Term Investments, net

AGBA invests in equity securities with readily determinable fair values and equity securities that do not have readily determinable fair values.

Equity securities with readily determinable fair values are carried at fair value with any unrealized gains or losses reported in earnings.

Equity securities that do not have readily determinable fair values mainly consist of investments in privately-held companies. They are accounted for, at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer.

Warrant with a purchase option of equity securities was recorded as an investment in non-marketable equity securities and measured at the fair value.

At each reporting period, AGBA makes a qualitative assessment considering impairment indicators to evaluate whether the investment is impaired.

●	Warrant Liabilities

AGBA accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to AGBA’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of AGBA’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations. The Company accounts for its Public Warrants as equity and the Private Warrants as liabilities.

Warrants classified as liabilities are recorded at fair value and are remeasured at each reporting date until settlement. Changes in fair value is recognized as a component of change in fair value of warrant liability in the unaudited condensed consolidated statements of operations and comprehensive loss. Transaction costs allocated to warrants that are presented as a liability are immediately expensed in the unaudited condensed consolidated statements of operations and comprehensive loss. Warrants classified as equity instruments are initially recognized at fair value and are not subsequently remeasured.

●	Revenue Recognition

AGBA earns and receives most of its non-interest income from contracts with customers, which are accounted for in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”).

ASC Topic 606 provided the following overview of how revenue is recognized from AGBA’s contracts with customers: AGBA recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which AGBA expects to be entitled in exchange for those goods or services.

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price – The transaction price is the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer.

Step 4: Allocate the transaction price to the performance obligations in the contract – Any entity typically allocates the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation – An entity recognizes revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer (which is when the customer obtains control of that good or service). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. A performance obligation may be satisfied at a point in time (typically for promises to transfer goods to a customer) or over time (typically for promises to transfer service to a customer).

Certain portion of AGBA’s income is derived from contracts with customers, and as such, the revenue recognized depicts the transfer of promised goods or services to its customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. AGBA considers the terms of the contract and all relevant facts and circumstances when applying this guidance. AGBA’s revenue recognition policies are in compliance with ASC 606, as follows:

Commissions

AGBA earns commissions from the sale of investment products to customers. AGBA enters into commission agreements with customers which specify the key terms and conditions of the arrangement. Commissions are separately negotiated for each transaction and generally do not include rights of return, credits or discounts, rebates, price protection or other similar privileges, and typically paid on or shortly after the transaction is completed. Upon the purchase of an investment product, AGBA earns commission from customers, calculated as a fixed percentage of the investment products acquired by its customers. AGBA defines the “purchase of an investment product” for its revenue recognition purpose as the time when the customers referred by AGBA has entered into a subscription contract with the relevant product provider and, if required, the customer has transferred a deposit to an escrow account designated by AGBA to complete the purchase of the investment products. After the contract is established, there are no significant judgments made when determining the commission price. Therefore, commissions are recorded at point in time when the investment product is purchased.

AGBA also facilitates the arrangement between insurance providers and individuals or businesses by providing insurance placement services to the insured and is compensated in the form of commission from the respective insurance providers. AGBA primarily facilitates the placement of life, general and MPF insurance products. AGBA determines that insurance providers are the customers.

AGBA primarily earns commission income arising from the facilitation of the placement of an effective insurance policy, which is recognized at a point in time when the performance obligation has been satisfied upon execution of the insurance policy as AGBA has no future or ongoing obligation with respect to such policies. The commission fee rate, which is paid by the insurance providers, based on the terms specified in the service contract which are agreed between AGBA and insurance providers for each insurance product being facilitated through AGBA. The commission earned is equal to a percentage of the premium paid to the insurance provider. Commission from renewed policies is variable consideration and is recognized in subsequent periods when the uncertainty around variable consideration is subsequently resolved (e.g., when customer renews the policy).

In accordance with ASC 606, Revenue Recognition: Principal Agent Considerations, AGBA evaluates the terms in the agreements with its channels and independent contractors to determine whether or not AGBA acts as the principal or as an agent in the arrangement with each party respectively. The determination of whether to record the revenue in a gross or net basis depends upon whether AGBA has control over the services prior to transferring it. Control is demonstrated by AGBA which is primarily responsible for fulfilling the provision of placement services through AGBA’s licensed insurance brokers to provide agency services. The commissions from insurance providers are recorded on a gross basis and commission paid to independent contractors or channel costs are recorded as commission expense in the consolidated statements of operations and comprehensive loss.

AGBA also offers the sale solicitation of real estate property to the final customers and is compensated in the form of commissions from the corresponding property developers pursuant to the service contracts. Commission income is recognized at a point of time upon the sale contracts of real estate property is signed and executed.

Recurring Asset Management Service Fees

AGBA provides asset management services to investment funds or investment product providers in exchange for recurring asset management service fees. Recurring asset management service fees are determined based on the types of investment products AGBA distributes and are calculated as a fixed percentage of the fair value of the total investment of the investment products, calculated daily. These customer contracts require AGBA to provide investment management services, which represents a performance obligation that AGBA satisfies over time. After the contract is established, there are no significant judgments made when determining the transaction price. As AGBA provides these services throughout the contract term, for the method of calculating recurring asset management service fees, revenue is calculated on a daily basis over the contract term, quarterly billed and recognized. Recurring service agreements do not include rights of return, credits or discounts, rebates, price protection, performance component or other similar privileges and the circumstances under which the fixed percentage fees, before determined, could be not subject to clawback. Payment of recurring asset management service fees are normally on a regular basis (typically monthly or quarterly).

Interest Income

AGBA offers money lending services from loan origination in form of mortgage and personal loans. Interest income is recognized monthly in accordance with their contractual terms and recorded as interest income in the consolidated statement of operations. AGBA does not charge prepayment penalties from its customers. Interest income on mortgage and personal loans is recognized as it accrued using the effective interest method. Accrual of interest income on mortgage loans is suspended at the earlier of the time at which collection of an account becomes doubtful or the account becomes 180 days delinquent.

●	Share-Based Compensation

AGBA accounts for share-based compensation in accordance with the fair value recognition provision of ASC Topic 718, Stock Compensation. AGBA grants share awards, including ordinary shares and restricted share units, to eligible participants. Share-based compensation expense for share awards is measured at fair value on the grant date. The fair value of restricted stock with either solely a service requirement or with the combination of service and performance requirements is based on the closing fair market value of the ordinary shares on the date of grant.  Share-based compensation expense is recognized over the awards requisite service period. For awards with graded vesting that are subject only to a service condition, the expense is recognized on a straight-line basis over the service period for the entire award.

●	Fair Value Measurement

AGBA follows the guidance of the ASC Topic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1 : Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

●	Level 2 : Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes Option-Pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

●	Level 3 : Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

The carrying value of AGBA’s financial instruments: cash and cash equivalents, restricted cash, accounts receivable, consideration receivable, deposits, prepayments and other receivables, accounts payable and accrued liabilities, escrow liabilities, borrowings approximate at their fair values because of the short-term nature of these financial instruments.

Management believes, based on the current market prices or interest rates for similar debt instruments, the fair value of loans receivable approximates the carrying amount. AGBA accounts for loans receivable at cost, subject to expected credit losses assessment.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

●	Recently Issued Accounting Pronouncements

As of September 30, 2024, AGBA has implemented all applicable new accounting standards and updates issued by the Financial Accounting Standards Board (“FASB”) that were in effect. There were no new standards or updates during the nine months ended September 30, 2024 that had a material impact on the consolidated financial statements.

Recently Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB amended guidance in ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The revised guidance requires that a public entity disclose significant segment expenses regularly reviewed by the chief operating decision maker (CODM), including public entities with a single reportable segment. The amended guidance is effective for fiscal years beginning in January 2024 and interim periods beginning January 2025 on a retrospective basis. Early adoption is permitted. Management is currently evaluating the impact on AGBA’s consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU requires the annual financial statements to include consistent categories and greater disaggregation of information in the rate reconciliation, and income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for AGBA’s annual reporting periods beginning in January 2025. Adoption is either with a prospective method or a fully retrospective method of transition. Early adoption is permitted. Management is currently evaluating the impact on AGBA’s consolidated financial statements.

BUSINESS

Overview

We are a global, artificial intelligence (“AI”) powered technology platform (“Technology Platform”) that serves a broad constituency of Creators and Brands around the world. “Creators” include influencers, artists, athletes, other individuals and public figures that utilize or have utilized our Technology Platform to create and publish content. Numerous famous Creators use our Technology Platform, including influencers like Charli D’Amelio and Bryce Hall and music artists like The Weeknd. “Brands” are companies, products or product lines which are active on our Technology Platform and utilize or have utilized one or more of our products or services offered through our Technology Platform (“Direct Brands”), or companies, products or product lines whose associated data we track, report on and make available to our clients as part of one or more of our product offerings (“Tracked Brands,” and collectively with Direct Brands, “Brands”). Brands that have utilized or continue to utilize our platform include McDonalds, Pepsi, Walmart, L’Oréal, Puma, Charmin and Major League Baseball.

We help both Creators and Brands build relationships with their audiences to create awareness, drive content consumption, generate commerce and build culture. Our Triller app is a short-form video app similar to TikTok, Instagram Reels, YouTube shorts and other video apps that allow users to access both user generated and professionally generated content from Creators around the world. Since our inception through September 30, 2023, we have raised more than $420 million in capital and established more than 327 million Consumer Accounts on the Triller app and a total of 436 million Consumer Accounts on our Technology Platform. “Consumer Accounts” are included when consumers create accounts on a Triller brand or owned property and also when we employ our Technology Platform to create accounts on behalf of our Brands and Creators. We define Consumer Accounts as the total number of individual Consumer Accounts recorded in databases across the Triller app, TrillerTV and BKFC (whether they are active or inactive on our Technology Platform) at or around the time of measurement, that we track and that are able to benefit from the services and features offered through our Technology Platform during the reported period. Users that simply accessed or viewed our content or partner content on our platform or any other social media platform are not included in the total number of Consumer Accounts above. Consumer Accounts that were created prior to acquisition by us are not included in the total number of Consumer Accounts above. Recently, we elected to take a proactive approach to the way in which we report our Consumer Accounts, which we believe is uncommon in our industry. While we believe that many social media companies include a significant number of “bot” accounts or “duplicate” accounts in their user metrics, we undertook a robust process to purge as many duplicate and bot accounts as practicable with our resources and in doing so we purged in excess of 200 million Consumer Accounts from our total user accounts metric.

Alongside the Triller app, Triller has dramatically expanded its portfolio of offerings through organic growth and strategic acquisitions becoming a diversified Technology Platform for the creation, distribution, measurement and monetization of digital, live and virtual content. It also produces content under its own and third-party Brands, including trendsetting music, sports, lifestyle, fashion and entertainment media that creates cultural moments, attracts users to Triller’s offerings and drives social interaction that serves as a cultural wellspring across digital society.

We operate within the global digital content marketplace, which is estimated to reach $577.4 billion in 2023 according to Statistica’s August 2023 report on worldwide digital media, and we focus our efforts on the $250 billion creator economy, as forecasted in a recent Goldman Sachs report on the creator economy. Goldman Sachs Research estimated the creator economy could reach $480 billion by 2027 in its April 2023 report titled “The creator economy could approach half-a-trillion dollars by 2027.” Our revenue was $45.5 million in the fiscal year ended December 31, 2023. We have incurred net losses in each year since our inception, including $294.7 million and $191.6 million for the fiscal years ended December 31, 2023 and 2022, respectively.

Through our subsidiaries in Hong Kong, we are also a leading wealth management and healthcare institution based in Hong Kong servicing over 400,000 individual and corporate customers.

In addition to operating our Technology Platform, we currently operate in four market-leading businesses: our Platform Business, Distribution Business, Healthcare Business, and Fintech Business.

Since 2019, we have implemented a strategy to expand and upgrade our long-standing broker-dealer business into a platform business and a distribution business. Today, we offer unique product and service offerings:

- B2B: tech-enabled broker management platform for advisors (“Platform Business”); and

- B2C: market leading portfolio of wealth and health products (“Distribution Business”).

We also have a market leadership in our healthcare business through our 4% stake in and a strategic partnership with HCMPS. It is one of the most reputed healthcare brands in Hong Kong. It has four self-operated medical centers and a network of over 700 healthcare service providers.

Finally, we are an established operator and successful investor in the FinTech industry. We have carefully built out investment positions in FinTech, WealthTech and HealthTech businesses, applying lessons learned from our own distribution, platform and healthcare businesses.

History

On November 14, 2022, AGBA Acquisition Limited, or AAL, a British Virgin Islands’ company and a special purpose acquisition company, consummated a series of transactions contemplated by the Business Combination Agreement.

Upon the Closing of Business Combination : (i) AAL became, through an acquisition merger, the 100% owner of the issued and outstanding securities of each of TAG International Limited, TAG Asia Capital Holdings Limited, and their collective subsidiaries; (ii) the governing documents of AAL were amended and restated, becoming the Fifth Amended and Restated Memorandum and Articles of Association; (iii) the number of AAL’s authorized ordinary shares was increased from 100 million to 200 million, and (iv) AAL’s name changed from “AGBA Acquisition Limited” to “AGBA Group Inc.” which is our current name and which we also refer to, post-Business Combination, as “AGBA” or the “Group.”

Triller Group Inc. (“ILLR”, “Triller Group”, or the “Company”) (formerly AGBA Group Holding Limited (“AGBA”)) was incorporated in the State of Delaware on October 15, 2024, so as to redomicile AGBA’s legal jurisdiction from British Virgin Islands to the State of Delaware.

On October 15, 2024, the Company consummated the merger transaction with Triller Corp., a Delaware corporation (“Triller”), pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of August 30, 2024, as amended (the “Merger Agreement”), by and between AGBA, its wholly owned subsidiary AGBA Social Inc. (“Merger Sub”), Triller Corp. and Bobby Sarnevesht, as sole representative of the Triller Corp. stockholders.

Platform Business

The Platform Business is a one-stop financial supermarket with a breadth of products and services, sourced from leading global product providers, that is unrivaled in Hong Kong.

We operate under the “OnePlatform” brand, offering a full-service platform to banks, other financial institutions, family offices, brokers, and individual independent financial advisors to advise and serve their retail clients. Our technology-enabled platform offers a wide range of financial products, covering life insurance, pensions, property-casualty insurance, stock brokerage, mutual funds, money lending and real estate agency.

Our OnePlatform brand covers 80 insurance providers selling 1,183 products, and 53 asset management fund houses with over 1,141 products.

Distribution Business

The Distribution Business currently operates as a licensed insurance broker and a registered Mandatory Provident Fund (MPF) intermediary in Hong Kong, providing financial planning and wealth management services to institutional and individual customers with its team of over 1,500 independent financial advisors. The Distribution Business is regulated by the Hong Kong Insurance Authority and the Mandatory Provident Fund Schemes Authority.

The Distribution Business’s main sources of income are sales commission and service fee income from its infrastructure support platform. It recognizes commission income from the insurance providers based on the sale of insurance products at predetermined insurance premium rates according to the types of products sold.

The financial advisors, organized under two brands of “AGBA focus” and “AGBA perform”, are the primary distribution channels for the Distribution Business. These channels are positioned to match individuals’ financial needs with an appropriate choice of insurance products. They target to bring additional revenue for the Distribution Business by serving as a “matching platform” between insurance companies and consumers. Marketing activities of the Distribution Business include sales campaigns and invitations to corporate events, at which new customers are mainly solicited through direct conversation or meetings between financial advisors and retail customers.

As of September 30, 2024, we currently work with 562 independent financial advisors.

Healthcare Business

We own a 4% minority shareholding in HCMPS Healthcare Holdings Limited (“HCMPS”), one of the leading healthcare management organizations in Hong Kong. The Company, through one of its subsidiaries, holds 4% stake in and a strategic partnership with HCMPS.

Founded in 1979 and currently operating under the Dr. Jones Fok & Associates Medical Scheme Management Limited (“JFA”) brand, JFA is one of the most reputed healthcare brands in Hong Kong. It has four self-operated medical centres and a network of over 700 healthcare service providers — providing healthcare schemes for more than 500 corporate clients with over 300,000 scheme members. JFA’s clients include blue chip companies from various industry and leading insurers. Apart from Hong Kong, JFA is the largest operator in Macau with around 70 clinics.

JFA has a long-standing track record of operating as a low-cost, high efficiency operation. It offers vast untapped opportunities for AGBA Legacy Group,  both in revenue growth and cross-selling.

FinTech Business

Fintech Investments

Fintech manages an ensemble of financial technology (fintech) investments and operates through its subsidiaries TAG Technologies Limited, AGBA Group Limited (formerly known as Tandem Money Hong Kong Limited), and Tandem Fintech Limited, a health and wealth management platform with a broad spectrum of services and value-added information in health, insurance, investments and social sharing.

The portfolio companies in which Fintech has invested remain growth stage businesses with modest revenues, and none has yet reached the operational breakeven point. Therefore, the business case for all these companies relies on transformations in scale, product offering, and/or geographic scope to drive future value creation. Fintech intends to maximize the strategic fit between these portfolio companies and the companies forming part of the OnePlatform brand to drive additional value capture.

Fintech’s management team has strived to establish the business as a leading name in the fintech investment sector.

Fintech’s business aims to create value on three fronts:

1.	Building long-term fintech franchises in Hong Kong using business models, operations, and technologies tested in more mature markets;

2.	Supporting and capturing synergies with OnePlatform and its other business segments; and

3.	Realizing financial returns from its fintech investments.

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a summary of the current valuations of Fintech’s stakes in the fintech portfolio companies.

1) Tandem

Tandem Money Limited (“Tandem”) is a UK based “challenger” bank which focuses on lending growth with high risk-adjusted yields. It operates a “digital deposit” strategy to continue funding its growth, which is known as a “neobank” strategy. Founded in 2013, Tandem provides an app-based retail bank service for its customers. Through its app, customers can access retail banking services comprising deposits, mortgages, loans and credit cards. Tandem also leverages digital wealth management to cross-sell and offers value-added services such as cash management across bank accounts, savings, debt management, and financial planning.

Background to the Investment in Tandem

TAG Technologies Limited (“TAG Technologies”) first invested in 2018 with Tandem still positioned as a neobank focused on digital and analytics to generate user and deposit growth. The initial investment was by way of a subscription agreement with Tandem, pursuant to which TAG Technologies agreed to subscribe for and Tandem agreed to issue 11,259,740 ordinary B shares in Tandem for a consideration of £15 million. The consideration was determined by the parties after arm’s length negotiations taking into account (i) the unaudited consolidated net asset value of Tandem as at September 30, 2018, which was approximately £55.7 million, and (ii) the potential in the future business development of Tandem.

We believed that Tandem’s strategy in 2020 was predicated on a clear asset pivot to grow consumer loans in attractive categories such as home improvement and specialty mortgages. In April 2020, TAG Technologies entered into a further subscription agreement with Tandem, pursuant to which TAG Technologies agreed to subscribe for and Tandem agreed to issue 49,476,049 ordinary B shares in Tandem for a consideration of £10 million. The consideration was determined by the parties after arm’s length negotiations taking into account (i) the unaudited consolidated net asset value of Tandem as of October 31, 2019, which was approximately £44.9 million, and (ii) the potential in Tandem’s future business development.

In June and August 2021, TAG Technologies purchased an additional aggregate of 14,000,000 ordinary B shares of Tandem at the price of £0.15 per share, for cash consideration of approximately US$2.9 million (equivalent to approximately £2.1 million). We currently owns 4.47% equity interest in Tandem.

Share Purchase and Knowledge Transfer Agreement

In connection with the April 2020 investment, Tandem, AGBA Group Limited (“AGBA Group”) and TAG Technologies entered into a Share Purchase and Knowledge Transfer Agreement pursuant to which, among other things, TAG Technologies purchased the entire issued share capital of AGBA Group, and Tandem undertook to provide certain knowledge transfer services to TAG Technologies and its affiliates. Pursuant to the Share Purchase and Knowledge Transfer Agreement, Tandem also granted a license in certain Tandem proprietary software and other licensed materials to be made available to TAG Technologies and its affiliates during the “knowledge transfer period”, which ends on the earlier of the date six months after Tandem completes a migration of its systems to a new platform, and April 2, 2023. For as long as TAG Technologies is a shareholder of Tandem, each member of AGBA is granted a license to use the name “Tandem” and any registered logo or trademark used by Tandem for a period of five years.

Through this investment we gained access to certain of Tandem’s technology and digital platform assets and knowledge transfer. These assets provide significant costs savings for system developments such as data platforms and the core banking platform, driven by the ability to leverage Tandem’s assets and “test and learn” experience to accelerate development of the Fintech business.

Tandem’s Potential Growth

With the increasing use of online platforms in the financial sector, our management believed that Tandem, with its technology know-how in the consumer finance industry, has significant market potential to become a leading online retail bank for the mass market. The investment in Tandem is also part of our wider strategy to launch digital services in Hong Kong and elsewhere, and Tandem is expected to be a key technology partner.

2) CurrencyFair

CurrencyFair is an online peer-to-peer currency exchange marketplace. TAG Technologies first invested into CurrencyFair in 2018, through an investment of approximately €6,000,000 and the merger of AGBA’s then existing payments business with CurrencyFair. Since then, CurrencyFair has continued to grow its consumer money transfer business focused on white-collar expat customers transferring money between selected European and Australian corridors. CurrencyFair is now a global money transfer member organization that has exchanged more than €10 billion, with offices located in Ireland, UK, Singapore, Hong Kong and Australia. We believe that CurrencyFair’s scaling plan relies on expanding its consumer-to-consumer (C2C) business to new US and Asia corridors, while acquiring small and medium enterprise (SME) customers directly and through an enterprise sales model handling primarily Chinese merchant payments for cross-border e-commerce marketplaces. Revenue growth depends on how successfully CurrencyFair scales transfer volumes in new C2C corridors and new SME businesses based on proposition development and customer acquisition execution.

We intend to work closely with CurrencyFair as it builds out its Asian franchise, and intends to offer CurrencyFair’s unique currency marketplace to our customers in Hong Kong as well as introducing enhanced Asian currency services to CurrencyFair’s international customers. We intend for CurrencyFair’s domain expertise, technology, and operational experience to be leveraged as part of a wider strategy to improve our services to assist customers to manage their finances.

In 2021, CurrencyFair merged with Australia-based Assembly Payments Limited, whose platform automates complex payment workflows. Following the merger, the business re-branded to “Zai”, with CurrencyFair as Zai’s consumer brand.

On March 18, 2022, we entered into a sale and purchase agreement with the stockholder to acquire 4,158,963 shares of CurrencyFair for a cash consideration of US$7.84 million. The transaction closed in April 2022, resulting in the ownership of 8.37% equity interest in CurrencyFair.

3) Goxip

Goxip is a fashion media platform based in Hong Kong with over one million high-end fashion shoppers. Its digital marketing arm matches key opinion leaders (KOLs) with marketers and brands for lead generation, launching and monetizing marketing campaigns. We currently own a 3.63% equity interest in Goxip.

4) HCMPS Healthcare Holdings Limited

HCMPS Healthcare Holdings Limited (“HCMPS”) is a healthcare management organization based in Hong Kong. Founded in 1979, it has over 800 network service branches providing healthcare schemes for more than 500 corporate clients with over 280,000 scheme members. HCMPS offers its patients a full range of medical services, including general services, specialist services, physiotherapy, Chinese medicine, dental, vaccination, X-ray, laboratories, and imaging services. we currently own a 4.00% equity interest in HCMPS.

5) Nutmeg

Fintech previously made an investment in Nutmeg, a United Kingdom-based online investment management company. In June 2021, JPMorgan Chase purchased 100% of the share capital of Nutmeg. Fintech was subject to a drag-along provision in the Articles of Association of Nutmeg, pursuant to which it was required to sell its shareholding to JPMorgan Chase. The transaction was closed in September 2021. Accordingly, Fintech no longer holds an investment in Nutmeg, with cash realized from the sale of the investment.

Triller’s Business

We primarily operate in the North American digital media and live entertainment industries and offer diverse products and services that compete for consumers’ time and disposable income. The rise of streaming, increased legalization of sports betting, increased competition from tech entrants, and continued viewership appeal attribute to the projected growth of live sports and digital media. This growth has also benefited from long-term shifts in consumer behavior, particularly in millennials, who continue to seek more interactive experiences that they can document and broadcast through social media. The film industry is also benefitting from growth in digital home viewing and premium movie-going experiences.

The top-earning musicians generated more of their income from touring than from any other source, according to Billboard. Our portfolio of content is well positioned to take advantage of this trend. Our success depends on our ability to offer premium content through popular channels of distribution that meet the changing preferences of the broad consumer market and respond to competition from an expanding array of choices facilitated by technological developments in the delivery of digital content. Potential risks to our expansion into digital media include costs to curate and produce Events, as well as shifting customer preferences.

We believe our Technology Platform is at the crossroads of the entertainment, sports, and content ecosystem, and is highly responsive to changing consumer preferences and industry trends. We have the ability to create, procure and cultivate satisfying consumer content, leveraging the secular trends identified above.

E-Commerce Industry

Our market includes the global e-commerce market. A primary growth driver for global e-commerce marketing spend has been the dramatic shift away from traditional brick-and-mortar commerce to e-commerce due to the COVID-19 pandemic, and is expected to expand due to the convenience of online shopping and returns. To capitalize on this growth and generate revenue, we will have to continue to innovate and offer marketers a set of capabilities across our Technology Platform that cannot be easily replicated elsewhere.

Content Spend (Film & TV) Industry

Our market includes linear and digital media distributors. According to Ampere Analysis, subscription OTT services increased investment in content by 20% in 2021 to nearly $50 billion representing a growth of over 50% as compared to 2019. To capitalize on this growth and generate revenue, streaming services are both investing in original content and acquiring licensed content. We are well positioned to capitalize on this increasing spend through our customer traction with major movie studios, streaming platforms and content owners around the world.

Experiences (Sporting Events, Concerts & Performing Arts)

Sporting events, concerts, and performing arts are core to our live Events, entertainment properties and experiences operations. Our market constituents primarily include retail consumers, sponsors and corporate customers. The events ticket market has the potential to grow by $14.9 billion during 2023 to 2027 and is expected to experience a CAGR of 4.5%, according to the recent Statista report Event Tickets — Worldwide. This growth is expected to be driven by the expected increasing use of mobile apps for booking tickets. The global sporting events segment, representing the largest segment of the global ticketing segment, is expected to reach $33.7 billion in 2024 and to grow at a CAGR of 2.95% from 2024 to 2028, reaching $37.94 billion by 2028. 3.91% to $37.16 billion by 2027, largely driven by the increasing popularity of sports and rising consumer preferences for in-person events. While less substantial than sports, the performing arts ticket segment reached $9 billion in 2019 and is expected to grow at a CAGR of 4% to $11 billion in 2024, driven by growing demand for live art performances.

Streaming Technology and Related E-Commerce Services

We believe proliferation trends in the digital content streaming market present an opportunity for streaming infrastructure providers capable of delivering an end-to-end solution for Creators and media rights owners who desire to launch their own content streaming services, and monetize their user bases in new ways, without incurring the significant costs inherent in developing underlying technology. We believe recent private company transactions in the space are an indication that the market is both underserved and ripe for further expansion. For example, in November 2022 Disney, then the majority equity owner of BAMtech Media (now Disney Streaming Services), a streaming infrastructure provider whose technology serves as the core streaming, account management and billing platform for Disney+, ESPN+ and Hulu, purchased all outstanding minority interests of BAMtech Media in a transaction that valued the company at $6 billion. Similarly, a November 2022 private equity investment led by General Atlantic in streaming infrastructure services provider Amagi valued the company at $1.4 billion. We have invested and expect to continue to invest in our streaming technology and infrastructure, including developing new ways for Creators and media rights owners to leverage user profiles and preferences and drive monetization through advertising, pay-per-view, subscription-based offerings and related e-commerce transactions.

Metaverse

According to Citigroup’s Metaverse and Money report published in March 2022, “the total addressable market for the Metaverse could be between $8 trillion and $13 trillion by 2030, with total Metaverse users numbering around 5 billion.” We believe that by investing in our Metaverz ecosystem now, while the industry is still nascent, will provide us with a lasting competitive advantage and allow us to shape consumer expectations.

Media Rights Expenditure

Spending on media rights continues to be a significant component of revenues in the sports industry, with rights values appreciating consistently over the past decade. Market constituents include linear and digital distributors, which acquire sports media rights and broadcast sports content. In 2021, the value of global sports media rights totaled $55.1 billion, a 1.15% increase from the previous year, according to Sports Business Consulting’s Global Media Report 2022. According to the Business Research Company’s report, the global sports market as a whole is expected to reach $512 billion in 2023 and grow at a CAGR of 5.2% from 2022. The rise of streaming, increased legalization of sports betting, increased competition from tech entrants, and continued viewership appeal attribute to the projected growth on the rights price tags. The contract values underpinning industry revenues are locked-in long-term, offering a high degree of visibility.

Marketing and Licensing

Our market constituents include corporate clients seeking brand marketing or IP owners looking to license their Brands. According to Licensing International’s survey, global sales revenue generated from licensed merchandise and services grew to 340.8 billion in 2022, reflecting an 8.02% increase over the $315.5 billion generated in 2021. The entertainment/character sector remains the leading market share category, accounting for $138.1 billion, or 40.5% of the total global licensing market. The second largest sector was corporate Brands with $87.6 billion (25.7%). Sports licensing, in third place, totaled $37.3 billion with an 11% share.

Digital Advertising and Marketing Automation

The digital ad market is expected to surpass $300 billion by 2025, according to a 2022 report by Insider Intelligence Inc. For 2023, ad spending across 16 media platforms is forecasted to reach $165.7 billion, according to BIA Advisory Services. Roughly half of the ad spending is anticipated to be focused on digital media, wherein $33.5 billion is anticipated to go to mobile ad spending for smartphones. Additionally, marketing technology and marketing automation are a growing trend. 51% of companies are currently using marketing automation and 58% of B2B companies plan to adopt such technology. According to Sales Fusion, 77% of business owners had an increase in conversion after using marketing automation software. Key trends in marketing automation for 2022 include personalized email automation, social media marketing automation, chatbots, and ML and AI.

SMS and Artificial Intelligence Marketing

SMS marketing allows businesses to reach consumers directly through their phones. In 2022, there were 7.3 billion mobile phone users globally and 6.9 billion smartphone users, accounting for 86.3% of the world’s population. 83% of consumers receive text messages from companies. Click through rates for SMS marketing is 36% (as compared to 2% for email marketing messages). In 2022, global SMS marketing market was approximately $64.4 billion and is expected to grow to $84.9 billion by 2027. AI technology can be used in SMS marketing and more broadly across the technology marketing sphere. The global AI market was estimated to be worth $86.9 billion in 2022 and is expected to reach $407 billion by 2027. 52% of high performing marketing teams are looking to increase their usage of artificial intelligence.

Intellectual Property and Other Proprietary Rights

We consider intellectual property to be very important to the operation of our business and to driving growth in our revenues, particularly with respect to professional engagements, sponsorships, licensing rights, and media distribution agreements. Our intellectual property includes the “Triller,” “Triller Fight Club,” “TrillerFest,” “TrillerTV,” “FITE,” “Cliqz”, “Fangage”, “Julius” and “Thuzio” Brands in addition to the trademarks and copyrights associated with our content, Events, and the rights to use the intellectual property of our commercial partners. Substantially all of our IP and owned assets that we acquire are protected by trademarks and copyright, whether registered or unregistered.

Triller’s Technology Platform

Triller’s Technology Platform is built along three core sections – Triller generates and distributes influencer and sports content via the Triller app, Triller TV, and BKFC, which drives engagement through the Triller app in a highly measureable manner made possible through our Triller One suite of AI and SaaS tools, thus driving monetization and creating value for all Triller’s stakeholders.

Triller’s Technology Platform originated with the Triller app, a video-sharing app. The Initial Triller app was launched in 2015 as an AI music editing tool. In 2019, upon the formation of Triller Hold Co LLC, when Triller acquired the technology underlying the current Triller app it integrated the Initial Triller app with AI technology pursuant to its agreement with Mashtraxx Ltd. We refer to this integrated app as the “Triller app”. The Triller app continued to integrate and update and was fully “live” by September of 2021. The Triller app underwent a refinement to its scalable systems and other feature and toolset updates and additional refinements were rolled out in July of 2023 and are live today. The Triller app leverages proprietary AI and ML technologies and enables users to create professional-looking videos and to share those videos within the Triller app and on other social platforms such as Facebook, Instagram, TikTok, Snapchat and Twitter in seconds. Key features of the Triller app include extensive editing, filtering and overlaying tools; AI-powered technology to automatically synchronize video and audio with little to no manual editing; and Triller’s proprietary dual camera feature, which allows users to record videos simultaneously from the back-and front-facing cameras of their smartphones. The Triller app’s primary audience is the 18-34 year old demographic, with strong engagement from users in the United States and an established user base in high-growth markets such as India, where we maintain a presence, including a period in August 2020 when Triller temporarily became the number one short-form video app in the App store subsequent to TikTok being banned in 2020.

The Triller app contains channels for the posting and consumption of short-form and long-form content, where Triller hosts content made by celebrities, influencers and other Creators, as well as professionally-produced episodic content about music, sports, gaming, fashion and other forms of entertainment.

Triller’s Technology Platform reflects its deep experience as content creators and forms the basis for Triller’s aspiration to be a technology company built by Creators, for Creators. Key to Triller’s approach of empowering Creators and Brands is its proprietary AI and machine learning (“ML”) technology that helps them mix and edit music and video content and distribute it to digital platforms and enables them to understand and engage with their audiences at scale, while retaining control and authenticity of their audience relationships. “AI” is a general term to describe the efforts of computer scientists to design and implement computer hardware and software systems capable of learning and thinking. ML is a field of study in AI concerned with the development and study of statistical algorithms that can effectively generalize tasks and thus performing those tasks without explicit instructions. ML approaches have been applied to large language models (“LLMs”), computer vision, speech recognition, email filtering, agriculture, and medicine, where it is able to achieve efficiencies without having to implement detailed specialized algorithms and systems which would be too complex and costly to build. Creators and Brands have the ability to connect Triller’s customized LLMs and Natural Language Processing (“NLP”) technologies to real-time API-based feeds, from virtually all major social platforms, to read, analyze, cluster, filter, and suggest or (when appropriate) send replies to their fans with deep efficiency and personal precision. LLMs are deep learning algorithms that can recognize, summarize, translate, predict, and generate content using very large datasets. Deep learning is a method in AI that teaches computers to process data in a way that is inspired by the human brain. Deep learning models can recognize complex patterns in pictures, text, sounds, and other data to produce accurate insights and predictions. NLP, a branch of AI, uses ML to process and interpret text and data. Natural language recognition and natural language generation are types of NLP. By giving each Creator and Brand an AI-powered “factory of assistants” to help them identify superfans, up-and-comers, key topics and trends to respond to (while filtering out spam, hate-speech and noise), they are better able to deepen relationships and loyalty, optimize their scarce time and resources, and ultimately increase conversions and monetization through a mix of brand partnerships and direct commerce.

Triller’s Suite of Creator and Brand Offerings

Triller has augmented its Technology Platform through a combination of internal development and strategic acquisitions, including the additions of the following products and services that deliver, automate or otherwise streamline SMS and social messaging, AI-powered customer engagement, cross-platform marketing, digital streaming, content and audience management, e-commerce services, social and creator analytics and engagement measurement:

(a)	Fangage – serves as the entry point for Creators looking to leverage Triller’s ecosystem and establish a digital presence on the internet, across social media, e-mail and SMS. Fangage comprises a set of tools and features that allow Creators to manage and distribute their content and maintain and grow their audiences, communicate with those audiences directly, and gather and analyze data that allows them to streamline their monetization efforts. The Fangage offering is integrated with and incorporates services from the Triller app, Amplify.ai, Cliqz and Julius.

(b)	Amplify.ai – a cross-platform conversational AI engine that provides viewers with gamification, multiple engagement touchpoints, clickable links, and tune-in reminders all in an automated, platform agnostic direct messaging experience that facilitates communications between Creators, Brands and their respective audiences.

(c)	Cliqz – enables Creators to aggregate their audiences across their social media accounts and access those audiences directly via SMS and direct messaging, avoiding the algorithmic limitations imposed by most social media platforms that limit these Creators’ content viewership and opportunities for content engagement and monetization. For example, as noted by Hootsuite in August 2023, the average engagement rate of an organic Facebook post ranges from 2.58% down to just 1.52%.

(d)	CrossHype – helps Brands and Creators reach audiences across multiple social platforms, with a particular emphasis on helping Brands create awareness and engagement with consumers, with a common framework for measuring the effectiveness and efficacy of their marketing efforts. This solution allows Brands and Creators to reach specific audiences within social media platforms, including highly targeted followers of specific social media Creators, and to build retargetable audiences that grow in size and detail, accruing even more value over time.

(e)	Julius – a SaaS solution that provides strategic marketers at Brands and advertising agencies with access to a database of profiled Creators and their associated audiences, giving them the ability to enlist Creators to develop and share captivating stories to market their products and services. Julius provides Brands and agencies a detailed dashboard to measure engagement across all Creator-driven marketing campaigns. Furthermore, Julius serves as a marketplace allowing e-commerce Brands to automate the process of on-boarding Creators with per-transaction incentives for enabling e-commerce transactions. Julius is directly integrated with Triller’s Fangage solution, completing the circle between Creators and Brands.

(f)	Thuzio – a solution for creating and executing premium Creator Events and experiences. Thuzio helps Brands and other enterprise customers create Events with Creators including sports icons and speakers. Thuzio has partnered with Creators across many verticals, including athletes such as Tiki Barber, Allen Iverson, Scottie Pippen, and Lisa Leslie, comedians such as Jerry Seinfeld, music artists such as Ja Rule and celebrity chefs such as Marcus Samuelsson.

(g)	Metaverz – enable Triller to transform live Events, which are typically only enjoyed by a few thousand people, into digital Events, including augmented reality and virtual reality experiences, that can be experienced by millions of consumers globally. Metaverz provides an array of ways to create digital experiences featuring Creators and Brands, containing social engagement and gamification features as well as virtual merchandise stores that allow users to digitally purchase collectibles and memorabilia.

The major companies that serve this market include Meta, Alphabet, ByteDance, Snap and Twitter, each of which employ a closed-garden approach to monetization, where they are the sole purveyor of the advertising placed within or around content created by millions of Creators. Our approach, which is differentiated from the above companies, helps our Creators distribute their content on numerous platforms, including our own, and also focus on creating click-out opportunities to create long-standing consumer relationships and monetization across a digital landscape that includes the web, mobile apps and messaging services. This open-garden approach stands in contrast to the closed-garden approach of many of our competitors and we believe is a major benefit that attracts Creators and Brands to our Technology Platform.

Our Technology Platform powers the Triller app, our suite of Creator offerings and our Events and Events-related services. Our Technology Platform enabled more than half a billion quarterly user interactions as of September 30, 2023, including posts, messages, automated communications, and e-commerce transactions both on our Triller branded offerings as well as on various third-party social platforms (including but not limited to Instagram, TikTok, Facebook, YouTube, Snapchat and Twitter), across the web and via SMS messaging. Through our Technology Platform we deliver sports and entertainment content to millions of consumers around the world and we believe that we inspire Creators and Brands to do the same. Our Technology Platform comprises an array of business-to-business and business-to-consumer offerings that empower Creators to establish and sustain long-lasting consumer relationships that help drive their businesses.

Our Technology Platform generates revenue through revenue sharing and service fee arrangements. Revenue share comes from advertising, premium content, Events, pay-per-view fees, subscription fees or merchandise sales that are transacted via our Technology Platform. Service fees comes from Brands that utilize our platform to reach consumers via a combination of campaign fees, transaction fees or SaaS fees, including monthly subscription fees. We also generate revenues from Triller branded Events via ticket sales, pay-per-view fees, subscription fees, merchandise sales, brand advertising and sponsorship.

Our AI-driven, mission-critical Technology Platform enables Brands and Creators to reach their target audiences and our messaging-based notification services drives a continuous cycle of engagement for audiences (where they stay “in the know” and are kept up-to-date on what their favorite Creators and Brands are doing), while the Creators and Brands receive real-time data, analytics and feedback–driven by user engagement.

We have a host of service offerings that drive awareness, engagement and monetization. The reason we call this a Technology Platform is because we offer a highly differentiated solution that integrates all of our service offerings into a comprehensive portfolio of services that go well beyond a single app-based or web-based content solution to virtually every medium of content engagement (e.g. social media, streaming, live events and virtual world experiences). We create network effects via our proprietary AI-powered technology designed to drive optimal engagement through the best channels, increasing the return-on-investment for Creators and Brands. Furthermore, the efficiencies gained from our AI-powered Technology Platform enable both us and our partners to operate at scale to grow via multiple channels of engagement, which our competitors that focus on a single walled-garden ecosystems are not able to replicate.

Our Technology Platform

Our Technology Platform reflects our deep experience as content creators and forms the basis for our aspiration to be a technology company built by Creators, for Creators. For all the progress and promise of the creator economy to date, we believe that Creators have historically lacked sufficient power to truly realize their potential and capture a sufficient amount of the value they create. While it is now possible to find and grow a large online audience, it is still too impersonal, and too elusive for many to turn their passion and expertise into a successful career. A goal of our Technology Platform is to help “rebalance the equation” by enabling Creators to grow the engagement “pie” while providing them with a larger slice of the revenue.

Key to our approach of empowering Creators and Brands is our proprietary AI and machine learning (“ML”) technology that helps them mix and edit music and video content and distribute it to digital platforms and enables them to understand and engage with their audiences at scale, while retaining control and authenticity of their audience relationships. “AI” is a general term to describe the efforts of computer scientists to design and implement computer hardware and software systems capable of learning and thinking. ML is a field of study in AI concerned with the development and study of statistical algorithms that can effectively generalize tasks and thus performing those tasks without explicit instructions. ML approaches have been applied to large language models (“LLMs”), computer vision, speech recognition, email filtering, agriculture, and medicine, where it is able to achieve efficiencies without having to implement detailed specialized algorithms and systems which would be too complex and costly to build. Creators and Brands have the ability to connect our customized LLMs and Natural Language Processing (“NLP”) technologies to real-time API-based feeds, from virtually all major social platforms, to read, analyze, cluster, filter, and suggest or (when appropriate) send replies to their fans with deep efficiency and personal precision. LLMs are deep learning algorithms that can recognize, summarize, translate, predict, and generate content using very large datasets. Deep learning is a method in AI that teaches computers to process data in a way that is inspired by the human brain. Deep learning models can recognize complex patterns in pictures, text, sounds, and other data to produce accurate insights and predictions. NLP, a branch of AI, uses ML to process and interpret text and data. Natural language recognition and natural language generation are types of NLP. By giving each Creator and Brand an AI-powered “factory of assistants” to help them identify superfans, up-and-comers, key topics and trends to respond to (while filtering out spam, hate- speech and noise), they are better able to deepen relationships and loyalty, optimize their scarce time and resources, and ultimately increase conversions and monetization through a mix of brand partnerships and direct commerce.

For our LLMs, we currently use a mix of open source code for embeddings (for example, open source code such as SBERT with models from HuggingFace) and optionally support embedding models including GPT-4 from OpenAI, PaLM from Google and other models from Cohere. Embeddings models offer an approach to ML where high-dimensional data (data in which the number of features or variables observed are close to or larger than the number of observations, or data points) is converted into low-dimensional data (where the number of observations far outnumbers the number of features) while preserving relevant information. This process of dimensionality reduction helps simplify the data and make it easier to process by ML algorithms. The appeal of embeddings is that they can capture the underlying structure and semantics of the data. For instance, in NLP, words with similar meanings will have similar embeddings. This provides a way to quantify the ‘similarity’ between different words or entities, which is highly valuable when building complex models. We have purposefully designed our systems to give us the flexibility to be independent of any one provider or partner. We periodically evaluate the cost, latency and quality of models because we operate in a rapidly evolving industry. We believe we get superior performance compared to “off-the-shelf” use of LLMs through (a) injecting relevant historical data into prompts (via the standard “Retrieval-augmented generation” pattern) and (b) pre-and post-processing the data to better address customer-specific vernaculars, including the use of acronyms, emojis and non-traditional spellings. We also fine-tune open source and third-party models with proprietary labeled data to improve performance on tasks like extracting relevant profile data from content that end-users or consumers have shared in conversations with our conversation AI systems or classifying fan engagement data as genuine versus originating from bots or spam. While unlabeled data consists of raw inputs with no designated outcome, labeled data is carefully annotated with meaningful tags, or labels, that classify the data’s elements or outcomes. For example, in a dataset of emails, each email might be labeled as “spam” or “not spam.” These labels then provide a clear guide from which a ML algorithm can learn. We do not believe that utilizing this approach introduces risk of impacting our LLMs.

Our NLP technology was developed in-house and is continuously updated via our ML models. We have incorporated some open source code in the development of our products but our products are not dependent on any third-party software or services. We do not use any third party software with regard to our NLP. As is customary in our industry, we used open source code (however, we do not use open source libraries) as one part of the basic building blocks of some of our AI. We do not believe that our utilization of open source code and/or models introduces material risk of impacting our AI products or intellectual property, however as with the usage of any open source code or models there are risks. See Risk Factors — “Certain of our products contain third- party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to sell our products.”

The rapid pace of AI-innovation is fueling ever more opportunities for us to help Creators and Brands in each phase of their lifecycle, from content creation and distribution (through the Triller app, FITE, Metaverz, Thuzio and Amplify.ai) to fan engagement (through Fangage, Julius and Amplify.ai) and to targeted promotions and upsells (through CrossHype), across the digital platforms they use today and, we believe, will use tomorrow. By occupying a position as their trusted intermediary connecting them with their fans across multiple platforms and the comments, mentions, direct messages, etc. that flow across them daily, we believe we are well suited to build, deploy and refine ever more powerful and effective models and tools in the coming years.

The Triller App

Our Technology Platform originated with the Triller app, a video-sharing app. The Initial Triller app was launched in 2015 as an AI music editing tool. In 2019, upon the formation of Triller Hold Co LLC, when we acquired the technology underlying the current Triller app we integrated the Initial Triller app with AI technology pursuant to our agreement with Mashtraxx Ltd. We refer to this integrated app as the “Triller app”. The Triller app continued to integrate and update and was fully “live” by September of 2021. The Triller app underwent a refinement to its scalable systems and other feature and toolset updates and additional refinements were rolled out in July of 2023 and are live today. The Triller app leverages proprietary AI and ML technologies and enables users to create professional-looking videos and to share those videos within the Triller app and on other social platforms such as Facebook, Instagram, TikTok, Snapchat and Twitter in seconds. Key features of the Triller app include extensive editing, filtering and overlaying tools; AI-powered technology to automatically synchronize video and audio with little to no manual editing; and our proprietary dual camera feature, which allows users to record videos simultaneously from the back-and front-facing cameras of their smartphones. The Triller app’s primary audience is the 18-34 year old demographic, with strong engagement from users in the United States and an established user base in high-growth markets such as India.

The images above are examples of how the user interface of the Triller app allows users to perform various actions as depicted above.

The Triller app contains channels for the posting and consumption of short-form and long-form content, where we host content made by celebrities, influencers and other Creators, as well as professionally-produced episodic content about music, sports, gaming, fashion and other forms of entertainment.

We believe the content creation features and availability of short- and long-form content offered on the Triller app are key differentiators that set us apart from our competitors and will continue to do so as we focus our efforts on growing our user base and deepening the level of engagement among Creators, Brands and users who interact with our ecosystem.

Our Suite of Creator and Brand Offerings

We have augmented our Technology Platform through a combination of internal development and strategic acquisitions, including the additions of products and services that deliver, automate or otherwise streamline SMS and social messaging, AI-powered customer engagement, cross-platform marketing, digital streaming, content and audience management, e-commerce services, social and creator analytics and engagement measurement.

Fangage

Fangage serves as the entry point for Creators looking to leverage our ecosystem and establish a digital presence on the internet, across social media, e-mail and SMS. Fangage comprises a set of tools and features that allow Creators to manage and distribute their content and maintain and grow their audiences, communicate with those audiences directly, and gather and analyze data that allows them to streamline their monetization efforts.

The Fangage offering is integrated with and incorporates services from the Triller app, Amplify.ai, Cliqz and Julius.

Amplify.ai, Cliqz and CrossHype

We acquired Amplify.ai in December 2021 and internally developed our Cliqz and CrossHype offerings. These products provide a broad set of features that further enable Creators to connect directly with their audiences, spotlight their content across a broad range of social media sites, measure audience engagement with that content, and monetize their content through personalized user experiences.

Our Amplify.ai product automates SMS and direct message marketing communications between Creators, Brands and their respective audiences through the use of proprietary AI and NLP technologies.

Our Cliqz product enables Creators to aggregate their audiences across their social media accounts and access those audiences directly via SMS and direct messaging, avoiding the algorithmic limitations imposed by most social media platforms that limit these Creators’ content viewership and opportunities for content engagement and monetization. For example, as noted by Hootsuite in August 2023, the average engagement rate of an organic Facebook post ranges from 2.58% down to just 1.52%.

Our CrossHype product helps Brands and Creators reach audiences across multiple social platforms, with a particular emphasis on helping Brands create awareness and engagement with consumers, with a common framework for measuring the effectiveness and efficacy of their marketing efforts. This solution allows Brands and Creators to reach specific audiences within social media platforms, including highly targeted followers of specific social media Creators, and to build retargetable audiences that grow in size and detail, accruing even more value over time.

Julius

Julius, which we acquired in November 2022, is a SaaS solution that provides strategic marketers at Brands and advertising agencies with access to a database of profiled Creators and their associated audiences, giving them the ability to enlist Creators to develop and share captivating stories to market their products and services. Julius provides Brands and agencies a detailed dashboard to measure engagement across all Creator-driven marketing campaigns. Furthermore, Julius serves as a marketplace allowing e-commerce Brands to automate the process of on-boarding Creators with per-transaction incentives for enabling e-commerce transactions. Julius is directly integrated with our Fangage solution, completing the circle between Creators and Brands.

Thuzio

Thuzio, which we acquired in October 2021, is a solution for creating and executing premium Creator Events and experiences. Thuzio helps Brands and other enterprise customers create Events with Creators including sports icons and speakers. Thuzio has partnered with Creators across many verticals, including athletes such as Tiki Barber, Allen Iverson, Scottie Pippen, and Lisa Leslie, comedians such as Jerry Seinfeld, music artists such as Ja Rule and celebrity chefs such as Marcus Samuelsson.

Metaverz

Our Metaverz offering enables us to transform live Events, which are typically only enjoyed by a few thousand people, into digital Events, including augmented reality and virtual reality experiences, that can be experienced by millions of consumers globally. Metaverz provides an array of ways to create digital experiences featuring Creators and Brands, containing social engagement and gamification features as well as virtual merchandise stores that allow users to digitally purchase collectibles and memorabilia.

Strategic Growth Plans of AGBA Legacy Group

Overall Market Opportunities in the Greater Bay Area

The Greater Bay Area comprises the major urban centers of Guangdong, Hong Kong, and Macau and is one of the world’s largest financial services markets, with an overall economy size of US$1.7 trillion. The GBA is an area of vast scale and wealth, with the following defining characteristics according to 2021 Hong Kong Trade Development Council research:

●	Largest GDP in China, comprising 11% of China’s total economy;

●	US$1.67 trillion economy, compared with US$1.99 trillion for Tokyo and US$1.81 trillion for New York;

●	Per capita GDP of US$22,300; and

●	Population of 86 million, compared with 44 million in Tokyo and 19 million in the New York Metropolitan Area.

●	Hong Kong is a major financial services hub, and according to the June 2021 Hong Kong Stock Exchange monthly market highlights, it has:

●	Over 1,300 mainland China listed enterprises, with a total market capitalization of more than US$5 trillion (80% of total market capitalization);

●	A global hub for RMB trading and business transactions, with over US$1 trillion per day in RMB financial settlements; and

●	Capital markets connectivity with RMB 52 billion in daily investment quotas.

According to the 2021 China Private Wealth Report published by China Merchants Bank, China’s individual investable assets reached RMB241 trillion (US$37 trillion) in 2020, a compound annual growth of 13% from 2018 to 2020 and was expected to reach RMB268 trillion (US$42 trillion) by 2021. Meanwhile, China’s high-net-worth population is estimated to reach 3 million by year end, with the scale of investable assets exceeding RMB90 trillion (US$37 trillion).

A structural change to China’s high-net-worth population has geared towards the younger generation, whose investment objectives are shifting from wealth preservation to wealth creation and asset diversification. According to the 2021 China Private Wealth Report, almost 50% of respondents considered Hong Kong as their offshore asset destination or entrepôt (a port destination where assets and goods are traded, imported, and exported).

Cross-Border Wealth Management Connect

On June 29, 2020, the People’s Bank of China, the Hong Kong Monetary Authority (HKMA) and the Monetary Authority of Macau jointly announced the introduction of the cross-boundary wealth management connect pilot scheme (Wealth Management Connect scheme) in the GBA, which will allow residents in the GBA to invest in wealth management products distributed by banks across the region. The scheme helps promote investment diversification and facilitate capital flow within the GBA, promote RMB internationalization and strengthen Hong Kong’s status as an offshore RMB hub.

According to the implementation rules of the Wealth Management Connect scheme published by The People’s Bank of China in September 2021, there will be an aggregate investment quota of RMB150 billion in each of the “northbound Connect” and “southbound Connect” schemes, with an individual investment quota up to RMB1 million. Recognized investment products under the “Northbound Scheme” include fixed income (primarily bonds and deposits) and equity wealth management products, along with public securities investment funds with low or medium risk rating. Complex investment products with high volatility or leverage are currently excluded. The scheme is expected to facilitate a total fund flow of RMB300 billion (US$47 billion) in the sale of investment products.

The Wealth Management Connect scheme officially launched in September 2021, and banks may start offering cross-boundary wealth management connect services upon completion of the relevant preparatory work, and subject to regulatory approval.

Future expansion plan to China

With the business opportunities brought by the Wealth Management Connect scheme introduced by The People’s Bank of China, and the upcoming Insurance Connect introduced by the China Insurance Regulatory Commission, China will be one of our focus areas with an increasing addressable market and opportunity set.

We intend to leverage AGBA Legacy Group’s two decades of experience operating in China. We are particularly well-positioned to capture the emerging opportunities. Currently, we do not have any Chinese operating companies and we do not plan to use “variable interest entities,” or VIEs, in the future to conduct our operations. While we have no operations in China, it is and will continue to be part of our strategy to market and sell our products and services to Chinese customers located in mainland China from its Hong Kong based operating subsidiaries through partnerships or customer referrals.

After a 6-month project with a consulting firm to study our capability and competitive advantages, we identified four strategic enablers, including (1) partnership development; (2) establishing a lead management platform; (3) establishing a service center for our customers; and (4) digital marketing. Multiple collaboration models have been designed, with potential partners identified for implementation. We intend for these initiatives to drive business growth through customer acquisition and cross-selling combined with increased use of data analytics.

Strategic Enablers to Capture GBA Opportunities

China B2B Partnership for Customer Acquisition

We intend to upsell selected customers simple insurance products through our local insurance brokerage channel, by using free insurance protection products to attract customers, and then conducting customer behavioral analysis and product matching. Based on the analysis of social media interaction and digital marketing, we market our international and partnership offerings to customers who demonstrate interest and refer them to our network of financial advisors in Hong Kong for cross-selling of other financial products and investment portfolio recommendations. We intend to periodically review our referral mechanisms to ensure their continued effectiveness.

We are currently in active discussions to establish a strategic partnership with a top asset manager (the “Potential Partner”) in China to provide offshore insurance solutions to the Potential Partner’s over 20 million nation-wide customers. The Potential Partner serves both individual affluent and high-net-worth customers as well as institutions. Our management believes a strategic partnership with the Potential Partner has the potential to increase our AUM and competitiveness by expanding the types of local and overseas investment vehicles available to it and to further penetrate its existing customer database.

Service Centre for Customer and Partner Servicing

Leveraging our existing China local insurance brokerage licenses, sales teams and infrastructure, we intend to build a business platform to acquire mainland China customers through referrals and to establish new partnerships.

We intend to transform our existing shared service center to (i) provide post-sales services to mainland China customers who have purchased Hong Kong insurance products; and (ii) institutionalize our capabilities to form B2B partnerships in mainland China. We intend to build a lead management tool to recommend new and personalized insurance products to customers, which we intend to be a key priority for 2024 and beyond.

Creating an Ecosystem Empowered by Fintech

Hong Kong’s Fintech Landscape

In July 2018, the HKMA introduced the “Open API Framework” to facilitate the development and wider adoption of application programming interfaces or APIs by the banking sector. The Open API Framework functions include product information, customer acquisition, account information and transactions. The HKMA also launched the Faster Payment System in September 2018 to facilitate real-time payments and fund transfers between banks and stored value facility operators with the use of a recipient’s mobile number or email address as an account proxy. We believe that, with the on-going business integration with the GBA, Hong Kong is likely to see further liberalization in the financial services sector in the coming years, especially in relation to the use of financial technologies.

According to a survey conducted by McKinsey & Company titled “McKinsey & Company M&S COVID-19 China Consumer Pulse Survey 3/25-3/30/2020”, there has been a rapid increase in customers’ online engagement and penetration, which is likely to remain even after the COVID-19 pandemic. The pandemic (i) accelerated customer shift to online channels, (ii) enhanced business partnerships across online and offline channels, and (iii) illustrated the importance of establishing an “omni-channel” strategy. We believe that more people now look for digital ways to continue their normal lives, including through digital wealth management.

The Synergy to be Realized Leveraging on Existing Infrastructure and Partners

To provide a seamless customer journey, increase customers’ stickiness and deepen their share wallet, our future strategic focus intends to create an integrated digital ecosystem by leveraging existing infrastructure, customers and partners.

We intend to realize synergies across different business units by:

●	focusing on product portfolio enhancements, including endowment insurance and investment fund savings plans;

●	leveraging the flexibility offered by different financing options, including insurance premium financing, point-of-sale consumer credit, personal credit facility or mortgage financing; and

●	using our sales teams at our financial advisory business as a large distribution channel.

Our digital platform is one of its core customer acquisition engines which we intend to further equip with functionalities including a cash management tool for customers, and a transaction platform that encompasses insurance and investment products, retail consumption, medical appointments, content marketing and social sharing.

By targeting customers’ needs at various life stages, we intend to provide a one-stop service to customers while enhancing its cross-selling business opportunities. Further collaboration will also be sought in the future with its local partners and overseas fintech investments. Fintech will continue to invest in fintech developments to improve its capabilities and attract local and global business partners.

Our Strategic Growth Plans

Leverage Our Technology, Tools and Features to Continue to Attract and Engage Creators, Brands and Users and Build a Robust Ecosystem

We intend to continue leveraging our integrated global platform to maximize the growth potential of our business. The proliferation of digital content and engagement with such content, and the convergence of live entertainment and digital technologies, have expanded use cases, exposure and monetization opportunities for our Technology Platform and our customers. We believe that our integrated capabilities and global reach allow us to deepen relationships with existing Brands, Creators and Users and attract new Brands, Creators, Users and partners.

We believe that the suite of tools and features that we offer are a key differentiator as we work to grow the scope and depth of engagement from Creators, Brands and users and continue to expand our ecosystem. We believe our Technology Platform delivers digital distribution tools that enable Creators and Brands to control how their content reaches a broad audience through multiple social media channels. Together with our analytical capabilities that track user engagement, we provide the opportunity for Creators and Brands to monetize content across multiple digital platforms including Facebook, Instagram, TikTok, Snapchat, YouTube, Twitter and more, which by extension generates revenue opportunities for us.

We believe our investments in AI-powered tools for content development, moderation, distribution and audience management on our Technology Platform allow us to deliver a robust solution to attract Creators and Brands. Our suite of tools allows for creative content development and distribution, as well as targeted interaction by Brands. Sophisticated algorithms based on natural language datasets created through engagement with hundreds of millions of users allow us to providers users with reach and measurement tools that we consider a key differentiator. On behalf of Brands, our AI-powered tools and algorithms allow for the creation and execution of immersive brand experiences that leverage the growing power of Creators and reach across the customer journey, from awareness to purchase to loyalty programs.

We plan to continue to invest and learn from our experiences to build features designed to separate us from our competition, with the goal of being the go-to platform for Creators seeking to distribute and monetize their content and for Brands to reach consumers through targeted engagement.

Over time, we believe we can play a key role in altering the creator economy so more economic return flows directly to the artists, influencers, athletes, celebrities and every-day users creating content and less flows to the big-tech intermediaries that dominate today.

Expand Our Experiential Offerings in Ways That Create Revenue Opportunities, Build Our Brand and Culture and Fuel Our Ecosystem

We have observed that younger demographics are increasingly prioritizing concerts, sports, and other entertainment options over material goods. According to a study conducted by Expedia and the Center for Generational Kinetics, LLC, 74% of Americans aged 18-65 polled place more value on experiences than products or things. Because we deliver live and digital entertainment through our Technology Platform, we believe we are well positioned to take advantage of these continuing secular trends and create new offerings and investment opportunities.

BKFC and other live Events we produce are a source of content that afford us with opportunities to promote and leverage our Technology Platform and build our brand, in addition to being revenue generative in and of themselves. We believe these Events, featuring well-known names in music and athletics, attract individuals and businesses to our ecosystem and drive user engagement, and position us where we believe consumer interest is trending. We believe that these Events are exciting to our users, offer sponsorship and engagement opportunities for Brands, and provide inspiration to Creators. Combined with our suite of tools to market these Events on the Triller app, TrillerTV, and other social media platforms, we intend to continue to seek to monetize the interest in these Events and related content.

We also seek to position ourselves to take advantage of the growing demand for content. Through our owned and licensed entertainment and media products, our distribution platforms and our integration with third-party platforms, we believe we are positioned at the center of this demand. As new distribution models and technologies have broadened access and enhanced the consumer experience, premium content values have increased. Through our Technology Platform, Events and content and distribution properties, we seek to foster value creation, for us and both the artists and influencers that use our Technology Platform.

Invest in Adjacent High Growth Industry Segments

Our global Technology Platform has enabled us to enter new, fast-growing industry segments where we are able to leverage long-standing business partnerships and relevant commercial insights to accelerate scale. Our Technology Platform allows us to identify areas of growth early and benefit from constant technological disruption. Our existing footprint helps to facilitate organic investment in new adjacent industry segments. We plan to execute upon these opportunities as they emerge in the future.

Emphasize Strategic Growth Through Mergers and Acquisitions on Our Technology Platform

Our mergers and acquisitions strategy has been focused on investing in intellectual property and acquiring capabilities for our Technology Platform. We will continue to invest in mergers and acquisitions to complement our internal capabilities and enhance the value of our Technology Platform. We believe that owning a highly curated intellectual property asset base and global capabilities set further enhance the ecosystem connectivity that makes our Technology Platform the ideal home for numerous future acquisition targets that fit the profile of our investment strategy. We also will opportunistically seek to monetize and or dispose of certain assets, if needed. We also believe that the insights that we have gained from our position in the content ecosystem, social media landscape and e-commerce business give us access to a vast amount of information that informs our investment activities and has the potential to provide access to proprietary acquisition and investment opportunities.

Our management team also has the combined experience of executing more than $50 billion in transactional value in content and technology mergers and acquisitions. Collectively, we believe these insights and experience position us well to evaluate targets and identify synergies and growth potential. We seek to leverage the experience and relationships of our management team, creative incentive structures to our partners and our portfolio of assets to attract Brands and Creators to our Technology Platform. This experience, together with learnings from our acquisitions to date and insights gained from our position in the content ecosystem, give us access to a vast amount of information that can help us assess acquisition targets.

Overall Market Opportunities in the Greater Bay Area

The Greater Bay Area comprises the major urban centers of Guangdong, Hong Kong, and Macau and is one of the world’s largest financial services markets, with an overall economy size of US$1.7 trillion. The GBA is an area of vast scale and wealth, with the following defining characteristics according to 2021 Hong Kong Trade Development Council research:

●	Largest GDP in China, comprising 11% of China’s total economy;

●	US$1.67 trillion economy, compared with US$1.99 trillion for Tokyo and US$1.81 trillion for New York;

●	Per capita GDP of US$22,300; and

●	Population of 86 million, compared with 44 million in Tokyo and 19 million in the New York Metropolitan Area.

Hong Kong is a major financial services hub, and according to the June 2021 Hong Kong Stock Exchange monthly market highlights, it has:

●	Over 1,300 mainland China listed enterprises, with a total market capitalization of more than US$5 trillion (80% of total market capitalization);

●	A global hub for RMB trading and business transactions, with over US$1 trillion per day in RMB financial settlements; and

●	Capital markets connectivity with RMB 52 billion in daily investment quotas.

According to the 2021 China Private Wealth Report published by China Merchants Bank, China’s individual investable assets reached RMB241 trillion (US$37 trillion) in 2020, a compound annual growth of 13% from 2018 to 2020, and is expected to reach RMB268 trillion (US$42 trillion) by 2021. Meanwhile, China’s high-net-worth population is estimated to reach 3 million by year end, with the scale of investable assets exceeding RMB90 trillion (US$37 trillion).

A structural change to China’s high-net-worth population has geared towards the younger generation, whose investment objectives are shifting from wealth preservation to wealth creation and asset diversification. According to the 2021 China Private Wealth Report, almost 50% of respondents considered Hong Kong as their offshore asset destination or entrepôt (a port destination where assets and goods are traded, imported, and exported).

Cross-Border Wealth Management Connect

On June 29, 2020, the People’s Bank of China, the Hong Kong Monetary Authority (HKMA) and the Monetary Authority of Macau jointly announced the introduction of the cross-boundary wealth management connect pilot scheme (Wealth Management Connect scheme) in the GBA, which will allow residents in the GBA to invest in wealth management products distributed by banks across the region. The scheme helps promote investment diversification and facilitate capital flow within the GBA, promote RMB internationalization and strengthen Hong Kong’s status as an offshore RMB hub.

According to the implementation rules of the Wealth Management Connect scheme published by The People’s Bank of China in September 2021, there will be an aggregate investment quota of RMB150 billion in each of the “northbound Connect” and “southbound Connect” schemes, with an individual investment quota up to RMB1 million. Recognized investment products under the “Northbound Scheme” include fixed income (primarily bonds and deposits) and equity wealth management products, along with public securities investment funds with low or medium risk rating. Complex investment products with high volatility or leverage are currently excluded. The scheme is expected to facilitate a total fund flow of RMB300 billion (US$47 billion) in the sale of investment products.

The Wealth Management Connect scheme officially launched in September 2021, and banks may start offering cross-boundary wealth management connect services upon completion of the relevant preparatory work, and subject to regulatory approval.

Future expansion plan to China

With the business opportunities brought by the Wealth Management Connect scheme introduced by The People’s Bank of China, and the upcoming Insurance Connect introduced by the China Insurance Regulatory Commission, China will be one of AGBA Legacy Group’s focus areas with an increasing addressable market and opportunity set.

AGBA Legacy Group intends to leverage the Legacy Group’s two decades of experience operating in China, and is therefore particularly well-positioned to capture the emerging opportunities. Currently, AGBA Legacy Group does not have any Chinese operating companies and does not plan to use “variable interest entities” in future to conduct its operations. While AGBA Legacy Group has no operations in China, it is and will continue to be part of AGBA Legacy Group’s strategy to market and sell its products and services to Chinese customers located in mainland China from its Hong Kong based operating subsidiaries through partnerships or customer referrals.

AGBA Legacy Group identified four strategic enablers, including (1) partnership development; (2) establishing a lead management platform; (3) establishing a service center for GBA customers; and (4) digital marketing. Multiple collaboration models have been designed, with potential partners identified for implementation. AGBA Legacy Group intends for these initiatives to drive business growth through customer acquisition and cross-selling combined with increased use of data analytics.

Strategic Enablers to Capture GBA Opportunities

China B2B Partnership for Customer Acquisition

AGBA Legacy Group intends to upsell selected customers simple insurance products through the Legacy Group’s local insurance brokerage channel, by using free insurance protection products to attract customers, and then conducting customer behavior analysis and product matching. Based on the analysis of social media interaction and digital marketing, the Legacy Group markets its international and partnership offerings to customers who demonstrate interest and refers them to OPH’s financial advisors in Hong Kong for cross-selling of other financial products and investment portfolio recommendations. AGBA Legacy Group intends to periodically review its referral mechanisms to ensure continued effectiveness.

AGBA Legacy Group is currently in active discussions to establish a strategic partnership with a top asset manager (the “Potential Partner”) in China to provide offshore insurance solutions to the Potential Partner’s over 20 million nation-wide customers. The Potential Partner serves both individual affluent and high-net-worth customers as well as institutions. The management of AGBA Legacy Group believes a strategic partnership with the Potential Partner has the potential to increase AGBA Legacy Group’s AUM and competitiveness by expanding the types of local and overseas investment vehicles available to it and to further penetrate its existing customer database.

Service Centre for Customer and Partner Servicing

Leveraging the Legacy Group’s existing China local insurance brokerage licenses, sales teams and infrastructure, AGBA Legacy Group intends to build a business platform to acquire mainland China customers through referral and establish new partnerships.

AGBA Legacy Group intends to transform the Legacy Group’s existing shared service center to (i) provide post-sales services to mainland China customers who have purchased Hong Kong insurance products; and (ii) institutionalize its capabilities to form B2B partnerships in mainland China. AGBA Legacy Group intends to build a lead management tool to recommend new and personalized insurance products to customers, which AGBA Legacy Group intends to be a key priority for 2024 and beyond.

Creating an Ecosystem Empowered by Fintech

Hong Kong’s Fintech Landscape

In July 2018, the HKMA introduced the “Open API Framework” to facilitate the development and wider adoption of application programming interfaces or APIs by the banking sector. The Open API functions include product information, customer acquisition, account information and transactions. The HKMA also launched the Faster Payment System in September 2018 to facilitate real-time payments and fund transfers between banks and stored value facility operators with the use of a recipient’s mobile number or email address as an account proxy. AGBA Legacy Group believes that, with the on-going business integration with the GBA, Hong Kong is likely to see further liberalization in the financial services sector in the coming years, especially in relation to the use of financial technologies.

According to a survey conducted by McKinsey & Company titled “McKinsey & Company M&S COVID-19 China Consumer Pulse Survey 3/25-3/30/2020”, there has been a rapid increase in customers’ online engagement and penetration, which is likely to remain even after the COVID-19 pandemic. The pandemic (i) accelerated customer shift to online channels, (ii) enhanced business partnerships across online and offline channels, and (iii) illustrated the importance of establishing an “omni-channel” strategy. AGBA Legacy Group believes that more people now look for digital ways to continue their normal lives, including through digital wealth management.

Group Synergy to be Realized Leveraging on Existing Infrastructure and Partners

To provide a seamless customer journey, increase customers’ stickiness and deepen their share wallet, AGBA Legacy Group’s future strategic focus intends to create an integrated digital ecosystem by leveraging existing infrastructure, customers and partners.

AGBA Legacy Group intends to realize synergies across different business units by:

●	focusing on product portfolio enhancements, including endowment insurance and investment fund savings plans;

●	leveraging the flexibility offered by different financing options, including insurance premium financing, point-of-sale consumer credit, personal credit facility or mortgage financing; and

●	using the IFA sales team as a large distribution channel.

AGBA Legacy Group’s digital platform is one of its core customer acquisition engines which AGBA Legacy Group intends to further equip with functionalities including a cash management tool for customers, and a transaction platform that encompasses insurance and investment products, retail consumption, medical appointments, content marketing and social sharing.

By targeting customers’ needs at various life stages, AGBA Legacy Group intends to provide a one-stop service to customers while enhancing its cross-selling business opportunities. Further collaboration will also be sought in the future with its local partners and overseas fintech investments. Fintech will continue to invest in fintech developments to improve its capabilities and attract local and global business partners.

Our Corporate Information

We were originally incorporated on October 8, 2018 in the British Virgin Islands as a special purpose acquisition company under the former name of AGBA Acquisition Limited (“AAL”). In connection with the consummation of the Business Combination (as defined below), we changed our name from “AGBA Acquisition Limited” to “Triller Group Inc.”. Our principal executive office is located at AGBA Tower, 68 Johnston Road, Wan Chai, Hong Kong.

Intellectual Property

We own domain names and trademarks. We are currently in the process of re-branding our business and as part of this exercise, AGBA is in the process of obtaining domain names and trademark registrations for its new brands, such as “TAG,” “OnePlatform,”, “AGBA Focus”, “AGBA Perform” and “AGBA Group,” among others. To protect its existing and potential, future intellectual property, we have entered into confidentiality and proprietary rights agreements with employees, consultants, contractors and business partners; employees and contractors are also subject to invention assignment provisions. As part of its contracting process with third parties, we use contract terms such as limited licenses, restrictions on use, and confidentiality, as additional measures to protect its intellectual property.

Facilities

Our headquarters in Hong Kong is located at AGBA Tower, 68 Johnston Road, Wan Chai, Hong Kong, which is situated in one of Hong Kong’s prime central business districts. The lease agreement for the building, between Viewbest Investments Limited (Viewbest), as landlord, and Legacy Group, was executed on June 14, 2019.

The term of the AGBA Tower lease is six years, with a tentative expiry date of February 28, 2026.

While we are not the party to the AGBA Tower lease agreement, we are currently occupying space in the building.

We also owned an office premises located at One Island South, No. 2 Heung Yip Road, Hong Kong for rental purpose.

Employees

As of September 30, 2024, we had 120 full-time and full-time equivalent employees. None of the employees are represented by a labor union, and we consider our employee relations to be good.

Platform Business

The Platform business, through B2B and its subsidiaries, is a one-stop financial supermarket with a breadth of products and services that is unrivaled in Hong Kong sourced from leading global product providers.

The Platform Business was set up to take advantage of the decades-long experience we built up in supporting the largest financial advisors salesforce in Hong Kong. We were already servicing a large pool of customers and in the process, built up a wide library of world class financial products and constructed a state-of-the-art technological and operational infrastructure.

The Platform Business now operates this full-service platform under its “OnePlatform” brand and has opened it up to banks, other financial institutions, family offices, brokers, and individual independent financial advisors that are looking for support in advising and serving their retail clients.

Our technology-enabled Platform Business offers a wide range of financial products, covering life insurance, pensions, property-casualty insurance, stock brokerage, mutual funds, money lending and real estate agency.

In addition to its unrivaled product-shelf, the Platform Business offers digital-enabled sales management and support solutions, business operations support, comprehensive customer services, and training support.

Currently, our platform financial services and investment products mainly comprise mutual fund distributions, portfolio management, money lending, insurance and Mandatory Provident Fund (MPF) products, and international real estate referral and brokerage services.

The OnePlatform brand currently covers 80 insurance providers selling 1,183 products, and 53 asset management fund houses with over 1,141 products.

Fintech Business

The Fintech Business has collected an ensemble of valuable fintech assets in its investment portfolio. Fintech Business’ management team has strived to establish the business as a leading name in the fintech investment sector.

Core Fintech investments held under the Fintech Business as of September 30, 2024 include:

1.	An investment in Tandem Money Limited, a UK digital bank;

2.	An investment in CurrencyFair Limited, a B2B and B2C payments company;

3.	An investment in Oscar Health Inc., a US direct-to-consumer digital health insurer;

4.	An investment in Goxip Inc., a fashion media platform based in Hong Kong; and

	Carrying amount in US$ thousands(1)
	September 30, 2024	December 31, 2023
Tandem Money Limited	17,751	16,880
CurrencyFair Limited	5,887	5,827
Oscar Health Inc.(2)	—	—
Goxip Inc.	306	342
LC Healthcare Fund I, L.P.(3)	—	2,152

Notes:

(1)	Carrying amount represents Fintech’s attributable interest in the investment portfolio asset.

(2)	The Company partially sold 993,108 shares of Oscar Health Inc. on Nasdaq Stock Exchange with an average current market price of $4.01 per share in 2023.

(3)	On February 5, 2024, the Company sold all its equity interest in LC Healthcare Fund I, L.P. to an independent third party for a consideration of $2.15 million.

The Fintech Business previous investments include an investment in Nutmeg, a UK-based digital wealth manager, focused on robo-advisory and digital wealth management services. In June 2021, JPMorgan Chase completed its 100% acquisition of Nutmeg.

Healthcare Business

We currently hold a 4% equity stake in HCMPS, one of the leading healthcare management organizations in Hong Kong.

Founded in 1979 and currently operating under the Dr. Jones Fok & Associates Medical Scheme Management Limited (“JFA”) brand, JFA is one of the most reputed healthcare brands in Hong Kong. It has four self-operated medical centres and a network of over 700 healthcare service providers — providing healthcare schemes for more than 500 corporate clients with over 300,000 scheme members. JFA’s clients include blue chip companies from various industry and leading insurers. Apart from Hong Kong, JFA is the largest operator in Macau with around 70 clinics.

JFA operates a city-wide medical network that includes 340 general practitioners (“GP”), 11 laboratories and imaging centers, 273 specialist doctors, 25 physiotherapy centers, 12 Chinese medicine practitioner clinics, all based in Hong Kong, and 69 GP clinics in Macau. Over 380,000 out-patient and in-patient visits are recorded annually through HCMPS’s medical network. JFA offers its patients a full range of medical services, including general services, specialist services, physiotherapy, Chinese medicine, dental, vaccination, X-ray, laboratories and imaging services.

We believe that the future of healthcare is in “Smart Health”–technology that offers improved patient-care management and leverages data as the new tool for solving complex healthcare challenges with reduced operating costs. We will focus on technology/digitalization and consumerization of healthcare to create an ecosystem empowering customers to proactively manage their health and well-being and to improve their access to healthcare at a lower cost — with connectivity across the care continuum. We believe that JFA has the captive customer base, infrastructure and product/service offerings to optimize customer experience to further grab market share.

We are currently working to transform JFA into the best medical care institution in Asia by 2025, redefining industry standards in the Greater Bay Area and offering market-leading customer care and best-in-class infrastructure empowered by data analytics.

Competitive landscape

Competition in the markets in which B2B operates is intense. B2B competes for clients, customers, and personnel directly with other financial advisory firms, securities firms, and other businesses that offer financial services, such as banks and insurance companies. The financial technology services industry in Hong Kong is highly competitive and rapidly evolving. New competitors, including affiliates of financial institutions, traditional IT companies, and internet companies, are entering this market.

Although AGBA Legacy Group’s competitors may have greater brand recognition, larger customer bases or greater financial, technological, or marketing resources, the management of AGBA Legacy Group believes that AGBA Legacy Group’s competitive advantages are its full suite of financial products covering insurance, investments and credit, coupled with a captive customer base and well-established infrastructures, including operational capabilities and technology. As a result, the management of AGBA Legacy Group believes that it can respond more quickly and effectively to new or changing opportunities, technologies or customer requirements, and adapt to significant changes in regulatory and industry environments.

Currently, AGBA Legacy Group’s principal methods to maintain competitive advantage of its B2B business are by (i) relying on its highly knowledgeable and professional personnel and its large distribution channel of independent financial advisors, (ii) leveraging extensive cross-selling opportunities across its business units, (iii) investing in its platforms and infrastructure to keep up to date with the latest technology, and (iv) exploring and implementing solutions on the cutting edge of financial technologies. Despite the high level of market competition and the rapidly changing industry dynamics, the management of AGBA Legacy Group believes that the significant accumulated experience of its executive management as well as its understanding of market preferences and conditions will enable AGBA Legacy Group to compete effectively.

Expanding the B2B Platform Business through Existing Infrastructure

AGBA Legacy Group believes that platform business models facilitate global reach and economic efficiencies, and that leading global platform players build integrated capabilities outside their core business activities and across industry borders, to cross-sell their products and services and satisfy customers’ multiple product needs.

The Legacy Group developed infrastructures in (1) product intelligence; (2) transaction operations; and (3) technology support, which initially supported the Legacy Group’s independent financial advisors business. Leveraging on the know-how and existing resources of the Legacy Group, OnePlatform deployed and further developed this infrastructure at a low incremental cost to offer technology infrastructure solutions to a wider array of corporate customers in Hong Kong, thus aiming to drive revenue, cash flow and profits. In addition to these three core infrastructures, OnePlatform provides training and people development modules. OnePlatform also intends to offer regular market and regulatory updates to its clients and investors, such as targeted client seminars and investor education sessions.

OnePlatform primarily targets corporate clients and charges them service fees based on the scope of infrastructure support provided. OnePlatform intends to pilot a few support modules with business partners to build the business cases for future business expansion and marketing. The pricing model will be on pay-per-use basis, such as “platform as a service”.

Insurance Brokerage Business: OnePlatform Wealth Management Limited

OnePlatform Wealth Management Limited (“OWM” or the “Insurance Brokerage Business”), is a licensed insurance broker and a registered MPF intermediary in Hong Kong established in 2003, providing financial planning and wealth management services to institutional and individual customers. It also distributes insurance products through, and provides supporting services to, the sales channel of “Perform,” which is the Legacy Group’s independent financial advisor business, and to Tandem Hong Kong, the digital platform. The Insurance Brokerage Business is regulated by the Insurance Authority and the MPFA.

The Insurance Brokerage Business’s main sources of income are sales commission and service fee income from its infrastructure support platform. It recognizes commission income from the insurance providers based on the sale of insurance products at predetermined rates by insurance premium according to the types of products.

The independent financial advisors and the Perform sales channel are the distribution channels for the Insurance Brokerage Business. These channels are positioned to match individual financial needs with an appropriate choice of insurance products. They target to bring additional revenue for the Insurance Brokerage Business by serving as a “matching platform” between insurance companies and consumers. Marketing activities of the Insurance Brokerage Business include sales campaigns and invitations to corporate events, at which new customers are mainly solicited through direct conversation or meetings between financial advisors and retail customers.

As of September 30, 2024, AGBA Legacy Group has 562 independent financial advisors.

Asset Management Business: OnePlatform Asset Management Limited

OPH’s asset management business was established in 1999 and is now conducted by OnePlatform Asset Management Limited (“OAM” or the “Asset Management Business”). OAM offers financial products and provides discretionary asset management services to retail customers in Hong Kong. It primarily distributes mutual funds denominated in HK$, US$, and other currencies. Its subsidiary, Kerberos (Nominee) Limited, is an entity designated to hold client cash and assets in segregated client accounts.

The Asset Management Business engages in asset management, distributes HKSFC-authorized funds and offers discretionary portfolio management services. It is regulated by the HKSFC and holds a Type 1 (dealing in securities) license, a Type 4 (advising on securities) license, and a Type 9 (asset management) license. Its main sources of income are subscription fee income from fund distributions, trailer fee income from its assets under management (AUM), and management fee income from portfolio management. Asset management service fees are charged on predetermined rates based on the respective portfolio asset values invested by the customers.

OAM’s major target markets are Hong Kong and the Greater Bay Area. Marketing activities of the Asset Management Business include investor seminars conducted by fund houses and publication of insights or research analysis based on market trends or fund sales data.

In 2019 the Asset Management Business partnered with Wilshire Associates (“Wilshire”), a global, independent investment consulting, investment management, and services firm. This relationship enables OAM to leverage Wilshire’s decades of institutional consulting excellence in the areas of asset allocation, manager research, and risk management to provide its clients with access to world-class asset management services to meet the increasingly complex needs of its growing client base.

OAM works with Wilshire to enhance its fund due diligence process, investment monitoring services and risk classification methodology, along with the product offerings of proprietary model portfolios. As one of the first broker-dealers in Hong Kong to leverage an institutional approach to its investing process, AGBA Legacy Group intends for OAM’s collaboration with Wilshire to be an important step in the evolution of the firm’s investment solutions. In partnership with Wilshire, AGBA Legacy Group has established a risk classification methodology and investment scorecard, and Wilshire provides timely recommendations on asset allocation and portfolio construction methodology. OAM will continue to partner with Wilshire and intends to broaden its product and service offering including portfolio selection to drive future business growth.

Along with the independent financial advisors and the Perform sales channel as distribution channels of the Asset Management Business, Tandem Hong Kong is a newly established digital channel that also offers fund products and investment portfolios for customer acquisition.

International Property Agency Business: OnePlatform International Property Limited

OPH’s international property agency business is a real estate agency based in Hong Kong and operated by OnePlatform International Property Limited (“OIP” or the “International Property Agency Business”), which sells properties mainly in the United Kingdom, Australia, Japan, Malaysia, Thailand and Cambodia. Its main source of income is sales commissions. Established in 2014, the International Property Agency Business provides one-stop sales, leasing, agency and advisory services for international real estate. It primarily sources international properties and expands its customer base and connects with purchasers by organizing seminars and marketing events in Hong Kong and through the resulting interactions between financial advisors and customers. Historically, around 30-40 sale and purchase contracts have been signed annually, with a 2-8% commission on the price of the property sold. The commission is shared with consultants and the sales team. Upon relocating to a new office in July 2020, the International Property Agency Business drove sales growth by better utilizing the new office space to organize more sales exhibitions and seminars and by hiring additional salespersons to support the business.

Money Lending Business: Hong Kong Credit Corporation Limited

Established in 2016, Hong Kong Credit Corporation Limited (“HKCC” or the “Money Lending Business”), holds a money lender’s license and mainly offers mortgages and consumer credit. It is regulated by the Hong Kong Money Lenders Ordinance and its main source of income is interest. HKCC predominantly engages in the provision and arrangement of credit facilities for clients, and offers first mortgages over residential, commercial and industrial properties in Hong Kong. The majority of its loans are mortgage loans that are secured by collateral in the pledge of the underlying real estate properties owned by the borrowers. All loans are made to either business or individual customers in Hong Kong for a period of 12 months to 30 years. The Money Lending Business conducts its business through its own sales team and does not engage in any significant additional marketing activities.

The Money Lending Business is currently subject to a low asset quality cycle in the credit market, thus resulting in a decline in its loan portfolio. Management of AGBA Legacy Group intends to grow the money lending business when the global and Hong Kong economies revive and asset quality improves.

OnePlatform Credit Limited is a money lending platform which grants credit facilities and currently has minimal operating activities.

Other Corporate Solutions: AGBA Innovation Limited

AGBA Innovation Limited is a company established for future business which AGBA intends will include customized non-licensed corporate solutions to various distribution channels, small and medium enterprise, banks and/or other licensed representatives. Potential service offerings include training and development, office space rental and company secretarial services.

Employees

As of September 30, 2024, we had 120 full-time and full-time equivalent employees. None of the employees are represented by a labor union, and we consider our employee relations to be good.

Human Capital

Our experienced employees and management team are our most valuable resources. Attracting, training, and retaining key personnel has been and will remain critical to our success. We are committed to attracting, motivating, and retaining top professionals. To achieve our human capital goals, we intend to stay focused on providing our personnel with entrepreneurial opportunities to expand our business within their areas of expertise. We will also continue to provide our personnel with personal and professional growth opportunities, including additional training, performance-based incentives such as opportunities for stock ownership, and other competitive benefits.

We work to ensure that we provide a safe, inclusive, and positive employee environment for all our employees. As of December 31, 2023, Triller employed and engaged the services of 206 employees and service providers across our enterprise. None of our employees are represented by a union or covered by a collective bargaining agreement. We have not experienced any work stoppages, and we consider our relationship with our employees to be good.

Intellectual Property

AGBA Legacy Group owns domain names and trademarks. AGBA Legacy Group is currently in the process of re-branding its business and as part of this exercise, AGBA Legacy Group is in the process of obtaining domain names and trademark registrations for its new brands, such as “TAG,” “OnePlatform,” and “AGBA Group.” To protect its existing and potential, future intellectual property, AGBA Legacy Group enters into confidentiality and proprietary rights agreements with employees, consultants, contractors and business partners; employees and contractors are also subject to invention assignment provisions. As part of its contracting process with third parties, AGBA Legacy Group uses contract terms such as limited licenses, restrictions on use, and confidentiality, as additional measures to protect its intellectual property.

We consider intellectual property to be very important to the operation of our business and to driving growth in our revenues, particularly with respect to professional engagements, sponsorships, licensing rights, and media distribution agreements. Our intellectual property includes the “Triller,” “Triller Fight Club,” “TrillerFest,” “TrillerTV,” “FITE,” “Cliqz”, “Fangage”, “Julius” and “Thuzio” Brands in addition to the trademarks and copyrights associated with our content, Events, and the rights to use the intellectual property of our commercial partners. Substantially all of our IP and owned assets that we acquire are protected by trademarks and copyright, whether registered or unregistered.

Properties

AGBA Legacy Group’s headquarters in Hong Kong is located at AGBA Tower, 68 Johnston Road, Wan Chai, Hong Kong, which cover approximately 40,000 square feet pursuant to an operating lease in a term of 6 years that will expire in 2026.

The lease agreement for the building, between Viewbest Investments Limited (Viewbest), as landlord, and Legacy Group, was executed on June 14, 2019. While we are not the party to the AGBA Tower lease agreement, we are currently occupying space in the building. We believe our current facility is suitable and adequate to meet our current needs. AGBA Legacy Group also owns an office premise located at One Island South, No. 2 Heung Yip Road, Hong Kong for rental purpose.

The majority of our employees and service providers work remotely. Our registered corporate headquarters address is located in Los Angeles, California. We have leased offices in Broomall, Pennsylvania, where we currently lease approximately 725 square feet pursuant to a lease agreement that expires in October 2025. We have a regional presence through our employees and service providers in New York, New York; Palo Alto, California; Winter Park, Florida; New Delhi (Noida) (India); Sofia (Bulgaria); Amsterdam (Netherlands); and Toronto (Ontario, Canada). We also have a presence through service provider relationships in other international markets, such as France, Romania and the United Kingdom.

Legal Proceedings

From time to time, the Company may be subject to various legal proceedings, investigations, or claims that arise in the ordinary course of our business activities. Except for the proceeding below, the Company is not currently a party to any other legal proceedings the outcome of which, if determined adversely to the Company, would individually or in the aggregate have a material adverse effect on its business, financial condition, and results of operations.

Action Case: HCA702/2018

On March 27, 2018, the writ of summons was issued against AGBA and seven related companies of the former stockholder by the Plaintiff. This action alleged the infringement of certain registered trademarks currently registered under the Plaintiff. In February 2023, the Court granted leave for this action be set down for trial of 13 days. This trial will take place from November 25, 2024 to December 11, 2024. Legal counsel of the Company will continue to handle in this matter. At this stage in the proceedings, it is unable to determine the probability of the outcome of the matter or the range of reasonably possible loss, if any.

Action Case: HCA765/2019

On April 30, 2019, the writ of summons was issued against the Company’s subsidiary, three related companies and the former directors, stockholders and financial consultant by the Plaintiff. This action alleged the deceit and misrepresentation from an inducement of the fund subscription and claimed for compensatory damage of approximately $2 million (equal to HK$17.1million). On April 18, 2024, the court made an order that the plaintiff shall set the case down for trial on or before July 6, 2024 for a 7 days trial before a judge and there shall be a pre-trial review before the trial judge on a date 12 weeks before the trial. The plaintiff and the defendants agreed on a time extension until August 8, 2024 to set the case down for trial. On August 9, 2024, the Court made an order that the case be adjourned to January 14, 2025 for another case management conference. The case is on-going and parties have yet to attempt mediation. Legal counsel of the Company will continue to handle in this matter. At this stage in the proceedings, it is unable to determine the probability of the outcome of the matter or the range of reasonably possible loss, if any.

HCA 2097/2020 and HCA 2098/2020

On December 15, 2020, the writs of summons were issued against the Company and the former consultant by the Plaintiff. This action alleged the misrepresentation and conspiracy causing the loss from the investment in corporate bond and claimed for compensatory damage of approximately $1.67 million (equal to HK$13 million). The Company previously made $0.84 million as contingency loss for the year ended December 31, 2021. In March 2022, parties participated in a mediation but no settlement reached. A case management summons will be held on February 5, 2024. Legal counsel of the Company will continue to handle this matter. At this stage in the proceedings, it is unable to determine the probability of the outcome of the matter or any further potential loss, if any.

Sony Music Entertainment

On August 29, 2022, Sony Music Entertainment, Sony Music Entertainment U.S. Latin LLC, Arista Records LLC, Records Label, LLC and Zomba Recording LLC, or collectively, the Plaintiffs, filed a complaint in the United States District Court for the Southern District of New York captioned Sony Music Entertainment, et al. v. Triller, Inc., Case No. 1:22-cv-07380-PKC. On September 22, 2022, Plaintiffs filed a First Amended Complaint or the Complaint, against we alleging claims for breach of contract, copyright infringement pursuant to 17 U.S.C. § 1401, contributory copyright infringement, and vicarious copyright infringement. On May 16, 2023, the court entered partial final judgment in favor of Plaintiffs on Plaintiffs’ breach of contract claim and ordered the Company to pay Plaintiffs $4.6 million. Thereafter, the Company and the Plaintiffs entered into a Confidential Settlement Agreement dated July 21, 2023 to resolve Plaintiffs’ remaining claims and provide for an agreed plan for payment of the judgment, pursuant to which we agreed to pay an additional sum of money to Plaintiffs and, upon receipt by Plaintiffs of certain payments under the Agreement, Plaintiffs agreed to release claims arising under the Content Distribution Agreement, effective September 1, 2016, between the parties and this action. On May 22, 2024, Plaintiff filed a lawsuit against Triller Platform Co., Triller Corp., and Triller Hold Co LLC in New York for breach of settlement agreement. Though we have not fulfilled all of our payment obligations under the Agreement to date, we maintain an ongoing dialogue with Plaintiffs and make periodic progress payments when available. See Note 16, Subsequent Events. Within fifteen days of a direct listing, we will be obligated to pay the Plaintiffs pursuant to the Confidential Settlement Agreement.

Music Licensing

We have outstanding contractual obligations to various record labels, music publishers and performing rights organizations (collectively, “Rightsholders”) who have licensed to us the right to use sound recordings and musical compositions in connection with the operation of the Triller app and other aspects of our business. As of December 31, 2023, we have recorded liabilities in the amount of $27.3 million for unpaid amounts owed under its music licenses. We are also involved in various legal proceedings and has received threats of litigation from Rightsholders. We believe it may be or become liable to Rightsholders for additional amounts such as interest, penalty fees, attorneys’ fees, copyright infringement damages and other amounts, but is currently unable to estimate the probability of loss associated with these actions or the range or reasonably possible losses, if any, or the impact such losses may have on our results of operations, financial condition or cash flows.

Fox Plaza Lease

On August 29, 2023, Fox Plaza, LLC initiated an action against Proxima Media, LLC and Triller Platform Co. (erroneously sued as Triller, Inc.) in Los Angeles Superior Court alleging breach of lease against Proxima Media, LLC and breach of guaranty against Triller Platform Co. as a result of defendants’ alleged failure to pay rents owed under a commercial office lease. The plaintiff seeks damages in excess of $3.5 million, plus attorney’s fees, costs of suit, and additional damages to be proven at trial. We intend to vigorously defend ourselves in this matter. A mediation has been set for August 27, 2024. We have accrued a liability for this loss contingency in the amount of $1.0 million. It is reasonably possible that the potential loss may exceed our accrued liability.

Former Employee Claims

On September 27, 2022, a former employee, filed a complaint against us, our former Chief Executive Officer, Mahi de Silva, and our former Chief Financial Officer, Paul Kahn, in the Superior Court of California, County of Los Angeles alleging breach of employment contract and various claims under the California Labor Code arising out of the termination of the Plaintiff’s employment with us in July 2022. On December 5, 2022, we filed a motion to compel arbitration, and, on June 5, 2023, the court ruled in our favor. Plaintiff filed a demand for arbitration on June 6, 2023, seeking approximately $0.9 million in damages. We filed an answer on June 20, 2023. Discovery has not commenced. We intend to vigorously defend ourselves in this matter and believe we will ultimately prevail.

On April 24, 2023, a former employee filed a complaint against us and Proxima Media, LLC in the Superior Court of California, County of Los Angeles, alleging breach of employment contract and various claims under the California Labor Code arising out of the termination of plaintiff’s employment on July 31, 2022. The case is proceeding in arbitration and an evidentiary hearing is scheduled for February 29, 2024. Plaintiff is seeking to exercise approximately $2.87 million in warrants. We intend to vigorously defend ourselves in this matter.

Music Licensing Dispute

On January 5, 2023, Universal Music Publishing, Inc. filed a complaint against Triller Platform Co. f/k/a Triller, Inc. in the Superior Court of California, County of Los Angeles alleging breach of contract seeking outstanding amounts owed under various licensing agreements. On February 28, 2023, Triller Platform Co. filed an answer in which it conceded liability under such agreements but contested the claimed damages. On August 31, 2023, the plaintiff filed a motion for summary judgment seeking damages in the amount of $2.9 million, reflecting the sum of unpaid amounts under the agreements and interest at a rate of 10 percent per annum commencing on January 5, 2023. On December 19, 2023, judgment was entered in plaintiff’s favor, and plaintiff was awarded $2.1 million in damages, plus interest at the rate of 10% per annum accruing from November 21, 2023 until the judgment is paid in full. Plaintiff was additionally awarded its litigation costs in an amount that has not been determined. A judgment lien in the amount of $2,233,945.37 has been perfected in the State of California against all property of Triller Platform Co. f/k/a Triller, Inc. that may attach under Section 697.530 of the California Code of Civil Procedure. An additional judgment lien in the amount of $2,187,959.45 has been perfected in the State of California against all property of Triller Corp. that may attach under Section 697.530 of the California Code of Civil Procedure.

Samsung Arbitration Award

On July 1, 2022, Samsung Electronics Co., Ltd. filed a request for arbitration with the secretariat of the International Chamber of Commerce alleging that Triller Platform Co. f/k/a Triller, Inc. had breached a commercial agreement between the two parties by failing to pay $1.8 million of the amounts owed under the contract. As a result of the arbitration, the arbitrator issued a final award on July 1, 2023, awarding $2.4 million in damages to the plaintiff, plus interest at a rate of 1% per month until repaid. On May 2, 2024, Samsung filed its Motion to Confirm Arbitration Award in United States District for the Central District of California.

On May 31, 2024, the Court granted the motion and entered judgment against Triller Platform Co. The judgment is immediately enforceable. We have included these liabilities in its accounts payable and legal contingencies. A petition to confirm the judgment was filed in the state of California on January 11, 2024. It continues to accrue interest until paid. A judgment lien in the amount of $2,601,097.97 has been perfected in the State of California against all property of Triller Platform Co. f/k/a Triller, Inc. that may attach under Section 697.530 of the California Code of Civil Procedure. We have included these liabilities in its accounts payable and legal contingencies.

Wixen Music Publishing

In 2020, Wixen Music Publishing, Inc. (“Wixen”) sued us for copyright infringement. In September 2022, we entered into a Settlement Agreement with Wixen whereby we are obligated to pay Wixen a total of $10.0 million in scheduled payments through September 2024. We have paid Wixen approximately $4.5 million, but have recently missed a payment which has triggered penalties under this Settlement Agreement. We maintain an ongoing dialogue with Wixen and make periodic payments when able.

Concentrix Daksh Services Private India Limited v. Triller, Inc., JAMS Arbitration Ref. No. 5220004848; (5209.80)

Concentrix commenced arbitration against Triller on or around March 19, 2024 for breach of contract and seeks damages for future service fees under the contract for thirteen (13) months at a rate of $150,000.00 per month based on its allegation that Triller wrongfully and prematurely terminated the contract before its term expired.

The parties have briefed JAMS on the issue of jurisdiction. Triller argues that JAMS has no jurisdiction per the parties’ choice of law and venue clause, and that this case must be adjudicated in India along with Concentrix’s other action that is currently pending there against Triller for past due service fees under the same agreement. JAMS has indicated that it has jurisdiction to determine the threshold issue of whether this matter can be adjudicated at JAMs or whether it must be adjudicated in a court in New Delhi, India.

Triller estimates a settlement or judgment would result in approximately $2.0 million.

Epic Promotions v. Triller Fight Club, United States District Court for the Southern District of Florida Case No. 9:24-cv-80409; (5209.74)

This is a contract dispute between Triller Fight Club LLC and fighters and their manager, Epic Promotions. Triller owes fighters over $1,000,000.00 per settlement agreement related to Triller’s earlier nonpayment. Epic desires to work with Triller to produce future fights, and understands Triller is not currently able to contribute any cash to a fight. Triller might partner with Epic and the fighters on distribution of a March 2024 fight, but that fight will not have any effect on money due and owing under settlement agreement.

On April 5, 2024, Epic commenced litigation in the District Court for the Southern District of Florida against Triller for breach of the settlement agreement praying for $1,760.000.00 in damages plus it’s attorney’s fees which shall be awarded to the prevailing party per the settlement agreement. Triller has retained local Florida counsel and will file a motion to dismiss the complaint for lack of personal jurisdiction and improper venue. If the motion is successful, the case will be dismissed. However, Epic could refile it in California.

Concentrix Daksh Services India Pvt. Ltd. v. Triller Inc. (India)

On or about January 12, 2023, Concentrix Daksh Services India filed a complaint against Triller Inc. in Gurugram District and Sessions Courts alleging failure to pay service fees in the sum of $777,585. We have opposed such action based on lack of proper jurisdiction in the subject court and shall continue to vigorously the subject litigation.

Sony Music Publishing Europe Limited v. Triller Platform Co. (England)

On or about February 23, 2024, Sony Music Publishing Europe Limited filed a Particulars of Claim in the High Court of Justice for the Business and Property Courts of England and Wales. The subject claim alleges past due license fees and other dues payable in the sum of $3,807,500 plus interest. We intend to vigorously defend this matter.

Verzuz Settlement

Effective February 16, 2024, Triller Hold Co LLC and Triller Platform Co. f/k/a Triller, Inc. (collectively, the “Company”) entered into an Amended and Restated Settlement and Release Agreement with the founders of Verzuz LLC (the “Settlement Agreement”) whereby the parties agreed among other items to mutually release each other from certain liabilities and (i) the Company agreed to pay, as reimbursement for attorneys’ fees incurred in connection with Settlement Agreement and prior settlement agreements, the founders of Verzuz the sum of $0.4 million;  (ii) the Company agreed to relinquish and assign certain Verzuz intellectual property including trademarks to the founders of Verzuz; (iii) the Verzuz founders agreed to terminate convertible notes having an aggregate principal amount of $10.0 million and extinguish accrued interest payable on these notes through the Settlement Agreement date; (iv) the Verzuz founders agreed to amend and thereby reduce two (2) of the Verzuz convertible notes having an aggregate principal amount of $27.0 million reduced to an aggregate balance of $17.0 million and extinguish accrued interest payable on the amended convertible notes through the Settlement Agreement date and amend such notes such that said amended convertible notes would convert automatically upon certain events including a reorganization of Triller Hold Co LLC. Immediately prior to Triller Hold Co’s Reorganization, the Verzuz founders’ aggregate $17.0 million notes and note balances were automatically converted into Class B units of Triller Hold Co. LLC. Upon consummation of the Triller Hold Co Reorganization, the Triller Hold Co LLC Class B units issued to the Verzuz founders were exchanged into shares of the Company’s Series A common stock and subject to customary lockup agreement terms and carry registration rights.

AMENDED AND RESTATED SEPA

On April 25, 2024, AGBA and Triller entered into the Amended and Restated Standby Equity Purchase Agreement (“A&R SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership (“Yorkville”). The A&R SEPA amended and restated certain Standby Equity Purchase Agreement entered by Yorkville and Triller dated October 23, 2023. Pursuant to the A&R SEPA, Triller, or AGBA after the transactions contemplated by the Merger Agreement (the “Merger”) are closed (for purposes of this subsection only, Triller before the Closing, and AGBA after the Closing, are referred to as the “Company”), has the right to sell to Yorkville up to $500 million of ordinary shares, par value $0.001 per share, of the Company, (“Common Shares”), subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA. Sales of the shares of Common Shares to Yorkville under the SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of Common Shares to Yorkville under the SEPA except in connection with notices that may be submitted by Yorkville, in certain circumstances as described below.

Upon the satisfaction of the conditions to Yorkville’s purchase obligation set forth in the SEPA, including having a registration statement registering the resale of the Common Shares issuable under the SEPA declared effective by the Securities and Exchange Commission after the Merger is closed, the Company will have the right, but not the obligation, from time to time at its discretion until the SEPA is terminated to direct Yorkville to purchase a specified number of Common Shares (“Advance”) by delivering written notice to Yorkville (“Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not exceed the greater of the aggregate daily traded amount over the three trading days immediately preceding an Advance Notice.

The Common Shares purchased pursuant to an Advance delivered by the Company will be purchased at a price equal to (a) 95% of the lowest daily VWAP of the Common Shares during the period of the delivery date of the Advance Notice (the “Advance Notice Date”) commencing (i) if submitted prior to the open of trading, the open of trading on such day, or (ii) if submitted after the open of trading, upon receipt by confirmed by the Company, ending at 4:00 pm ET on the Advance Notice Date; or (b) 97% of the lowest daily VWAP of the Common Shares on the three consecutive trading days commencing on the date of the Advance Notice Date, other than the daily VWAP on a day in which the daily VWAP is less than a minimum acceptable price as stated by the Company in the Advance Notice or there is no VWAP on the subject trading day. The Company may establish a minimum acceptable price in each Advance Notice below which the Company will not be obligated to make any sales to Yorkville. “VWAP” is defined as the daily volume weighted average price of the shares of common stock for such trading day on the Nasdaq Stock Market during regular trading hours as reported by Bloomberg L.P.

In connection with the SEPA, and subject to the conditions set forth therein, Yorkville has agreed to advance to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of up to $8.51 million (the “Pre-Paid Advance”). The purchase price for the Pre-Paid Advance is 94.0% of the principal amount of the Pre-Paid Advance. Interest shall accrue on the outstanding balance of any Pre-Paid Advance at an annual rate equal to 5%, subject to an increase to 18% upon an event of default as described in the Convertible Notes. The maturity date of the Convertible Note issue in connection with each Pre-Paid Advance will be 12 months after the issuance date of such Convertible Note. Yorkville may convert the Convertible Notes into shares of the Common Shares at any time after the Merger at a fixed conversion price (the “Conversion Price”) equal to (i) the principal mount and interests, divided by (ii) the determination of the lower of (a) 100% of the VWAP during the ten trading days preceding the closing date of the Merger (the “Fixed Price”), or (b) 92.5% of the lowest daily VWAP during the 10 consecutive trading days immediately preceding the conversion date or other date of determination (the “Variable Price”), provided that the Variable Price shall not be lower than the Floor Price. The “Floor Price”, solely with respect to the Variable Price, shall be equal to (i) a price equal to 20% of the average of the daily VWAPs during the ten (10) trading days immediately preceding the closing date of the Merger, and (ii) from and after the date of effectiveness of the initial registration statement, 20% of the VWAP of the trading day immediately prior to the date of effectiveness of the initial registration statement, if such price is lower than the price in part (i) of this sentence. Notwithstanding the foregoing, the Company may reduce the Floor Price to any amounts set forth in a written notice to the holder; provided that such reduction shall be irrevocable and shall not be subject to increase thereafter.

Beginning on the seventh (7th) day after a Trigger Event occurs, the Company shall repay a portion of the outstanding balance of the Pre-Paid Advance in an amount equal to (i) $1,750,000 (the “Triggered Principal Amount”), plus (ii) the a payment premium of 7.5% of such Triggered Principal Amount, and (iii) accrued and unpaid interest hereunder as of each payment date. At any time or times on or after the Merger, Yorkville shall be entitled to convert any portion of any due and unpaid outstanding amount under the Convertible Note at the Conversion Price. In addition, upon the occurrence and during the continuation of an event of default, the Convertible Notes shall become immediately due and payable. In no event shall Yorkville be allowed to effect a conversion if such conversion, along with all other Common Shares beneficially owned by Yorkville and its affiliates would exceed 4.99% of the outstanding shares of the common stock of the Company. “Trigger Event” shall mean (i) from and after the consummation of the Merger, if and when the daily VWAP is less than the Floor Price for any five (5) of seven (7) consecutive trading days, (ii) unless the Company has obtained the approval from its stockholders in accordance with the rules of Nasdaq for the issuance of Common Shares pursuant to the transactions contemplated in Convertible Notes and the A&R SEPA in excess of the 20% of the issued and outstanding Common Shares(the “Exchange Cap”), the Company has issued in excess of 99% of the Common Shares available under the Exchange Cap (an “Exchange Cap Trigger”), or (iii) the Company is in material breach of the Registration Rights Agreement, and such breach remains uncured for a period of 20 trading days, or the occurrence of a registration event as set forth in the Registration Rights Agreement (the last such day of each such occurrence, a “Trigger Date”).

Yorkville, in its sole discretion and providing that there is a balance remaining outstanding under the Convertible Notes, may deliver a notice under the A&R SEPA requiring the issuance and sale of Common Shares to Yorkville at the Conversion Price in consideration of an offset of the Convertible Notes (“Yorkville Advance”). Yorkville, in its sole discretion, may select the amount of any Yorkville Advance, provided that the number of shares issued does not cause Yorkville to exceed the 4.99% ownership limitation, does not exceed the Exchange Cap or the amount of shares of common stock that are registered. As a result of a Yorkville Advance, the amounts payable under the Convertible Notes will be offset by such amount subject to each Yorkville Advance.

Under the applicable Nasdaq rules, in no event may the Company issue to Yorkville under the Purchase Agreement more than 14,870,832 Common Shares, which number of shares is equal to 19.99% of the Common Shares outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) the Company obtains stockholder approval to issue Common Shares in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by Yorkville for all of the Common Shares that the Company directs Yorkville to purchase from the Company pursuant to the Purchase Agreement, if any, equals or exceeds the lower of (a) the official closing price of the Common Shares on Nasdaq immediately preceding the execution of the Purchase Agreement and (b) the average official closing price of the Common Shares on Nasdaq for the five consecutive trading days immediately preceding the execution of the Purchase Agreement, adjusted as required by Nasdaq so that the Exchange Cap limitation will not apply to issuances and sales of Common Shares pursuant to the A&R SEPA. Moreover, the Company may not issue or sell any Common Shares to Yorkville under the A&R SEPA which, when aggregated with all other Common Shares then beneficially owned by Yorkville and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder), would result in Yorkville beneficially owning more than 4.99% of the outstanding shares of Common Shares.

The SEPA will automatically terminate on the earliest to occur of (i) the 36-month anniversary of the date of the SEPA or (ii) the date on which the Company shall have made full payment of Advances pursuant to the A&R SEPA. The Company has the right to terminate the SEPA at no cost or penalty upon five (5) trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices for which shares of common stock need to be issued and the Company has paid all amounts owed to Yorkville pursuant to the Convertible Notes. The Company and Yorkville may also agree to terminate the SEPA by mutual written consent. Neither the Company nor Yorkville may assign or transfer our respective rights and obligations under the SEPA, and no provision of the SEPA may be modified or waived by us or Yorkville other than by an instrument in writing signed by both parties.

As consideration for Yorkville’s commitment to purchase the shares of common stock pursuant to the A&R SEPA, Triller has paid Yorkville, (i) structuring fee in the amount of $25,000 and shall pay (ii) a commitment fee equal to 0.35% of $500 million of Common Shares to be paid by Triller on the six month anniversary of the date of the A&R SEPA in cash, or (ii) if earlier, by the Company by the fifth trading day following the Merger by the issuance to Yorkville of such number of Common Shares that is equal to $500 million of Common Shares divided by the average of the daily VWAP of the Common Shares for the first three trading days immediately following the consummation of the Merger (collectively, the “Commitment Shares”).

Pursuant to the A&R SEPA, at the Merger, AGBA shall also issue a warrant (the “Common Warrant”) to Yorkville to purchase up to a number of shares of Class A common stock, par value $0.0001 per share of Triller Corp. equal to 25% of the principal amount of the Pre-Paid Advance divided by a price equal to the Fixed Price, each such Common Warrant with an exercise price equal to the Fixed Price (subject to adjust therein).

The A&R SEPA contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The parties to the A&R SEPA also entered into a registration rights agreement (the “RRA”) to file with the Securities and Exchange Commission a registration statement covering the resale of all of the registrable securities under the RRA.

Triller Hold Co LLC executed a Guarantee and a Pledge Agreement, each dated April 25, 2024, regarding the obligations of the Company under the A&R SEPA.

SELLING SECURITYHOLDER

This prospectus relates to the possible resale from time to time by the Selling Securityholder of up to 33,510,000 shares of Common Stock that have been and may be issued by us to the Selling Securityholder under the SEPA. For additional information regarding the shares of Common Stock included in this prospectus, see the section titled “The Standby Equity Purchase Agreement” above.

We are registering the shares of Common Stock included in this prospectus pursuant to the provisions of the SEPA we entered into with the Selling Securityholder, in order to permit the Selling Securityholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the SEPA, and as set forth in the section titled “Plan of Distribution” in this prospectus, the Selling Securityholder has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Securityholder and the shares of Common Stock that may be resold by the Selling Securityholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Securityholder and reflects holdings as of November 15, 2024. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered” represents all of the shares of Common Stock being offered for resale by the Selling Securityholder under this prospectus. The Selling Securityholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Securityholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Securityholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Securityholder has sole or shared voting and investment power. The percentage of shares of Common Stock beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 155,159,817 shares of  our Common Stock outstanding on November 15, 2024. Because the purchase price to be paid by the Selling Securityholder for shares of Common Stock, if any, that we may elect to sell to the Selling Securityholder in one or more advances from time to time under the SEPA will fluctuate based on the market prices of our Common Stock during the applicable Pricing Period, the actual number of shares of Common Stock that we may sell to the Selling Securityholder under the SEPA may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Securityholder of all of the shares of Common Stock being offered for resale pursuant to this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholder has sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholder, the Selling Securityholder is not a broker-dealer or an affiliate of a broker-dealer.

	Number of Shares of Common Stock Beneficially Owned		Maximum Number of Shares of Common Stock Being	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
Name of Selling Securityholder	Number(1)	Percent	Offered(2)	Number	Percent
YA II PN, LTD. (3)	7,742,474	4.99%	34,741,700	-	-

(1)	Shares reported herein do not include 26,999,226 shares of common stock issuable upon the conversion of the Promissory Notes because the Selling Securityholder is prohibited from acquiring shares of our Common Stock pursuant to the Second A&R SEPA or upon conversion of the Promissory Notes to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by the Selling Securityholder, would cause the Selling Securityholder’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Limitation.

(2)	Assumes the sale of all shares being offered pursuant to this prospectus.

(3)	The Selling Securityholder is a fund managed by Yorkville Advisors Global, LP (the “IM”). Yorkville Advisors Global II, LLC is the General Partner of the IM. Investment decisions for the Selling Securityholder are made by Mr. Mark Angelo. The business address of the Selling Securityholder is 1012 Springfield Avenue, Mountainside, NJ 07092.

PLAN OF DISTRIBUTION

The shares of Common Stock offered by this prospectus are being offered by the Selling Securityholder. The shares of Common Stock may be sold or distributed from time to time by the Selling Securityholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of Common Stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at-the-market” into an existing market for the shares of our Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions;

●	through any combination of the foregoing; or

●	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Except as set forth above, we know of no existing arrangements between the Selling Securityholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Securityholder may be less than or in excess of customary commissions. Neither we nor the Selling Securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Securityholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholder, including with respect to any compensation paid or payable by the Selling Securityholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Securityholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Securityholder.

We also have agreed to indemnify the Selling Securityholder and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Securityholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Securityholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

The Selling Securityholder has represented to us that at no time prior to the date of the SEPA has the Selling Securityholder, its sole member, any of their respective officers, or any entity managed or controlled by the Selling Securityholder or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock.

The Selling Securityholder has agreed that during the term of the SEPA, none of the Selling Securityholder, its sole member, any of their respective officers, or any entity managed or controlled by the Selling Securityholder or its sole member, will enter into or effect, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock, for its own account or for the account of any other such person or entity.

We have advised the Selling Securityholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Securityholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Securityholder.

EXECUTIVE COMPENSATION

This section provides an overview of our executive compensation programs.

We are considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, our reporting obligations with respect to our “named executive officers” extend only to the individuals who serve as the principal executive officer and the next two most highly compensated executive officers as of the end of the prior fiscal year, as well as up to two additional individuals for whom disclosure would have been provided based on their compensation levels but for the fact that the individual was not serving as an executive officer at the end of the prior fiscal year.

The Named Executive Officers for 2023 fiscal year are Mr. Ng Wing Fai (Group Chief Executive Officer and Executive Director), Mr. Shu Pei Huang Desmond (Acting Group Chief Financial Officer), Ms. Wong Suet Fai Almond (Group Chief Operating Officer), Mr. Jeroen Nieuwkoop (Group Chief Strategy Officer), Mr. Richard Kong (Deputy Group Chief Financial Officer and Company Secretary).

Summary Compensation Table

The following table summarizes information concerning the compensation awarded to, earned by and paid to the named executive officers and directors for services rendered to us for the years ended December 31, 2023 and 2022.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Equity Awards ($)(2)	All Other Compensation ($)	Total ($)

Robert E. Diamond, Jr.	2023	286,110	-	-	-	286,110
Chairman of the Board	2022	-	-	-	-	-

NG Wing Fai	2023	1,367,305	-	268,323	-	1,635,628
Group Chief Executive Officer and Executive Director	2022	1,316,076	-	988,000		2,304,076

SHU Pei Huang, Desmond	2023	351,455	-	139,734	-	491,189
Acting Group Chief Financial Officer	2022	338,477	-	382,000		720,477

WONG Suet Fai, Almond	2023	479,624	-	139,734	321	619,679
Group Chief Operating Officer	2022	462,137	-	382,000	-	844,137

Jeroen Nieuwkoop	2023	457,433	-	139,734	-	597,167
Group Chief Strategy Officer	2022	440,755	-	-	-	440,755

Richard Kong	2023	309,949	-	27,218	641	337,808
Deputy Group Chief Financial Officer and Company Secretary	2022	294,352	-	17,190	-	311,542

Brian Chan(3)	2023	46,154	-	-	-	46,154
Independent Director	2022	5,897	-	-	-	5,897

Thomas Ng(3)	2023	46,154	-	-	-	46,154
Independent Director	2022	5,897	-	-	-	5,897

Felix Yun Pun Wong(3)	2023	46,154	-	-	-	46,154
Independent Director	2022	5,897	-	-	-	5,897

(1)	Represents all amounts earned as salary during the applicable fiscal year. For fiscal year 2023, the salary amounts have been converted to U.S. Dollars (USD) from Hong Kong Dollars (HKD) using the exchange rate of USD1 to HKD7.8 as of December 31, 2023.

(2)	For the fiscal year of 2023, these share awards were granted in December 2022 and vested in December 2023.

(3)	Directors began receiving cash fees under our director compensation program following the Closing.

Executive Compensation

We have deployed an executive compensation program that is consistent with our existing compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of stockholder value, while enabling us to attract, motivate, and retain individuals who contribute to long-term success. We also note that decisions on the executive compensation program will be made by the Remuneration Committee. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Remuneration Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Remuneration Committee and may differ from that set forth in the following discussion. We anticipate, however, that compensation for the Named Executive Officers will reflect their current compensation in both form and amount.

Employment Agreements

We entered into employment agreements with each of the Named Executive Officers and directors.

The Named Executive Officers’ base salaries is set pursuant to the employment agreements. We anticipate that the salaries of the Named Executive Officers will be reviewed annually by the Remuneration Committee based upon advice and counsel of its advisors.

Equity-Based Awards

We have granted the equity-based awards to reward past or long-term performance of the Named Executive Officers and other high-performing employees. We believe that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of our executive officers with the interests of our stockholder and serve to motivate and retain the individual executives.

Other Compensation

We continue to maintain various employee benefit plans, including health and retirement plans, comparable to those already in place in which the Named Executive Officers will participate.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the actual ownership of the Company’s common stock as of November 13, 2024. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Subject to the paragraph above, the percentage ownership of issued shares is based on 508,633,797 shares of common stock of Triller Group. Except as disclosed otherwise, the business address for each of the following entities or individuals is c/o Triller Group Inc., 7119 West Sunset Boulevard, Suite 782, Los Angeles, CA 90046.

	Common Stock		Series A-1 Preferred Stock		Series B Preferred Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned	%	Number of Shares Beneficially Owned	%	Number of Shares Beneficially Owned	%	Percentage of Voting Power
Greater than 5% stockholders:
TAG Holdings Limited (1)	26,868,938	17.3%	-		-		5.7%
Eagle Legacy Limited (2)	4,028,840	2.6%	-		-		*
Oceana Glory Limited (3)	4,028,840	2.6%	-		-		*
Tsai Ming Hsing, Richard (4)	1,572,696	1.0%	11,801,804	100%	-		2.8%
Green Nature Limited (5)	-		-		30,851	100%	64.9%
Ryan Kavanaugh (6)	9,253,130	6.0%			-		2.0%
Named Executive Officers and Directors:
Robert E. Diamond, Jr. (7)	1,214,144	*	-		-		*
Ng Wing Fai (8)	2,882,615	1.9%	-		-		*
Shu Pei Huang, Desmond (9)	529,684	*	-		-		*
Bobby Sarnevesht (10)	11,724,329	7.6%	-		-		2.5%
Mark Carbeck	-		-		-		-
James McCann	-		-		-		-
Brian Chan	8,714	*	-		-		*
Thomas Ng	77,460	*	-		-		-
Felix Yun Pun Wong	19,265	*	-		-		*
All current executive officers and directors as a group (9 persons)	16,456,211	10.6%	-		-		3.5%

*	Less than 1%

(1)	TAG Holdings Limited (“TAG”) has undertaken not to make any such distribution to its ultimate beneficial shareholders. Nothing in this undertaking, however, shall prevent TAG, subject to compliance with applicable law, from pledging or encumbering its Triller Group Common Stock or selling or otherwise disposing of any or all of the Triller Group Common Stock to any other person or persons for value consideration. TAG’s mailing address is AGBA Tower, 68 Johnston Road, Wan Chai, Hong Kong.

(2)	Eagle Legacy Limited is an ultimate beneficial shareholder of TAG. Shares held by Eagle Legacy Limited are beneficially owned and controlled by Mr. Tsai Ming Hsing, Richard. The Tsai family is the lead shareholder of the Fubon Group of Taiwan, a leading conglomerate with diverse businesses including Asia-wide banking operations, insurance business, multimedia technology and telecommunications.

(3)	Oceana Glory Limited is an ultimate beneficial shareholder of TAG. Shares held by Oceana Glory Limited are beneficially owned and controlled by Mr. Tsai Ming Hsing, Richard. The Tsai family is the lead shareholder of the Fubon Group of Taiwan, a leading conglomerate with diverse businesses including Asia-wide banking operations, insurance business, multimedia technology and telecommunications.

(4)	1,572,696 shares of Triller Group Common Stock are held by Total Formation Inc. 11,801,804 shares of Triller Group Series A-1 Preferred Stock are convertible into 11,801,804 shares of Triller Group Common Stock. The 11,801,804 shares of Triller Group Series A-1 Preferred Stock are held as follows: 8,109,015 shares held by Total Formation Inc., 2,584,952 shares held by Castle Lion Investments Limited, and 1,107,837 shares held by Fubon Financial Holding Venture Capital Co. Mr. Tsai Ming Hsing, Richard controls Total Formation Inc., Castle Lion Investments Limited and Fubon Financial Holding Venture Capital Co.

(5)	Green Nature Limited (“GNL”) is a British Virgin Islands company. Each share of Triller Group Series B Preferred Stock is entitled to 10,000 votes. GNL has voting power over such securities but disclaims any pecuniary interest therein. GNL has agreed to vote all such shares in favor of Mr. Sarnevesht as a director of Triller Group at all Triller Group stockholder meetings held through and including December 31, 2025. Mr. Tsai Ming Hsing, Richard controls GNL and may be deemed a beneficial owner of such securities with voting and dispositive control over such securities. Mr. Tsai disclaims any beneficial ownership of such securities (including voting and dispositive control over such securities).

(6)	Consists of 3,497,635 shares of Triller Group Common Stock owned of record by Ms. Peterson in her capacity as trustee of the R. Kavanaugh trust, 2,035,395 shares of Triller Group Common Stock owned of record by Share Loan Holding Vehicle LLC, and 3,720,100 shares of Triller Group Common Stock owned of record by Proxima Media LLC. Ms. Kristine Peterson, as the trustee of the aforementioned trust and managing member of the aforementioned limited liability companies, may be deemed to exercise investment control over such shares. Ms. Peterson disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.

(7)	The 1,214,144 shares of Triller Group Common Stock are held by Atlas Merchant Capital LLC, and Mr. Diamond is the Chief Executive Officer and majority owner of Atlas Merchant Capital LLC.

(8)	Consists of (i) 2,495,405 shares of Triller Group Common Stock and (ii) 387,210 shares of Triller Group Common Stock underlying 774,420 Triller Group Warrants excisable within 60 days.

(9)	Consists of (i) 513,774 shares of Triller Group Common Stock and (ii) 15,910 shares of Triller Group Common Stock underlying 38,210 Triller Group Warrants excisable within 60 days.

(10)	Mr. Sarnevesht is the trustee of BAS Living Trust and therefore may be deemed to exercise investment control over such shares. Julia Hashemieh, the mother of Bobby Sarnevesht, is the trustee of the AS Trust and therefore may be deemed to exercise control over such shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transaction Policy

On November 10, 2022, our Board adopted a written policy regarding the review and approval or disapproval by our Audit Committee of transactions between us, or any of our subsidiaries, and any related person (defined to include our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our ordinary shares or securities exchangeable for our ordinary share, and any immediate family member of any of the foregoing persons) (the “Related Person Transaction Policy”). In reviewing related person transactions, our Audit Committee considers all relevant facts and circumstances, including the extent of the related person’s direct or indirect interest in the transaction. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or to vote on the transaction.

Certain related person transactions described below were consummated prior to our adoption of the formal, written policy described above, and, accordingly, the foregoing policies and procedures were not followed with respect to these transactions. However, we believe that the terms obtained and consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or amounts that would be paid or received, as applicable, in arm’s-length transactions at such time.

Administrative Services Agreements

TAG Financial Holdings Service Agreements

On June 24, 2021, each of OnePlatform Wealth Management Limited (“OWM”), OnePlatform International Property Limited (“OIP”), OnePlatform Asset Management Limited (“OAM”), and Hong Kong Credit Corporation Limited (“HKCC”) entered into separate, but substantially similar, Service Agreements with TAG Financial Holdings Limited (“TAG Financial Holdings”), a member of the Legacy Group. As the members of the Legacy Group presently share office space in the AGBA Tower, TAG Financial Holdings, pursuant to these four agreements, agreed to provide certain premises and administrative services to each of OWM, OIP, OAM, and HKCC. With respect to premises services, TAG Financial Holdings agreed to pay for, among other things, building management fees, government rates and rent, office rent, and lease-related interest and depreciation for OWM, OIP, OAM, and HKCC, subject to reimbursement. With respect to administrative services, TAG Financial Holdings agreed to pay for, among other things, office consumables, cleaning fees, A/C, electricity, and water for OWM, OIP, OAM, and HKCC, subject to reimbursement. The service fees are charged in accordance with a standard formula included in each of the contracts, corresponding to their office space occupancy and employee headcount respectively.

Pursuant to these service agreements and their predecessor arrangements, we paid TAG Financial Holdings US$6,039,520 and US$3,190,064 for the years ended December 31, 2023 and 2022, respectively, for premises and administrative expenses.

These Service Agreements will continue until either party thereto provides one month written notice of termination, to ensure continued smooth operation on a stand-alone basis.

OnePlatform Asset Management Limited

Fund Asset Management Service

JFA Capital is a closed-ended investment vehicle incorporated in the Cayman Islands and a member of the Legacy Group. Upon its incorporation JFA Capital engaged a third-party fund manager who, in turn, engaged OnePlatform Asset Management (“OAM”) as a sub-manager. On May 7, 2018, JFA Capital and OAM agreed for JFA Capital to terminate its existing management arrangement and appoint OAM as its sole manager. OAM is licensed by the Hong Kong Securities and Futures Commission under type 1 (Dealing in securities), type 4 (Advising on securities), and type 9 (asset management). OAM is also a “professional investor” as defined under the Securities and Futures Ordinance of Hong Kong.

OAM, accordingly, provides management of JFA Capital’s portfolio assets for a management fee and a performance fee, as dictated by the management agreement. For the years ended December 31, 2023 and 2022, JFA Capital paid OAM US$900,993 and US$900,778, respectively. The arrangement is non-exclusive, and OAM is permitted to invest in or advise other investment funds. OAM is also permitted to delegate its functions, powers, and duties to any person, subject to remaining liable for the actions of its delegate.

In addition to JFA Capital, OAM also provides management services for other funds, including NSD Capital, a third-party Cayman-incorporated fund. For the years ended December 31, 2023 and 2022, NSD Capital paid OAM US$69,150 and US$69,134, respectively, for management services.

DESCRIPTION OF SHARE CAPITAL

Common Stock

There are 155,159,817 shares of Triller Common Stock outstanding. All shares of Triller Common Stock are fully paid and non-assessable.

Voting rights. Except as otherwise required by law, as provided in the Company’s Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the Triller Board with respect to any series of the Triller Preferred Stock, the holders of the Triller Common Stock shall exclusively possess all voting power. Each holder of shares of Triller Common Stock shall be entitled to one vote for each share it holds.

Dividend rights and rights upon liquidation. Subject to the rights of holders of any series of outstanding Triller Preferred Stock, holders of shares of Triller Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of Triller when, as and if declared thereon by the Triller Board from time to time out of assets or funds of Triller legally available therefor and shall have equal rights to receive the assets and funds of Triller available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of Triller, whether voluntary or involuntary. Under Delaware law, Triller can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Dividends

The payment of future dividends on the shares of Triller Common Stock will depend on the financial condition of the Company after the completion of the Merger subject to the discretion of Triller Board. There can be no guarantee that cash dividends will be declared. The ability of Triller to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by Triller or any of its subsidiaries from time to time.

Triller Preferred Stock

There are 11,803,398 shares of Triller Preferred Stock outstanding. All of such shares shall be designated Triller Series A-1 Preferred Stock.

The Triller Board is authorized to provide, out of the unissued shares of Triller Preferred Stock, for one or more series of Triller Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Triller Board. The authority of the Triller Board with respect to each series of Triller Preferred Stock shall include, but not be limited to, determination of the following: (a) the designation of the series; (b) the number of shares of the series; (c) the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (d) whether the series will have voting rights, generally or upon specified events, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (e) whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Triller Board shall determine; (f) whether or not the shares of that series shall be redeemable, in whole or in part, at the option of Triller or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates; (g) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series; (h) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of Triller, and the relative rights of priority, if any, of payment of shares of that series; (i) the restrictions, if any, on the issue or reissue of any additional Triller Preferred Stock; and (j) any other relative rights, preferences, and limitations of that series.

Triller Series A-1 Preferred Stock

The Triller Series A-l Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

Dividends. The holders of Triller Preferred Stock shall be entitled to receive dividends, only when, as and if declared by the Board of Directors, out of any funds and assets of the Corporation legally available therefor. No dividend shall be paid on Triller Common Stock unless the holders of Triller Series A-1 Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Triller Series A-1 Preferred Stock. The right to receive dividends shall not be cumulative.

Liquidation Event. Upon a “Deemed Liquidation Event” (as defined in the Triller Certificate of Incorporation and which includes a liquidation or sale of Triller), holders of Triller Series A-1 Preferred Stock shall receive, before any payment shall be made to the holders of Triller Common Stock by reason of their ownership thereof, ratably to the holders of Series A-1 Preferred Stock, an amount per share equal to (i) the Original Issue Price (as defined in the Triller Certificate of Incorporation, plus (ii) any dividends declared but unpaid thereon.

Voting. On any matter presented to the Triller stockholders for their action or consideration at any meeting of stockholders (or by written consent of stockholders in lieu of meeting), each holder of Triller Series A-1 Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Triller Common Stock into which the shares of Triller Series A-1 Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Triller Certificate of Incorporation, holders of Triller Series A-1 Preferred Stock shall vote together with the holders of Triller Common Stock as a single class and on an as-converted to Common Stock basis.

Conversion. Each share of Triller Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, into such number of fully paid and non-assessable shares of Series A Common Stock as is determined by dividing the Original Issue Price by the Conversion Price (as such terms are defined in the Triller Certificate of Incorporation) in effect at the time of conversion, provided, that a holder of Triller Series A Preferred Stock shall not, within any thirty period, convert more than two percent of the number of shares of Triller Series A-1 Preferred Stock originally issued to such holder. For clarity, a holder of Triller Series A-1 Preferred Stock who desires to convert the maximum number of such shares permissible pursuant to the preceding sentence will have converted all of such holder’s shares of Preferred Stock in approximately fifty (50) months.

Anti-Takeover Effects of the Triller Certificate of Incorporation, the Triller Bylaws and Certain Provisions of Delaware Law

The Triller Certificate of Incorporation, the Triller Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of Triller Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of Triller. These provisions are intended to avoid costly takeover battles, reduce Triller’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of Triller Board to maximize stockholder value in connection with any unsolicited offer to acquire Triller. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of Triller by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Triller Common Stock.

The Triller Certificate of Incorporation will provide that any action required or permitted to be taken by Triller’s stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such holders. However, the affirmative vote of at least 75% in voting power of the then outstanding voting stock of Triller, voting together as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with the foregoing.

Supermajority Provisions. The Triller Certificate of Incorporation will provide that the matters set forth below shall require, except as otherwise prohibited by applicable law, the affirmative vote of the holders of at least 75% of the voting power of the then outstanding voting stock, voting together as a single class, including the affirmative vote of the holders of at least 75% of the voting power of the then outstanding voting stock not owned directly or indirectly by any interested stockholder or any affiliate of an interested stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be permitted, by applicable law or in any agreement with any national securities exchange or otherwise:

(a)	any merger or consolidation of Triller or any of its subsidiaries with any interested stockholder or any other corporation (whether or not an interested stockholder) which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

(b)	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of an interested stockholder, of any assets of Triller or any of its subsidiaries having an aggregate fair market value of $10,000,000 or more;

(c)	the issuance or transfer by Triller or any of its subsidiaries (in one transaction or a series of transactions) of any securities of Triller or any of its subsidiaries to any interested stockholder or any affiliate of an interested stockholder, in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $10,000,000 or more;

(d)	the adoption of any plan or proposal for the liquidation or dissolution of Triller proposed by or on behalf of an interested stockholder or any affiliate of an interested stockholder;

(e)	any reclassification of securities (including any reverse stock split), recapitalization of Triller or any merger or consolidation of Triller with any of its subsidiaries or any other transaction (whether or not an interested stockholder is a party thereto) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Triller or any of its subsidiaries which are directly or indirectly owned by any interested stockholder or any affiliate of an interested stockholder; or

(f)	any agreement, contract, or other arrangement providing for any one or more of the actions specified in the foregoing (a) to (e).

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Triller Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Triller Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Triller Common Stock may be to enable Triller Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Triller by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Triller Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The business and affairs of Triller shall be managed by or under the direction of the Triller Board except as otherwise provided herein or required by law. Subject to the rights, if any, of the holders of one or more series of Triller Preferred Stock then outstanding as provided for or fixed pursuant to the provisions of the Triller Certificate of Incorporation, the total number of directors constituting the entire Triller Board shall not be less than five nor more than nine, with the then-authorized number of directors fixed from time to time by the Triller Board.

Subject to the rights of the holders of one or more series of Triller Preferred Stock then outstanding as provided for or fixed pursuant to the provisions of the Triller Certificate of Incorporation, vacancies on the Triller Board by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors shall be solely filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of directors, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

Except for such additional directors, if any, as elected by the holders of any series of Triller Preferred Stock as provided for or fixed pursuant to the provisions of the Triller Certificate of Incorporation, any director or the entire Triller Board may be removed from office only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of the capital stock of Triller entitled to vote in any annual election of directors, voting together as a single class.

Two-thirds of the directors then in office shall constitute a quorum for the transaction of business. If a quorum is present, the affirmative vote of a majority of the members of the Board of Directors will be required for any action. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof.

Quorum

The Triller Bylaws will provide that the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Triller Certificate of Incorporation does not authorize cumulative voting.

Stockholder Meetings

The annual meeting of the stockholders shall be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the board of directors and as shall be designated in the notice of said meeting.

The Triller Certificate of Incorporation will provide that except as otherwise required by law and subject to the rights of the holders of any series of Triller Preferred Stock, special meetings of the stockholders of Triller shall be called only by: (i) the Triller Board or the Chair of the Triller Board; or (ii) the Secretary of Triller, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Triller then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Triller Bylaws.

Requirements for Advance Notification of Stockholder Meetings

Written or printed notice of the stockholders meeting stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally, or by telegram, facsimile or cable or other electronic means, by or at the direction of the Chief Executive Officer, the President, the Secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting.

Amendment of Bylaws and Certificate of Incorporation

Except as otherwise provided by law, the Triller Board is expressly authorized and empowered to adopt, amend, alter, or repeal the Triller Bylaws without any action on the part of the stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Triller Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of Triller required by applicable law or the Triller Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of Triller entitled to vote generally in the election of directors, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. However, the Triller Certificate of Incorporation will provide that notwithstanding any other provision of the Triller Certificate of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of Triller required by applicable law or the Triller Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of Triller entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with the foregoing.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders.

Limitations on Liability

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Triller Certificate of Incorporation includes a provision that eliminates the personal liability of directors or officers for monetary damages for any breach of fiduciary duty as a director or officer. The effect of these provisions is to eliminate the rights of Triller and its stockholders, through stockholders’ derivative suits on Triller’s behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or Redemptions or derived an improper benefit from his or her actions as a director.

The limitation of liability provisions in the Triller Certificate of Incorporation and may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Triller and its stockholders. In addition, your investment may be adversely affected to the extent Triller pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Triller believes that these provisions, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Stock Exchange Listing

Our ordinary shares trade on The Nasdaq Capital Market under the symbol “ILLR.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company. The address of our transfer agent is 1 State St 30th floor, New York, NY 10004.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Loeb & Loeb LLP.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2023 and December 31, 2022, and for each of the two years then ended, incorporated by reference in this prospectus have been so incorporated in reliance upon the report of WWC, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to the Company and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, registration statements and other information with the SEC. These reports, registration statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at https://www.trillercorp.com/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	As of
	September 30, 2024	December 31, 2023
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$5,092,776	$1,861,223
Restricted cash	13,657,974	16,816,842
Accounts receivable, net	1,688,408	2,970,636
Accounts receivable, net, related parties	898,703	1,094,225
Loans receivable, net	628,160	549,461
Notes receivable, net	—	557,003
Promissory notes receivable from Triller LLC	28,344,339	—
Deposit, prepayments, and other receivables, net	1,762,855	1,769,582
Total current assets	52,073,215	25,618,972

Non-current assets:
Rental deposit, net	975,539	961,253
Loans receivable, net	1,041,958	1,054,841
Property and equipment, net	1,660,660	1,721,284
Right-of-use assets, net	10,171,083	11,508,153
Long-term investments, net	29,973,941	25,201,933
Long-term investments, net, related party	525,097	522,531
Total non-current assets	44,348,278	40,969,995

TOTAL ASSETS	$96,421,493	$66,588,967

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$16,077,742	$19,754,041
Escrow liabilities	13,657,974	16,816,842
Borrowings	1,066,160	1,804,950
Borrowings, related party	5,000,000	5,000,000
Amount due to the holding company	18,469,331	2,906,261
Convertible promissory notes payable, net	32,511,904	—
Income tax payable	201,125	328,720
Operating lease liabilities, current	1,295,842	1,229,329
Warrant liabilities	4,281,454	—
Total current liabilities	92,561,532	47,840,143

Non-current liabilities:
Operating lease liabilities, non-current	9,718,742	10,646,053
Total non-current liabilities	9,718,742	10,646,053

TOTAL LIABILITIES	102,280,274	58,486,196

Commitments and contingencies

Stockholders’ (deficit) equity:
Preferred stock, $0.001 par value; 100,000,000 shares authorized
Series A-1 preferred stock, $0.001 par value; 11,803,398 shares designated, nil shares issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Series B preferred stock, $0.001 par value; 35,000 shares designated, nil shares issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value; 1,400,000,000 shares authorized, 47,317,308 and 33,240,991 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively#	47,317	33,241
Common stock to be issued	—	2,350
Subscription receivable	(2,051,280)	—
Additional paid-in capital	90,997,538	74,141,419
Accumulated other comprehensive loss	(402,178)	(473,087)
Accumulated deficit	(94,450,178)	(65,601,152)
Total stockholders’ (deficit) equity	(5,858,781)	8,102,771

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$96,421,493	$66,588,967

#	Giving retroactive effect to the forward stock split and reverse stock split (see Note 14).

See accompanying notes to unaudited condensed consolidated financial statements.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Revenues:
Loans interest income	$60,282	$41,472	$123,468	$117,805
Non-interest income:
Commissions	4,784,825	12,168,777	15,661,048	38,507,460
Recurring asset management service fees	349,363	751,727	1,502,656	2,300,703
Recurring asset management service fees, related party	245,456	244,525	729,806	725,146
Total non-interest income	5,379,644	13,165,029	17,893,510	41,533,309
Total revenues	5,439,926	13,206,501	18,016,978	41,651,114

Operating expenses:
Interest expense	(1,147,912)	(393,013)	(1,723,179)	(805,789)
Commission expense	(1,934,131)	(8,915,811)	(7,696,943)	(28,195,740)
Sales and marketing expense	(93,165)	(753,545)	(605,682)	(3,125,432)
Research and development expense	(401,167)	(740,847)	(1,354,567)	(2,678,645)
Personnel and benefit expense	(6,826,869)	(7,764,353)	(18,364,075)	(22,671,813)
Legal and professional fee	(2,593,600)	(3,452,808)	(4,706,696)	(12,422,810)
Legal and professional fee, related party	(249,999)	(77,777)	(749,997)	(77,777)
Office and operating fee, related party	(1,088,453)	(1,317,065)	(3,280,695)	(5,089,110)
Provision for allowance for expected credit losses	(135,092)	(328,012)	(1,877,786)	(661,288)
Other general and administrative expenses	(1,152,530)	(805,785)	(3,440,851)	(2,242,167)
Total operating expenses	(15,622,918)	(24,549,016)	(43,800,471)	(77,970,571)

Loss from operations	(10,182,992)	(11,342,515)	(25,783,493)	(36,319,457)

Other income (expense):
Interest income	302,438	16,875	389,651	384,656
Foreign exchange gain (loss), net	1,104,515	(864,383)	826,464	41,467
Investment income (loss), net	404	(792,907)	(36,900)	488,589
Change in fair value of warrant liabilities	(632,050)	1,106	(4,281,454)	3,481
Change in fair value of forward share purchase liability	—	—	—	(82,182)
Loss on settlement of forward share purchase agreement	—	—	—	(378,895)
Rental income	12	78,820	14,078	217,091
Sundry income	25,826	38,061	120,719	122,128
Total other income (expense), net	801,145	(1,522,428)	(2,967,442)	796,335

Loss before income taxes	(9,381,847)	(12,864,943)	(28,750,935)	(35,523,122)

Income tax expense	(37,335)	(55,886)	(98,091)	(55,606)

NET LOSS	$(9,419,182)	$(12,920,829)	$(28,849,026)	$(35,578,728)

Other comprehensive income (loss):
Foreign currency translation adjustment	(86,739)	15,555	70,909	(84,414)

COMPREHENSIVE LOSS	$(9,505,921)	$(12,905,274)	$(28,778,117)	$(35,663,142)

Weighted average number of common stocks outstanding – basic and diluted#	32,478,203	32,681,089	37,892,520	31,178,299

Net loss per share – basic and diluted	$(0.29)	$(0.40)	$(0.76)	$(1.14)

#	Giving retroactive effect to the forward stock split and reverse stock split (see Note 14).

See accompanying notes to unaudited condensed consolidated financial statements.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	For the nine months ended September 30, 2024
		Common stock		Common stock to be issued			Additional	Accumulated other		Total stockholders’
	Note	No. of share#	Amount	No. of share#	Amount	Subscription receivable	paid-in capital	comprehensive (loss) income	Accumulated deficit	equity (deficit)

Balance as of January 1, 2024		33,240,991	$33,241	2,350,081	$2,350	$—	$74,141,419	$(473,087)	$(65,601,152)	$8,102,771

Issuance of common stocks to settle finder fee	(14)(iv)	484,125	484	—	—	—	402,516	—	—	403,000
Issuance of common stocks for private placement	(14)(v)	3,557,932	3,558	(2,139,252)	(2,139)	(2,051,280)	2,049,861	—	—	—
Issuance of common stocks to independent directors under 2024 Equity Incentive Plan	(14) (viii)	58,095	58	—	—	—	286,982	—	—	287,040
Share-based compensation to consultants	(14) (iii), (ix)	3,157,068	3,157	—	—	—	1,646,726	—	—	1,649,883
Share-based compensation to directors, officers, and employees	(14) (i), (ii), (vii), (x), (xi)	3,259,933	3,260	(210,829)	(211)	—	5,925,493	—	—	5,928,542
Shares issued for service rendered and purchase option	(14)(vi)	3,558,319	3,558	—	—	—	6,544,542	—	—	6,548,100
Fractional shares from forward and reverse splits	(14) (xii)	845	1	—	—	—	(1)	—	—	—
Foreign currency translation adjustment		—	—	—	—	—	—	70,909	—	70,909
Net loss for the period		—	—	—	—	—	—	—	(28,849,026)	(28,849,026)

Balance as of September 30, 2024		47,317,308	$47,317	—	$—	$(2,051,280)	$90,997,538	$(402,178)	$(94,450,178)	$(5,858,781)

	For the nine months ended September 30, 2023
	Common stock		Common stock to be issued		Additional	Accumulated other		Total
	No. of shares#	Amount	No. of Shares#	Amount	paid-in capital	comprehensive loss	Accumulated deficit	stockholders’ equity

Balance as of January 1, 2023	28,261,757	$28,262	806,068	$806	$43,901,282	$(384,938)	$(16,395,133)	$27,150,279

Issuance of common stocks to settle finder fee	1,052,446	1,052	—	—	3,998,948	—	—	4,000,000
Issuance of holdback shares	806,068	806	(806,068)	(806)	—	—	—	—
Share-based compensation	2,588,182	2,588	—	—	11,976,612	—	—	11,979,200
Forgiveness of amount due to the holding company	—	—	—	—	12,593,384	—	—	12,593,384
Foreign currency translation adjustment	—	—	—	—	—	(84,414)	—	(84,414)
Net loss for the period	—	—	—	—	—	—	(35,578,728)	(35,578,728)

Balance as of September 30, 2023	32,708,453	$32,708	—	$—	$72,470,226	$(469,352)	$(51,973,861)	$20,059,721

#	Giving retroactive effect to the forward stock split and reverse stock split (see Note 14).

See accompanying notes to unaudited condensed consolidated financial statements.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Currency expressed in United States Dollars (“US$”))

	For the nine months ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(28,849,026)	$(35,578,728)
Adjustments to reconcile net loss to net cash used in operating activities
Share-based compensation expense	6,359,906	11,979,200
Non-cash lease expense	1,927,851	854,470
Depreciation on property and equipment, net	68,705	238,315
Interest income on loans receivable, net	(123,468)	(117,805)
Interest income on notes receivable, net	—	(23,217)
Interest income on promissory notes receivable from Triller LLC	(369,339)	—
Interest expense on convertible promissory notes payable, net	1,123,273	—
Interest expense on borrowings	599,906	—
Foreign exchange gain, net	(826,464)	(41,467)
Investment loss (income), net	36,900	(488,589)
Gain on disposal of property and equipment, net	(15,345)	—
Provision for allowance for expected credit losses	1,877,786	661,288
Change in fair value of warrant liabilities	4,281,454	(3,481)
Change in fair value of forward share purchase liability	—	82,182
Loss on settlement of forward share purchase agreement	—	378,895
Reversal of annual bonus accrued in prior year	—	(3,763,847)

Change in operating assets and liabilities:
Accounts receivable	669,476	(575,266)
Loans receivable	48,615	121,801
Deposits, prepayments, and other receivables	(553,891)	(2,938,425)
Accounts payable and accrued liabilities	(2,256,333)	5,546,602
Escrow liabilities	(3,158,868)	(8,934,670)
Lease liabilities	(1,455,929)	(645,303)
Income tax payable	(127,595)	(116,617)
Net cash used in operating activities	(20,742,386)	(33,364,662)

Cash flows from investing activities:
Proceeds from sale of long-term investments, net	2,152,251	3,976,657
Purchase of notes receivable, net	—	(589,086)
Dividends received from long-term investments, net	—	1,404,303
Proceeds from sale of notes receivable, net	412,360	—
Proceeds from disposal of property and equipment, net	15,345	—
Purchase of property and equipment	—	(104,778)
Net cash provided by investing activities	2,579,956	4,687,096

Cash flows from financing activities:
Advances from the holding company	15,612,799	6,303,641
Repayment of borrowings	(772,202)	—
Issue of promissory notes to Triller LLC	(19,975,000)	—
Proceeds from convertible promissory note payable, net	23,388,631	—
Settlement of forward share purchase agreement	—	(13,952,683)
Proceeds from borrowings	—	7,234,391
Net cash provided by (used in) financing activities	18,254,228	(414,651)

Effect on exchange rate change on cash, cash equivalents and restricted cash	(19,113)	(26,484)

Net change in cash, cash equivalent and restricted cash	72,685	(29,118,701)

Beginning of period	18,678,065	51,294,072

End of period	$18,750,750	$22,175,371

Supplementary cash flow information:
Cash paid for income taxes	$227,348	$172.223
Cash paid for interest	$152,011	$774,249
Cash received for interest	$57,076	$361,439

Supplemental disclosure of non-cash investing and financing activities
Issuance of common stock to settle payables	$2,022,438	$4,000,000
Forgiveness of amount due to the holding company	$—	$12,593,384
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$—	$12,512,585

	As of September 30,
	2024	2023
Reconciliation to amounts on condensed consolidated balance sheets:
Cash and cash equivalents	$5,092,776	$1,622,425
Restricted cash	13,657,974	20,552,946

Total cash, cash equivalents and restricted cash	$18,750,750	$22,175,371

See accompanying notes to unaudited condensed consolidated financial statements.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

NOTE 1— DESCRIPTION OF BUSINESS

Organization

Triller Group Inc. (“ILLR”, “Triller Group”, or the “Company”) (formerly AGBA Group Holding Limited (“AGBA”)) is formed in the State of Delaware, on October 15, 2024, which was established to domicile its legal jurisdiction from British Virgin Islands to the State of Delaware.

The Company, through its subsidiaries, currently operates a wealth and health platform, and offers a wide range of financial service and products, covering life insurance, pensions, property-casualty insurance, stock brokerage, mutual funds and lending businesses in Hong Kong. ILLR is also engaged in financial technology business and financial investments, managing an ensemble of fintech investments and healthcare investment and operating a health and wealth management platform with a broad spectrum of services and value-added information in health, insurance, investments and social sharing.

Merger Transaction

On October 15, 2024, the Company consummated the merger transaction with Triller Corp., a Delaware corporation (“Triller”), pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of August 30, 2024, (as further amended, the “Merger Agreement”), by and between AGBA, its wholly owned subsidiary AGBA Social Inc. (“Merger Sub”), Triller and Bobby Sarnevesht, as sole representative of the Triller stockholders. Details are described in note 4.

The accompanying unaudited condensed consolidated financial statements reflected the operating results of AGBA for the three and nine months ended September 30, 2024 before the completion of the merger transaction.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These accompanying unaudited condensed consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying unaudited condensed consolidated financial statements and notes.

●	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company are presented in United State dollars (“US$” or “$”) and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Regulation S-X of the Securities Exchange Commission. Certain information and footnote disclosures normally included in consolidated financial statements have been omitted pursuant to such rules and regulations. The consolidated balance sheet as of December 31, 2023 derived from the audited consolidated financial statements at that date, but does not include all the information and footnotes required by U.S. GAAP. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed on March 28, 2024.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

The unaudited condensed consolidated financial statements as of September 30, 2024 and December 31, 2023 and for the three and nine months ended September 30, 2024 and 2023, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial condition, results of operations and cash flows. The results of operations for the three and nine months ended September 30, 2024 and 2023 are not necessarily indicative of the results to be expected for any other interim period or for the entire year.

Certain prior period amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations.

●	Principal of Consolidation

The accompanying unaudited condensed consolidated financial statements include the unaudited financial statements of ILLR and its subsidiaries. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. The unaudited financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. All intercompany transactions and balances between ILLR and its subsidiaries are eliminated upon consolidation.

●	Use of Estimates and Assumptions

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s unaudited condensed consolidated financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for expected credit losses, notes receivables, promissory notes receivable, share-based compensation, convertible promissory notes payable, warrant liabilities, provision for contingent liabilities, revenue recognition, income tax provision, deferred taxes and uncertain tax position, and allocation of expenses from the holding company.

The inputs into the management’s judgments and estimates consider the geopolitical tension, inflationary and high interest rate environment and other macroeconomic factors on the Company’s critical and significant accounting estimates. Actual results could differ from these estimates.

●	Foreign Currency Translation and Transaction

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the unaudited condensed consolidated statements of operations and comprehensive loss.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

The reporting currency of the Company is US$ and the accompanying unaudited condensed consolidated financial statements have been expressed in US$. In addition, the Company and subsidiaries are operating in Hong Kong maintain their books and record in their local currency, Hong Kong dollars (“HK$”), which is a functional currency as being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the year. The gains and losses resulting from translation of unaudited financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive loss within the unaudited condensed consolidated statements of changes in stockholders’ (deficit) equity.

Translation of amounts from HK$ into US$ has been made at the following exchange rates for the nine months ended September 30, 2024 and 2023:

	September 30, 2024	September 30, 2023
Period-end HK$:US$ exchange rate	0.12870	0.12771
Period average HK$:US$ exchange rate	0.12801	0.12766

●	Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash in readily available checking and saving accounts. They consist of highly liquid investments that are readily convertible to cash and that mature within three months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments. The Company maintains most of its bank accounts in Hong Kong and Hong Kong is not protected by Federal Deposit Insurance Corporation (“FDIC”) insurance. However, management does not believe there is a significant risk of loss.

●	Restricted Cash

Restricted cash consists of funds held in escrow accounts reflecting the restricted cash and cash equivalents maintained in certain bank accounts that are held for the exclusive interest of the Company’s customers. The Company currently acts as a custodian to manage the assets and investment portfolio on behalf of its customers under the terms of certain contractual agreements, which the Company does not have the right to use for any purposes, other than managing the portfolio.

The Company restricts the use of the assets underlying the funds held in escrow to meet with regulatory or contractual requirements and classifies the assets as current based on their purpose and availability to fulfill its direct obligation under current liabilities.

●	Accounts Receivable, net

Accounts receivable, net include trade accounts due from customers in insurance brokerage and asset management businesses, less the allowance for expected credit losses.

Accounts receivable, net are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms. The normal settlement terms of accounts receivable from insurance companies in the provision of brokerage agency services are within 30 days upon the execution of the insurance policies. Credit terms with the products providers of investment, unit and mutual funds and asset portfolio are mainly 90 days or a credit period mutually agreed between the contracting parties. The Company seeks to maintain strict control over its outstanding receivables to minimize credit risk. Overdue balances are reviewed regularly by senior management. Management reviews its receivables on a regular basis to determine if the allowance for expected credit losses is adequate, and provides allowance when necessary.

The Company does not hold any collateral or other credit enhancements over its accounts receivable balances.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

●	Loans Receivable, net

Loans receivable, net are related to residential mortgage loan that are carried at unpaid principal and interest balances, less the allowance for expected credit losses on loans receivable and charge-offs.

Loans are placed on nonaccrual status when they are past due 180 days or more as to contractual obligations or when other circumstances indicate that collection is not probable. When a loan is placed on nonaccrual status, any interest accrued but not received is reversed against interest income. Payments received on a nonaccrual loan are either applied to protective advances, the outstanding principal balance or recorded as interest income, depending on an assessment of the ability to collect the loan. A nonaccrual loan may be restored to accrual status when principal and interest payments have been brought current and the loan has performed in accordance with its contractual terms for a reasonable period (generally six months).

If the Company determines that a loan is impaired, the Company next determines the amount of the impairment. The amount of impairment on collateral dependent loans is charged off within the given fiscal quarter. Generally, the amount of the loan and negative escrow in excess of the appraised value less estimated selling costs, for the fair value of collateral valuation method, is charged off. For all other loans, impairment is measured as described below in “Allowance for Expected Credit Losses on Financial Instruments”.

●	Allowance for Expected Credit Losses on Financial Instruments

In accordance with ASC Topic 326, “Credit Losses – Measurement of Credit Losses on Financial Instruments” (ASC 326), the Company utilizes the current expected credit losses (“CECL”) model to determine an allowance that reflects its best estimate of the expected credit losses on accounts receivable, loans receivable, notes receivable, and deposits and others receivable which is recorded as a liability to offset the receivables. The CECL model is prepared after considering historical experience, current conditions, and reasonable and supportable economic forecasts to estimate expected credit losses. Accounts receivable, loans receivable, notes receivable, and deposits and others receivable are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded as a reduction of bad debt expense.

For the three months ended September 30, 2024 and 2023, the aggregated provision for allowance for expected credit losses on accounts receivable, loans receivable, notes receivable, and other receivables was $135,092 and $328,012, respectively.

For the nine months ended September 30, 2024 and 2023, the aggregated provision for allowance for expected credit losses on accounts receivable, loans receivable, notes receivable, and other receivables was $1,877,786 and $661,288, respectively.

●	Promissory Notes Receivable from Triller LLC

Promissory notes receivable from Triller LLC is stated at carrying value and receivable in the next twelve months. Interest income is recognized at a fixed interest rate over the prevailing periods on the unaudited condensed consolidated statements of operations and comprehensive loss (see Note 5).

●	Long-Term Investments, net

The Company invests in equity securities with readily determinable fair values, equity securities that do not have readily determinable fair values, and warrant with purchase option.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

Equity securities with readily determinable fair values are carried at fair value with any unrealized gains or losses reported in earnings.

Equity securities that do not have readily determinable fair values mainly consist of investments in privately-held companies. They are accounted for, at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer.

Warrant with a purchase option of equity securities was recorded as an investment in non-marketable equity securities and measured at the fair value.

At each reporting period, the Company makes a qualitative assessment considering impairment indicators to evaluate whether the investment is impaired.

●	Property and Equipment, net

Property and equipment, net are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values, if any:

Expected useful life
Land and building	Shorter of 50 years or lease term
Furniture, fixtures and equipment	5 years
Computer equipment	3 years
Motor vehicle	3 years

Expenditure for repairs and maintenance is expensed as incurred. When assets have retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

●	Impairment of Long-Lived Assets

In accordance with the provisions of ASC Topic 360, “Impairment or Disposal of Long-Lived Assets”, all long-lived assets such as property and equipment owned and held by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. No impairment losses were recognized for the three and nine months ended September 30, 2024 and 2023.

●	Borrowings

Borrowings are recognized at fair value and repayable in the next twelve months. Interest expense is recognized on a fixed interest rate on the unaudited condensed consolidated statements of operations and comprehensive loss.

●	Convertible Promissory Notes Payable, net

The Company accounts for its convertible promissory notes payable, net in accordance with ASC Topic 470-20, “Debt with Conversion and Other Options” (“ASC 470-20”), whereby the convertible instrument is initially accounted for as a single unit of account, unless it contains a derivative that must be bifurcated from the host contract in accordance with ASC Topic 815-15, “Derivatives and Hedging – Embedded Derivatives” or the substantial premium model in ASC 470-20 applies. Where the substantial premium model applies, the premium is recorded in additional paid-in capital. The resulting debt discount is amortized over the period during which the convertible promissory notes payable are expected to be outstanding as additional non-cash interest expenses.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

●	Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the fair value are recognized as a non-cash gain or loss on the unaudited condensed consolidated statements of operations and comprehensive loss. The Company accounts for its Public Warrants as equity and the (i) SPAC Private Warrants, (ii) Warrants – Class A, and (iii) Common Warrants as liabilities.

Warrants classified as liabilities are recorded at fair value and are remeasured at each reporting date until settlement. Changes in fair value is recognized as a component of change in fair value of warrant liability in the unaudited condensed consolidated statements of operations and comprehensive loss. Transaction costs allocated to warrants that are presented as a liability are immediately expensed in the unaudited condensed consolidated statements of operations and comprehensive loss. Warrants classified as equity instruments are initially recognized at fair value and are not subsequently remeasured.

●	Revenue Recognition

The Company receives certain portion of its non-interest income from contracts with customers, which are accounted for in accordance with Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASC 606”).

ASC 606 provided the following overview of how revenue is recognized from the Company’s contracts with customers. The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price – The transaction price is the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer.

Step 4: Allocate the transaction price to the performance obligations in the contract – Any entity typically allocates the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation – An entity recognizes revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer (which is when the customer obtains control of that good or service). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. A performance obligation may be satisfied at a point in time (typically for promises to transfer goods to a customer) or over time (typically for promises to transfer service to a customer).

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

Certain portion of the Company’s income is derived from contracts with customers, and as such, the revenue recognized depicts the transfer of promised goods or services to its customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company considers the terms of the contract and all relevant facts and circumstances when applying this guidance. The Company’s revenue recognition policies are in compliance with ASC 606, as follows:

Commissions

The Company earns commissions from the sale of investment products to customers. The Company enters into commission agreements with customers which specify the key terms and conditions of the arrangement. Commissions are separately negotiated for each transaction and generally do not include rights of return, credits or discounts, rebates, price protection or other similar privileges, and typically paid on or shortly after the transaction is completed. Upon the purchase of an investment product, the Company earns a commission from customers, calculated as a fixed percentage of the investment products acquired by its customers. The Company defines the “purchase of an investment product” for its revenue recognition purpose as the time when the customers referred by the Company has entered into a subscription contract with the relevant product provider and, if required, the customer has transferred a deposit to an escrow account designated by the Company to complete the purchase of the investment products. After the contract is established, there are no significant judgments made when determining the one-time commission price. Therefore, commissions are recorded at a point in time when the investment product is purchased.

The Company also facilitates the arrangement between insurance providers and individuals or businesses by providing insurance placement services to the insureds, and is compensated in the form of one-time commissions from the respective insurance providers. The Company primarily facilitates the placement of life, general and MPF insurance products. The Company determines that insurance providers are the customers.

The Company primarily earns commission income arising from the facilitation of the placement of an effective insurance policy, which is recognized at a point in time when the performance obligation has been satisfied upon execution of the insurance policy as the Company has no future or ongoing obligation with respect to such policies. The commission fee rate, which is paid by the insurance providers, based on the terms specified in the service contract which are agreed between the Company and insurance providers for each insurance product being facilitated through the Company. The commission earned is equal to a percentage of the premium paid to the insurance provider. Commission from renewed policies is variable consideration and is recognized in subsequent periods when the uncertainty around variable consideration is subsequently resolved (e.g., when customer renews the policy).

In accordance with ASC Topic 606, “Revenue Recognition: Principal Agent Considerations”, the Company evaluates the terms in the agreements with its channels and independent contractors to determine whether or not the Company acts as the principal or as an agent in the arrangement with each party respectively. The determination of whether to record the revenue in a gross or net basis depends upon whether the Company has control over the services prior to transferring it. Control is demonstrated by the Company which is primarily responsible for fulfilling the provision of placement services through the Company’s licensed insurance brokers to provide agency services. The commissions from insurance providers are recorded on a gross basis and commission paid to independent contractors or channel costs are recorded as commission expense in the unaudited condensed consolidated statements of operations and comprehensive loss.

The Company also offers the sale solicitation of real estate property to the final customers and is compensated in the form of commissions from the corresponding property developers pursuant to the service contracts. Commission income is recognized at a point of time upon the sale contracts of real estate property is signed and executed.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

Recurring Asset Management Service Fees

The Company provides asset management services to investment funds or investment product providers in exchange for recurring asset management service fees. Recurring asset management service fees are determined based on the types of investment products the Company distributes and are calculated as a fixed percentage of the fair value of the total investment of the investment products, calculated daily. These customer contracts require the Company to provide investment management services, which represents a performance obligation that the Company satisfies over time. After the contract is established, there are no significant judgments made when determining the transaction price. As the Company provides these services throughout the contract term, for the method of calculating recurring service fees, revenue is calculated on a daily basis over the contract term, quarterly billed and recognized. Recurring service agreements do not include rights of return, credits or discounts, rebates, price protection, performance component or other similar privileges and the circumstances under which the fixed percentage fees, before determined, could be not subject to clawback. Payment of recurring asset management service fees are normally on a regular basis (typically monthly or quarterly).

Interest Income

The Company offers money lending services from loan origination in form of mortgage and personal loans. Interest income is recognized monthly in accordance with their contractual terms and recorded as interest income in the unaudited condensed consolidated statements of operations and comprehensive loss. The Company does not charge prepayment penalties from its customers. Interest income on mortgage and personal loans is recognized as it accrued using the effective interest method. Accrual of interest income on mortgage loans is suspended at the earlier of the time at which collection of an account becomes doubtful or the account becomes 180 days delinquent.

Disaggregation of Revenue

The Company has disaggregated its revenue from contracts with customers into categories based on the nature of the revenue. The following table presents the revenue streams by segments, with the presentation revenue categories presented on the unaudited condensed consolidated statements of operations and comprehensive loss for the periods indicated:

	For the three months ended September 30, 2024
	Distribution Business	Platform Business
	Insurance brokerage service	Asset management service	Money lending service	Real estate agency service	Total
Interest income:
Loans	$—	$—	$60,282	$—	$60,282

Non-interest income:
Commissions	4,701,151	83,674	—	—	4,784,825
Recurring asset management service fees	—	594,819	—	—	594,819

Total	$4,701,151	$678,493	$60,282	$—	$5,439,926

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	For the three months ended September 30, 2023
	Distribution Business	Platform Business
	Insurance brokerage service	Asset management service	Money lending service	Real estate agency service	Total
Interest income:
Loans	$—	$—	$41,472	$—	$41,472

Non-interest income:
Commissions	11,875,830	292,933	—	14	12,168,777
Recurring asset management service fees	—	996,252	—	—	996,252

Total	$11,875,830	$1,289,185	$41,472	$14	$13,206,501

	For the nine months ended September 30, 2024
	Distribution Business	Platform Business
	Insurance brokerage service	Asset management service	Money lending service	Real estate agency service	Total
Interest income:
Loans	$—	$—	$123,468	$—	$123,468

Non-interest income:
Commissions	15,211,065	449,983	—	—	15,661,048
Recurring asset management service fees	—	2,232,462	—	—	2,232,462

Total	$15,211,065	$2,682,445	$123,468	$—	$18,016,978

	For the nine months ended September 30, 2023
	Distribution Business	Platform Business
	Insurance brokerage service	Asset management service	Money lending service	Real estate agency service	Total
Interest income:
Loans	$—	$—	$117,805	$—	$117,805

Non-interest income:
Commissions	37,569,257	894,655	—	43,548	38,507,460
Recurring asset management service fees	—	3,025,849	—	—	3,025,849

Total	$37,569,257	$3,920,504	$117,805	$43,548	$41,651,114

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

●	Rental Income

Rental income represents monthly rental received from the Company’s tenants. The Company recognizes rental income on a straight-line basis over the lease term in accordance with the lease agreement.

●	Comprehensive Loss

ASC Topic 220, “Comprehensive Income”, establishes standards for reporting and display of comprehensive income (loss), its components and accumulated balances. Comprehensive income (loss) as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive loss, as presented in the accompanying unaudited condensed consolidated statements of stockholders’ (deficit) equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive loss is not included in the computation of income tax expense or benefit.

●	Employee Benefits

Full time employees of the Hong Kong subsidiaries participate in a defined contribution Mandatory Provident Fund retirement benefit scheme under the Hong Kong Mandatory Provident Fund Schemes Ordinance.

●	Income Taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the unaudited condensed consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the unaudited condensed consolidated financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the three and nine months ended September 30, 2024 and 2023, the Company did not have any interest and penalties associated with tax positions. As of September 30, 2024 and December 31, 2023, the Company did not have any significant unrecognized uncertain tax positions.

The Company is subject to tax in local and foreign jurisdictions. As a result of its business activities, the Company files tax returns that are subject to examination by the relevant tax authorities.

●	Share-Based Compensation

The Company accounts for share-based compensation in accordance with the fair value recognition provision of ASC Topic 718, “Stock Compensation”. The Company grants share awards, including common stocks and restricted share units, to eligible participants. Share-based compensation expense for share awards is measured at fair value on the grant date. The fair value of restricted stock with either solely a service requirement or with the combination of service and performance requirements is based on the closing fair market value of the common stocks on the date of grant. Share-based compensation expense is recognized over the awards requisite service period. For awards with graded vesting that are subject only to a service condition, the expense is recognized on a straight-line basis over the service period for the entire award.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

●	Net Loss Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC Topic 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net (loss) income divided by the weighted average shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential common stocks (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common stocks that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

●	Segment Reporting

ASC Topic 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in the unaudited condensed consolidated financial statements for details on the Company’s business segments.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. Based on management’s assessment, the Company determined that it has the following operating segments:

Segments	Scope of Service		Business Activities
Distribution Business		Insurance Brokerage Business	-	Facilitating the placement of insurance, investment, real estate and other financial products and services to our customers, through licensed brokers, in exchange for initial and ongoing commissions received from product providers, including insurance companies, fund houses and other product specialists.

Platform Business	-	Asset Management Business	-	Providing access to financial products and services to licensed brokers.
			-	Providing operational support for the submission and processing of product applications.
			-	Providing supporting tools for commission calculations, customer engagement, sales team management, customer conversion, etc.
			-	Providing training resources and materials.
			-	Facilitating the placement of investment products for the fund and/or product provider, in exchange for the fund management services.
	-	Money Lending Service	-	Providing the lending services whereby the Company makes secured and/or unsecured loans to creditworthy customers.

	-	Real Estate Agency Service	-	Solicitation of real estate sales for the developers, in exchange for commissions.

Fintech Business		Investment Holding		Managing an ensemble of fintech investments.

Healthcare Business		Investment Holding		Managing an ensemble of healthcare-related investments.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

All of the Company’s revenues were generated in Hong Kong for the three and nine months ended September 30, 2024 and 2023 and all of the Company’s long-lived assets were located in Hong Kong as of September 30, 2024 and December 31, 2023.

●	Leases

Under ASU 2016-02, Leases (Topic 842) (“Topic 842”), leases are categorized as operating or financing lease at inception. Lease assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. Lease terms include options to renew or terminate the lease when it is reasonably certain that the Company will exercise such options. The Company has recognized right of use (“ROU”) assets and corresponding lease liabilities on the Company’s condensed consolidated balance sheets for its operating lease agreements with contractual terms greater than 12 months. Lease liabilities are based on the present value of remaining lease payments over the lease term. As the discount rate implied in the Company’s leases is not readily determinable, the present value is calculated using the Company’s incremental borrowing rate, which is estimated to approximate the interest rate on a collateralized basis with similar terms.

Leases with a term of twelve months or less upon the commencement date are considered short-term leases, are not included on the condensed consolidated balance sheets and are expensed on a straight-line basis over the lease term.

●	Related Parties

The Company follows the ASC Topic 850-10, “Related Party” (“ASC 850”) for the identification of related parties and disclosure of related party transactions.

Pursuant to ASC 850, the related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of ASC Topic 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The unaudited condensed consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of unaudited condensed consolidated financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the unaudited condensed consolidated financial statements; c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

●	Commitments and Contingencies

The Company follows the ASC Topic 450, “Contingencies” to report accounting for contingencies. Certain conditions may exist as of the date the unaudited condensed consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s unaudited condensed consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

●	Fair Value Measurement

The Company follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10"), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1 : Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

●	Level 2 : Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes Option-Pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

●	Level 3 : Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

The carrying value of the Company’s financial instruments: cash and cash equivalents, restricted cash, accounts receivable, loans receivable, notes receivable, deposits, prepayments and other receivables, amount due to the holding company, accounts payable, escrow liabilities, borrowings and accrued liabilities approximate at their fair values because of the short-term nature of these financial instruments.

Management believes, based on the current market prices or interest rates for similar debt instruments, the fair value of loans receivable approximates the carrying amount. The Company accounts for loans receivable at cost, subject to expected credit losses assessment.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

The following table presents information about the Company’s financial assets and liabilities that were measured at fair value on a recurring basis as of September 30, 2024 and December 31, 2023 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	As of September 30,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	2024	(Level 1)	(Level 2)	(Level 3)

Assets:
Marketable equity securities	$1,380	$1,380	$—	$—
Investments under purchase option	6,028,100	—	—	6,028,100
	$6,029,480	$1,380	$—	$6,028,100

Liabilities:
Warrant liabilities	$4,281,454	$—	$—	$4,281,454

	As of December 31,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	2023	(Level 1)	(Level 2)	(Level 3)

Assets:
Marketable equity securities	$595	$595	$—	$—

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

●	Recently Issued Accounting Pronouncements

As of September 30, 2024, the Company has implemented all applicable new accounting standards and updates issued by the Financial Accounting Standards Board (“FASB”) that were in effect. There were no new standards or updates during the nine months ended September 30, 2024 that had a material impact on the unaudited condensed consolidated financial statements.

Recently Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB amended guidance in ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The revised guidance requires that a public entity disclose significant segment expenses regularly reviewed by the chief operating decision maker (CODM), including public entities with a single reportable segment. The amended guidance is effective for fiscal years beginning in January 2024 and interim periods beginning January 2025 on a retrospective basis. Early adoption is permitted. The Company is currently evaluating the impact on its unaudited condensed consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU requires the annual financial statements to include consistent categories and greater disaggregation of information in the rate reconciliation, and income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for the Company’s annual reporting periods beginning in January 2025. Adoption is either with a prospective method or a fully retrospective method of transition. Early adoption is permitted. The Company is currently evaluating the impact on its unaudited condensed consolidated financial statements.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

NOTE 3 — LIQUIDITY AND GOING CONCERN

The accompanying unaudited condensed consolidated financial statements were prepared assuming the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. They do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

For the nine months ended September 30, 2024, the Company reported net loss of $28,849,026 and net cash outflows from operating activities of $20,742,386. As of September 30, 2024, the Company had a working capital deficit of $40,488,317 and a stockholders’ deficit of $5,858,781.

The Company has determined that the prevailing conditions and ongoing liquidity risks encountered by the Company raise substantial doubt about the ability to continue as a going concern for at least one year following the date these unaudited condensed consolidated financial statements are issued. The ability to continue as a going concern is dependent on the Company’s ability to successfully implement its current operating plan and fund-raising exercises. The Company believes that it will be able to grow its revenue base and control expenditures. In parallel, the Company will monitor its capital structure and operating plans and search for potential funding alternatives in order to finance the development activities and operating expenses. The Company is continuing its plan to further grow and expand operations and seek sources of capital to pay the contractual obligations as they come due. To access capital to fund operations or provide growth capital, the Company will need to raise capital in one or more debt and/or equity offerings.

However, the Company cannot predict the exact amount or timing of the alternatives or guarantee those alternatives will be favorable to its stockholders. Any failure to obtain financing when required will have a material adverse impact on the Company’s business, operation and financial result. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2023, as filed on March 28, 2024, for further information about the liquidity and going concern.

NOTE 4 — COMPLETION OF MERGER TRANSACTION

The Merger Transactions

In April 2024, the Company entered into a certain Agreement and Plan of Merger (the “Original Merger Agreement”). On August 30, 2024, the Company entered into an Amended and Restated Agreement and Plan of Merger (as further amended, the “Merger Agreement”) by and between the Merger Sub, Triller, and Bobby Sarnevesht. The Merger Agreement has amended, restated and superseded the Original Merger Agreement accordingly (the “Merger Transactions”). Pursuant to the Merger Agreement, (a) Triller will complete its reorganization (the “Triller Reorganization”) with Triller Hold Co LLC (“Triller LLC”), (b) the Company will domesticate to the United States as a Delaware corporation (the “AGBA Domestication”), pursuant to which, among other things, all AGBA ordinary shares, par value $0.001 per share will automatically convert into the same number of shares Delaware Parent Common Stock, as defined below (AGBA, when domesticated as a Delaware corporation, is sometimes referred to as “Delaware Parent”) and (c) after giving effect to the Triller Reorganization and the AGBA Domestication, Merger Sub will merge into Triller, with Triller as the surviving corporation and a wholly owned subsidiary of Delaware Parent.

Stockholders’ Approval

On September 19, 2024, the Merger Transaction and other related proposals were approved by the stockholders of the Company at the extraordinary general meeting of stockholders (the “EGM”).

Merger Closing

On October 15, 2024, the Company consummated the Merger Agreement and completed the AGBA Domestication by changing its jurisdiction of incorporation from the British Virgin Islands to the State of Delaware and changed its company name to “Triller Group Inc.” (“Triller Group” or “ILLR”). Pursuant to the Certificate of Incorporation of the Company, the par value of the common stock and preferred stock of the Company is $0.001 per share.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

In connection with the consummation of the Merger Transaction, on the closing date, the Company acquired 100% of the outstanding capital stock and exercised the conversion of all restricted stock units of Triller, in exchange for the following:

(i)	issued 83,468,631 shares of common stock of ILLR to the Triller stockholders;

(ii)	24,206,246 shares of common stock of ILLR to escrow agent;

(iii)	issued 11,801,804 shares of Series A-1 preferred stock of ILLR to the holders of Triller preferred stock, that are affiliated with the Company’s majority stockholder,

(iv)	issued 30,851 shares of Series B preferred stock of ILLR to Green Nature Limited, a British Virgin Islands company that is affiliated with the Company’s majority stockholder;

(v)	converted all existing Triller restricted stock units into 16,908,829 shares of restricted stock units of ILLR (the “Triller Group RSUs”), and reserved an aggregate of 16,908,829 shares of common stock of ILLR for future issuance upon the vesting of the Triller Group RSUs, and

(vi)	adjusted an aggregate of 53,147,335 Triller warrants which are to be reissued as Triller Group warrants in replacement thereof pursuant to an independent valuation.

Following the closing, the Company issued an aggregate of 107,674,877 shares of its common stock, 11,801,804 shares of its Series A-1 preferred stock, and 30,851 shares of its Series B preferred stock.

At the closing date and following the completion of the Merger Transaction and after giving effect to the Forward Split effected on October 1, 2024 and Reverse Split effected on October 15, 2024, the Company had approximately 155,159,817 shares of common stock issued and outstanding.

To date, the common stocks of ILLR were listed and traded on the Nasdaq Stock Market under the symbol “ILLR”.

NOTE 5 — PROMISSORY NOTES RECEIVABLE AND PAYABLE

Financing Arrangements with Triller and Yorkville

On April 25, 2024, the Company entered into the A&R SEPA with YA II PN, LTD, a Cayman Islands exempt limited partnership (“Yorkville”), and Triller. Pursuant to the A&R SEPA, Triller, or the Company after the transactions contemplated by the Merger Agreement are closed, has the right to sell to Yorkville up to $500 million shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), subject to certain limitations and conditions set forth in the A&R SEPA, from time to time during the term of the SEPA. Sales of the shares of Common Stock to Yorkville under the A&R SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of Common Stock to Yorkville under the A&R SEPA except in connection with notices that may be submitted by Yorkville.

In connection with the A&R SEPA, Yorkville agreed to an advance to the Triller in the form of convertible promissory notes in a principal amount up to $8.51 million (the “First Pre-Paid Advance”). The First Pre-Paid Advance is amounted to 94.0% of the principal amount to be drawn down. Interest shall accrue on the outstanding balance of First Pre-Paid Advance at an annual rate of 5%, subject to an increase to 18% upon an event of default as described in the definitive agreement. The maturity date of the First Pre-Paid Advance will be 12 months after its issuance date. Yorkville may convert the First Pre-Paid Advance into shares of the Common Shares at any time after the Merger at a fixed conversion price equal to (i) the principal mount and interests, divided by (ii) the determination of the lower of (a) 100% of the VWAP during the ten trading days preceding the closing date of the Merger (the “Fixed Price”), or (b) 92.5% of the lowest daily VWAP during the 10 consecutive trading days immediately preceding the conversion date or other date of determination (the “Variable Price”), provided that the Variable Price shall not be lower than the Floor Price. The “Floor Price”, solely with respect to the Variable Price, shall be equal to (i) a price equal to 20% of the average of the daily VWAPs during the ten (10) trading days immediately preceding the closing date of the Merger, and (ii) from and after the date of effectiveness of the initial registration statement, 20% of the VWAP of the trading day immediately prior to the date of effectiveness of the initial registration statement, if such price is lower than the price in part (i) of this sentence.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

Second Pre-Paid Advance

On June 28, 2024, the Company, Triller and Yorkville entered into the Second A&R SEPA to modify the A&R SEPA dated April 25, 2024. Pursuant to the Second A&R SEPA, Yorkville will (i) provide for the assignment by Triller and assumption by the Company of the rights and obligations of Triller under the A&R SEPA and the promissory note of the First Pre-Paid Advance of $8.51 million from Triller dated April 25, 2024 and (ii) provide to the Company financing in the principal amount of $25 million (the “Second Pre-Paid Advance”) in the form of an additional convertible promissory note, subject to the same terms in interest charge and maturity under the First Pre-Paid Advance.

In connection with the Second A&R SEPA, the Company issued convertible promissory notes in an aggregate of $33.51 million to Yorkville. On July 2, 2024, the Company received $23.35 million, net of $150,000 direct legal fee incurred in arranging the Second A&R SEPA, from Yorkville.

Common Warrants to Yorkville

Also, pursuant to the Second A&R SEPA, the Company issued a warrant (the “Common Warrant”) to Yorkville to purchase up to a number of shares of common stock of the Company equal to 25% of the principal amount of the aggregated pre-paid advances divided by a price equal to the Fixed Price, each such Common Warrant with an exercise price equal to the Fixed Price. On June 28, 2024, the Company issued 1,431,561 shares of common warrants to Yorkville (representing $8,377,500 or 25% of the $33,510,000 the aggregated principal amount of the First Pre-Paid Advance and the Second Pre-Paid Advance) at a fixed price of $5.67 per share.

Promissory Notes Receivable from Triller

In connection with the First and Second Pre-Paid Advances issued by Yorkville under A&R SEPA and the Second A&R SEPA, Yorkville advanced $8.0 million and $20.3 million, respectively to Triller and Triller issued promissory note to the Company in April and August 2024. The promissory notes receivable from Triller included interest receivables from Triller.

As of September 30, 2024, the promissory note receivable from Triller was $28,344,339, including an interest receivable of $369,339, with the maturity date on June 28, 2025.

Convertible Promissory Notes Payable, net

As of September 30, 2024, the aggregate principal amount of the First and Second Pre-Paid Advances are $33.51 million and the convertible promissory notes payable to Yorkville are recorded at $32.51 million, net of discount, as current liabilities on the condensed consolidated balance sheets. The convertible promissory notes payable will be repayable within 12 months after the issuance date. Also, Yorkville has the right to convert the convertible promissory notes payable into the Company’s common stock at any time after the Merger Transaction at a fixed conversion price. The Company analyzed the conversion feature of the agreement for derivative accounting consideration under ASC 815 and determined that the embedded conversion features should be classified as a derivative because the exercise price of these convertible notes are subject to a variable conversion rate. The Company has determined that the conversion feature is not considered to be solely indexed to the Company’s own shares and is therefore not afforded equity treatment.

The Company recorded amortization of debt discount of convertible promissory notes payable as interest expense in the unaudited condensed consolidated statements of operations and comprehensive loss of $518,959 and $612,575 for the three and nine months ended September 30, 2024, respectively.

The Company recorded accrued interest of convertible promissory notes payable in interest expense in the unaudited condensed consolidated statements of operations and comprehensive loss of $432,592 and $510,698 for the three and nine months ended September 30, 2024, respectively.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

NOTE 6 — RESTRICTED CASH

As of September 30, 2024 and December 31, 2023, the Company has $13,657,974 and $16,816,842 fund held in escrow, respectively. Fund held in escrow primarily comprised of escrow funds held in bank accounts on behalf of the Company’s customers. The Company is currently acted as a custodian to manage the assets and investment portfolio on behalf of its customers under the terms of certain contractual agreements, which the Company does not have the right to use for any purposes, other than managing the portfolio. Upon receiving escrow funds, the Company records a corresponding escrow liability.

NOTE 7 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of
	September 30, 2024	December 31, 2023
Accounts receivable	$1,880,421	$3,283,118
Accounts receivable – related parties	1,833,343	1,094,225
Less: allowance for expected credit losses	(1,126,653)	(312,482)
Accounts receivable, net	$2,587,111	$4,064,861

The accounts receivable due from related parties represented the management service rendered to the portfolio assets of a related companies, which are controlled by the holding company, for a compensation of asset management service fee income at the predetermined rate based on the respective portfolio of asset values invested by the final customers. The amount is unsecured, interest-free and with a credit term mutually agreed.

The following table presents the activity in the allowance for expected credit losses:

	As of
	September 30, 2024	December 31, 2023
Balance at beginning of period/year	$312,482	$94,447
Additions	808,274	217,475
Foreign translation adjustment	5,897	560
Balance at end of period/year	$1,126,653	$312,482

The Company generally conducts its business with creditworthy third parties. The Company determines, on a quarterly basis, the probable losses and an allowance for expected credit losses determined in accordance with the CECL model, based on historical losses, current economic conditions, forecasted future economic and market considerations, and in some cases, evaluating specific customer accounts for risk of loss. Accounts receivable are written off after exhaustive collection efforts occur and the receivable is deemed uncollectible. In addition, receivable balances are monitored on an ongoing basis and its exposure to bad debts is not significant.

For the three and nine months ended September 30, 2024, the Company has evaluated the probable losses on the accounts receivable and made a provision for allowance for expected credit losses of $214,416 and $808,274, respectively.

For the three and nine months ended September 30, 2023, the Company has evaluated the probable losses on the accounts receivable and made a provision for allowance for expected credit losses of $143,101 and $211,050, respectively.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

NOTE 8 — LOANS RECEIVABLE, NET

The Company’s loans receivable, net was as follows:

	As of
	September 30, 2024	December 31, 2023

Residential mortgage loans	$1,680,436	$1,605,531
Less: allowance for expected credit losses	(10,318)	(1,229)
Loans receivable, net	$1,670,118	$1,604,302

Classifying as:
Current portion	$628,160	$549,461
Non-current portion	1,041,958	1,054,841
Loans receivable, net	$1,670,118	$1,604,302

The interest rates on loans issued ranged between 9.00% and 10.50% (for the nine months ended September 30, 2023: 9.00% to 10.50%) per annum for the nine months ended September 30, 2024. Mortgage loans are secured by collateral in the pledge of the underlying real estate properties owned by the borrowers. As of September 30, 2024, the net carrying amount of the loans receivable was $1,670,118, which included an interest receivable of $114,616.

Mortgage loans are made to either business or individual customers in Hong Kong for a period of 1 to 25 years, which are fully collateralized and closely monitored for counterparty creditworthiness, with such collateral having a fair value in excess of the carrying amount of the loans as of September 30, 2024 and December 31, 2023.

Estimated allowance for expected credit losses is determined on quarterly basis, in accordance with the CECL model, for general credit risk of the overall portfolio, which is relied on an assessment of specific evidence indicating doubtful collection, historical loss experience, loan balance aging and prevailing economic conditions. If there is an unexpected deterioration of a customer’s financial condition or an unexpected change in economic conditions, including macroeconomic events, the Company will assess the need to adjust the allowance for expected credit losses. Any such resulting adjustments would affect earnings in the period that adjustments are made.

For the three and nine months ended September 30, 2024, the Company has evaluated the probable losses on loans receivable and made a provision for allowance for expected credit losses of $5,482 and $9,037, respectively.

For the three and nine months ended September 30, 2023, the Company has evaluated the probable losses on loans receivable and made a provision for allowance for expected credit losses of $1,414 and $1,414, respectively.

NOTE 9 — NOTES RECEIVABLE, NET

On February 24, 2023, the Company entered into a subscription agreement and a convertible loan note instrument (collectively the “Agreements”) with Investment A. Pursuant to the Agreements, the Company agrees to subscribe an aggregate amount of $1,673,525 notes, in batches, which are payable on or before January 31, 2024 and bears a fixed interest rate of 8% per annum. On April 30, 2024, the Company entered into a purchase and sale agreement with an independent third party to sell all its convertible loan notes on Investment A for a purchase price of $412,360. The transaction was completed on April 30, 2024. For the three and nine months ended September 30, 2024, the Company has evaluated the probable losses on notes receivable and made a provision for allowance for expected credit losses of nil and $155,187, respectively.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

NOTE 10 — LONG-TERM INVESTMENTS, NET

Long-term investments, net consisted of the following:

	As of
	Ownership interest	September 30, 2024	Ownership interest	December 31, 2023

Marketable equity securities:
Investment C	0.00%*	$1,380	0.00%*	$595

Non-marketable equity securities:
Investment A	8.37%	5,887,322	8.37%	5,826,703
Investment B	3.63%	306,123	3.63%	342,000
Investment D	4.47%	17,751,016	4.47%	16,880,384
Investment E, related party	4.00%	525,097	4.00%	522,531
Investment F	—	—	4.00%	2,152,251
		24,469,558		25,723,869

Investment G under purchase option		6,028,100		—
Net carrying value		$30,499,038		$25,724,464

*	Less than 0.001%

Investments in Marketable Equity Securities

Investments in equity securities, such as, marketable securities, are accounted for at its current market value with the changes in fair value recognized in net gain (loss). Investment C was listed and publicly traded on Nasdaq Stock Exchange.

As of September 30, 2024 and December 31, 2023, Investment C was recorded at fair value of $1,380 and $595, which were traded at a closing price of $21.21 and $9.15 per share, respectively.

Investments in Non-Marketable Equity Securities

Investments in non-marketable equity securities consist of investments in limited liability companies in which the Company’s interests are deemed minor and long-term, strategic investments in companies that are in various stages of development, and investments in close-ended partnership funds which concentrated in the healthcare sector. These investments do not have readily determinable fair values and, therefore, are reported at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

Management assesses each of these investments on an individual basis, subject to a periodic impairment review and considers qualitative and quantitative factors including the investee’s financial condition, the business outlook for its products and technology, its projected results and cash flow, financing transactions subsequent to the acquisition of the investment, the likelihood of obtaining subsequent rounds of financing and cash usage. The Company is not required to determine the fair value of these investments unless impairment indicators existed. When an impairment exists, the investment will be written down to its fair value by recording the corresponding charge as a component of other income (expense), net. Fair value is estimated using the best information available, which may include cash flow projections or other available market data.

On February 5, 2024, the Company entered into a purchase and sale agreement with an independent third party to sell all its equity interest in Investment F for a purchase price of $2.15 million and the transaction was completed on February 19, 2024.

Investments Under Purchase Option

On September 6, 2024, the Company received the warrant containing a purchase option to acquire 285,353 units of Class C of the consultant, equal to 4.11% of its equity interest, at an exercise price of $0.001 per unit, over a period of 5 years (see Note 14). This warrant containing a purchase option of equity securities was recorded as an investment in non-marketable equity securities and measured at the fair value of $6,028,100 under ASC Topic 321, as of September 30, 2024.

Under ASC Topic 820-10, the warrant was classified as Level 3 due to the use of unobservable inputs. The fair value of the warrant is valued by an independent valuer using a Binominal pricing model with the following key inputs at the measurement date:

As of
September 30, 2024
Input
Share price	$52.57
Risk-free interest rate	2.54%
Volatility	43.00%
Exercise price	$0.001
Warrant remaining life	5 years

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

The following table presents the movement of non-marketable equity securities as of September 30, 2024 and December 31, 2023:

	As of
	September 30, 2024	December 31, 2023
Balance at beginning of period/year	$25,723,869	$34,589,767
Additions	—	288,581
Disposal	(2,152,251)	—
Adjustments:
Downward adjustments	(37,678)	(10,092,729)
Foreign exchange adjustment	935,618	938,250
Balance at end of period/year	$24,469,558	$25,723,869

Cumulative unrealized gains and losses, included in the carrying value of the Company’s non-marketable equity securities:

	As of
	September 30, 2024	December 31, 2023

Downward adjustments (including impairment)	$(37,385,007)	$(37,347,329)
Upward adjustments	6,209,357	6,209,357
	$(31,175,650)	$(31,137,972)

Investment income (loss), net is recorded as other income (expense) in the Company’s unaudited condensed consolidated statements of operations and comprehensive loss, and consisted of the following:

	For the three months ended September 30,
	2024	2023
Marketable equity securities:
Unrealized gain (loss) from the changes in fair value – Investment C	$404	$(11)

Non-marketable equity securities:
Unrealized loss (including impairment) – Investment F	—	(1,029,766)
Dividend income	—	236,870
Investment income (loss), net	$404	$(792,907)

	For the nine months ended September 30,
	2024	2023
Marketable equity securities:
Unrealized gain from the changes in fair value – Investment C	$778	$87
Realized gain from sale of Investment C	—	1,541,736

Non-marketable equity securities:
Unrealized loss (including impairment) – Investment B	(37,678)	—
Unrealized loss (including impairment) – Investment F	—	(2,457,537)
Dividend income	—	1,404,303
Investment (loss) income, net	$(36,900)	$488,589

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

NOTE 11 — BORROWINGS

	As of
	September 30, 2024	December 31, 2023

Mortgage borrowings	$1,066,160	$1,804,950
Short-term borrowings, related party	5,000,000	5,000,000
Total	$6,066,160	$6,804,950

Mortgage Borrowings

In February 2023, the Company obtained a mortgage loan of $1,793,001 (equivalent to HK$14,000,000) from a finance company in Hong Kong, which bears an average interest rate at 13.75% per annum and becomes repayable in February 2024. The loan was pledged by a fixed charge on an office premises owned by the Company. As of September 30, 2024, the carrying value of the loan is $1,066,160. On October 31, 2024, the Company entered into a preliminary sales and purchase agreement with an independent third party to sell the office premises with a cash consideration of approximately $1.6 million. The transaction will be completed in February 2025.

In July 2024, the Company partially settled $787,157, including $18,678 interest expense (equivalent to principal and interest of HK$6,000,000 and HK$145,833, respectively). The remaining principal and accrued interest is expected to settle in November 2024.

Short-term Borrowings

In September 2023, the Company obtained a short-term borrowing of $5,000,000 from the Company’s major stockholder’s ultimate holding company, which bears interest at a fixed rate of 12.00% per annum, repayable in October 2023. The borrowing is secured by a lien on the partial equity interest in Investment D owned by the Company. The Company entered into certain supplementary agreements to renew and extend the maturity to the end of November 2024.

NOTE 12 — OPERATING LEASES

The Company has entered into commercial operating lease with an independent third party for the use of an office in Hong Kong. The lease has original terms exceeding 1 year, but not more than 3 years with an option to renew for a further term of 3 years. The operating lease is included in “Right-of-use assets, net” on the condensed consolidated balance sheets and represented the Company’s right to use the underlying assets during the lease term. The Company’s obligation to make lease payments are included in “Operating lease liabilities” on the condensed consolidated balance sheets.

Supplemental balance sheet information related to operating leases was as follows:

	As of
	September 30, 2024	December 31, 2023
Operating lease:
Right-of-use asset	$12,618,789	$12,512,585
Less: accumulated amortization	(2,447,706)	(1,004,432)
Right-of-use asset, net	$10,171,083	$11,508,153

Lease liabilities:
Current lease liabilities	$1,295,842	$1,229,329
Non-current lease liabilities	9,718,742	10,646,053
Total lease liabilities:	$11,014,584	$11,875,382

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

Operating lease expense for the three months ended September 30, 2024 and 2023 was $643,708 and $640,920, respectively, is included in other general and administrative expenses in the unaudited condensed consolidated statements of operations and comprehensive loss.

Operating lease expense for the nine months ended September 30, 2024 and 2023 was $1,927,851 and $854,470, respectively, is included in other general and administrative expenses in the unaudited condensed consolidated statements of operations and comprehensive loss.

Other supplemental information about the Company’s operating lease as of September 30, 2024 and December 31, 2023 are as follow:

	As of
	September 30, 2024	December 31, 2023
Weighted average discount rate	6.58%	6.58%
Weighted average remaining lease term (years)	4.67	5.42

Maturities of operating lease liabilities as of September 30, 2024 were as follows:

For the year ending September 30,	Operating lease
2025	$1,951,717
2026	2,373,467
2027	3,216,968
2028	3,216,968
2029	2,144,645
Total minimum lease payments	12,903,765
Less: imputed interest	(1,889,181)
Future minimum lease payments	$11,014,584

NOTE 13 — WARRANTS

In connection with the Merger Transaction aforementioned in note 4, the exercise prices for, and the shares underlying, all previously outstanding public warrants (“AGBA Public Warrants”), private warrants issued in AGBA’s SPAC IPO (“AGBA SPAC Private Warrants”), Class A warrants (“AGBA Class A Warrants”), and common warrants (“AGBA Common Warrants,” together with AGBA Class A Warrants and AGBA SPAC Private Warrants, “AGBA Private Warrants,” together with AGBA Public Warrants, “AGBA Warrants”) issued by AGBA were adjusted in accordance with the terms of such warrant instruments to reflect the previously announced and implemented 1.9365-to-1 Forward Split and 1-for-4 Reverse Split. An equitable adjustment with a combined ratio of 0.5:1 applied to the number of AGBA Ordinary Shares issuable on the exercise of each AGBA Warrants and the warrant price. Upon the Closing, all warrants issued by AGBA and Triller were assigned to and assumed by Triller Group (“Triller Group Warrants”). Accordingly, as of the close of business on October 15, 2024, each AGBA Public Warrant and each AGBA SPAC Private Warrant became one Triller Group Warrant which entitles the holder thereof to purchase 0.25 shares of Triller Group Common Stock at an adjusted exercise price of $23.00 per whole share (provided, however, warrants are not exercisable for fractional shares, only whole shares; thereby a warrant holder would need to hold four warrants to yield one share). Each AGBA Class A Warrant and each AGBA Common Warrant became one Triller Group Warrant which entitles the holder thereof to purchase 0.5 shares of Triller Group Common Stock at an adjusted exercise price of two times of the original exercise price per whole share (provided, however, warrants are not exercisable for fractional shares, only whole shares; thereby a warrant holder would need to hold two warrants to yield one share). AGBA Public Warrants started trading on a post-adjustment basis as Triller Group Warrants on October 16, 2024 under the new ticker symbol “ILLRW”. All the warrants and their exercise prices are retroactively restated in effect to the forward stock split and reverse stock split (see Note 14).

The Company has issued the different classes of warrants, as follows:

Public Warrants

Each public warrant entitles the holder thereof to purchase one-quarter (1/4) of one share of common stock at a price of $23.00 per full share, subject to adjustment as discussed herein. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrant holder.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

Once the public warrants become exercisable, the Company may call the outstanding warrants (including any outstanding warrants issued upon exercise of the unit purchase option issued to Maxim Group LLC) for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption,

●	if, and only if, the last sales price of the common stock equals or exceeds $33.00 per share for any 20 trading days within a 30 trading day period ending three business days before the Company send the notice of redemption, and

●	if, and only if, there is a current registration statement in effect with respect to the common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the warrants for redemption as described above, the management of the Company will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of common stocks equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether the Company will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the common stock at the time the warrants are called for redemption, the Company’s cash needs at such time and concerns regarding dilutive share issuances.

The public warrants qualify for the derivative scope exception under ASC 815 and are therefore presented as a component of Stockholders’ Equity Section on the condensed consolidated balance sheets without subsequent fair value re-measurement.

As of September 30, 2024 and December 31, 2023, there were 4,600,000 public warrants outstanding.

Other than the public warrants, the Company has accounted for and presented certain warrants as liabilities on the condensed consolidated balance sheets, in accordance with ASC 480. The fair value of the warrant liabilities is valued by an independent valuer using a Binominal pricing model. The warrant liabilities were classified as Level 3 due to the use of unobservable inputs.

SPAC Private Warrants

The SPAC private warrants are identical to the public warrants, except that the SPAC private warrants and the common stocks issuable upon the exercise of the SPAC private warrants were not transferable, assignable or salable until after the completion of the business combination on November 14, 2022, subject to certain limited exceptions. Additionally, the SPAC private warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the SPAC private warrants are held by someone other than the initial purchasers or their permitted transferees, the SPAC private warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants at a price of $23.00 per full share.

As of September 30, 2024 and December 31, 2023, there were 225,000 SPAC private warrants outstanding, with aggregate value of $8,102 and nil, respectively.

The changes in fair value for the three and nine months ended September 30, 2024 were $(981) and $8,102, respectively.

The changes in fair value for the three and nine months ended September 30, 2023 were $1,106 and $3,481, respectively.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

Warrants – Class A

On May 2, 2024, the Company issued 3,557,932 shares of common stock and the associated warrants to purchase up to 734,920 shares of common stock at a purchase price of $1.40 per share under the private placement, to an institutional investor, a director and officers of the Company. The subscribers in private placement will receive one warrant – class A for every five shares of common stock subscribed. Each warrant – class A entitles the holder to purchase 0.5 share of common stock at an exercise price of $2.00 per share and shall be exercised with more than $500,000 per tranche. The warrants will be exercisable six months after the issuance date for a period of five years after the exercise date.

As of September 30, 2024 and December 31, 2023, there were 1,469,840 and nil warrants - class A outstanding, respectively, with aggregate value of $1,896,657 and nil, respectively.

The changes in fair value for the three and nine months ended September 30, 2024 were $156,864 and $1,896,657 respectively.

Common Warrants

One June 28, 2024, the Company issued 2,957,008 common warrants to Yorkville, in connection with the Second A&R SEPA, representing $8,377,500 or 25% of the $33,510,000 the aggregate principal amount of the First Pre-Paid Advance and the Second Pre-Paid Advance (see Note 5). Each common warrant entitles the holder to purchase 0.5 share of common stock with an exercise price of $5.67 per share.

As of September 30, 2024 and December 31, 2023, there were 2,957,008 and nil common warrants outstanding, respectively, with aggregate value of $2,376,695 and nil, respectively.

The changes in fair value for the three and nine months ended September 30, 2024 were $476,167 and $2,376,695, respectively.

The key inputs into the Binominal pricing model were as follows at their measurement dates:

				As of
	As of September 30, 2024			December 31, 2023
	Common Warrants	Warrants – Class A	SPAC Private Warrants	SPAC Private Warrants
Input
Share price	$3.32	$3.32	$3.32	$0.49
Risk-free interest rate	3.56%	3.56%	3.56%	4.04%
Volatility	51.68%	51.72%	50.80%	48.66%
Exercise price	$5.67	$2.00	$23.00	$23.00
Warrant remaining life	4.74 years	5.09 years	1.88 years	2.63 years

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

NOTE 14 — STOCKHOLDERS’ (DEFICIT) EQUITY

To date, the Company’s common stock is currently traded on the Nasdaq Capital Market under the symbol “ILLR”, which was previously traded under the symbol “AGBA.”

On October 15, 2024, the Company changed its domicile from British Virgin Islands to the State of Delaware.

Preferred Stock

On October 15, 2024, the Company filed its articles of incorporation with the Secretary of State of Delaware, to authorize shares of preferred stock and provide that shares of preferred stock may be issued from time to time in one or more series. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series.

To date, the Company has authorized a total of 100,000,000 shares of preferred stock. Of this amount the Company has designated 11,803,398 shares and 35,000 shares to two classes of preferred stock, Series A-1 Preferred Stock and Series B Preferred Stock, respectively.

A description of each class of preferred stock is listed below:

Series A-1 Preferred Stock

The Company designated up to 11,803,398 shares as Series A-1 Preferred Stock, with a par value of $0.001 per share. Each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of common stock.

There were nil shares of Series A-1 Preferred Stock issued and outstanding as of September 30, 2024 and December 31, 2023.

Series B Preferred Stock

The Company designated up to 35,000 shares of Series B Preferred Stock, with a par value of $0.001 per share. Each share of Series B Preferred Stock shall be entitled to 10,000 votes for each share of Series B Preferred Stock held by such holder.

There were nil shares of Series B Preferred Stock issued and outstanding as of September 30, 2024 and December 31, 2023.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

Common Stock (or equivalent to ordinary shares)

Forward and Reverse Stock Splits

On October 1, 2024, the Company effected a 1.9365-to-1 forward stock split (the “Forward Split”), resulting increase in the total number of authorized ordinary shares from 1,500,000,000 to 2,904,753,145, increase in the outstanding ordinary shares from 97,736,035 shares to 189,265,804 shares and reduction of par value from $0.001 to $0.000516395 per share.

Further, on October 15, 2024, immediately prior to the completion of the redomiciliation and merger transaction, the Company effected a 1-for-4 reverse stock split (the “Reverse Split”), resulting in the proportional adjustments to the par value of the ordinary shares, the authorized number of ordinary shares, and the number of outstanding ordinary shares. Proportional adjustments were also made to all outstanding stock options, warrants, and common warrants in accordance with their respective terms. The Reverse Split did not change the par value of the Company’s common stock or the authorized number of shares. All fractional shares were rounded up to the nearest whole share with respect to outstanding shares of common stock. All share and warrant numbers and per share amounts are retroactively presented in this Form 10-Q to reflect the impact of the Forward Split and the Reverse Split as if they had taken effect on January 1, 2023.

To date, the Company has 1,400,000,000 authorized shares of common stock, with a par value of $0.001 per share.

During the nine months ended September 30, 2024, the Company issued 14,076,317 shares of common stock as follows:

(i)	167,586 shares of common stock to the directors and officers of the Company under the Share Award Scheme (the “Scheme”), whose shares were vested in 2023.

(ii)	1,325,458 shares of common stock to the employees of the Company to compensate for the contributions of their services and performance.

(iii)	2,520,169 shares of common stock to certain consultants to compensate their services rendered. As of September 30, 2024, the unrecognized deferred equity compensation amounting to $7,994,977 was recorded in the additional paid-in capital and will be amortized over the remaining service period.

(iv)	484,125 shares of common stock to Apex Twinkle Limited to partially settle the finder fee payable.

(v)	3,557,932 shares of common stock and the associated warrants to purchase 711,586 shares of common stock at a purchase price of $1.45 per share under the private placement, to an institutional investor, a director and officers of the Company, on May 2, 2024. Among 3,557,932 shares of common stock, in December 2023, the Company received gross proceeds of $1,850,314 from an institutional investor in exchange of 1,279,688 shares of common stock and settled the accrued salaries of $1,242,850 with an aggregate of 859,564 shares of common stock to a director and officers of the Company. The remaining 1,418,680 shares of common stock were issued to a director of the Company.

(vi)	3,558,319 shares of common stock to a consultant to compensate services for a period of two years commenced in September 2024 and to receive the warrant containing a purchase option to acquire the equity interest of the consultant, with the aggregate fair value of $18,456,585, at the current market value of $2.51 per share. Under the consulting agreement, the Company received the warrant to purchase 285,353 units of Class C of the consultant, equal to 4.11% of its equity interest, at an exercise price of $0.001 per unit, over a period of 5 years. During the three and nine months ended September 30, 2024, the Company recorded $520,000 and $520,000 of consultancy service fee, respectively in the unaudited condensed consolidated statements of operations and comprehensive loss. As of September 30, 2024, the unrecognized deferred equity compensation amounting to $11,908,485 was recorded in the additional paid-in capital and will be amortized over the remaining service period and $6,028,100 of long-term investments, net in the condensed consolidated balance sheets.

(vii)	702,726 shares of common stock for the settlement of the accrued salaries to the directors and officers.

(viii)	58,095 shares of common stock to the independent directors of the Company under the 2024 Equity Incentive Plan.

(ix)	636,899 shares of common stock to a related company which owned by the Chairman of the Company to compensate for the advisory services rendered.

(x)	604,244 shares of common stock for the settlement of the accrued director’s fee to the Chairman of the Company.

(xi)	459,919 shares of common stock to the employees and officers of the Company to compensate for their services and performance.

(xii)	845 fractional shares of common stock resulting from rounding up to whole shares upon the effectiveness of Reverse Split.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

There were 47,317,308 and 33,240,991 shares of common stock issued and outstanding, as of September 30, 2024 and December 31, 2023, respectively.

During the three months ended September 30, 2024 and 2023, the Company recorded $2,564 and $2,150,680 share-based compensation expense, respectively which is included in the legal and professional fee in the unaudited condensed consolidated statements of operations and comprehensive loss.

During the nine months ended September 30, 2024 and 2023, the Company recorded $218,012 and $8,026,400 share-based compensation expense, respectively which is included in the legal and professional fee in the unaudited condensed consolidated statements of operations and comprehensive loss.

Common Stock To Be Issued

There were nil and 2,350,081 shares of common stock to be issued, as of September 30, 2024 and December 31, 2023, respectively.

Subscription Receivable

Subscription receivable is related to the private placement commenced in November 2023, whose common stocks were issued to a director of the Company on May 2, 2024. The gross proceed of $2,051,280 in relation to the corresponding 1,418,680 shares of common stock is expected to be settled by the director of the Company on or before December 31, 2024.

Forgiveness of Amount Due to the Holding Company

During the nine months ended September 30, 2024 and 2023, the holding company of the Company agreed to forgive a debt of nil and $12,593,384, in aggregate, respectively, representing certain amount due to it and treat as additional paid-in capital.

2023 Share Award Scheme

Pursuant to the Share Award Scheme, the Company filed S-8 registration statement to register up to 5,652,352 shares of common stock on February 24, 2023.

The fair value of the common stock granted during the period is measured based on the closing price of the Company’s common stocks as reported by Nasdaq Exchange on the date of grant. For those vested immediately on the date of grant, the fair value is recognized as share-based compensation expense in the unaudited condensed consolidated statements of operations and comprehensive loss.

As of September 30, 2024, 491,797 shares of common stock are available to issue under this plan.

During the three months ended September 30, 2024 and 2023, the Company recorded nil and nil share-based compensation expense, respectively which is included in the personnel and benefit expenses in the unaudited condensed consolidated statements of operations and comprehensive loss.

During the nine months ended September 30, 2024 and 2023, the Company recorded $1,565,880 and nil share-based compensation expense, respectively which is included in the personnel and benefit expenses in the unaudited condensed consolidated statements of operations and comprehensive loss.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

Restricted Share Units (“RSUs”)

In December 2022, the Company approved and granted 2,420,625 shares of common stock as RSUs to employees and consultants as additional compensation under the Scheme. These RSUs typically will be vested over one to four years period from 2023 to 2026.

For the RSUs, the fair value is recognized over the period based on the derived service period (usually the vesting period), on a straight-line basis. The valuations assume no dividends will be paid. The Company has assumed 10% forfeitures.

On January 22, 2024 and June 18, 2024, the Company issued 161,775 and 5,811 shares of common stock, respectively, to the directors and officers of the Company under the Scheme, whose shares were vested in 2023.

During the three months ended September 30, 2024 and 2023, the Company recorded $250,567 and $1,317,600 share-based compensation expense, respectively which is included in the personal and benefit expenses in the unaudited condensed consolidated statements of operations and comprehensive loss.

During the nine months ended September 30, 2024 and 2023, the Company recorded $751,701 and $3,952,800 share-based compensation expense, respectively which is included in the personal and benefit expenses in the unaudited condensed consolidated statements of operations and comprehensive loss.

As of September 30, 2024 and December 31, 2023, total unrecognized compensation remaining to be recognized in future periods for RSUs totaled $1.2 million and $1.9 million, respectively. They are expected to be recognized over the weighted average period of 1.08 years.

A summary of the activities for the Company’s RSUs as of September 30, 2024 and December 31, 2023 is as follow:

	As of
	September 30, 2024		December 31, 2023
	Number of RSUs	Weighted Average Grant Price	Number of RSUs	Weighted Average Grant Price

Outstanding, beginning of period/year	634,072	$2.47	2,420,625	$2.47
Vested	—	$—	(167,770)	$2.47
Forfeited	(142,275)	$(2.47)	(1,618,783)	$(2.47)
Outstanding, end of period/year	491,797	$2.47	634,072	$2.47

2024 Equity Incentive Plan

Pursuant to the 2024 Equity Incentive Plan (the “2024 Plan”), the Company filed S-8 registration statement to register 7,746,000 shares of common stock on August 29, 2024.

The fair value of the common stock granted during the period is measured based on the closing price of the Company’s common stock as reported by Nasdaq Exchange on the date of grant. For those vested immediately on the date of grant, the fair value is recognized as share-based compensation expense in the unaudited condensed consolidated statements of operations and comprehensive loss.

As of September 30, 2024, 36,016 shares of common stock are available to issue under this plan.

During the three months ended September 30, 2024, the Company recorded $3,059,390 and $764,923 share-based compensation expense, respectively which is included in the personal and benefit expenses and legal and professional fee, respectively in the unaudited condensed consolidated statements of operations and comprehensive loss.

During the nine months ended September 30, 2024, the Company recorded $3,059,390 and $764,923 share-based compensation expense, respectively which is included in the personal and benefit expenses in the unaudited condensed consolidated statements of operations and comprehensive loss.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

NOTE 15 — OPERATING EXPENSES

Commission Expense

Pursuant to the terms of respective contracts, commission expense represents certain premiums from insurance or investment products paid to agents. Commission rates vary by market due to local practice, competition, and regulations. The Company charged commission expense on a systematic basis that is consistent with the revenue recognition.

During the three months ended September 30, 2024 and 2023, the Company recorded $1,934,131 and $8,915,811 commission expenses, respectively.

During the nine months ended September 30, 2024 and 2023, the Company recorded $7,696,943 and $28,195,740 commission expenses, respectively.

Personnel and Benefit Expense

Personnel and benefit expense mainly consisted of salaries and bonus paid and payable to the employees of the Company.

During the three months ended September 30, 2024 and 2023, the Company recorded $6,826,869 and $7,764,353 personnel and benefit expense, respectively.

During the nine months ended September 30, 2024 and 2023, the Company recorded $18,364,075 and $22,671,813 personnel and benefit expense, respectively.

Legal and Professional Fees

Legal and professional fees mainly consisted of certain professional consulting services in legal, audit, accounting and taxation, and others.

During the three months ended September 30, 2024 and 2023, the Company recorded $2,843,599 and $3,530,585 legal and professional fees, respectively.

During the nine months ended September 30, 2024 and 2023, the Company recorded $5,456,693 and $12,500,587 legal and professional fees, respectively.

Other General and Administrative Expenses

The Company incurred different types of expenditures under other general and administrative expenses. They primarily consist of depreciation of property and equipment and management fee expenses which are allocated for certain corporate office expenses.

During the three months ended September 30, 2024 and 2023, the Company recorded $1,152,530 and $805,785 other general and administrative expenses, respectively.

During the nine months ended September 30, 2024 and 2023, the Company recorded $3,440,851 and $2,242,167 other general and administrative expenses, respectively.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

NOTE 16 — INCOME TAXES

The provision for income taxes consisted of the following:

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Income tax expense	$37,335	$55,886	$98,091	$55,606

The Company’s subsidiaries mainly operate in Hong Kong that are subject to taxes in the jurisdictions in which they operate, as follows:

United States of America

Upon the redomiciliation from the British Virgin Islands to the State of Delaware, the Company is subjected to the federal income tax rate of 21%.

British Virgin Islands

The Company’s subsidiaries incorporated in the British Virgin Islands are not subject to taxation. In addition, upon payments of dividends by these entities to their stockholder, no British Virgin Islands withholding tax will be imposed.

Hong Kong

The Company’s subsidiaries operating in Hong Kong is subject to the Hong Kong Profits Tax at the income tax rates ranging from 8.25% to 16.5% on the assessable income arising in Hong Kong during its tax year.

The following table sets forth the significant components of the deferred tax assets of the Company as of September 30, 2024 and December 31, 2023:

	As of
	September 30, 2024	December 31, 2023
Deferred tax assets, net:
Net operating loss carryforwards	$12,861,058	$8,909,692
Less: valuation allowance	(12,861,058)	(8,909,692)
Deferred tax assets, net	$—	$—

The movement of valuation allowance is as follows:

	As of
	September 30, 2024	December 31, 2023
Balance as of beginning of the period/year	$(8,909,692)	$(5,461,370)
Addition	(3,951,366)	(3,448,322)
Balance as of end of the period/year	$(12,861,058)	$(8,909,692)

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

As of September 30, 2024 and December 31, 2023, the operations incurred $78.0 million and $54.0 million, respectively of cumulative net operating losses which can be carried forward to offset future taxable income. Net operating loss can be carried forward indefinitely but cannot be carried back to prior years. There are no group relief provisions for losses or transfers of assets under Hong Kong tax regime. Each company within a corporate group is taxed as a separate entity. The Company has provided for a full valuation allowance against the deferred tax assets on the expected future tax benefits from the net operating loss carryforwards as the management believes that it is more likely than not that these assets will not be realized in the future. The valuation allowance is reviewed annually.

Uncertain tax positions

The Company evaluates the uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of September 30, 2024 and December 31, 2023, the Company did not have any significant unrecognized uncertain tax positions. The Company incurred and settled minimal interest related to potential underpaid income tax expenses for the nine months ended September 30, 2024 and did not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from September 30, 2024.

NOTE 17 — SEGMENT INFORMATION

The following tables present the summary information by segment for the three and nine months ended September 30, 2024 and 2023:

	For the three months ended September 30, 2024
	Distribution Business	Platform Business	Fintech Business	Healthcare Business	Total

Revenue, net
- Interest income	$—	$60,282	$—	$—	$60,282
- Non-interest income	4,701,151	678,493	—	—	5,379,644
	4,701,151	738,775	—	—	5,439,926

Commission expense	1,843,490	90,641	—	—	1,934,131
Depreciation	266	15,444	7,231	—	22,941
Income (loss) from operations	1,528,282	(7,275,168)	(4,436,106)	—	(10,182,992)
Investment income, net	—	—	404	—	404
Total assets	$13,923,909	$54,396,750	$27,575,737	$525,097	$96,421,493

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	For the three months ended September 30, 2023
	Distribution Business	Platform Business	Fintech Business	Healthcare Business	Total

Revenue, net
- Interest income	$—	$41,472	$—	$—	$41,472
- Non-interest income	11,875,830	1,289,199	—	—	13,165,029
	11,875,830	1,330,671	—	—	13,206,501

Commission expense	8,592,596	323,215	—	—	8,915,811
Depreciation	261	15,439	7,121	—	22,821
Income (loss) from operations	1,890,079	(5,666,668)	(7,565,926)	—	(11,342,515)
Investment loss, net	—	—	(792,907)	—	(792,907)
Total assets	$16,283,632	$33,054,207	$32,722,269	$521,041	$82,581,149

	For the nine months ended September 30, 2024
	Distribution Business	Platform Business	Fintech Business	Healthcare Business	Total

Revenue, net
- Interest income	$—	$123,468	$—	$—	$123,468
- Non-interest income	15,211,065	2,682,445	—	—	17,893,510
	15,211,065	2,805,913	—	—	18,016,978

Commission expense	7,124,313	572,630	—	—	7,696,943
Depreciation	789	46,254	21,662	—	68,705
Income (loss) from operations	3,330,885	(12,375,689)	(16,738,689)	—	(25,783,493)
Investment loss, net	—	—	(36,900)	—	(36,900)
Total assets	$13,923,909	$54,396,750	$27,575,737	$525,097	$96,421,493

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	For the nine months ended September 30, 2023
	Distribution Business	Platform Business	Fintech Business	Healthcare Business	Total

Revenue, net
- Interest income	$—	$117,805	$—	$—	$117,805
- Non-interest income	37,569,257	3,964,052	—	—	41,533,309
	37,569,257	4,081,857	—	—	41,651,114

Commission expense	27,133,073	1,062,667	—	—	28,195,740
Depreciation	783	216,953	20,579	—	238,315
Income (loss) from operations	5,077,269	(10,068,524)	(31,328,202)	—	(36,319,457)
Investment income, net	—	—	488,589	—	488,589
Total assets	$16,283,632	$33,054,207	$32,722,269	$521,041	$82,581,149

All of the Company’s customers and operations are based in Hong Kong.

NOTE 18 — RELATED PARTY BALANCES AND TRANSACTIONS

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by the holding company. Amounts represent advances or amounts paid in satisfaction of liabilities.

Related party balances consisted of the following:

		As of
		September 30, 2024	December 31, 2023
Balance with related parties:
Accounts receivable	(a)	$898,703	$1,094,225
Borrowings	(b)	$5,000,000	$5,000,000
Amount due to the holding company	(c)	$18,469,331	$2,906,261
Long-term investment – Investment E	(d)	$525,097	$522,531
Subscription receivable	(e)	$2,051,280	$—

(a)	Accounts receivable due from related parties represented the management service rendered to two individual close-ended investment private funds registered in the Cayman Islands, which is controlled by the holding company.

(b)	Borrowing is obtained from the Company’s major stockholder of ultimate holding company. The amount was secured, interest-bearing and repayable by the end of November 2024, as extended (see Note 11).

(c)	Amounts due to the holding company are those nontrade payables arising from transactions between the Company and the holding company, such as advances made by the holding company on behalf of the Company, advances made by the Company on behalf of the holding company, and allocated shared expenses paid by the holding company. During the nine months ended September 30, 2024 and 2023, amounts due to the holding company of nil and $12,593,384, respectively, were forgiven (see Note 14).

(d)	The Company purchased 4% equity interest in Investment E from a related party in May 2021, based on historical cost. The Company has a common director with Investment E.

(e)	Subscription receivable is related to the private placement commenced in November 2023, whose common stocks were issued to a director of the Company on May 2, 2024. The gross proceed of $2,051,280 in relation to the corresponding 1,418,680 shares of common stock is expected to be settled by the director of the Company on or before December 31, 2024.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

In the ordinary course of business, during the three and nine months ended September 30, 2024 and 2023, the Company involved with transactions, either at cost or current market prices and on the normal commercial terms among related parties. The following table provides the transactions with these parties for the periods as presented (for the portion of such period that they were considered related):

		For the three months ended September 30,		For the nine months ended September 30,
		2024	2023	2024	2023
Nature of transactions
Asset management service income	(f)	$245,456	$244,525	$729,806	$725,146
Office and operating fee charge	(g)	$1,088,453	$1,317,065	$3,280,695	$5,089,110
General and administrative expense allocated	(h)	$—	$—	$—	$1,722
Legal and professional fees	(i)	$249,999	$77,777	$749,997	$77,777

(f)	Under the management agreement, the Company shall provide management service to the portfolio assets held by two individual close-ended investment private funds in the Cayman Islands, which is controlled by the holding company, for a compensation of asset management service fee income at the predetermined rate based on the respective portfolio of asset values invested by the final customers.

(g)	Pursuant to the service agreement, the Company agreed to pay the office and administrative expenses to the holding company for the use of office premises, including, among other things, building management fees, government rates and rent, office rent, and lease-related interest and depreciation that were actually incurred by the holding company.

(h)	Certain amounts of general and administrative expenses were allocated by the holding company.

(i)	On September 19, 2023, the Company entered into an advisory services agreement with a related company, which owned by the Chairman of the Company, for a monthly fee of $83,333. The service will be terminated by either party upon 90 days prior written notice.

Apart from the transactions and balances detailed elsewhere in these accompanying unaudited condensed consolidated financial statements, the Company has no other significant or material related party transactions during the periods presented.

NOTE 19 — RISK AND UNCERTAINTIES

The Company is exposed to the following risk and uncertainties:

(a)	Concentration risk

For the three and nine months ended September 30, 2024 and 2023, the customers who accounted for 10% or more of the Company’s revenues are presented as follows:

	For the three months ended September 30,
	2024				2023
Customer	Revenues		Percentage of revenues		Revenues		Percentage of revenues
Customer A		$982,137	18%			$4,286,883	32%
Customer B	$	*	*	%	$	*	* %
Customer C	$	*	*	%		$1,503,454	11%
Customer D		$1,063,350	20%			$1,581,322	12%

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	For the nine months ended September 30,
	2024			2023
Customer	Revenues		Percentage of revenues	Revenues		Percentage of revenues
Customer A		$4,714,969	26%		$10,852,942	26%
Customer B	$	*	* %		$5,561,429	13%
Customer C	$	*	* %		$4,609,083	11%
Customer D		$3,426,311	19%		$4,633,225	11%
Customer E		$1,920,088	11%	$	*	* %

*	Customer who accounted for less than 10% of the total revenue during the periods.

As of September 30, 2024 and December 31, 2023, the customers who accounted for 10% or more of the Company’s outstanding receivable balances are presented as follows:

	As of
Customer	September 30, 2024		December 31, 2023
Customer A	$	*	$1,092,414
Customer C	$	*	61,455
Customer D	$	*	$1,634

*	Customer who accounted for less than 10% of the total accounts receivable as of period end.

(b)	Credit risk

Financial instruments that potentially subject the Company to credit risk consist of cash equivalents, restricted cash, accounts receivable, loans receivable, and notes receivables. Cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. Effective from October 1, 2024, the Hong Kong Deposit Protection Board pays compensation up to a limit of HK$800,000 (approximately $102,564) if the bank with which an individual/a company hold its eligible deposit fails. As of September 30, 2024, cash balance of $5,092,776 and fund held in escrow of $13,657,974 were maintained at financial institutions in Hong Kong, of which approximately $18,265,597 was subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, loans receivable, and notes receivables, the Company determines, on a continuing basis, the probable losses and sets up an allowance for expected credit losses based on the estimated realizable value. Credit of money lending business is controlled by the application of credit approvals, limits and monitoring procedures.

The Company uses internally-assigned risk grades to estimate the capability of borrowers to repay the contractual obligations of their loan agreements as scheduled or at all. The Company’s internal risk grade system is based on experiences with similarly graded loans and the assessment of borrower credit quality, such as, credit risk scores, collateral and collection history. Individual credit scores are assessed by credit bureau, such as TransUnion. Internal risk grade ratings reflect the credit quality of the borrower, as well as the value of collateral held as security. To minimize credit risk, the Company requires collateral arrangements to all mortgage loans and has policies and procedures for validating the reasonableness of the collateral valuations on a regular basis. Management believes that these policies effectively manage the credit risk from advances.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

The Company’s third-party customers that represent more than 10% of total loans receivable, and their related net loans receivable balance as a percentage of total loans receivable, as of September 30, 2024 and December 31, 2023 were as follows:

	As of
	September 30, 2024	December 31, 2023
Customer F	37.3%	37.3%
Customer G	29.7%	30.9%
Customer H	33.0%	31.8%

(c)	Economic and political risk

The Company’s major operations are conducted in Hong Kong. Accordingly, the political, economic, and legal environments in Hong Kong, as well as the general state of Hong Kong’s economy may influence the Company’s business, financial condition, and results of operations.

(d)	Exchange rate risk

The Company cannot guarantee that the current exchange rate will remain steady; therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of the fluctuating exchange rate actually post higher or lower profit depending on exchange rate of HKD converted to US$ and Sterling on that date. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

(e)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

NOTE 20 — COMMITMENTS AND CONTINGENCIES

Litigation — From time to time, the Company is involved in various legal proceedings and claims in the ordinary course of business. The Company currently is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition, operating results, or cash flows.

As of September 30, 2024, the Company involved with various legal proceedings:

Action Case: HCA702/2018 On March 27, 2018, the writ of summons was issued against the Company and seven related companies of the former stockholder by the Plaintiff. This action alleged the infringement of certain registered trademarks currently registered under the Plaintiff. On February 23, 2023, the Court granted leave for this action be set down for trial of 13 days, and the trial will commence on November 25, 2024. Legal counsel of the Company will continue to handle in this matter. At this stage in the proceedings, it is unable to determine the probability of the outcome of the matter or the range of reasonably possible loss, if any.

TRILLER GROUP INC.

(Formerly AGBA Group Holding Limited)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

Action Case: HCA765/2019 On April 30, 2019, the writ of summons was issued against the Company’s subsidiary, three related companies and the former directors, stockholders and financial consultant by the Plaintiff. This action alleged the deceit and misrepresentation from an inducement of the fund subscription and claimed for compensatory damage of approximately $2 million. On April 18, 2024, the court made an order that the plaintiff shall set the case down for trial on or before July 6, 2024 for a 7 days trial before a judge and there shall be a pre-trial review before the trial judge on a date 12 weeks before the trial. The plaintiff and the defendants agreed on a time extension until August 8, 2024 to set the case down for trial. On August 9, 2024, the Court made an order that the case be adjourned to January 14, 2025 for another case management conference. The case is on-going and parties have yet to attempt mediation. Legal counsel of the Company will continue to handle this matter. At this stage in the proceedings, it is unable to determine the probability of the outcome of the matter or the range of reasonably possible loss, if any.

Action Case: HCA2097 and 2098/2020 On December 15, 2020, the writs of summons were issued against the Company and the former consultant by the Plaintiff. This action alleged misrepresentation and conspiracy causing the loss from the investment in corporate bond and claimed for compensatory damage of approximately $1.67 million. The Company previously made $0.84 million as contingency loss for the year ended December 31, 2021. Parties participated in a mediation held on March 25, 2022 and negotiated for settlement through without prejudice correspondence, no settlement was reached. The case is on-going and legal counsel of the Company will continue to handle this matter. At this stage in the proceedings, it is unable to determine the probability of the outcome of the matter or the range of reasonably possible loss, if any.

The Company makes a provision for a liability relating to legal matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least each fiscal quarter and adjusted to reflect the impacts of negotiations, estimate settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Legal fees are expensed in the period in which they are incurred.

Sale and Purchase Agreement — Pursuant to the agreement dated April 5, 2023, entered with Sony Life Singapore Pte. Ltd. (“SLS”), an independent third party, the Company is committed to purchase 100% equity interest in Sony Life Financial Advisers Pte. Ltd. for a cash consideration of SGD2,500,000 (equivalent to $1,882,000). On December 28, 2023, the Company and SLS entered into a second supplementary agreement to extend the closing date of the transaction from December 31, 2023 to March 31, 2024. On March 29, 2024, the Company and SLS entered into a third supplementary agreement to extend the closing date of the transaction from March 31, 2024 to May 9, 2024. Pursuant to the third supplementary agreement, the Company paid SGD250,000 (equivalent to $188,200) to SLS as the partial payment to cash consideration on April 12, 2024. On May 9, 2024, the Company and SLS entered into a fourth supplementary agreement to extend the closing date of the transaction from May 9, 2024 to May 20, 2024. On June 18, 2024, the Company and SLS entered into a fifth supplementary agreement to extend the closing date of the transaction from May 20, 2024 to July 31, 2024. Pursuant to the fifth supplementary agreement, the Company paid an aggregate of SGD150,000 (equivalent to $112,920) as the extension fee and indemnification fee in July 2024. On September 25, 2024, the Company and SLS entered into a sixth supplementary agreement to extend the closing date of the transaction from July 31, 2024 to October 31, 2024. Up to the date of the unaudited condensed consolidated financial statements available to be issued, further extension on the closing date of the transaction is under negotiation between SLS and the Company.

Nasdaq Compliance — On March 20, 2024, Nasdaq granted an additional 180 calendar days period or until September 16, 2024, to the Company to regain the compliance. On May 3, 2024, the closing bid price of the common stocks of the Company has been over $1.00 per share for a minimum of 10 consecutive trading days. Accordingly, Nasdaq confirmed that the Company regained compliance with Rule 5550(a)(2) and that this matter is now closed.

NOTE 21 — SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the unaudited condensed consolidated financial statements are issued, the Company has evaluated all events or transactions that occurred after September 30, 2024, up to November 14, 2024 that the unaudited condensed consolidated financial statements were available to be issued.

On October 1, 2024 and October 14, 2024, the Company effected a Forward Split and a Reverse Split, respectively. Details are described in Note 1.

On October 15, 2024, the Company consummated the Merger Transaction and the details are described in Note 4.

On October 31, 2024, the Company entered into a preliminary sales and purchase agreement with an independent third party to sell an office premises with a cash consideration of approximately $1.6 million. The transaction will be completed in February 2025. As of September 30, 2024, the carrying value of the office premises was approximately $1.5 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of
AGBA Group Holding Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of AGBA Group Holding Limited and subsidiaries (collectively the “Company”) as of December 31, 2023, and 2022, and the related consolidated statements of operations and comprehensive loss, cash flows, shareholders’ equity, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and 2022, and the results of its operations and its cash flows in each of the years for the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company incurred substantial losses during the year ended December 31, 2023. As of December 31, 2023, the Company had a working capital deficit and net cash outflows from operating activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of Previously Issued Consolidated Financial Statements

As discussed in Note 2 to the consolidated financial statements, the Company has restated its consolidated financial statements as of December 31, 2022 to correct certain misstatements.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

PCAOB ID No. 1171

We have served as the Company’s auditor since 2022.

San Mateo, California

March 28, 2024

AGBA GROUP HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS

(Currency expressed in United States Dollars (“US$”))

	As of December 31,
	2023	2022
		(restated)
ASSETS
Current assets:
Cash and cash equivalents	$1,861,223	$6,449,876
Restricted cash	16,816,842	44,844,196
Accounts receivable, net	2,970,636	2,822,162
Accounts receivable, net, related parties	1,094,225	272,546
Loans receivable, net	549,461	517,479
Notes receivable, net	557,003	—
Income tax recoverable	—	260,120
Deposit, prepayments, and other receivables, net	1,769,582	589,786
Total current assets	25,618,972	55,756,165

Non-current assets:
Rental deposit, net	961,253	—
Loans receivable, net	1,054,841	1,072,392
Property and equipment, net	1,721,284	7,359,416
Right-of-use asset, net	11,508,153	—
Long-term investments, net	25,201,933	36,510,803
Long-term investments, net, related party	522,531	522,557
Total non-current assets	40,969,995	45,465,168

TOTAL ASSETS	$66,588,967	$101,221,333

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$19,754,041	$20,274,429
Escrow liabilities	16,816,842	29,487,616
Borrowings	1,804,950	4,477,254
Borrowings, related party	5,000,000	—
Amounts due to the holding company	2,906,261	6,289,743
Income tax payable	328,720	—
Lease liabilities	1,229,329	—
Forward share purchase liability	—	13,491,606
Total current liabilities	47,840,143	74,020,648

Long-term liabilities:
Lease liabilities	10,646,053	—
Warrant liabilities	—	4,548
Deferred tax liabilities	—	45,858
Total long-term liabilities	10,646,053	50,406

TOTAL LIABILITIES	58,486,196	74,071,054

Commitments and contingencies (Note 24)

Shareholders’ equity:
Ordinary shares, $0.001 par value; 200,000,000 shares authorized, 68,661,998 and 58,376,985 shares issued and outstanding as of December 31, 2023 and 2022, respectively	68,662	58,377
Ordinary shares to be issued	4,854	1,665
Additional paid-in capital	74,103,494	43,870,308
Accumulated other comprehensive loss	(473,087)	(384,938)
Accumulated deficit	(65,601,152)	(16,395,133)
Total shareholders’ equity	8,102,771	27,150,279

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$66,588,967	$101,221,333

See accompanying notes to the consolidated financial statements.

AGBA GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Currency expressed in United States Dollars (“US$”))

	For the years ended December 31,
	2023	2022
Revenues:
Interest income:
Loans	$157,190	$176,175
Total interest income	157,190	176,175
Non-interest income:
Commissions	50,068,936	26,561,691
Recurring asset management service fees	2,992,918	3,372,449
Recurring asset management service fees, related party	970,143	969,912
Total non-interest income	54,031,997	30,904,052
Total revenues from others	54,189,187	31,080,227

Operating expenses:
Interest expense	(784,479)	(140,644)
Commission expense	(37,287,519)	(18,823,458)
Sales and marketing expense	(3,708,557)	(11,141,672)
Research and development expense	(4,557,196)	(1,209,035)
Personal and benefit expense	(27,217,822)	(21,928,504)
Legal and professional fees	(13,601,274)	(1,265,866)
Legal and professional fees, related party	(333,332)	—
Allowance for expected credit losses on financial instruments	(1,077,184)	(16,509)
Other general and administrative expenses	(9,467,146)	(4,905,636)
Total operating expenses	(98,034,509)	(59,431,324)

Loss from operations	(43,845,322)	(28,351,097)

Other income (expense):
Interest income	383,720	99,132
Foreign exchange gain (loss), net	909,227	(2,643,261)
Investment loss, net	(6,878,869)	(8,937,431)
Change in fair value of warrant liabilities	4,548	8,952
Change in fair value of forward share purchase liability	(82,182)	(5,392,293)
Loss on settlement of forward share purchase agreement	(378,895)	—
Gain on disposal of property and equipment	664,816	—
Rental income	239,239	315,233
Sundry income	64,237	504,735
Total other expense, net	(5,074,159)	(16,044,933)

Loss before income taxes	(48,919,481)	(44,396,030)

Income tax expense	(286,538)	(124,605)

NET LOSS	$(49,206,019)	$(44,520,635)

Other comprehensive loss:
Foreign currency translation adjustment	(88,149)	(205,477)

COMPREHENSIVE LOSS	$(49,294,168)	$(44,726,112)

Weighted average number of ordinary shares outstanding
Basic and diluted	65,265,397	56,084,858

Net loss per ordinary share
Basic and diluted	$(0.75)	$(0.79)

See accompanying notes to the consolidated financial statements.

AGBA GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Currency expressed in United States Dollars (“US$”), except for number of shares)

For the years ended December 31, 2023 and 2022

		Ordinary shares		Ordinary shares to be issued		Additional paid-in	Receivable from the holding	Accumulated other comprehensive	(Accumulated deficit) retained	Total shareholders’
	Note	No. of share	Amount	No. of share	Amount	capital	company	(loss) income	earnings	equity
Balance as of January 1, 2022		53,835,000	$53,835	1,665,000	$1,665	$38,706,226	$(29,562,195)	$(179,461)	$52,125,502	$61,145,572
Restatement	(2)	—	—	—	—	—	—	—	23,000,000	23,000,000

Balance as of January 1, 2022 (restated)	(17) (i)	53,835,000	$53,835	1,665,000	$1,665	$38,706,226	$(29,562,195)	$(179,461)	$75,125,502	$84,145,572

Automatic conversion of public and private rights into ordinary shares	(17) (i)	482,500	483	—	—	(483)	—	—	—	—
Issuance of ordinary shares to settle payables	(17) (i)	792,334	792	—	—	7,202,278	—	—	—	7,203,070
Issuance of ordinary shares to settle finder fee	(17) (i)	555,000	555	—	—	(555)	—	—	—	—
Transaction costs in related to Business Combination		—	—	—	—	(8,308,754)	—	—	—	(8,308,754)
Shares and warrants from reverse recapitalization with AGBA Acquisition Limited, net of redemption		2,712,151	2,712	—	—	6,282,184	—	—	—	6,284,896
Special dividend to the holding company		—	—	—	—	—	29,562,195	—	(47,000,000)	(17,437,805)
Share-based compensation		—	—	—	—	2,088,725	—	—	—	2,088,725
Initial measurement of forward share purchase liability		—	—	—	—	(8,099,313)	—	—	—	(8,099,313)
Forgiveness of amounts due to the holding company		—	—	—	—	6,000,000	—	—	—	6,000,000
Net loss for the year		—	—	—	—	—	—	—	(44,520,635)	(44,520,635)
Foreign currency translation adjustment		—	—	—	—	—	—	(205,477)	—	(205,477)

Balance as of December 31, 2022 (restated)		58,376,985	58,377	1,665,000	1,665	43,870,308	—	(384,938)	(16,395,133)	27,150,279

Issuance of ordinary shares to settle finder fee	(17) (ii)	2,173,913	2,174	—	—	3,997,826	—	—	—	4,000,000
Issuance of holdback shares	(17) (iv)	1,665,000	1,665	(1,665,000)	(1,665)	—	—	—	—	—
Issuance of ordinary shares for private placement	(17) (vii)	—	—	2,643,300	2,643	1,847,667	—	—	—	1,850,310
Issuance of ordinary shares for commitment fee	(17) (v)	600,000	600	—	—	275,400	—	—	—	276,000
Share-based compensation	(17) (iii), (vi), (viii)	5,846,100	5,846	2,210,984	2,211	11,518,909	—	—	—	11,526,966
Forgiveness of amounts due to the holding company		—	—	—	—	12,593,384	—	—	—	12,593,384
Foreign currency translation adjustment		—	—	—	—	—	—	(88,149)	—	(88,149)
Net loss for the year		—	—	—	—	—	—	—	(49,206,019)	(49,206,019)

Balance as of December 31, 2023		68,661,998	$68,662	4,854,284	$4,854	$74,103,494	$—	$(473,087)	$(65,601,152)	$8,102,771

See accompanying notes to the consolidated financial statements.

AGBA GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Currency expressed in United States Dollars (“US$”))

	For the years ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(49,206,019)	$(44,520,635)
Adjustments to reconcile net loss to net cash used in operating activities
Share-based compensation expense	11,235,026	2,088,725
Non-cash lease expense	1,496,286	—
Depreciation of property and equipment	261,323	392,873
Interest income on notes receivable	(34,665)	—
Interest expense on borrowings	784,479	—
Foreign exchange (gain) loss, net	(909,227)	2,643,261
Investment loss, net	6,878,869	8,937,431
Allowance for expected credit losses on financial instruments	1,077,184	—
Change in fair value of warrant liabilities	(4,548)	(8,952)
Change in fair value of forward share purchase liability	82,182	5,392,293
Gain on disposal of property and equipment	(664,816)	—
Loss on settlement of forward share purchase agreement	378,895	—
Reversal of over-accruals staff bonus	(3,595,028)	—

Change in operating assets and liabilities:
Accounts receivable	(1,187,628)	(1,947,089)
Loans receivable	(15,656)	2,319,054
Deposits, prepayments, and other receivables	(2,495,082)	(198,512)
Accounts payable and accrued liabilities	6,894,066	10,877,792
Escrow liabilities	(12,670,774)	(4,998,181)
Lease liabilities	(1,130,008)	—
Income tax payable	542,982	(282,459)
Net cash used in operating activities	(42,282,159)	(19,304,399)

Cash flows from investing activities:
Proceeds from sale of investments	3,976,657	1,853,473
Purchase of notes receivable	(589,086)	—
Purchase of long-term investments	(288,581)	—
Addition in long-term investments, related party	—	(16,228,690)
Dividend received from long-term investments	1,670,045	1,154,749
Proceeds from sale of property and equipment	6,127,576	—
Purchase of property and equipment	(104,846)	(968,367)
Net cash provided by (used in) investing activities	10,791,765	(14,188,835)

Cash flows from financing activities:
Advances from the holding company	9,342,972	9,752,275
Settlement of forward share purchase agreement	(13,952,683)	—
Proceeds from borrowings	7,746,414	4,464,391
Repayments of borrowings	(6,026,937)	—
Proceeds from private placement	1,850,310	—
Dividend paid to the holding company	—	(17,437,805)
Cash proceeds from reverse recapitalization, net of redemption	—	15,356,580
Net cash (used in) provided by financing activities	(1,039,924)	12,135,441

Effect on exchange rate change on cash, cash equivalents and restricted cash	(85,689)	(429,542)

Net change in cash, cash equivalent and restricted cash	(32,616,007)	(21,787,335)

BEGINNING OF YEAR	51,294,072	73,081,407

END OF YEAR	$18,678,065	$51,294,072

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash received from income tax refund	$427,363	$125,353
Cash paid for income taxes	$172,334	$531,592
Cash received from interest	$349,055	$99,132
Cash paid for interest	$784,479	$140,644

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Initial recognition of operating lease liabilities related to right-of-use asset	$12,512,585	$—
Forgiveness of amounts due to the holding company	$12,593,384	$6,000,000
Issuance of ordinary shares to settle finder fee	$4,000,000	$—
Issuance of ordinary shares to settle payables	$—	$7,203,070
Purchase of property and equipment, through earnest deposit	$—	$7,182,131
Special dividend to the holding company offset with amount due from the holding company	$—	$29,562,195
Transaction costs in related to Business Combination	$—	$8,308,754
Liability assumed related to forward share purchase agreement	$—	$13,491,606

	As of December 31,
	2023	2022
Reconciliation to amounts on consolidated balance sheets:
Cash and cash equivalents	$1,861,223	$6,449,876
Restricted cash	16,816,842	44,844,196

Total cash, cash equivalents and restricted cash	$18,678,065	$51,294,072

See accompanying notes to the consolidated financial statements.

AGBA GROUP HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF BUSINESS AND BASIS OF PRESENTATION

AGBA Group Holding Limited (“AGBA” or the “Company”) was incorporated on October 8, 2018 in British Virgin Islands.

The Company, through its subsidiaries, is operating a wealth and health platform, offering a wide range of financial service and products, covering life insurance, pensions, property-casualty insurance, stock brokerage, mutual funds, lending, and real estate in overseas. AGBA is also engaged in financial technology business and financial investments, managing an ensemble of fintech investments and healthcare investment and operating a health and wealth management platform with a broad spectrum of services and value-added information in health, insurance, investments and social sharing.

On November 14, 2022 (“Closing Date”), AGBA, AGBA Merger Sub I Limited, AGBA Merger Sub II Limited, TAG International Limited, TAG Asset Partners Limited, OnePlatform International Limited, OnePlatform Holdings Limited, TAG Asia Capital Holdings Limited, and TAG Holdings Limited (“TAG”) completed the business combination transaction and AGBA became the 100% beneficial owner of all of the issued and outstanding shares and other equity interest of TAG International Limited and TAG Asia Capital Holdings Limited. The transaction was accounted for as a “reverse recapitalization” and AGBA was treated as the “acquired” company for accounting purposes (see Note 5).

The accompanying consolidated financial statements are presented in United States dollars (“US$” or “$”) and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Certain prior period amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations.

The accompanying consolidated financial statements reflect the activities of AGBA and each of the subsidiaries as of December 31, 2023 and 2022:

Name		Background	Ownership
TAG International Limited (“TIL”)	● ● ● ●	British Virgin Islands company Incorporated on October 25, 2021 Issued and outstanding 1 ordinary share at $1 par value Investment holding	100% owned by AGBA

TAG Asset Partners Limited (“TAP”)	● ● ● ●	British Virgin Islands company Incorporated on October 25, 2021 Issued and outstanding 1 ordinary share at $1 par value Investment holding	100% owned by TIL

OnePlatform International Limited (“OIL”)	● ● ● ●	Hong Kong company Incorporated on November 2, 2021 Issued and outstanding 100 ordinary shares for HK$100 ($13) Investment holding	100% owned by TAP

TAG Asia Capital Holdings Limited (“TAC”)	● ● ● ●	British Virgin Islands company Incorporated on October 26, 2015 Issued and outstanding 50,000 ordinary shares at $1 par value Investment holding	100% owned by AGBA

AGBA GROUP HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OnePlatform Wealth Management Limited (“OWM”)	● ● ● ●

Hong Kong company

Incorporated on February 5, 2003

Issued and outstanding 240,764,705 ordinary shares for HK$120,851,790 ($15,493,819)

Provision of insurance and mandatory provident fund schemes brokerage services

99.89% owned by OIL

OnePlatform International Property Limited (“OIP”)	● ● ● ●	Hong Kong company Incorporated on May 21, 2014 Issued and outstanding 30,001,200 ordinary shares for HK$30,001,200 ($3,846,308) Provision of overseas real estate brokerage services	100% owned by OIL

OnePlatform Asset Management Limited (“OAM”)	● ● ● ● ●

Hong Kong company

Incorporated on November 24, 1999

Issued and outstanding 264,160,000 ordinary shares for HK$272,000,000 ($34,871,795)

Licensed by the Securities and Futures Commission of Hong Kong

Provision of investment advisory, funds dealing, introducing broker, and asset management services

100% owned by OIL

Kerberos (Nominee) Limited (“KNL”)	● ● ● ●	Hong Kong company Incorporated on April 20, 2007 Issued and outstanding 1 ordinary share for HK$1 Provision of escrow services	100% owned by OAM

Maxthree Limited (“Maxthree”)	● ● ● ●	British Virgin Islands company Incorporated on April 12, 2006 Issued and outstanding 1 ordinary share at $1 par value Investment holding	100% owned by OIL

OnePlatform Credit Limited (“OCL”)	● ● ● ● ●

Hong Kong company

Incorporated on August 6, 1982

Issued and outstanding 169,107,379 ordinary shares for HK$169,107,379 ($21,680,433)

Registered under the Hong Kong Money Lenders Ordinance

Provision of money lending services

100% owned by Maxthree

Hong Kong Credit Corporation Limited (“HKCC”)	● ● ● ● ●

Hong Kong company

Incorporated on March 16, 1982

Issued and outstanding 139,007,381 ordinary shares for HK$139,007,381 ($17,821,459)

Registered under the Hong Kong Money Lenders Ordinance

Provision of money lending services

100% owned by OCL

AGBA GROUP HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Trendy Reach Holdings Limited (“TRHL”)	● ● ● ●	British Virgin Islands company Incorporated on October 5, 2015 Issued and outstanding 1 ordinary share at HK$1 Investment holding	100% owned by Maxthree

Profit Vision Limited (“PVL”)	● ● ● ●	Hong Kong company Incorporated on October 9, 2015 Issued and outstanding 1 ordinary share for HK$1 Property investment holding	100% owned by TRHL

TAG Technologies Limited (“TAGTL”)	● ● ● ●	British Virgin Islands company Incorporated on October 23, 2015 Issued and outstanding 1 ordinary share at $1 par value Investment in financial technology business	100% owned by TAC

AGBA Group Limited (“AGL”)	● ● ● ●	Hong Kong company Incorporated on November 28, 2019 Issued and outstanding 10,000 ordinary shares for HK$10,000 ($1,282) Operating as cost center for the Company	100% owned by TAGTL

Tandem Fintech Limited (“TFL”)	● ● ● ●	Hong Kong company Incorporated on October 6, 2017 Issued and outstanding 9,000,000 ordinary shares for HK$9,000,000 ($1,153,846) Operating an online insurance comparison platform	100% owned by TAC

AGBA Innovation Limited (“AGBA Innovation”)	● ● ● ●	Hong Kong company Incorporated on February 26, 2016 Issued and outstanding 1 ordinary share for HK$1 No operations since inception	100% owned by OIL

FinLiving Limited (“FLL”)	● ● ● ●	Hong Kong company Incorporated on September 14, 2021 Issued and outstanding 100 ordinary shares for HK$100 ($13) No operations since inception	100% owned by AGBA Innovation

AGBA and its subsidiaries are hereinafter referred to as the “Company”.

AGBA GROUP HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS

The Company has restated the accompanying consolidated financial statements and related disclosure for the year ended December 31, 2022 that were previously included in the Form 10-K filed with the SEC on April 3, 2023.

Restatement Background

In June 2021, the Company received the offer from JP Morgan Chase Holdings LLC to purchase all its equity interest in Nutmeg Saving and Investment Limited (“Nutmeg”). Nutmeg is incorporated in the United Kingdom and engaged in the provision of online discretionary investment management services. The cash consideration was approximately $187 million (equivalent to approximately GBP 135 million) and fully received in September 2021, resulting in a realized gain of approximately $139 million (equivalent to approximately GBP 101 million). As of December 31, 2021, the Company recorded an income tax payable of $23 million based on the Hong Kong profit tax rate of 16.5%.

The Company corrected its previous conclusion of provision of income tax liabilities of $23 million related to the disposal of Nutmeg. The Company had previously believed that the gain from the sale of Nutmeg should have been taxed at the 16.5% profit tax rate in Hong Kong during the year of disposal, resulting in a recorded income tax liability of $23 million. After reassessing whether income tax should be provided, the Company reviewed that there was an error resulting from the improper application of US tax law and Hong Kong tax law due to the mistaken omission of the consideration of Hong Kong tax law, and came to the conclusion that there should be no income tax applied when selling a long-term investment in Hong Kong.

The impact of restatement

The impact of the accounting errors was a cumulative reduction in the income tax provision of $23 million and a cumulative decrease in the accumulated deficit of $23 million, and it had no impact on the consolidated statements of operations and comprehensive loss and the consolidated statements of cash flows for the year ended December 31, 2022.

The following table summarized the effect of the restatement on each financial statement line items as of and for the year ended December 31, 2022, as indicated:

Summary of restatement – consolidated balance sheet

	As of December 31, 2022
	As Previously Reported	Adjustment	As Restated
Income tax payable	$23,000,000	$(23,000,000)	$—
Total current liabilities	$97,020,648	$(23,000,000)	$74,020,648
Total liabilities	$97,071,054	$(23,000,000)	$74,071,054
Accumulated deficit	$(39,395,133)	$23,000,000	$(16,395,133)
Total shareholders’ equity	$4,150,279	$23,000,000	$27,150,279

Summary of restatement – consolidated statement of changes in shareholders’ equity

	For the year December 31, 2022
	As Previously Reported	Adjustment	As Restated
Balance as of January 1, 2022
Accumulated (deficit) retained earnings	$52,125,502	$23,000,000	$75,125,502
Balance as of December 31, 2022
Accumulated (deficit) retained earnings	$(39,395,133)	$23,000,000	$(16,395,133)

AGBA GROUP HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

●	Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of AGBA and its subsidiaries. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. All intercompany transactions and balances between AGBA and its subsidiaries are eliminated upon consolidation.

●	Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

●	Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the years presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for expected credit losses, notes receivable, share-based compensation, warrant liabilities, forward share purchase liability, provision for contingent liabilities, revenue recognition, leases, income tax provision, deferred taxes and uncertain tax position, and allocation of expenses from the holding company.

The inputs into the management’s judgments and estimates consider the geopolitical tension, inflationary and high interest rate environment and other macroeconomic factors on the Company’s critical and significant accounting estimates. Actual results could differ from these estimates.

●	Foreign Currency Translation and Transaction

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statements of operations and comprehensive loss.

AGBA GROUP HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The reporting currency of the Company is US$ and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company and subsidiaries are operating in Hong Kong maintain their books and record in their local currency, Hong Kong dollars (“HK$”), which is a functional currency as being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 830-30, Translation of Financial Statement, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the year. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive loss within the statements of changes in shareholders’ equity.

Translation of amounts from HK$ into US$ has been made at the following exchange rates for the years ended December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
Year-end HK$:US$ exchange rate	0.1281	0.1281
Annual average HK$:US$ exchange rate	0.1277	0.1277

●	Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash in readily available checking and saving accounts. They consist of highly liquid investments that are readily convertible to cash and that mature within three months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments. The Company maintains most of its bank accounts in Hong Kong and Hong Kong is not protected by Federal Deposit Insurance Corporation (“FDIC”) insurance. However, management does not believe there is a significant risk of loss.

●	Restricted Cash

Restricted cash consist of funds held in escrow accounts reflecting (i) the restricted cash and cash equivalents maintained in certain bank accounts that are held for the exclusive interest of the Company’s customers and (ii) the full obligation to an investor in connection with the Meteora Backstop Agreement (see Note 5 for the details of the Meteora Backstop Agreement).

The Company restricts the use of the assets underlying the funds held in escrow to meet with regulatory or contractual requirements and classifies the assets as current based on their purpose and availability to fulfill its direct obligation under current liabilities.

●	Accounts Receivable, net

Accounts receivable, net include trade accounts due from customers in insurance brokerage and asset management businesses, less the allowance for expected credit losses.

Accounts receivable, net are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms. The normal settlement terms of accounts receivable from insurance companies in the provision of brokerage agency services are within 30 days upon the execution of the insurance policies. Credit terms with the products providers of investment, unit and mutual funds and asset portfolio are mainly 90 days or a credit period mutually agreed between the contracting parties. The Company seeks to maintain strict control over its outstanding receivables to minimize credit risk. Overdue balances are reviewed regularly by senior management. Management reviews its receivables on a regular basis to determine if the allowance for expected credit losses is adequate and provides allowance when necessary.

The Company does not hold any collateral or other credit enhancements over its accounts receivable balances.

AGBA GROUP HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

●	Loans Receivable, net

Loans receivable, net are related to residential mortgage loans that are carried at unpaid principal and interest balances, less the allowance for expected credit losses on loans receivable and charge-offs.

Loans are placed on nonaccrual status when they are past due 180 days or more as to contractual obligations or when other circumstances indicate that collection is not probable. When a loan is placed on nonaccrual status, any interest accrued but not received is reversed against interest income. Payments received on a nonaccrual loan are either applied to protective advances, the outstanding principal balance or recorded as interest income, depending on an assessment of the ability to collect the loan. A nonaccrual loan may be restored to accrual status when principal and interest payments have been brought current and the loan has performed in accordance with its contractual terms for a reasonable period (generally six months).

If the Company determines that a loan is impaired, the Company next determines the amount of the impairment. The amount of impairment on collateral dependent loans is charged off within the given fiscal quarter. Generally the amount of the loan and negative escrow in excess of the appraised value less estimated selling costs, for the fair value of collateral valuation method, is charged off. For all other loans, impairment is measured as described below in “Allowance for Expected Credit Losses on Financial Instruments”.

●	Allowance for Expected Credit Losses on Financial Instruments

In accordance with ASC Topic 326 “Credit Losses – Measurement of Credit Losses on Financial Instruments” (ASC Topic 326), the Company utilizes the current expected credit losses (“CECL”) model to determine an allowance that reflects its best estimate of the expected credit losses on accounts receivable, loans receivable, notes receivable, and deposits, prepayments and others receivable which is recorded as a liability to offset the receivables. The CECL model is prepared after considering historical experience, current conditions, and reasonable and supportable economic forecasts to estimate expected credit losses. Accounts receivable, loans receivable, notes receivable, and deposits, prepayments, and others receivable are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded as a reduction of bad debt expense.

For the years ended December 31, 2023 and 2022, the aggregated allowance for expected credit losses on accounts receivable, loans receivable, notes receivable, and other receivables was $1,077,184 and $16,509, respectively.

●	Deposit, prepayments, and other receivables, net

Deposit, prepayments, and other receivables, net represented the deposit paid for technology systems and services, prepayments for various consultancy services and other operating expenses such as insurance premium less the allowance for expected credit losses. It is presented under the current assets of the consolidated balance sheets based on the expected collection date.

●	Rental deposit, net

Rental deposit, net represented the deposit paid for the long-term office leases, less the allowance for expected credit losses. It is presented under the non-current assets of the consolidated balance sheet based on the expected collection date.

For the years ended December 31, 2023 and 2022, the Company has evaluated the probable losses on the rental deposits and made an allowance for expected credit losses of $14,833 and nil, respectively.

●	Long-Term Investments, net

The Company invests in equity securities with readily determinable fair values and equity securities that do not have readily determinable fair values.

Equity securities with readily determinable fair values are carried at fair value with any unrealized gains or losses reported in earnings.

AGBA GROUP HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Equity securities that do not have readily determinable fair values mainly consist of investments in privately-held companies. They are accounted for, at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer.

At each reporting period, the Company makes a qualitative assessment considering impairment indicators to evaluate whether the investment is impaired.

●	Property and Equipment, net

Property and equipment, net are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values, if any:

Expected useful life
Land and building	Shorter of 50 years or lease term
Furniture, fixtures and equipment	5 years
Computer equipment	3 years
Motor vehicle	3 years

Expenditure for repairs and maintenance is expensed as incurred. When assets have retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

●	Impairment of Long-Lived Assets

In accordance with the provisions of ASC Topic 360, Impairment or Disposal of Long-Lived Assets, all long-lived assets such as property and equipment owned and held by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. No impairment losses were recognized for the years ended December 31, 2023 and 2022.

●	Accounts Payable

Accounts payable represent commission payable to the Company’s financial advisors for the sale of investment funds, investment products, or insurance products. The carrying amount approximates fair value because of the short-term maturity.

●	Borrowings

Borrowings are recognized at fair value and repayable in the next twelve months. Interest expense is recognized on a fixed interest rate on the consolidated statements of operations.

●	Warrants Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations. The Company accounts for its Public Warrants as equity and the Private Warrants as liabilities.

AGBA GROUP HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

●	Revenue Recognition

The Company earns and receives most of its non-interest income from contracts with customers, which are accounted for in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC Topic 606”).

ASC Topic 606 provided the following overview of how revenue is recognized from the Company’s contracts with customers: The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price – The transaction price is the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer.

Step 4: Allocate the transaction price to the performance obligations in the contract – Any entity typically allocates the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation – An entity recognizes revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer (which is when the customer obtains control of that good or service). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. A performance obligation may be satisfied at a point in time (typically for promises to transfer goods to a customer) or over time (typically for promises to transfer service to a customer).

Certain portion of the Company’s income is derived from contracts with customers, and as such, the revenue recognized depicts the transfer of promised goods or services to its customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company considers the terms of the contract and all relevant facts and circumstances when applying this guidance. The Company’s revenue recognition policies are in compliance with ASC Topic 606, as follows:

Commissions

The Company earns commissions from the sale of investment products to customers, who are insurance companies and fund houses. The Company enters into commission agreements with customers which specify the key terms and conditions of the arrangement. Commissions are separately negotiated for each transaction and generally do not include rights of return, credits or discounts, rebates, price protection or other similar privileges, and typically paid on or shortly after the transaction is completed. Upon the purchase of an investment product by customer, the Company earns a commission from customers, calculated as a fixed percentage of the investment products acquired by its customers. The Company defines the “purchase of an investment product” for its revenue recognition purpose as the time when the customers referred by the Company has entered into a subscription contract with the relevant product provider and, if required, the customer has transferred a deposit to an escrow account designated by the Company to complete the purchase of the investment products. After the contract is established, there are no significant judgments made when determining the commission price. Therefore, commissions are recorded at point in time when the investment product is purchased.

AGBA GROUP HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company also facilitates the arrangement between insurance providers and individuals or businesses by providing insurance placement services to the insured and is compensated in the form of commission from the respective insurance providers. The Company primarily facilitates the placement of life, general and MPF insurance products. The Company determines that insurance providers are the customers.

The Company primarily earns commission income arising from the facilitation of the placement of an effective insurance policy, which is recognized at a point in time when the performance obligation has been satisfied upon execution of the insurance policy as the Company has no future or ongoing obligation with respect to such policies. The commission fee rate, which is paid by the insurance providers, based on the terms specified in the service contract which are agreed between the Company and insurance providers for each insurance product being facilitated through the Company. The commission earned is equal to a percentage of the premium paid to the insurance provider. Commission from renewed policies is variable consideration and is recognized in subsequent periods when the uncertainty around variable consideration is subsequently resolved (e.g., when customer renews the policy).

In accordance with ASC Topic 606, Revenue Recognition: Principal Agent Considerations, the Company evaluates the terms in the agreements with its channels and independent contractors to determine whether or not the Company acts as the principal or as an agent in the arrangement with each party respectively. The determination of whether to record the revenue in a gross or net basis depends upon whether the Company has control over the services prior to transferring it. Control is demonstrated by the Company which is primarily responsible for fulfilling the provision of placement services through the Company’s licensed insurance brokers to provide agency services. The commissions from insurance providers are recorded on a gross basis and commission paid to independent contractors or channel costs are recorded as commission expense in the consolidated statements of operations and comprehensive loss.

The Company also offers the sale solicitation of real estate property to the final customers and is compensated in the form of commissions from the corresponding property developers pursuant to the service contracts. Commission income is recognized at a point of time upon the sale contracts of real estate property is signed and executed.

Recurring Asset Management Service Fees

The Company provides asset management services to investment funds or investment product providers in exchange for recurring asset management service fees. Recurring asset management service fees are determined based on the types of investment products the Company distributes and are calculated as a fixed percentage of the fair value of the total investment of the investment products, calculated daily. These customer contracts require the Company to provide investment management services, which represents a performance obligation that the Company satisfies over time. After the contract is established, there are no significant judgments made when determining the transaction price. As the Company provides these services throughout the contract term, for the method of calculating recurring asset management service fees, revenue is calculated on a daily basis over the contract term, quarterly billed and recognized. Recurring service agreements do not include rights of return, credits or discounts, rebates, price protection, performance component or other similar privileges and the circumstances under which the fixed percentage fees, before determined, could be not subject to clawback. Payment of recurring asset management service fees are normally on a regular basis (typically monthly or quarterly).

Interest Income

The Company offers money lending services from loan origination in form of mortgage and personal loans. Interest income is recognized monthly in accordance with their contractual terms and recorded as interest income in the consolidated statement of operations. The Company does not charge prepayment penalties from its customers. Interest income on mortgage and personal loans is recognized as it accrued using the effective interest method. Accrual of interest income on mortgage loans is suspended at the earlier of the time at which collection of an account becomes doubtful or the account becomes 180 days delinquent.

AGBA GROUP HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Disaggregation of Revenue

The Company has disaggregated its revenue from contracts with customers into categories based on the nature of the revenue. The following table presents the revenue streams by segments, with the presentation of revenue categories presented on the consolidated statements of operations and comprehensive loss for the years indicated:

	For the year ended December 31, 2023
	Distribution Business	Platform Business
	Insurance brokerage service	Asset management service	Money lending service	Real estate agency service	Total

Interest income:
Loans	$—	$—	$157,190	$—	$157,190

Non-interest income:
Commissions	48,886,928	1,138,432	—	43,576	50,068,936
Recurring asset management service fees	—	3,963,061	—	—	3,963,061

	$48,886,928	$5,101,493	$157,190	$43,576	$54,189,187

	For the year ended December 31, 2022
	Distribution Business	Platform Business
	Insurance brokerage service	Asset management service	Money lending service	Real estate agency service	Total

Interest income:
Loans	$—	$—	$176,175	$—	$176,175

Non-interest income:
Commissions	24,610,309	1,764,310	—	187,072	26,561,691
Recurring asset management service fees	—	4,342,361	—	—	4,342,361

	$24,610,309	$6,106,671	$176,175	$187,072	$31,080,227

●	Rental Income

Rental income represents monthly rental received from the Company’s tenants. The Company recognizes rental income on a straight-line basis over the lease term in accordance with the lease agreement.

●	Cost Allocation

Cost allocation includes allocation of certain general and administrative, sales and marketing expenses and other operating costs paid by the holding company. General and administrative expenses consist primarily of payroll and related expenses of senior management and the Company’s employees, shared management expenses, including accounting, consulting, legal support services, rent, and other expenses to provide operating support to the related businesses. Allocated sales and marketing expense was mainly marketing expenses. These allocations are made using a proportional cost allocation method by considering the proportion of revenues, headcounts as well as estimates of time spent on the provision of services attributable to the Company.

●	Sales and Marketing

Sales and marketing expenses include the costs of advertising, promotions, seminars, and other programs. In accordance with ASC Topic 720-35, Advertising Costs, advertising costs are expensed as incurred.

●	Research and Development

Research and development expenses include the costs of developing software for business purpose and costs to improve the business operation flow. All research and development costs are expensed as incurred.

AGBA GROUP HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

●	Comprehensive Loss

ASC Topic 220, Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive (loss) income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive (loss) income, as presented in the accompanying consolidated statements of changes in shareholders’ equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive (loss) income is not included in the computation of income tax expense or benefit.

●	Employee Benefits

Full time employees of the Hong Kong subsidiaries participate in a defined contribution Mandatory Provident Fund retirement benefit scheme under the Hong Kong Mandatory Provident Fund Schemes Ordinance. Contributions are made by both the employer and the employee at the rate of 5% on the employee’s relevant salary, subject to a salary cap of $3,846 (HK$30,000).

●	Income Taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, Income Taxes (“ASC Topic 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC Topic 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC Topic 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the years ended December 31, 2023 and 2022, the Company did not have any interest and penalties associated with tax positions. As of December 31, 2023 and 2022, the Company did not have any significant unrecognized uncertain tax positions.

The Company is subject to tax in local and foreign jurisdiction. As a result of its business activities, the Company files tax returns that are subject to examination by the relevant tax authorities.

●	Share-Based Compensation

The Company accounts for share-based compensation in accordance with the fair value recognition provision of ASC Topic 718, Stock Compensation. The Company grants share awards, including ordinary shares and restricted share units, to eligible participants. Share-based compensation expense for share awards is measured at fair value on the grant date. The fair value of restricted stock with either solely a service requirement or with the combination of service and performance requirements is based on the closing fair market value of the ordinary shares on the date of grant.  Share-based compensation expense is recognized over the awards requisite service period. For awards with graded vesting that are subject only to a service condition, the expense is recognized on a straight-line basis over the service period for the entire award.

●	Net Loss Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC Topic 260, Earnings per Share (“ASC Topic 260”). ASC Topic 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net loss divided by the weighted average ordinary share outstanding for the year. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended December 31, 2023 and 2022, there were no dilution impact.

●	Segment Reporting

ASC Topic 280, Segment Reporting, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

AGBA GROUP HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the CEO, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. Based on management’s assessment, the Company determined that it has the following operating segments:

Segments		Scope of Service		Business Activities

Distribution Business		Insurance Brokerage Service		Facilitating the placement of insurance, investment, real estate and other financial products and services to our customers, through licensed brokers, in exchange for initial and ongoing commissions received from product providers, including insurance companies, fund houses and other product specialists.

Platform Business	-	Asset Management Service	-	Providing access to financial products and services to licensed brokers.
			-	Providing operational support for the submission and processing of product applications.
			-	Providing supporting tools for commission calculations, customer engagement, sales team management, customer conversion, etc.
			-	Providing training resources and materials.
			-	Facilitating the placement of investment products for the fund and/or product provider, in exchange for the fund management services

	-	Money Lending Service		Providing the lending services whereby the Company makes secured and/or unsecured loans to creditworthy customers

	-	Real Estate Agency Service		Solicitation of real estate sales for the developers, in exchange for commissions

Fintech Business		Investment Holding		Managing an ensemble of fintech investments

Healthcare Business		Investment Holding		Managing an ensemble of healthcare-related investments

All of the Company’s revenues were generated in Hong Kong for the years ended December 31, 2023 and 2022 and all of the Company’s non-current assets were located in Hong Kong as of December 31, 2023 and 2022.

●	Leases

The Company follows ASC Topic 842, Leases (“ASC Topic 842”), utilizing the modified retrospective transition method with no adjustments to comparative periods presented. On February 25, 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (ASC Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. ASC Topic 842 requires that lessees recognize right-of-use asset and lease liabilities calculated based on the present value of lease payments for all lease agreements with terms that are greater than twelve months. It requires for leases longer than one year, a lessee to recognize in the statement of financial condition a right-of-use asset, representing the right to use the underlying asset for the lease term, and a lease liability, representing the liability to make lease payments. ASC Topic 842 distinguishes leases as either a finance lease or an operating lease that affects how the leases are measured and presented in the consolidated statements of operations and comprehensive loss and statements of cash flows. ASC Topic 842 supersedes nearly all existing lease accounting guidance under GAAP issued by the FASB including ASC Topic 840, Leases.

AGBA GROUP HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2021 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and (c) initial direct costs. The Company has not entered any lease agreements with lease terms of 12 months or less during the years ended December 31, 2023 and 2022. The Company elected not to separate non-lease components from lease components; therefore, it will account for lease component and the non-lease components as a single lease component when there is only one vendor in the lease contract for the office leases. Lease payments are fixed.

The accounting update also requires that for operating leases, a lessee recognize interest expense on the lease liability and the amortization of the right-of-use asset as a combined expense. In addition, this accounting update requires expanded disclosures about the nature and terms of lease agreements.

●	Related Parties

The Company follows the ASC Topic 850-10, Related Party for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20, the related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which statements of operations are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the consolidated financial statements; c) the dollar amounts of transactions for each of the periods for which statements of operations are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

●	Commitments and Contingencies

The Company follows the ASC Topic 450-20, Commitments to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

●	Fair Value Measurement

The Company follows the guidance of the ASC Topic 820-10, Fair Value Measurements and Disclosures (“ASC Topic 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC Topic 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1 : Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

●	Level 2 : Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes Option-Pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

●	Level 3 : Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

The carrying value of the Company’s financial instruments: cash and cash equivalents, restricted cash, accounts receivable, loans and notes receivable, deposits, prepayments and other receivables, accounts payable and accrued liabilities, escrow liabilities, borrowings and amounts due to the holding company approximate at their fair values because of the short-term nature of these financial instruments.

Management believes, based on the current market prices or interest rates for similar debt instruments, the fair value of loans receivable approximates the carrying amount. The Company accounts for loans receivable at cost, subject to expected credit losses assessment.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table presents information about the Company’s financial assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2023 and 2022 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	As of December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	2023	(Level 1)	(Level 2)	(Level 3)

Assets:
Marketable equity securities	$595	$595	$—	$—

	As of December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	2022	(Level 1)	(Level 2)	(Level 3)

Assets:
Marketable equity securities	$2,443,593	$2,443,593	$—	$—

Liabilities:
Forward share purchase liability	$13,491,606	$—	$—	$13,491,606
Warrant liabilities	4,548	—	—	4,548
Total	$13,496,154	$—	$—	$13,496,154

Fair value estimates are made at a specific point in time based on relevant market information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

●	Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

Recently adopted accounting standards

In June 2016, the FASB issued Accounting Standards Update No. 2016 - 13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016 - 13”). ASU 2016 - 13 added a new impairment model (known as the CECL model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The CECL model applies to most debt instruments, accounts receivables, notes receivables, loans receivable, financial guarantee contracts, and other loan commitments. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. As an emerging growth company, the Company was permitted to adopt the new standard for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company has adopted the new standard effective January 1, 2023, which didn’t have a material impact on the consolidated financial statements.

New accounting standards not yet adopted

In November 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures. The purpose of the update was to improve financial reporting by requiring disclosures of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analyses. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires retrospective application to all periods presented in the consolidated financial statements. Management is evaluating the impact on the Company’s consolidated financial statements.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its consolidated financial statements and disclosures.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have a material impact on the consolidated balance sheets, statements of operations and comprehensive loss and cash flows.

NOTE 4 — LIQUIDITY AND GOING CONCERN CONSIDERATION

The accompanying consolidated financial statements were prepared assuming the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. They do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

For the year ended December 31, 2023, the Company reported net loss of $49,206,019 and net cash outflows from operating activities of $42,282,159. As of December 31, 2023, the Company had a working capital deficit of $22,221,171, an accumulated deficit of $65,601,152 and cash and cash equivalents of $1,861,223.

The Company has determined that the prevailing conditions and ongoing liquidity risks encountered by the Company raise substantial doubt about the ability to continue as a going concern for at least one year following the date these consolidated financial statements are issued. The ability to continue as a going concern is dependent on the Company’s ability to successfully implement its current operating plan and fund-raising exercises. The Company believes that it will be able to grow its revenue base and control expenditures. In parallel, the Company will monitor its capital structure and operating plans and search for potential funding alternatives in order to finance the development activities and operating expenses. These alternatives may include borrowings, raising funds through public equity or debt markets. However, the Company cannot predict the exact amount or timing of the alternatives, or guarantee those alternatives will be favorable to its shareholders. Any failure to obtain financing when required will have a material adverse impact on the Company’s business, operation and financial result.

Certain funding alternatives have been carried by the Company, as follows:

1.	On September 7, 2023, the Company entered into an equity purchase agreement with Williamsburg Venture Holdings, LLC (“Williamsburg”), an independent third party to agree to invest up to $50 million over a 36-month period (see Note 17).

2.	On November 7, 2023, the Company entered into private placement binding term sheets with an institutional investor, the Company’s Chief Executive Officer, Mr. Ng Wing Fai, and the Company’s management team pursuant to which the Company will receive gross proceeds of approximately $5,128,960, in consideration of (i) 7,349,200 ordinary shares of the Company, and (ii) warrants to purchase up to 1,469,840 Ordinary Shares at a purchase price of $0.70 per ordinary share and associated warrants. As of December 31, 2023, the Company received the proceeds of $1,850,310 (see Note 17).

The above funding alternatives were not enforceable and were subject to being exercised the rights by the counterparties. With these funding initiatives, the Company believes that it would be able to strengthen its financial position, improve its liquidity, and enhance its ability to navigate the challenging market conditions.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — REVERSE RECAPITALIZATION WITH AGBA ACQUISITION LIMITED

On the Closing Date, pursuant to the Business Combination Agreement, the following share transactions were completed:

●	4,825,000 public and private rights were automatically converted to 482,500 ordinary shares of AGBA.

●	792,334 ordinary shares of AGBA were issued to settle the outstanding payables.

●	555,000 ordinary shares of AGBA were issued to Apex Twinkle Limited as the finder fee in connection with the Business Combination.

●	53,835,000 ordinary shares of AGBA were issued to TAG as consideration for the Business Combination and 1,665,000 ordinary shares, representing as 3% holdback shares for indemnification purpose were reserved. All the holdback shares will be released to TAG in six months following the Closing.

Immediately after giving effect to the Business Combination, AGBA has 58,376,985 ordinary shares issued and outstanding, and 4,825,000 warrants outstanding. TAG became a major shareholder of the Company.

Preceding to the Closing, on November 9, 2022, AGBA entered into the Forward Share Purchase Agreement (the “Meteora Backstop Agreement”) with Meteora Special Opportunity Fund I, L.P., a Delaware limited partnership, Meteora Select Trading Opportunities Master, L.P., a Cayman Islands limited partnership, and Meteora Capital Partners, L.P., a Delaware limited partnership (collectively “Meteora”). Pursuant to the Meteora Backstop Agreement, Meteora has agreed to purchase up to 2,500,000 AGBA ordinary shares in the open market at prices no higher than the redemption price, including from other AGBA shareholders that elected to redeem and subsequently revoked their prior elections to redeem their shares, following the expiration of AGBA’s redemption offer. AGBA has agreed to purchase those shares from Meteora on a forward basis, up to the lessor of (i) that number of AGBA shares then held by Meteora, and (ii) the difference of (x) the number of shares held by Meteora at Closing (which shall be no more than 2,500,000 Ordinary Shares in the aggregate) minus (y) that number of shares equal to (I) the product of (A) $0.12, multiplied by (B) the number of shares held by the Meteora at Closing (such product, the “Commitment Share Value”), divided by (II) the value weighted average price for the preceding 30 trading days ending on the day that is 30 days following the Closing (the number of shares derived in (y), the “Commitment Shares”, and the lesser of (1) and (2), the “Puttable Shares”), unless otherwise agreed to in writing by all parties, at a price per Share equal to the sum of (i) the redemption price as contemplated by the Definitive Proxy Statement (the “Redemption Price”), plus (ii) $0.45 (the sum of (i) and (ii), the “Base Price”), plus (iii) the result of (X) the Base Price, multiplied by (Y) the number of Commitment Shares, divided by (Z) the number of Puttable Shares (such sum of (i), (ii) and (iii), the “Shares Purchase Price”); provided that the Shares Purchase Price will be reduced by $0.15 for the first full calendar quarter after 90 days following the Closing sooner than the Put Date that the Put occurs if the Put does so occur, plus an additional reduction of $0.10 if the Put occurs before 90 days following the Closing. The purchase price payable by AGBA will be escrowed in the amount of the redemption price per share. At the election of AGBA, $0.45 of the Shares Purchase Price can be paid using Ordinary Shares rather than cash. The Meteora Backstop Agreement matures nine months after the closing of the Business Combination.

The transaction was accounted for as a “reverse recapitalization” in accordance with U.S. GAAP because the primary assets of AGBA would be nominal following the close of the Business Combination. Under this method of accounting, AGBA was treated as the “acquired” company for financial reporting purposes and both of TIL and TAC were determined to be the accounting acquirer based on the terms of the Business Combination and other factors including: (i) TIL and TAC’s shareholders have a majority of the voting power of the combined company, (ii) TIL and TAC comprises a majority of the governing body of the combined company, and TIL and TAC’s senior management comprises all of the senior management of the combined company, and (iii) TIL and TAC comprises all of the ongoing operations of the combined entity. Accordingly, for accounting purposes, this transaction was treated as the equivalent of the Company issuing shares for the net assets of AGBA, accompanied by a recapitalization. The shares and net loss per ordinary share, prior to the Reverse Recapitalization, have been retroactively restated. The net assets of AGBA were recorded at historical carrying amount, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization are those of TIL and TAC.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — RESTRICTED CASH

Pursuant to the Meteora Backstop Agreement dated November 9, 2022, the fund held in the escrow account for the forward share purchase is restricted to the Company for the nine months following the consummation of the Business Combination in November 2022, unless the investors (“Meteora”) sell the shares in the market or redeems the shares. Notwithstanding the sale of shares by Meteora, the restricted cash will be used to settle any of the Company’s repurchase obligations.

On June 29, 2023, the Company and Meteora entered into an agreement to early terminate the Meteora Backstop Agreement. Prior to the termination, Meteora sold 1,191,016 shares in the open market at a price ranging from $1.51 to $1.61 per share.

Pursuant to the early termination clauses of Meteora Backstop Agreement, the Company released $14.0 million from restricted cash to settle the obligation to Meteora.

Pursuant to the termination agreement, the Company is not obligated to purchase the remaining 124,949 shares (the “Shares”) from Meteora and they shall have no obligation to sell the Shares to the Company. In addition, they may dispose the Shares at its discretion in the open market not less than $2 per share before September 29, 2023 and no conditions or restrictions thereafter. As a result, the Company released the remaining $1.5 million from restricted cash to settle the obligation to Meteora.

With the early termination and sale of shares by Meteora, the forward share purchase liability (“FSP liability”) was fully settled and a loss on settlement of $378,895 was recorded in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2023.

As of December 31, 2023, restricted cash included the funds held on behalf of the customers, the Company is acted as a custodian to manage the assets and investment portfolio on behalf of its customers under the terms of certain contractual agreements, which the Company does not have the right to use for any purposes, other than managing the portfolio. Upon receiving escrow funds, the Company records a corresponding escrow liability.

NOTE 7 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of December 31,
	2023	2022
Accounts receivable	$3,283,118	$2,916,609
Accounts receivable – related parties	1,094,225	272,546
Less: allowance for expected credit losses	(312,482)	(94,447)
Accounts receivable, net	$4,064,861	$3,094,708

The accounts receivable due from related parties represented the management service rendered to the portfolio assets of related companies, which are controlled by the holding company, for a compensation of asset management service fee income at the predetermined rate based on the respective portfolio of asset values invested by the final customers. The amount is unsecured, interest-free and with a credit term mutually agreed.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the activity in the allowance for expected credit losses:

	As of December 31,
	2023	2022
Balance at beginning of year	$94,447	$94,576
Allowance for expected credit losses	217,475	—
Foreign translation adjustment	560	(129)
Balance at end of year	$312,482	$94,447

The Company generally conducts its business with creditworthy third parties. The Company determines, on a quarterly basis, the probable losses and an allowance for expected credit losses determined in accordance with the CECL model, based on historical losses, current economic conditions, forecasted future economic and market considerations, and in some cases, evaluating specific customer accounts for risk of loss. Accounts receivable are written off after exhaustive collection efforts occur and the receivable is deemed uncollectible. In addition, receivable balances are monitored on an ongoing basis and its exposure to bad debts is not significant.

For the years ended December 31, 2023 and 2022, the Company has assessed the probable loss and made an allowance for expected credit losses of $217,475 and nil on accounts receivable, respectively.

NOTE 8 — LOANS RECEIVABLE, NET

The Company’s loans receivable, net was as follows:

	As of December 31,
	2023	2022

Residential mortgage loans	$1,605,531	$1,589,871
Less: allowance for expected credit losses	(1,229)	—
Loans receivable, net	$1,604,302	$1,589,871

Classifying as:
Current portion	$549,461	$517,479
Non-current portion	1,054,841	1,072,392
Loans receivable, net	$1,604,302	$1,589,871

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The interest rates on loans issued ranged between 9.00% and 10.50% (2022: 9.00% to 10.00%) per annum for the year ended December 31, 2023. Mortgage loans are secured by collateral in the pledge of the underlying residential properties owned by the borrowers. As of December 31, 2023, the net carrying amount of the loans receivable was $1,604,302, which included an interest receivable of $40,100.

Mortgage loans are made to either business or individual customers in Hong Kong for a period of 1 to 25 years, which are fully collateralized and closely monitored for counterparty creditworthiness, with such collateral having a fair value in excess of the carrying amount of the loans as of December 31, 2023 and 2022.

The following table presents the activity in the allowance for expected credit losses:

	As of December 31,
	2023	2022
Balance at beginning of year	$—	$76,799
Allowance for expected credit losses	1,225	—
Written-off	—	(76,799)
Foreign translation adjustment	4	—
Balance at end of year	$1,229	$—

Estimated allowance for expected credit losses is determined on quarterly basis, in accordance with the CECL model, for general credit risk of the overall portfolio, which is relied on an assessment of specific evidence indicating doubtful collection, historical loss experience, loan balance aging and prevailing economic conditions. If there is an unexpected deterioration of a customer’s financial condition or an unexpected change in economic conditions, including macroeconomic events, the Company will assess the need to adjust the allowance for expected credit losses. Any such resulting adjustments would affect earnings in the period that adjustments are made.

For the years ended December 31, 2023 and 2022, the Company has assessed the probable loss and made an allowance for expected credit losses of $1,225 and nil on loans receivable, respectively.

NOTE 9 — NOTES RECEIVABLE, NET

On February 24, 2023, the Company entered into a subscription agreement and a convertible loan note instrument (collectively the “Agreements”) with Investment A. Pursuant to the Agreements, the Company agrees to subscribe an aggregate amount of $1,673,525 notes, in batches, which are payable on or before January 31, 2024 and bears a fixed interest rate of 8% per annum. The maturity date of the notes receivable is April 30, 2024. As of December 31, 2023, the Company subscribed $589,086 notes.

As of December 31, 2023, the net carrying amount of the notes receivable was $557,003, which including an interest receivable of $34,665.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the activity in the allowance for expected credit losses:

As of December 31,
2023
Balance at beginning of year	$—
Allowance for expected credit losses	69,581
Foreign translation adjustment	180
Balance at end of year	$69,761

In accordance with ASC Topic 326, the Company accounts for its allowance for expected credit losses on notes receivable using the CECL model. Periodic changes to the allowance for expected credit losses are recognized in the consolidated statements of operations and comprehensive loss. For the year ended December 31, 2023, the Company has evaluated the probable losses on the notes receivable and made an allowance for expected credit losses of $69,581.

NOTE 10 — DEPOSIT, PREPAYMENTS AND OTHER RECEIVABLES, NET

Deposit, prepayment and other receivables, net consisted of the following:

	As of December 31,
	2023	2022
Deposits	$710,702	$364,490
Prepayments	1,026,767	104,262
Other receivables	850,361	163,207
	2,587,830	631,959
Less: allowance for expected credit losses	(818,248)	(42,173)
Deposit, prepayment and other receivables, net	$1,769,582	$589,786

The following table presents the activity in the allowance for expected credit losses:

	As of December 31,
	2023	2022
Balance at beginning of year	$42,173	$25,650
Allowance for expected credit losses	774,070	16,509
Foreign translation adjustment	2,005	14
Balance at end of year	$818,248	$42,173

In accordance with ASC Topic 326, the Company accounts for its allowance for expected credit losses on deposit and other receivables using the CECL model. Periodic changes to the allowance for expected credit losses are recognized in the consolidated statements of operations and comprehensive loss. For the years ended December 31, 2023 and 2022, the Company has evaluated the probable losses on the deposit and other receivables and made an allowance for expected credit losses of $774,070 and $16,509.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — LONG-TERM INVESTMENTS, NET

Long-term investments, net consisted of the following:

	As of December 31,
	Ownership interest	2023	Ownership interest	2022

Marketable equity securities:
Investment C	0.00%*	$595	0.46%	$2,443,593

Non-marketable equity securities:
Investment A	8.37%	5,826,703	8.37%	5,717,678
Investment B	3.63%	342,000	3.63%	513,000
Investment D	4.47%#	16,880,384	4.92%	16,030,943
Investment E, related party	4.00%	522,531	4.00%	522,557
Investment F	4.00%	2,152,251	4.00%	11,805,589
Total		25,723,869		34,589,767

Net carrying value		$25,724,464		$37,033,360

*	Less than 0.001%
#	Decrease in percentage due to share dilution

Investments in Marketable Equity Securities

Investments in marketable equity securities are accounted for at their current market value with changes in fair value recognized in net loss. Investment C was listed and publicly traded on Nasdaq Stock Exchange.

During the year ended December 31, 2023, the Company sold 993,108 shares of Investment C at the average market price of $4.01 per share, resulting with a realized gain of $1,543,543.

As of December 31, 2023 and 2022, Investment C was recorded at fair value of $595 and $2,443,593, which were traded at a closing price of $9.15 and $2.46 per share, respectively.

Investments in Non-Marketable Equity Securities

Investments in non-marketable equity securities consist of investments in limited liability companies in which the Company’s interests are deemed minor and long-term, strategic investments in companies that are in various stages of development, and investments in a close-ended partnership funds which concentrated in the healthcare sector. These investments do not have readily determinable fair values and, therefore, are reported at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer.

Management assesses each of these investments on an individual basis, subject to a periodic impairment review and considers qualitative and quantitative factors including the investee’s financial condition, the business outlook for its products and technology, its projected results and cash flow, financing transactions subsequent to the acquisition of the investment, the likelihood of obtaining subsequent rounds of financing and cash usage. The Company is not required to determine the fair value of these investments unless impairment indicators existed. When an impairment exists, the investment will be written down to its fair value by recording the corresponding charge as a component of other income (expense), net. Fair value is estimated using the best information available, which may include cash flow projections or other available market data.

Subsequently on February 5, 2024, the Company entered into a purchase and sale agreement with an independent third party to sell all of its equity interest in Investment F for a purchase price of $2.15 million and the transaction was completed on February 19, 2024.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the movement of non-marketable equity securities as of December 31, 2023 and 2022:

	As of December 31,
	2023	2022
Balance at beginning of year	$34,589,767	$25,496,534
Additions	288,581	16,228,690
Adjustments:
Upward adjustments	—	2,137,021
Downward adjustments (note)	(10,092,729)	(6,898,549)
Foreign exchange adjustment	938,250	(2,373,929)
Balance at end of year	$25,723,869	$34,589,767

Cumulative unrealized gains and losses, included in the carrying value of the Company’s non-marketable equity securities:

	As of December 31,
	2023	2022
Downward adjustments (including impairment)	$(37,347,329)	$(27,254,600)
Upward adjustments	6,209,357	6,209,357
Total	$(31,137,972)	$(21,045,243)

Investment loss, net is recorded as other expense in the Company’s consolidated statements of operations and comprehensive loss, and consisted of the following:

	For the years ended December 31,
	2023	2022
Marketable equity securities:
Unrealized gain (loss) from the changes in fair value – Investment C	$272	$(5,330,652)
Realized gain from sale of Investment C	1,543,543	—

Non-marketable equity securities:
Unrealized (loss)/gains (including impairment) – Investment F	(9,922,184)	2,137,021
Unrealized (loss) (including impairment) – Investment B	(170,545)	(756,478)
Unrealized (loss) (including impairment) – Investment A	—	(6,142,071)
Dividend income	1,670,045	1,154,749
Investment loss, net	$(6,878,869)	$(8,937,431)

Note:

Downward adjustments represent unrealized loss (including impairment) of Investment B and F of $170,545 and $9,922,184 for the year ended December 31, 2023, respectively (2022: unrealized loss (including impairment) of Investment A and B of $6,142,071, and $756,478 respectively).

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	As of December 31,
	2023	2022
As cost:
Land and building	$1,885,786	$7,881,202
Furniture, fixtures and equipment	39,743	13,412
Computer equipment	243,314	164,536
Motor vehicles	108,989	108,994
	2,277,832	8,168,144
Less: accumulated depreciation	(556,548)	(808,728)
Property and equipment, net	$1,721,284	$7,359,416

Depreciation expense for the years ended December 31, 2023 and 2022 were $261,323 and $392,873, respectively.

For the year ended December 31, 2023, the Company sold one of its office premises to an independent third party for a consideration of $6.13 million and a gain on disposal of $664,816 was recognized. The office premise was pledged for a mortgage loan (see Note 13).

NOTE 13 — BORROWINGS

	As of December 31,
	2023	2022
Mortgage borrowings	$1,804,950	$4,477,254
Short-term borrowings, related party	5,000,000	—
Total	$6,804,950	$4,477,254

Mortgage Borrowings

In September 2022, the Company obtained a mortgage loan of $4,457,104 (equivalent to HK$34,800,000) from a finance company in Hong Kong, which bears interest at a fixed rate of 10.85% per annum, was repayable in October 2023. The loan was pledged by a fixed charge on an office premises owned by the Company. In October 2023, the loan was fully settled with the completion of the sale of the office premises (see Note 12).

In February 2023, the Company obtained a mortgage loan of $1,793,001 (equivalent to HK$14,000,000) from a finance company in Hong Kong, which bears an average interest rate at 13.75% per annum and becomes repayable in February 2024. The loan was pledged by a fixed charge on an office premises owned by the Company.

Short-term Borrowings

In September 2023, the Company obtained a short-term borrowing of $5,000,000 from the Company’s major shareholder’s ultimate holding company, which bears interest at a fixed rate of 12.00% per annum, repayable in October 2023. The borrowing is secured by a lien on the partial equity interest in Investment D owned by the Company. In October 2023, November 2023, December 2023 and February 2024, the Company entered into certain supplementary agreements to renew and extend the maturity to November 2023, December 2023, January 2024 and March 2024, respectively.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — FORWARD SHARE PURCHASE LIABILITY (“FSP Liability”)

During the year ended December 31, 2023, pursuant to the sale of shares by investors and early termination of the Meteora Backshop Agreement (see Note 5), FSP liability was fully settled with a loss of $378,895 recorded in the consolidated statements of operations and comprehensive loss.

The FSP liability as of December 31, 2022 under the Meteora Backstop Agreement is valued by an independent valuer using a Black-Scholes model, which is considered to be Level 3 fair value measurement. The following table present the quantitative information regarding Level 3 fair value measurement of the FSP liability:

As of December 31, 2022
Input
Share price	$1.54
Risk-free interest rate	4.16%
Volatility	52.19%
Exercise price	$12.34
Term	0.61 years

For the year ended December 31, 2023, the change in fair value of FSP liability of $82,182 was charged to the consolidated statements of operations and comprehensive loss.

NOTE 15 — LEASE

Operating lease right-of-use (“ROU”) asset and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Generally, the implicit rate of interest (“discount rate”) in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives.

During the year ended December 31, 2023, the Company has entered into a commercial operating lease with an independent third party for the use of an office in Hong Kong. The lease has an original term exceeding 1 year, but not more than 3 years with an option to renew a further term of 3 years. At lease inception, after consideration, the Company was certain that the renewal option would be exercised, after the original term. The operating lease is included in “Right-of-use asset, net” on the consolidated balance sheets and represents the Company’s right to use the underlying asset during the lease term. The Company’s obligation to make lease payments are included in “Lease liabilities” on the consolidated balance sheets.

Supplemental balance sheet information related to the operating lease was as follows:

As of December 31, 2023
Operating lease:
Right-of-use asset	12,512,585
Less: accumulated depreciation	(1,004,432)
Right-of-use asset, net	$11,508,153

Lease liabilities:
Current lease liabilities	1,229,329
Non-current lease liabilities	10,646,053
Total lease liabilities	$11,875,382

Operating lease expense for the years ended December 31, 2023 and 2022 was $1,496,286 and nil, respectively, is included in other general and administrative expenses in the consolidated statements of operations and comprehensive loss.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Other supplemental information about the Company’s operating lease as of December 31, 2023 are as follow:

Weighted average discount rate	6.58%
Weighted average remaining lease term (years)	5.42

Maturities of operating lease liabilities as of December 31, 2023 were as follows:

For the year ended December 31,	Operating lease

2024	$1,942,181
2025	1,942,181
2026	2,676,638
2027	3,201,250
2028	3,201,250
Thereafter	1,333,854
Total minimum lease payments	14,297,354
Less: imputed interest	(2,421,972)
Total operating lease liabilities	$11,875,382

NOTE 16 — WARRANT LIABILITIES

Private warrants

The private warrants are accounted for as liabilities in accordance with ASC 480 and are presented as liabilities on the consolidated balance sheets. As of December 31, 2023 and 2022, there were 225,000 private warrants outstanding.

The fair value of the private warrants is valued by an independent valuer using a Binominal pricing model. The warrants were classified as Level 3 due to the use of unobservable inputs.

The key inputs into the Binominal pricing model were as follows at their measurement dates:

	As of December 31,
	2023	2022
Input
Share price	$0.49	$1.54
Risk-free interest rate	4.04%	4.16%
Volatility	48.66%	52.19%
Exercise price	$11.50	$11.50
Warrant remaining life	3.9 years	4.9 years

As of December 31, 2023 and 2022, the aggregate value of the private warrants was nil and $4,548, respectively. The changes in fair value for the years ended December 31, 2023 and 2022 were $4,548 and $8,952, respectively.

Warrants – Class A

In December 2023, the Company consummated the private placement and received cash proceeds in exchange of 2,643,300 ordinary shares and 528,660 warrants to be issued. These warrants have an exercise price of $1.00 per share and shall be exercised with more than $500,000 per tranche (see Note 17).

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — SHAREHOLDERS’ EQUITY

Ordinary Shares

As of December 31, 2023 and 2022, the Company has authorized shares of 200,000,000 ordinary shares with a par value $0.001.

Ordinary Shares transactions for the year ended December 31, 2022

(i)	On November 14, 2022, pursuant to the Business Combination (as described in Note 5), the following share transactions were completed:

●	4,825,000 public and private rights were automatically converted to 482,500 ordinary shares of AGBA.

●	792,334 ordinary shares of AGBA were issued to settle the outstanding payables.

●	555,000 ordinary shares of AGBA were issued to Apex Twinkle Limited as the finder fee in connection with the Business Combination.

●	53,835,000 ordinary shares of AGBA were issued to TAG as consideration for the Business Combination and 1,665,000 ordinary shares, representing as 3% holdback shares were reserved.

Ordinary Shares transactions for the year ended December 31, 2023

(ii)	On March 21, 2023, the Company issued 2,173,913 ordinary shares to Apex Twinkle Limited to partially settle the finder fee payable.

(iii)	On May 22, 2023, the Company issued 946,100 ordinary shares to the directors and officers of the Company under the Share Award Scheme (the “Scheme”) for compensating the contributions of prior services and performance. These shares were approved and granted previously in December 2022.

(iv)	On June 6, 2023, the holdback shares of 1,665,000 ordinary shares were fully released and issued.

(v)	On December 5, 2023, the Company issued 600,000 ordinary shares to Williamsburg, an independent third party, as a commitment fee under the equity purchase agreement dated September 7, 2023.

(vi)	During the year ended December 31, 2023, the Company issued 4,900,000 ordinary shares to certain consultants to compensate their services rendered.

As of December 31, 2023 and 2022, there were 68,661,998 and 58,376,985 ordinary shares issued and outstanding, respectively.

Ordinary Shares To Be Issued

(vii)	On November 7, 2023, the Company entered into certain term sheets among an institutional investor, the Company’s Chief Executive Officer, Mr. Ng Wing Fai, and the Company’s management team for the private placement with an offering price at $0.70 per ordinary share.

In December 2023, the Company consummated the private placement with an independent institutional investor and received gross proceeds of $1,850,310 in exchange of (i) 2,643,300 ordinary shares, and (ii) warrants purchase up to 528,660 ordinary shares at a purchase price of $0.70 per ordinary share. The warrants have an exercise price of $1.00 per share and shall be exercised with more than $500,000 per tranche.

(viii)	In December 2023, the Company settled the accrued salary of $1.43 million with an aggregate of 2,210,984 ordinary shares to the directors and officers of the Company at the current market price ranging from $0.442 to $0.70 per share.

Subsequently in February 2024, the Company issued 435,484 shares for the settlement of the accrued salary.

Public Warrants

Each public warrant entitles the holder thereof to purchase one-half (1/2) of one ordinary share at a price of $11.50 per full share, subject to adjustment as discussed herein. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrant holder.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Once the warrants become exercisable, the Company may call the outstanding warrants (including any outstanding warrants issued upon exercise of the unit purchase option issued to Maxim Group LLC) for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption,

●	if, and only if, the last sales price of the ordinary shares equals or exceeds $16.50 per share for any 20 trading days within a 30 trading day period ending three business days before the Company send the notice of redemption, and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the warrants for redemption as described above, the management of the Company will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether the Company will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our ordinary shares at the time the warrants are called for redemption, the Company’s cash needs at such time and concerns regarding dilutive share issuances.

Private Warrants

The private warrants are identical to the public warrants, except that the private warrants and the ordinary shares issuable upon the exercise of the private warrants were not transferable, assignable or salable until after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the private warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the private warrants are held by someone other than the initial purchasers or their permitted transferees, the private warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

The private warrants are accounted as liabilities and remeasured to fair value on a recurring basis, with changes in fair value recorded in the consolidated statements of operations (see Note 16).

As of December 31, 2023 and 2022, there were 4,600,000 public warrants and 225,000 private warrants outstanding.

Warrant - Class A

Each warrant entitles the holder to purchase one-fifth (1/5) of one ordinary share at a price of $0.70 per full share. The warrants will be exercisable six months after the issuance date for a period of five years after the exercise date. The warrants have an exercise price of $1.00 per share and shall be exercised with more than $500,000 per tranche.

As of December 31, 2023, 528,660 warrants are to be issued under Warrant - Class A, in connection with the private placement.

Forgiveness of Amounts Due to the Holding Company

During the years ended December 31, 2023 and 2022, the holding company of the Company agreed to forgive a debt of $12,593,384 and $6,000,000, in aggregate, respectively, representing certain amounts due to it and treat as additional paid-in capital.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Share Award Scheme

Immediately following the consummation of Business Combination, the Company’s shareholders approved the Scheme, which became effective on September 14, 2022. Subsequently, on February 24, 2023, the Company registered 11,675,397 ordinary shares to be issued under the Scheme.

The fair value of the ordinary shares granted under the scheme is measured based on the closing price of the Company’s ordinary shares as reported by Nasdaq Exchange on the date of grant. For those ordinary shares vested immediately on the date of grant, the fair value is recognized as share-based compensation expense in the consolidated statements of operations and comprehensive loss.

Share-based compensation

On May 22, 2023, the Company issued 946,100 ordinary shares to compensate the contributions of prior services and performance of the eligible employees, directors and officers, which was approved and granted previously in December 2022.

Restricted Share Units (“RSUs”)

In December 2022, the Company approved and granted 5,000,000 ordinary shares as RSUs to employees and consultants as additional compensation under the Scheme. These RSUs typically will be vested over one to four years period from 2023 to 2026.

For the RSUs, the fair value is recognized over the period based on the derived service period (usually the vesting period), on a straight-line basis. The valuations assume no dividends will be paid. The Company has assumed 10% forfeitures.

During the year ended December 31, 2023, the Company recorded $1,856,732 share-based compensation expense, which is included in the personal and benefit expenses in the consolidated statements of operations and comprehensive loss.

As of December 31, 2023, total unrecognized compensation remaining to be recognized in future periods for RSUs totaled $1.9 million. They are expected to be recognized over the weighted average period of 1.67 years.

A summary of the activities for the Company’s RSUs as of December 31, 2023 and 2022 is as follow:

	As of December 31,
	2023		2022
	Number of RSUs	Weighted Average Grant Price	Number of RSUs	Weighted Average Grant Price

Outstanding, beginning of year	5,000,000	$2.47	—	$—
Granted	—	$—	5,000,000	$2.47
Vested	(346,542)	$2.47	—	$—
Forfeited	(3,343,730)	$(2.47)	—	$—
Outstanding, end of year	1,309,728	$2.47	5,000,000	$2.47

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — OPERATING EXPENSES

Commission Expense

Pursuant to the terms of respective contracts, commission expense represents certain premiums from insurance or investment products paid to agents. Commission rates vary by market due to local practice, competition, and regulations. The Company charged commission expense on a systematic basis that is consistent with the revenue recognition.

During the years ended December 31, 2023 and 2022, the Company recorded $37,287,519 and $18,823,458 commission expenses, respectively.

Personnel and Benefit Expense

Personnel and benefit expense mainly consisted of salaries and bonus paid and payable to the employees of the Company. During the year ended December 31, 2023, the Company reversed the annual bonus of $3.6 million that was already accrued for the year ended December 31, 2022.

During the years ended December 31, 2023 and 2022, the Company recorded $27,217,822 and $21,928,504 personnel and benefit expense, respectively.

Legal and Professional Fees

Legal and professional fees mainly consisted of certain professional consulting services in legal, audit, accounting and taxation, and others.

During the years ended December 31, 2023 and 2022, the Company recorded $13,601,274 and $1,265,866 legal and professional fees, respectively.

During the years ended December 31, 2023 and 2022, the Company recorded $333,332 and nil legal and professional fees, related party, respectively.

Other General and Administrative Expenses

The Company incurred different types of expenditures under other general and administrative expenses. They primarily consist of depreciation of property and equipment and management fee expenses which are allocated for certain corporate office expenses.

During the years ended December 31, 2023 and 2022, the Company recorded $9,467,146 and $4,905,636 other general and administrative expenses, respectively.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — NET LOSS PER SHARE

As the Company reported a net loss for the years ended December 31, 2023 and 2022, it was required by ASC 260 to use basic weighted-average shares outstanding when calculating diluted net loss per share for the years ended December 31, 2023 and 2022, as the potential dilutive securities are anti-dilutive.

	For the years ended December 31,
	2023	2022
Numerator:
Net loss attributable to the Company’s shareholders	$(49,206,019)	$(44,520,635)

Denominator:
Weighted average shares outstanding
- Basic and diluted	65,265,397	56,084,858

Net loss per share
- Basic and diluted	$(0.75)	$(0.79)

For the years ended December 31, 2023 and 2022, diluted weighted average ordinary shares outstanding is equal to basic weighted average ordinary shares, due to the Company’s net loss position. Hence, no ordinary shares equivalents were included in the computation of diluted net loss per share since such inclusion would have been antidilutive.

The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted average shares outstanding, because such securities had an antidilutive impact:

	As of December 31,
	2023	2022
Shares to be issued (Note 17):
- 3% Holdback shares	—	1,665,000
- Private placement	2,643,300	—
- Settlement of accrued salary	2,210,984	—
Public and private warrants (Note 17)	4,825,000	4,825,000
Warrant – Class A (Note 17)	528,660	—
Shares award outstanding (Note 17)	1,309,728	5,946,100
Total	11,517,672	12,436,100

NOTE 20 — INCOME TAX EXPENSE

The provision for income tax expense consisted of the following:

	For the years ended December 31,
	2023	2022
Current tax	$332,275	$118,073
Deferred tax	(45,737)	6,532
Income tax expense	$286,538	$124,605

The effective tax rate in the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rate. The Company’s subsidiaries mainly operate in Hong Kong that are subject to taxes in the jurisdictions in which they operate, as follows:

British Virgin Islands

The Company is incorporated in the British Virgin Islands and is not subject to taxation. In addition, upon payments of dividends by these entities to their shareholder, no British Virgin Islands withholding tax will be imposed.

Hong Kong

The Company’s subsidiaries operating in Hong Kong are subject to the Hong Kong Profits Tax at the income tax rates ranging from 8.25% to 16.5% on the assessable income arising in Hong Kong during its tax year.

For the years ended December 31, 2023 and 2022, Hong Kong profits tax is calculated in accordance with the two-tiered profits tax rates regime. The applicable tax rate for the first HK$ 2 million of assessable profits is 8.25% and assessable profits above HK$ 2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The reconciliation of income tax rate to the effective income tax rate based on loss before income tax expense for the years ended December 31, 2023 and 2022 are as follows:

	For the years ended December 31,
	2023	2022

Loss before income taxes	$(48,919,481)	$(44,396,030)
Statutory income tax rate	16.5%	16.5%
Income tax expense at statutory rate	(8,071,714)	(7,325,345)
Income not subject to taxes	(2,563,028)	(71,468)
Non-deductible items:
- Share based compensation	1,853,779	344,640
- Investment loss	1,135,013	1,474,676
- Change in fair values	—	888,251
Under provision of prior years	220,570	31,284
Change in valuation allowance	7,732,994	4,822,582
Tax holiday	(21,076)	(21,838)
Other	—	(18,177)
Income tax expense	$286,538	$124,605

The following table sets forth the significant components of the deferred tax liabilities and assets of the Company as of December 31, 2023 and 2022:

	As of December 31,
	2023	2022
Deferred tax liabilities:
Accelerated depreciation	$—	$45,858
Deferred tax liabilities	$—	$45,858

	As of December 31,
	2023	2022
Deferred tax assets, net:
Net operating loss carryforwards	$8,909,692	$5,461,370
Less: valuation allowance	(8,909,692)	(5,461,370)
Deferred tax assets, net:	$—	$—

The movement of valuation allowance is as follows:

	For the years ended December 31,
	2023	2022
Balance as of beginning of the year	$(5,461,370)	$(2,483,436)
Additions	(3,448,322)	(2,977,934)
Balance as of end of the year	$(8,909,692)	$(5,461,370)

As of December 31, 2023 and 2022, the operations incurred $54.0 million and $33.1 million, respectively of cumulative net operating losses, which can be carried forward to offset future taxable income. Net operating loss can be carried forward indefinitely, but cannot be carried back to prior years. There are no group relief provisions for losses or transfers of assets under Hong Kong tax regime. Each company within a corporate group is taxed as a separate entity. The Company has provided for a full valuation allowance against the deferred tax assets on the expected future tax benefits from the net operating loss carryforwards as the management believes that it is more likely that not all of these assets will be realized in the future. The valuation allowance is reviewed annually.

Uncertain tax positions

The Company evaluates the uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2023 and 2022, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the years ended December 31, 2023 and 2022 and also did not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from December 31, 2023.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 — SEGMENT INFORMATION

ASC Topic 280, Segment Reporting, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments.

Currently, the Company has four business segments comprised of the following products and services:

Segments	Scope of Business Activities

Distribution Business	Facilitating the placement of insurance, investment, real estate and other financial products and services to our customers, through licensed brokers, in exchange for initial and ongoing commissions received from product providers, including insurance companies, fund houses and other product specialists.

Platform Business	-	Providing access to financial products and services to licensed brokers.

	-	Providing operational support for the submission and processing of product applications.

	-	Providing supporting tools for commission calculations, customer engagement, sales team management, customer conversion, etc.

	-	Providing training resources and materials.

	-	Facilitating the placement of investment products for the fund and/or unsecured loans to creditworthy customers.

	-	Providing the lending services whereby the Company makes secured and/or unsecured loans to creditworthy customers.

	-	Solicitation of real estate sales for the developer, in exchange for commissions.

Fintech Business	Managing an ensemble of fintech investments

Healthcare Business	Managing an ensemble of healthcare-related investments

The four business segments were determined based primarily on how the chief operating decision maker views and evaluates the operations. Operating results are regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to the segment and to assess its performance. Other factors, including market separation and customer specific applications, go-to-market channels, products and services are considered in determining the formation of these operating segments.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following tables present the summary information by segment for the years ended December 31, 2023 and 2022:

	For the year ended December 31, 2023
	Distribution Business	Platform Business	Fintech Business	Healthcare Business	Total

Revenue, net
- Interest income	$—	$157,190	$—	$—	$157,190
- Non-interest income	48,886,928	5,145,069	—	—	54,031,997
Total revenue, net	48,886,928	5,302,259	—	—	54,189,187

Commission expense	35,884,443	1,403,076	—	—	37,287,519
Depreciation	1,045	232,479	27,799	—	261,323
Income (loss) from operations	5,886,741	(10,531,655)	(39,200,408)	—	(43,845,322)
Investment loss, net	—	—	(6,878,869)	—	(6,878,869)
Total assets as of December 31, 2023	$16,301,055	$23,546,029	$26,219,352	$522,531	$66,588,967

	For the year ended December 31, 2022
	Distribution Business	Platform Business	Fintech Business	Healthcare Business	Total

Revenue, net
- Interest income	$—	$176,175	$—	$—	$176,175
- Non-interest income	24,610,309	6,293,743	4,896	—	30,908,948
Less: inter-segment	—	—	(4,896)	—	(4,896)
Total revenue, net	24,610,309	6,469,918	—	—	31,080,227

Commission expense	16,839,870	1,983,588	—	—	18,823,458
Depreciation	884	391,104	885	—	392,873
Loss from operations	(4,960,505)	(10,767,796)	(12,622,796)	—	(28,351,097)
Investment loss, net	—	—	(8,937,431)	—	(8,937,431)
Total assets as of December 31, 2022	$3,556,198	$59,001,756	$38,140,822	$522,557	$101,221,333

All of the Company’s customers and operations are based in Hong Kong.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 — RELATED PARTY BALANCES AND TRANSACTIONS

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by the shareholder. Amounts represent advances or amounts paid in satisfaction of liabilities.

Related party balances consisted of the following:

		As of December 31,
		2023	2022
Balance with related parties:
Accounts receivable	(a)	$1,094,225	$272,546
Borrowings	(b)	$5,000,000	$—
Amounts due to the holding company	(c)	$2,906,261	$6,289,743
Long-term investment – Investment E	(d)	$522,531	$522,557

(a)	Accounts receivable due from related parties represented the management service rendered to two individual close-ended investment private funds registered in the Cayman Islands, which is controlled by the holding company.
(b)	Borrowing is obtained from the Company’s major shareholder of ultimate holding company. The amount was secured, interest-bearing and repayable by the end of March 2024 (see Note 13).
(c)	Amounts due to the holding company are those nontrade payables arising from transactions between the Company and the holding company, such as advances made by the holding company on behalf of the Company, advances made by the Company on behalf of the holding company, and allocated shared expenses paid by the holding company. During the years ended December 31, 2023 and 2022, amounts due to the holding company of $12.6 million and $6.0 million, respectively, were forgiven (see Note 17).

(d)	The Company purchased 4% equity interest in Investment E from a related party in May 2021, based on historical cost. The Company has a common director with Investment E.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In the ordinary course of business, during the years ended December 31, 2023 and 2022, the Company involved with transactions, either at cost or current market prices and on the normal commercial terms among related parties. The following table provides the transactions with these parties for the years as presented (for the portion of such period that they were considered related):

		For the years ended December 31,
		2023	2022

Asset management service income	(e)	$970,143	$969,912
Commission expense	(f)	—	48,398
Purchase of non-marketable equity security – Investment F	(g)	—	9,668,568
Office rental and operating fees	(h)	6,039,520	3,190,064
General and administrative expense allocated	(i)	1,724	2,645,731
Legal and professional fees	(j)	333,332	—
Purchase of investment from the holding company	(k)	—	6,560,122
Purchase of office building from the holding company	(l)	—	5,995,249
Declaration of special dividends to the holding company	(m)	$—	$47,000,000

(e)	Under the management agreements, the Company shall provide management service to the portfolio assets held by two individual close-ended investment private funds in the Cayman Islands, which is controlled by the holding company, for a compensation of asset management service fee income at the predetermined rate based on the respective portfolio of asset values invested by the final customers.
(f)	Commission fee on insurance brokerage and asset management referral at the predetermined rate based on the service fee.
(g)	The Company purchased 4% equity interest in Investment F from a related party in October 2022, based on its historical carrying amount.
(h)	Pursuant to the service agreement, the Company agreed to pay the office and administrative expenses to the holding company for the use of office premises, including, among other things, building management fees, government rates and rent, office rent, and lease-related interest and depreciation that were actually incurred by the holding company. Also, the holding company charged back the reimbursement of legal fee and debt collection fee in the ordinary course of business.
(i)	Certain amounts of general and administrative expenses were allocated by the holding company.
(j)	On September 19, 2023, the Company entered into an advisory services agreement with a related company, which owned by the Chairman of the Company, for a monthly fee of $83,333. The service will be terminated by either party upon 90 days prior written notice.
(k)	The Company purchased 4,158,963 shares of Investment A from the holding company and the transaction was completed on April 20, 2022 based on the historical cost to the holding company.
(l)	The Company purchased an office building from the holding company in January 2022, based on its historical carrying amount.
(m)	On January 18, 2022, TAC approved to declare and distribute a special dividend of $47 million to TAG Holdings Limited, the shareholder who represented 1 ordinary share of TAC. The dividends were paid by offsetting the receivable due from the shareholder and the remaining balance was paid by cash. The special dividend distribution was made due to the investment income from the sale of Nutmeg in September 2021.

Apart from the transactions and balances detailed above and elsewhere in these accompanying consolidated financial statements, the Company had no other significant or material related party transactions during the years presented.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 — RISK AND UNCERTAINTIES

The Company is exposed to the following risk and uncertainties:

(a)	Concentration risk

For the years ended December 31, 2023 and 2022, the customers who accounted for 10% or more of the Company’s revenues and its outstanding receivable balances at year-end dates, are presented as follows:

	For the year ended December 31, 2023		As of December 31, 2023
Customer	Revenues	Percentage of revenues	Accounts receivable
Customer A	$14,451,772	27%	$1,092,414
Customer B	$5,960,681	11%	$61,455
Customer C	$5,923,008	11%	$1,634

	For the year ended December 31, 2022		As of December 31, 2022
Customer	Revenues	Percentage of revenues	Accounts receivable
Customer D	$6,816,652	22%	$305,841
Customer A	$5,823,065	19%	$432,858

All of the Company’s major customers are located in Hong Kong.

(b)	Credit risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents, restricted cash, accounts receivable, loans receivable, and notes receivable. Cash equivalents are maintained with high credit quality institutions, the composition and maturities of which are regularly monitored by management. The Hong Kong Deposit Protection Board pays compensation up to a limit of HK$500,000 (approximately $64,050) if the bank with which an individual/a company hold its eligible deposit fails. As of December 31, 2023, cash and cash equivalents of $1.9 million and fund held in escrow of $16.8 million were maintained at financial institutions in Hong Kong, of which approximately $18.2 million was subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

For accounts receivable, loans receivable, and notes receivable, the Company determines, on a continuing basis, the probable losses and sets up an allowance for expected credit losses based on the estimated realizable value. Credit of money lending business is controlled by the application of credit approvals, limits and monitoring procedures.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company uses internally-assigned risk grades to estimate the capability of borrowers to repay the contractual obligations of their loan agreements as scheduled or at all. The Company’s internal risk grade system is based on experiences with similarly graded loans and the assessment of borrower credit quality, such as, credit risk scores, collateral and collection history. Individual credit scores are assessed by credit bureau, such as TransUnion. Internal risk grade ratings reflect the credit quality of the borrower, as well as the value of collateral held as security. To minimize credit risk, the Company requires collateral arrangements to all mortgage loans and has policies and procedures for validating the reasonableness of the collateral valuations on a regular basis. Management believes that these policies effectively manage the credit risk from advances.

The Company’s third-party customers that represent more than 10% of total combined loans receivable, and their related net loans receivable balance as a percentage of total combined loans receivable, as of December 31, 2023 and 2022 were as follows:

	As of December 31,
	2023	2022

Customer E	37.3%	37.4%
Customer F	30.9%	31.6%
Customer G	31.8%	31.0%

(c)	Economic and political risk

The Company’s major operations are conducted in Hong Kong. Accordingly, the political, economic, and legal environments in Hong Kong, as well as the general state of Hong Kong’s economy may influence the Company’s business, financial condition, and results of operations.

(d)	Exchange rate risk

The Company cannot guarantee that the current exchange rate will remain steady; therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of the fluctuating exchange rate actually post higher or lower profit depending on exchange rate of HKD converted to US$ and Sterling on that date. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

(e)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. The Company’s policy is to ensure that it has sufficient cash to meet its liabilities when they become due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. A key risk in managing liquidity is the degree of uncertainty in the cash flow projections. If future cash flows are fairly uncertain, the liquidity risk increases.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24 — COMMITMENTS AND CONTINGENCIES

Litigation — From time to time, the Company is involved in various legal proceedings and claims in the ordinary course of business. However, the Company currently is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition, operating results, or cash flows.

As of December 31, 2023, the Company involved in the following legal proceedings:

Action Case: HCA702/2018 On March 27, 2018, the writ of summons was issued against the Company and seven related companies of the former shareholder by the Plaintiff. On February 23, 2023, the Court granted leave for this action be set down for trial of 13 days, and the trial will commence on November 25, 2024. Legal counsel of the Company will continue to handle in this matter. At this stage in the proceedings, the Company is unable to determine the probability of the outcome of the matter or the range of reasonably possible loss, if any.

Action Case: HCA765/2019 On April 30, 2019, the writ of summons was issued against the Company’s subsidiary, three related companies and the former directors, shareholders and financial consultant by the Plaintiff. This action alleged deceit and misrepresentation from an inducement of the fund subscription and claimed for compensatory damage of approximately $2 million (equal to HK$17.1 million). The case is on-going and parties have yet to attempt mediation. Legal counsel of the Company continues to handle this matter. At this stage in the proceedings, the Company is unable to determine the probability of the outcome of the matter or the range of reasonably possible loss, if any.

Action Case: HCA2097 and 2098/2020 On December 15, 2020, the writs of summons were issued against the Company and the former consultant by the Plaintiff. This action alleged the misrepresentation and conspiracy causing the loss from the investment in corporate bond and claimed for compensatory damage of approximately $1.67 million (equal to HK$13 million). The Company previously made $0.84 million as contingency loss for the year ended December 31, 2021. Parties participated in a mediation held on March 25, 2022 and negotiated for settlement through without prejudice correspondence, no settlement was reached. The case is on-going and legal counsel of the Company will continue to handle this matter. At this stage in the proceedings, the Company is unable to determine the probability of the outcome of the matter or the range of reasonable possible loss, if any.

Action Case: HCA1957/2023 On December 15, 2023, the Company received an order from the High Court of the Hong Kong Special Administrative Region, demanding the Company to pay and settle the outstanding rent/mesne profit, management fees, air-conditioning charges, additional air-conditioning charges, government rates and interest in an aggregated amount of $1,383,424 (equivalent to HK$10,799,560) to the landlord of the office premises in four instalments scheduled from January 15, 2024 to March 31, 2024 together with legal costs of $6,405 (equivalent to HK$50,000).

The Company makes a provision for the liability relating to legal matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least each fiscal quarter and adjusted to reflect the impacts of negotiations, estimate settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Legal fees are expensed in the period in which they are incurred.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Notes Receivable Agreement — Pursuant to the Agreements, subject to demand, the Company is committed to subscribe the notes of Investment A with an aggregate amount of $1,673,525, in batches, which are payable on or before January 31, 2024. As of December 31, 2023, the remaining committed subscription amount was $1,084,439.

Sale and Purchase Agreement — Pursuant to the agreement dated April 5, 2023, entered with Sony Life Singapore Pte. Ltd. (“SLS”), an independent third party, the Company is committed to purchase 100% equity interest in Sony Life Financial Advisers Pte. Ltd. for a cash consideration of SGD2,500,000 (equivalent to $1,882,000). On December 28, 2023, the Company and SLS entered into a second supplementary agreement to extend the closing date of the transaction from December 31, 2023 to March 31, 2024.

Nasdaq Compliance — On September 20, 2023, the Company received a written notice (the “Notice”) from Nasdaq, notifying that the Company had publicly traded under $1.00 per share for a period of 30 consecutive trading days or more, which failed to comply with Nasdaq Listing Rule 5550(a)(2) and Nasdaq Listing Rule 5810(c)(3)(A). The Notice had no immediate effect but, before March 18, 2024, the Company was required to regain compliance by trading at least $1.00 per share for a minimum of 10 consecutive trading days. Otherwise, after the date, subject to other requirements and conditions, the Company may proceed to delisting procedures. As of the date of the consolidated financial statements, the Company is still consecutively trading under $1.00, directors of the Company are investigating actions, where appropriate, to regain the compliance, by March 18, 2024. On March 20, 2024, Nasdaq has granted an additional 180 calendar days period or until September 16, 2024, to the Company to regain the compliance.

NOTE 25 — SUBSEQUENT EVENTS

On January 3, 2024, the Company received a written notice from Nasdaq, notifying that the Company had not maintained a minimum Market Value of Listed Securities (“MVLS”) of at least $35 million, which failed to comply with Nasdaq Listing Rule 5550(b)(2). The Notice had no immediate effect but, before July 1, 2024, the Company was required to regain compliance by having a minimum MVLS of at least $35 million for 10 consecutive trading days. Otherwise, after the date, subject to other requirements and conditions, the Company may proceed to delisting procedures. As of the date of the consolidated financial statements, the Company was granted by Nasdaq with an additional 180 days, by September 16, 2024 to regain the compliance.

On February 5, 2024, the Company entered into a purchase and sale agreement with an independent third party to sell all of its equity interest in Investment F for a consideration of $2.15 million. This transaction was completed on February 19, 2024.

On February 26, 2024, the Company issued 1,723,744 ordinary shares to the directors and officers of the Company to compensate the services and performance at the current market prices.

On March 12, 2024 and March 22, 2024, the Company issued 2,000,000 and 105,615 ordinary shares to certain consultants to compensate their services rendered at the current market price, respectively.

On March 22, 2024, the Company issued 1,900,000 ordinary shares to certain employees and advisor of the Company to compensate the services and performance at the current market price.

In accordance with ASC Topic 855, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the consolidated financial statements are issued, the Company has evaluated all events or transactions that occurred after December 31, 2023, up to the date that the audited consolidated financial statements were available to be issued.

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 26 — PARENT ONLY FINANCIAL INFORMATION

The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with Securities and Exchange Commission Regulation S-X Rule 5-04 and concluded that it was applicable for the Company to disclose the financial statements for AGBA Group Holding Limited, the parent company.

The Company did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2023 and 2022. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The following presents condensed parent company only financial information of AGBA Group Holding Limited.

Condensed balance sheets

	As of December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$129,660	$85,955
Restricted cash	—	15,356,580
Amounts due from the holding company	133,070	—
Amounts due from subsidiaries	908,811	—
Deposit, prepayments, and other receivables	453,620	1,715
Total current assets	1,625,161	15,444,250

Non-current assets:
Investments in subsidiaries	13	13
Total non-current assets	13	13

TOTAL ASSETS	$1,625,174	$15,444,263

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Other payable and accrued liabilities	$3,738,639	$6,577,351
Amounts due to subsidiaries	13	13
Amounts due to the related companies	—	1,327,107
Forward share purchase liability	—	13,491,606
Total current liabilities	3,738,652	21,396,077

Long-term liabilities:
Warrant liabilities	—	4,548
Total long-term liabilities	—	4,548

TOTAL LIABILITIES	3,738,652	21,400,625

Commitments and contingencies (Note 24)

Shareholders’ deficit:
Ordinary shares, $0.001 par value; 200,000,000 shares authorized, 68,661,998 and 58,376,985 shares issued and outstanding as of December 31, 2023 and 2022, respectively	68,662	58,377
Ordinary shares to be issued	4,854	1,665
Additional paid-in capital	19,507,136	1,867,335
Accumulated deficit	(21,694,130)	(7,883,739)
Total shareholders’ deficit	(2,113,478)	(5,956,362)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,625,174	$15,444,263

AGBA GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Condensed Statements of Operations

	For the years ended December 31,
	2023	2022
Operating cost and expenses:
Share-based compensation expense	$(9,932,762)	$(2,088,725)
Other general and administrative expenses	(3,764,618)	(479,407)
Total operating cost and expenses	(13,697,380)	(2,568,132)

Loss from operations	(13,697,380)	(2,568,132)

Other income (expense):
Change in fair value of warrant liabilities	4,548	8,952
Change in fair value of forward share purchase liability	(82,182)	(5,392,293)
Loss on settlement of forward share purchase agreement	(378,895)	—
Sundry income	343,518	67,734
Total other expense, net	(113,011)	(5,315,607)

Loss before income taxes	(13,810,391)	(7,883,739)

Income tax expense	—	—

NET LOSS	$(13,810,391)	$(7,883,739)

Condensed Statement of Cash Flows

	For the years ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(13,810,391)	$(7,883,739)
Adjustments to reconcile net loss to net cash used in operating activities
Share-based compensation expense	9,932,762	2,088,725
Change in fair value of warrant liabilities	(4,548)	(8,952)
Change in fair value of forward share purchase liability	82,182	5,392,293
Loss on settlement of forward share purchase agreement	378,895	—

Change in operating assets and liabilities:
Deposits, prepayments, and other receivables	(17,035)	(1,715)
Other payables and accrued liabilities	1,161,288	(839,181)
Net cash used in operating activities	(2,276,847)	(1,252,569)

Cash flows from financing activities:
(Repayment to) advances from related companies	(933,655)	1,338,524
Settlement of forward share purchase agreement	(13,952,683)	—
Proceeds from private placement	1,850,310	—
Cash proceeds from reverse recapitalization, net of redemption	—	15,356,580
Net cash (used in) provided by financing activities	(13,036,028)	16,695,104

Net change in cash, cash equivalent and restricted cash	(15,312,875)	15,442,535

BEGINNING OF YEAR	15,442,535	—

END OF YEAR	$129,660	$15,442,535

	As of December 31,
	2023	2022
Reconciliation to amounts on consolidated balance sheets:
Cash and cash equivalents	$129,660	$85,955
Restricted cash	—	15,356,580

Total cash, cash equivalents and restricted cash	$129,660	$15,442,535

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, we expect to incur in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC Registration Fee	$
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous Expenses
Total	$

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware.

Our amended and restated certificate of incorporation provides that we will, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or intestate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans maintained or sponsored by us, against expenses (including attorneys’), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim, or counterclaim initiated by us or on behalf of us. Our amended and restated bylaws provide that we will indemnify and hold harmless each person who was or is a party or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was our director or officer, or is or was serving at our request in a similar capacity of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit, or proceeding is an action in an official capacity as a director or officer or in any other capacity while serving as a director of officer) to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and this indemnification continues after such person has ceased to be an officer or director and inures to the benefit of such person’s heirs, executors and administrators. The indemnification rights also include the right generally to be advanced expenses, subject to any undertaking required under DGCL, and the right generally to recover expenses to enforce an indemnification claim or to defend specified suits with respect to advances of indemnification expenses.

We have entered into indemnification agreements with each of our executive officers and directors, which may, in some cases, be broader than specific indemnification provisions contained in Delaware law. These agreements provide that, subject to limited exceptions and among other things, we will indemnify each of our executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which a right to indemnification is available.

We also expect to maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons who control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold and issued by us within the last three years that were not registered under the Securities Act, as well as the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

On November 14, 2022, AGBA Acquisition Limited, a British Virgin Islands’ company, consummated a series of transactions contemplated by the previously announced business combination agreement, dated as of November 3, 2021 (as amended on November 18, 2021, January 4, 2022, May 4, 2022, and October 21, 2022) (the “Business Combination Agreement”) by and among AGBA Group Holding Limited (“AGBA”), AGBA Merger Sub I Limited, AGBA Merger Sub II Limited, TAG International Limited, TAG Asset Partners Limited, OnePlatform International Limited, OnePlatform Holdings Limited, TAG Asia Capital Holdings Limited, and TAG Holdings Limited (“TAG”) (the “Business Combination”).

Upon the Closing: (i) AGBA became, through an acquisition merger, the 100% owner of the issued and outstanding securities of each of TAG International Limited and TAG Asia Capital Holdings Limited, in exchange for 53,835,000 ordinary shares of AGBA, par value US$0.001 per share, (“AGBA Shares”) and (ii) each of AGBA’s issued and outstanding convertible notes and related party balances to its sponsor, AGBA Holding Limited, automatically converted into 792,334 AGBA Shares.

Subsequent to December 31, 2022, AGBA and Apex Twinkle Limited entered into an amendment to referral agreement, pursuant to which AGBA agreed to pay $4,000,000 payable in the form of 2,173,913 ordinary shares of AGBA that assumes a share price of $1.84 per AGBA Ordinary Share, based on a 5-day weighted-average price of the AGBA Ordinary Shares. AGBA, accordingly issued 2,173,913 ordinary shares to Apex Twinkle Limited.

On November 8, 2023, AGBA commenced a private placement (the “PIPE”) of ordinary shares of AGBA and warrants and entered into certain term sheets with certain investors. On February 15, 2024, AGBA completed the execution of the term sheets and received the full gross proceeds of approximately $5,128,960 at the closing of PIPE, in consideration of (i) 7,349,200 ordinary shares, and (ii) warrants to purchase up to 1,469,840 ordinary shares at a purchase price of $0.70 per ordinary share and associated warrant. On May 2, 2024, the PIPE closed.

On October 15, 2024, Triller Group Inc. consummated the merger, pursuant to that certain amended and restated agreement and plan of merger, dated as of August 30, 2024, as amended, by and between AGBA, its wholly owned subsidiary AGBA Social Inc. At closing, the Company issued (i) 83,468,631 shares of common stock to the Triller stockholders, (ii) 24,206,246 shares of common stock to Triller Group Inc. as escrow agent, (iii) 11,801,804 shares of Triller Group Series A-1 Preferred Stock to the holders of Triller preferred stock, that are affiliated with the Triller’s majority shareholder and (iv) 30,851 shares of Triller Group Series B Preferred Stock to Green Nature Limited, a British Virgin Islands company that is affiliated with the Company’s majority shareholder

No underwriters were used in the foregoing transactions, and no underwriting discounts or commissions were paid for the transactions described above. Such issuances of shares of Common Stock and warrants, as applicable, were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to one of our prior filings under the Securities Act or the Exchange Act.

Exhibit No.	Description
2.1	Amended and Restated Merger Agreement dated August 30, 2024 by, among others, AGBA Group Holding Limited and Triller Corp. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by AGBA on September 3, 2024)
2.2	Amendment No. 1 to Amended and Restated Merger Agreement (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by Triller on October 21, 2024)
3.1	Certificate of Domestication of AGBA Group Holding Limited (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Triller on October 21, 2024)
3.2	Certificate of Incorporation of Triller Group Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Triller on October 21, 2024)
3.3	Bylaws of Triller Group Inc. (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed by Triller on October 21, 2024)
5.1*	Opinion of Loeb & Loeb LLP
10.1	Triller Group Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Triller Group’s 8-K filed with the SEC on October 21, 2024)
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Current Report on Form 10-K filed by Triller Group on March 28, 2024)
23.1	Consent of WWC, P.C.
24.1	Power of Attorney (included on signature page)
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table

*	To be filed.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in California on November 15, 2024.

TRILLER GROUP INC.

By:	/s/ Ng Wing Fai
Ng Wing Fai
Chief Executive Officer and Director

POWER OF ATTORNEY

We, the undersigned directors and officers of Triller Group Inc., hereby severally constitute and appoint Ng Wing Fai and Shu Pei Huang, Desmond, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wing Fai NG	Chief Executive Officer and Director	November 15, 2024
Wing Fai NG	(Principal Executive Officer)

/s/ Shu Pei Huang, Desmond	Acting Chief Financial Officer	November 15, 2024
Shu Pei Huang, Desmond	(Principal Financial Officer and Principal Accounting Officer)

/s/ Bobby Sarnevesht	Vice Chairman and Director	November 15, 2024
Bobby Sarnevesht

/s/ Brian Chan	Director	November 15, 2024
Brian Chan

/s/ Thomas Ng	Director	November 15, 2024
Thomas Ng

/s/ Felix Yun Pun Wong	Director	November 15, 2024
Felix Yun Pun Wong